Filed Pursuant to Rule 424(b)(3)
Registration Number 333-291847
 PROSPECTUS

Blaize Holdings, Inc.
18,750,000 Shares of
Common Stock

This prospectus relates to the resale by the selling stakeholders identified in this prospectus of up to 18,750,000 shares of our common stock, par value $0.0001 per share (the “Common Stock”), including 9,375,000 shares of Common Stock currently outstanding and 9,375,000 shares of Common Stock issuable upon the exercise of warrants (the “Warrants”).
We are registering the offer and sale of these shares to satisfy certain registration rights we have granted. The selling stockholders may sell the shares described in this prospectus in a number of different ways and at varying prices. We will not receive any of the proceeds from such sales. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of these shares, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus. We provide more information about how the selling stockholders may sell their shares in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.
The selling stockholders may sell any, all, or none of the shares of Common Stock and we do not know when or in what amount the selling stockholders may sell their shares hereunder following the effective date of this registration statement.
Our Common Stock is traded on the NASDAQ Global Market under the symbol “BZAI.” On December 17, 2025, the last quoted sale price for our Common Stock was $2.07.
We are an emerging growth company and a smaller reporting company under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 8 of this prospectus.
You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2025

i

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document filed with the Securities and Exchange Commission before the date of this prospectus and incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.
For investors outside the United States: we have not, and the underwriters have not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.
ABOUT THIS PROSPECTUS
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. Before purchasing any securities, you should carefully read this prospectus, any post- effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information”.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business (including, but not limited to, our Blaize technology and units). Our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable®,™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “Blaize” refer to the consolidated operations of Blaize Holdings, Inc., formerly known as BurTech Acquisition Corporation (“BurTech”), and its subsidiaries. References to “Legacy Blaize” refer to Blaize, Inc., prior to the close of the Business Combination. All references herein to the “Board” refer to the board of directors of the Company.
MARKET AND INDUSTRY DATA
This prospectus includes, and any amendment or supplement to this prospectus may include, estimates regarding market and industry data and forecasts, which are based on our own estimates utilizing our management’s knowledge of and experience in, as well as information obtained from our subscribers, trade and business organizations, and other contacts in the market sectors in which we compete, and from statistical information obtained from publicly available information, industry publications and surveys, reports from government agencies and reports by market research firms. We confirm that, where such information is reproduced herein, such information has been accurately reproduced and that, so far as we are aware and are able to ascertain from information published by publicly available sources and other publications, no facts have been omitted that would render the reproduced information inaccurate or misleading. Industry publications, reports and other published data generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that the information contained in these reports, and therefore the information contained in this prospectus or any amendment or supplement to this prospectus that is derived therefrom, is accurate or complete. Our estimates of our market position may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, although we believe our sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:
•    the ability to achieve or sustain profitability;
•    changes in applicable laws or regulations;
•    failure to realize the anticipated benefits of the Business Combination;
•    the ability to maintain the listing of the shares of Common Stock and Warrants on Nasdaq;
•    risks related to the loss of one or more key employees or failure to attract and retain highly skilled employees;
•    risks related to the Company’s software or hardware containing serious errors or defects, which may result in lost revenue and market acceptance and costs to defend or settle claims with customers;

•    increases in cost, interruptions in service, latency or poor service from third-party data center providers;
•    the global nature of our business, including the various laws and regulations applicable to us and fluctuations between foreign currencies and the U.S. dollar, including the imposition of new or increased tariffs or export controls;
•    the impact of the failure to acquire new customers, retain existing customers, terminate existing customer or partnership contracts or expand sales to existing customers; and
•    other risks and uncertainties described in this registration statement, including those under the section entitled “Risk Factors.”
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.
You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should read this entire document carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward- looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Overview
Blaize provides purpose-built, transformative artificial intelligence (“AI”)-enabled edge computing solutions comprised of hardware and software intended to optimize AI from the edge to the core, with a full-stack programmable processor architecture suite and low-code/no-code software platform that enables AI processing solutions for high-performance computing at both the network’s edge and at data centers. Our solutions are intended to deliver real-time insights and decision-making capabilities at low power consumption, high efficiency, minimal size, and low cost.
Company Background
On January 13, 2025, subsequent to the end of fiscal year ended December 31, 2024, BurTech completed the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of December 22, 2023 (as amended on April 22, 2024, October 24, 2024, and November 21, 2024, the “Merger Agreement”), by and among BurTech, BurTech Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of BurTech (“Merger Sub”), Blaize, Inc., a Delaware corporation (“Legacy Blaize”) and for the limited purposes set forth therein, Burkhan Capital LLC, a Delaware limited liability company (“Burkhan”). As contemplated by the Merger Agreement, on January 13, 2025, Merger Sub merged with and into Legacy Blaize, with Legacy Blaize being the surviving company and a wholly owned subsidiary of BurTech (the “Merger”, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). We changed our name from “BurTech Acquisition Corporation” to “Blaize Holdings, Inc.,” in connection with the closing of the Business Combination. The Merger was accounted for as a reverse merger and recapitalization and BurTech was considered the acquired company for financial statement reporting purposes.
Recent Developments
Committed Equity Facility
On July 14, 2025, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and a related Registration Rights Agreement (the “Registration Rights Agreement”) with B. Riley Principal Capital II, LLC (“B. Riley”). Upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement, the Company will have the right, in its sole discretion, to sell to B. Riley up to an aggregate of $50,000,000 of newly issued shares of Common Stock, subject to certain conditions and limitations contained in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of shares of the Common Stock to B. Riley under the Purchase Agreement, and the timing of any such sales, are solely at the Company’s option, and the Company is under no obligation to sell any securities to B. Riley under the Purchase Agreement.
Polar Private Placement
On November 10, 2025, Blaize Holdings, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with affiliates of Polar Multi-Strategy Master Fund and Polar Long/Short Master Fund (collectively, “Polar”), for the private placement (the “Polar Private Placement”) of (i) 9,375,000 shares of Common Stock, at a purchase price of $3.20 per Share and (ii) 9,375,000 Warrants. The Warrants have a term of five years and an exercise price of $5.00 per share. The aggregate gross proceeds for the Polar Private Placement were $30.0 million, before deducting offering expenses.
Summary of Risk Factors
Our business is subject to a number of risks of which you should be aware before making an investment decision. In particular, you should consider the risk factors described in the section entitled “Risk Factors” beginning on page 8. Such risks include, but are not limited to, the following:
•    Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.
•    We have a history of operating losses, and we may not be able to generate sufficient revenue to achieve and sustain profitability.
•    We depend on a small number of customers for a significant portion of our revenue. Any failure or delay in payments by these customers would have a material adverse effect on our revenues and financial condition.
•    Our relationships with automotive OEMs (as defined below) and Tier-1 suppliers are long-term in nature and we will not receive legally binding purchase order commitments until we deliver our auto-grade chip.
•    Our future revenue and operating results will be harmed if we are unable to acquire new customers, retain existing customers or expand sales to our existing customers.
•    We may not be able to successfully implement our growth strategy on a timely basis or at all.
•    Economic, political and other risks associated with our international business opportunities could adversely affect our revenues and international growth prospects.
•    Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform and products.
•    We depend on timely supply of materials sourced from a limited number of suppliers, and are directly impacted by unexpected delays or problems from our third-party manufacturers.
•    If we fail to improve and enhance the functionality, performance, reliability, design, security and scalability of our platform and products and to innovate and introduce new solutions in a manner that responds to our customers’ evolving needs, our business may be adversely affected.
•    If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or adequately address competitive challenges.
•    We face intense competition, especially from well-established companies offering solutions and related applications. We may lack sufficient financial or other resources to maintain or improve our competitive position, which may harm our ability to add new customers, retain existing customers and grow our business.
•    We may need to reduce or change our pricing model to remain competitive.
•    If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, and changing customer needs or preferences, our platform and products may become less competitive.
•    We depend on our senior management team and the loss of one or more key employees or an inability to attract and retain highly skilled employees may adversely affect our business.

•    If our software or hardware contains serious errors or defects, we may lose revenue and market acceptance and may incur costs to defend or settle claims with our customers.
•    Our growth depends in part on the success of our strategic relationships with third parties.
•    We depend on third-party data hosting and transmission services. Increases in cost, interruptions in service, latency or poor service from our third-party data center providers could impair the delivery of our platform, which could result in customer dissatisfaction, damage to our reputation, loss of customers, limited growth and reduction in revenue.
Implications of Being an Emerging Growth Company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
•    the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;
•    not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);
•    not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•    reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•    exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.
We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the initial public offering of our securities. However, if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.
Corporate Information
Our Common Stock is listed on Nasdaq under the symbol “BZAI.” Our principal executive offices are located at 4659 Golden Foothill Parkway in El Dorado Hills, California, 95762, and our telephone number is (916) 347-0050. Our website address is www.blaize.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Summary Financial Data
The following tables set forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. We have derived the summary statements of operations and comprehensive loss data for the years ended December 21, 2024 and 2023 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary statements of operations for the three and nine months ended September 30, 2025 and 2024 and the summary balance sheet data as of September 30, 2025 from our unaudited condensed financial statements contained included elsewhere in this prospectus. The unaudited condensed financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the financial information in those statements. You should read these data together with our financial statements and related notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of our future results, and our interim results are not necessarily indicative of our expected results for the year ended December 31, 2025.

	Year Ended December 31,
(Amounts in thousands, except shares and per share amounts)	2024	2023
Revenue:
Engineering services revenue – related party	$1,525	$3,840
Hardware revenue	29	16

Total revenue	1,554	3,856
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	579	3,656
Research and development	25,094	18,115
Selling, general and administrative	22,413	17,303
Depreciation and amortization	886	2,040
Loss on purchase commitments	—	1,165
Transaction costs	217	105
Total costs and expenses	49,189	42,384

Loss from operations	(47,635)	(38,528)
Other income (expenses), net:
Pay-to-Play financing charge	—	(35,832)
Debt financing charge on convertible notes	(464)	(3,145)
Other income (expense), net	1,903	(255)
(Loss) gain on foreign exchange transactions	(228)	50
Change in fair value of convertible notes	(10,022)	(9,532)
Change in fair value of warrant liabilities	(5,701)	(945)
Total other expense	(14,512)	(49,659)
Loss before income taxes	(62,147)	(88,187)
Benefit from income taxes	(952)	(598)

Net loss	$(61,195)	$(87,589)

Net loss per share attributable to common stockholders, basic and diluted	$(3.50)	$(20.79)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,476,105	4,213,244

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except shares and per share amounts)	2025	2024	2025	2024
Revenue
Hardware revenue	$10,528	$23	$11,592	$28
Software revenue	—	—	300	—
Hardware revenue – related party	1,124	—	2,486	—
Software revenue – related party	215	—	478	—
Engineering services revenue – related party	—	758	—	1,525

Total revenue	11,867	781	14,856	1,553
Cost of revenue	10,091	476	11,222	1,039

Gross profit	1,776	305	3,634	514
Operating expenses
Research and development	9,676	5,799	32,407	15,765
Selling, general and administrative	14,321	5,546	40,207	14,538
Selling, general and administrative – related party	—	—	455	—
Depreciation and amortization	364	251	1,011	688
Transaction costs	—	77	12,043	163

Total operating expenses	24,361	11,673	86,123	31,154

Loss from operations	(22,585)	(11,368)	(82,489)	(30,640)
Other expense, net
Debt financing charge on convertible notes	—	—	—	(464)
Gain (loss) on foreign exchange	(88)	31	(154)	(62)
Change in fair value of convertible notes	—	(15,398)	(165,703)	(25,921)
Change in fair value of warrants	—	(90)	(60,345)	1,255
Change in fair value of other earnout shares	(3,798)	—	105,463	—
Change in fair value of unissued shares of common stock	56	—	(244)	—
Change in fair value of committed equity facility	(63)	—	(63)	—
Other, net	241	1,273	149	1,677

Total other expense, net	(3,652)	(14,184)	(120,897)	(23,515)

Loss before income taxes	(26,237)	(25,552)	(203,386)	(54,155)
Provision for income taxes	21	55	222	348

Net loss	$(26,258)	$(25,607)	$(203,608)	$(54,503)

Net loss per share – basic and diluted	$(0.25)	$(1.47)	$(2.03)	$(3.12)

Weighted average shares outstanding – basic and diluted	103,585,681	17,478,371	100,130,737	17,466,606

	As of September 30,	As of December 31,
(Amounts in thousands, except shares and per share amounts)	2025	2024
Assets
Current assets:
Cash and cash equivalents	$24,001	$50,237
Accounts receivable, net	10,218	55
Accounts receivable – related party, net	3,363	—
Inventories	8,782	8,561
Prepaid expenses and other current assets	8,418	14,837
Total current assets	54,782	73,690
Property and equipment, net	1,265	2,081
Deferred income tax assets	2,363	2,157
Operating lease right-of-use assets	1,692	1,773
Other assets	802	815

Total assets	$60,904	$80,516

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$15,112	$7,904
Accrued expenses and other current liabilities	10,537	11,996
Accrued expenses and other current liabilities – related party	384	—
Accrued loss on purchase commitments	601	603
Accrued compensation	2,610	1,613
Income tax payable	2,518	2,109
Operating lease liabilities, current	678	578
Working capital loan – related party	1,500	—
Advances from related party	2,857	—
Warrants	—	14,711
Convertible notes	—	148,629

Total current liabilities	36,797	188,143
Operating lease liabilities	948	1,166
Other earnout shares	20,561	—
Other liabilities	1,292	1,670

Total liabilities	59,598	190,979
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock – $0.0001 par value; 600,000,000 and 136,562,809 shares authorized as of September 30, 2025 and December 31, 2024, respectively, and 106,754,588 and 48,376,052 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	11	5
Additional paid-in capital	634,154	318,783
Accumulated deficit	(632,859)	(429,251)

Total stockholders’ equity (deficit)	1,306	(110,463)

Total liabilities and stockholders’ equity (deficit)	$60,904	$80,516

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Common Stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occur, and as a result, the market price of our Common Stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that are subject to risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
Risks Related to this Offering by the Selling Securityholders
Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Common Stock and Warrants to fall.
The Selling Securityholders can sell, under this prospectus, up to 18,750,000 shares of Common Stock constituting approximately 15.6% of our issued and outstanding shares of Common Stock (assuming the exercise of all of the Warrants).
Sales of a substantial number of our shares of Common Stock in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Common Stock.
Risks Related to Our Business and Industry
Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.
Our independent registered public accounting firm has included in its report for the year ended December 31, 2024 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared on a going concern basis as we have incurred recurring operating losses and negative cash flows from operations, have an accumulated deficit, and have historically relied on cash proceeds from financing activities to fund operations. These conditions raise substantial doubt about our ability to continue as a going concern. Our ability to continue to meet our obligations, to achieve our business objectives and continue as a going concern is dependent upon several factors, including our revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance our operations, we will need to raise additional financing. We intend to raise such capital through issuances of additional debt financing and public or private equity offerings or other means. We may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital, our business, results of operations and financial condition would be materially and adversely affected. These factors raise substantial doubt about our ability to continue as a going concern. If we cannot continue as a viable entity, this could materially adversely affect the value of our securities.
We have a history of operating losses, and we may not be able to generate sufficient revenue to achieve and sustain profitability.
We have not yet achieved profitability. During the years ended December 31, 2024 and 2023, we incurred operating losses of $47.6 million and $38.5 million, respectively, and used cash in operating activities of $53.5 million and $28.0 million, respectively. As of December 31, 2024, we had an accumulated deficit of $429.3 million. In recent periods, including in the years ended December 31, 2024 and December 31, 2023, our revenue growth has been attributed to engineering services engagements with automotive partners as well as, beginning in the fourth quarter of 2022, to limited quantities of production product shipments to customers. We intend to continue investing heavily in sales and marketing efforts, but we may not be able to sustain or increase our growth or achieve profitability in the future. In addition, we expect to incur significant additional legal, accounting and other expenses related to us being a public company as compared to when we were a private company. If our revenue declines or fails to grow at a rate faster than these increases in our operating expenses, we will not be able to achieve and maintain profitability in future periods. As a result, we may continue to incur losses. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain profitability. In 2024, we commenced a program to develop our next-generation silicon products, which are expected to remain in development for at least two years before becoming available for sale. Such chip development is a highly complex process involving specialized third-party partners, and we cannot guarantee that the chip will initially perform as designed. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our revenue growth expectations are not met in future periods, our financial performance will be harmed. Additionally, our partnerships with certain automotive OEMs and Tier-1 suppliers are long-term in nature and we will not receive firm purchase order commitments until we deliver our auto-grade chip.
We depend on a small number of customers, including related parties, for a significant portion of our revenue, and our accounts receivable balances are similarly concentrated.
A relatively small number of customers account, and have accounted, for a significant portion of our revenue and accounts receivable balance. In the current year, during the three and nine months ended September 30, 2025, two customers, one a related party and one a third-party customer, account for approximately 99% and approximately 90%, respectively, of our revenue, of which approximately 11% and approximately 20%, respectively, is from the related party. As of September 30, 2025, two customers, one a related party and one a third-party customer, comprised approximately 90% of our accounts receivable balance, of which approximately 25% is from the related party. In the prior year during the three months ended September 30, 2024, one customer, a related party, accounted for approximately 97% of our revenue and during the nine months ended September 30, 2024, two customers, both related parties, accounted for approximately 98% of our revenue. As of December 31, 2024, one customer, a third-party customer, accounted for approximately 98% of our accounts receivable balance. This customer concentration exposes us to a material adverse effect if any of these significant customers, for any reason, were to significantly reduce purchases, or favor competitors or new market participants. We can provide no assurance that any of these significant customers, or any of our other customers, will continue to utilize our products or services at current levels. Our customer concentration may also subject us to perceived or actual bargaining leverage that our significant customers may have, given their importance to us. If our significant customers seek to renegotiate their agreements on terms that are less favorable to us, and we accept such unfavorable terms, such unfavorable terms may have a material adverse effect on our business, results of operations and financial condition. Furthermore, industry consolidation and company failures could decrease the number of potential customers for our products and services. A decrease in the number of potential customers will increase our reliance on our current significant customers and, due to their relative importance to us, may further negatively affect our bargaining position with them, and thus our profitability. If we were to lose one or more of our significant customers, or have one or more of our significant customers cancel key programs or otherwise significantly reduce their volumes of business with us, or if one or more of our significant customer were to fail to pay us in full for the goods and services purchased from us, our sales and profitability would be materially reduced and our business and financial condition would be seriously harmed.
Our recent growth rates may not be indicative of our future growth.
Our prior years’ revenue, including in the years ended December 31, 2024 and December 31, 2023, has largely consisted of engineering services revenue received from our automotive partners. We have developed a customer pipeline in recent years and are commencing the delivery of hardware and software solutions based on our production chip that came to market at the end of 2022. This pipeline is expected to convert into revenues from 2026/2027 onwards but it may not convert in the timeline we expect or at all. In future periods, we may not be able to sustain customer pipeline growth consistent with recent history, or at all. The conversion of our pipeline is also not guaranteed as there are several external dependencies that we do not control, before a customer is ready to deploy AI solutions. Furthermore, we believe our revenue growth depends on a number of factors, including our ability to:
•    expand our eco-system of partners for hardware and software solutions;
•    attract new customers and retain and increase sales to existing customers;
•    maintain and expand our relationships with our customers;
•    develop our existing platform and products, introduce new functionality to our platform and develop new products;
•    expand into new market segments and internationally; and
•    secure long-term revenue commitments from automotive Original Equipment Manufacturers (“OEMs”) and Tier-1 suppliers.
We may not accomplish any of these objectives and, as a result, it is difficult for us to forecast our future revenue or revenue growth. If our assumptions are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. You should not rely on our revenue for any prior periods as any indication of our future revenue or revenue growth.
Our partnerships with certain automotive OEMs and Tier-1 suppliers are long-term in nature and we will not receive firm purchase order commitments until we deliver our auto-grade chip.
We have been working with automotive partners for several years and intend to deliver automotive-grade chips to them. The nature of Advanced Driving Assistance Systems (“ADAS”) is still evolving with OEMs continuing to develop their strategies. We do not control the pace at which the industry is moving to deploy ADAS of increasing complexity into their vehicles.
We have not yet entered into any contractual arrangements for these products and ADAS solutions based on our technology are not expected to be in production until near the end of the decade.
Our ability to continue to invest in developing automotive-grade chips and software depends upon having access to a large amount of capital that is expected to be sourced from revenues into other non-automotive markets, based on our current set of products. A shortfall in those revenues will significantly impact our automotive roadmap and automotive OEMs and Tier-1 and Tier-2 partners may choose to adopt competing technologies. If this occurs, it will be extremely difficult to retain our specialist automotive skills and there is a high risk of losing that expertise altogether.
Our future revenue and operating results will be harmed if we are unable to acquire new customers, retain existing customers, expand sales to our existing customers, terminate existing customer or partnership contracts or expand sales to our existing customers.
Our ability to increase revenue depends on our ability to retain existing customers and to sell additional functionality and adjacent products and services to our existing and new customers. In order for us to maintain or improve our results of operations, it is important that our customers renew their contracts with us on the same or more favorable terms to us. Our ability to increase sales to existing customers and prospective customers depends on several factors, including their experience with using our products and our pricing model. Additionally, we or our counterparty may terminate existing or future contracts to which we are party, either for convenience or due to a default, and, in the future, if the portion of contracts that are subject to termination at the election of us or counterparties are material, any such termination may increase our costs and seriously harm our business, results of operations and financial condition.
Our ability to generate revenue may be inconsistent across small and midsize businesses, mid-market, and large enterprise customers, including government agencies, both foreign and domestic. If we experience limited or inconsistent growth in any of these customer sets, particularly our large enterprise customers, our business, financial condition and operating results could be adversely affected.
We may not be able to successfully implement our growth strategy on a timely basis or at all.
Our future growth, profitability and cash flows depend upon our ability to successfully implement our growth strategy, which, in turn, is dependent upon a number of factors, including our ability to:
•    grow our current customer base;
•    acquire new customers;
•    scale our business model;
•    expand our customer location footprint;
•    ensure a consistent and timely supply chain;
•    expand our presence within verticals;
•    continue to innovate our product offerings; and
•    selectively pursue strategic and value-enhancing acquisitions.
There can be no assurance that we can successfully achieve any or all of the above initiatives in the manner or time period that we expect. Further, achieving these objectives will require investments which may result in short-term costs without generating any current revenue and therefore may be dilutive to our earnings. We cannot provide any assurance that we will realize, in full or in part, the anticipated benefits we expect our strategy will achieve. The failure to realize those benefits could have a material adverse effect on our business, financial condition and results of operations.
Economic, political and other risks associated with our international business opportunities could adversely affect our revenues and international growth prospects.
We intend to expand our international presence as part of our business strategy. Our international business opportunities are subject to a number of risks inherent to operating in foreign countries, and any expansion of our international operations will amplify the effects of these risks and potentially increase our costs of doing business, which include, among others:
•    differences in culture, economic, labor and technology conditions, standards and practices;
•    the policies of the U.S. and foreign governments;
•    disruptions in trade relations and economic instability, including the economic impact of inflation and the possibility of a global economic recession;
•    differences in enforcement of contract and intellectual property rights;
•    social and political unrest and other geopolitical uncertainty and instability, such as the ongoing conflict in Ukraine, resulting sanctions imposed by countries, and retaliatory actions taken by Russia in response to such sanctions;
•    natural disasters, terrorist attacks, pandemics or other catastrophic events;

•    complex, varying and changing government regulations and legal standards and requirements, particularly with respect to tax regulations, price protection, competition practices, export control regulations and restrictions, customs and tax requirements, immigration, anti-boycott regulations, data privacy, cybersecurity, intellectual property, environmental, sanctions and anti-corruption compliance, including the Foreign Corrupt Practices Act;
•    greater difficulty enforcing intellectual property rights and contractual rights, including such rights in connection with our terms of service and other agreements, and weaker laws protecting such rights;
•    greater difficulty managing technology partners;
•    potentially adverse tax consequences;
•    currency exchange rates;
•    new and different sources of competition; and
•    greater difficulty in accounts receivable collections and longer collection periods.
We are also affected by domestic and international laws and regulations applicable to companies doing business abroad or importing and exporting goods and materials. These include tax laws, laws regulating competition, anti-bribery/anti-corruption and other business practices, and trade regulations, including duties and tariffs. Compliance with these laws is costly, and future changes to these laws may require significant management attention and disrupt our operations. Additionally, while it is difficult to assess what changes may occur and the relative effect on our international tax structure, significant changes in how U.S. and foreign jurisdictions tax cross-border transactions could materially and adversely affect our results of operations and financial position.
There are other risks that are inherent in international operations, including the potential for changes in socio-economic conditions, laws and regulations, including, among others, competition, import, export, labor and environmental, health and safety laws and regulations, and monetary and fiscal policies, protectionist measures that may prohibit acquisitions or joint ventures, or impact trade volumes, unsettled political conditions; government-imposed plant or other operational shutdowns, backlash from foreign labor organizations related to our restructuring actions, corruption; natural and man-made disasters, hazards and losses, violence, civil and labor unrest, and possible terrorist attacks.
Additionally, our lack of experience operating in new international markets and our lack of familiarity with local economic, political and regulatory systems could prevent us from achieving the results that we expect on our anticipated time frame or at all. If we are unsuccessful in expanding into new international markets, it could adversely affect our operating results and financial condition. Our international business opportunities may also require significant management attention and financial resources. Any negative impact from our international business efforts could adversely affect our business, operating results and financial condition.
Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform and products.
Our ability to increase our customer base and achieve broader market acceptance of our platform and products will depend on our ability to expand our marketing and sales operations. We plan to continue increasing the size of our sales force. We also plan to dedicate significant resources to sales and marketing programs, including developing an extensive third-party partner ecosystem. Our business and operating results will be harmed if our sales and marketing efforts do not generate a corresponding increase in revenue. We may not achieve anticipated revenue growth from increasing the size of our sales force if we are unable to hire, develop, and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.

Our sales cycle with large enterprise customers can be long and unpredictable, and our sales efforts require considerable time and expense.
The timing of our sales with our large enterprise customers and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for these customers. Large enterprise customers, particularly those in highly regulated industries and those requiring customized applications, may have a lengthy sales cycle for the evaluation and implementation of our platform and/or sales of products. This may cause a delay between increasing operating expenses for such sales efforts and, upon successful sales, the generation of corresponding revenue.
Customers often view our platform and products as a strategic decision with significant investment. As a result, customers frequently require considerable time to evaluate, test, and qualify our platform and products prior to entering into or expanding a subscription or purchase order. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities, which may not result in a sale. Additional factors that may influence the length and variability of our sales cycle include:
•    the effectiveness of our sales force as we hire and train our new salespeople to sell to large enterprise customers;
•    the discretionary nature of purchasing and budget cycles and decisions;
•    the obstacles placed by customers’ procurement process;
•    economic conditions and other factors impacting customer budgets;
•    customers’ integration complexity;
•    customers’ familiarity with edge computing solutions;
•    customers’ evaluation of competing products during the purchasing process;
•    evolving customer demands;
•    the adoption and implementation of regulations that affect our ability to obtain customers in certain regions of the world outside of the United States; and
•    the adoption and implementation of regulations within the United States that impose supply chain and manufacturing location restrictions.
Given these factors, it is difficult to predict whether and when a sale will be completed, and when revenue from a sale will be recognized. Consequently, a shortfall in demand for our platform and products or a decline in new or renewed contracts in a given period may not significantly reduce our revenue for that period but could negatively affect our revenue in future periods.
If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.
We believe maintaining and growing our brand is important to supporting continued acceptance of our existing and future solutions, attracting new customers to our platform and products, and retaining existing customers. We also believe that the importance of brand recognition will increase as competition in our market increases. Successfully maintaining our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide a reliable and useful platform and products to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality and solutions and our ability to successfully differentiate our platform and products. Brand promotion activities may not generate customer awareness or yield increased revenue. Even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to realize a sufficient return on our brand- building efforts, and our business could suffer.

If we fail to offer high quality support, our business and reputation could suffer.
Our customers rely on our personnel for support related to our subscription and customer solutions. High-quality support is important for the renewal and expansion of our agreements with existing customers. The importance of high-quality support will increase as we expand our business and pursue new customers, particularly large enterprise customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to sell new software to existing and new customers could suffer and our reputation with existing or potential customers could be harmed. In many cases, we will rely upon third-party partners to provide first-line support.
Our inability to hire technical support staff in a timely manner, whether due to market conditions or our own budget constraints, would also affect the quality of support for our customers and partners and could potentially result in business and reputational harm.
We depend on timely supply of materials sourced from a limited number of suppliers and are directly affected by unexpected delays or problems from our third-party manufacturers.
Any disruption in the supply chain, such as shortages, unexpected delays or price increases, could significantly affect our manufacturing process and financial stability. Additionally, we are highly dependent on third-party manufacturers for complex processes like wafer fabrication and assembly; therefore, any problems or unexpected delays from these third-party manufacturers could also negatively affect our business and financial performance.
If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth, and our business could suffer.
Our success depends to a significant extent on our ability to attract and retain talent, specifically in senior management and skilled technical, engineering, project management and other key roles. Macroeconomic conditions, specifically labor shortages, increased competition for employees and wage inflation could have a material impact on our ability to attract and retain talent, our turnover rate and the cost of operating our business. If we are unable to attract and retain sufficient talent, minimize employee turnover or manage wage inflation, it could have a material adverse effect on our business, financial condition, results of operations or prospects.
Adverse macroeconomic conditions could materially adversely affect our business, financial condition, results of operations, and prospects.
Macroeconomic conditions, such as persistent high inflation, changes to monetary policy, high interest rates, volatile currency exchange rates, credit and debt concerns, decreasing consumer confidence and spending, concerns about the stability and liquidity of certain financial institutions, the introduction of or changes in tariffs or trade barriers, pandemics and other health crises, and global recessions can adversely impact demand for our products, which could negatively affect our business, financial condition, results of operations, and prospects.
We rely on external partners for critical processes in manufacturing our products.
We rely on certain external partners for critical manufacturing steps for our semiconductor and/or System-on-a-Chip (“SoC”) products, including our wafer fabrication, assembly, and testing processes which exposes us to significant risks. These processes are highly sensitive, and even minor contamination or technical glitches during wafer fabrication can render a substantial portion of the component unusable. Identifying such problems early in the production cycle and resolving them in a timely manner is often difficult, expensive, and time consuming.
Our reliance on these third-party manufacturers also subjects us to risks that include, but are not limited to:
•    interruptions in procuring inventory resulting from modifications to or discontinuation of a manufacturer’s operations;

•    delays in product shipments resulting from uncorrected defects, reliability issues or a manufacturer’s variation in a component;
•    a lack of long-term supply arrangements with our manufacturers;
•    a delay in delivery due to its suppliers’ prioritizing other customer orders over ours;
•    damage to our reputation caused by defective products produced by our suppliers;
•    fluctuation in delivery by our suppliers due to changes in demand from our or their other customers;
•    interruptions, shortages, delivery delays, and potential discontinuation of supply as a result of reasons outside of our control;
•    political, legal, and economic changes, crises or instability and civil unrest in the jurisdictions where our manufacturers’ plants are located;
•    currency conversion risks and exchange rate fluctuations; and
•    compliance requirements of U.S. customs and international trade regulations.
Any of these events could lead to production delays, increased costs, or a compromise in the quality and performance of our products, which could materially adversely affect our business and financial results.
In the event of a disruption in our supply chain, any efforts to develop alternative supply sources may not be successful or may take longer to take effect than anticipated.
We have a design, manufacturing, and sales agreement with a third party that provides us with design expertise, support and assistance, and certain deliverables, prototypes, products, and services. We cannot be certain that this third party will remain in business, or that it will not be purchased by one of our competitors or another company that is not interested in continuing to produce these products for our intended purpose or supply us with services.
Although our semiconductor or SoC products could be produced by other manufacturers, any attempt to transition our supply arrangement to one or more other manufacturers could entail significant coordination and expense and could lead to delays in production. If we are unable to arrange for sufficient production capacity among our contract manufacturers or if our contract manufacturers encounter production, quality, financial, or other difficulties, we may encounter difficulty in meeting customer demands as we seek alternative sources of supply, or our manufacturers may have to make financial accommodations to other contract manufacturers or otherwise take steps to mitigate supply disruption. Any alternative manufacturers may be unable or unwilling to meet our and our customers’ specifications. Any disruption in supply from any supplier or manufacturing location could lead to supply delays or interruptions that could damage our business or financial condition. If any of the risks discussed above materialize, costs could significantly increase, and our ability to meet demand for our products could be affected.
Our supply chain and production process may be affected by tariffs on equipment or materials that we may rely on or use for our products, which could also cause our costs to increase.
We cannot predict what actions, if any, may be taken with respect to tariffs or trade relations between the United States and China, what products may be subject to the imposition of tariffs by the United States, or what actions may be taken by China in retaliation. The adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs, trade agreements or related policies have the potential to adversely affect our supply chain and access to equipment, and our costs. Tariffs imposed on components or equipment that we source from China will increase our costs and could have an adverse effect on our operating results and financial conditions in future periods. Our supply chain and product assembly is global in nature. While most of the goods movement, including imports and exports, required to manufacture and test our products is restricted to Asian countries, there are certain components that must enter or exit the United States. Those components are at the highest risk of being affected by the aforementioned changes, and in turn disrupting the supply chain and our product pipeline.

If we fail to improve and enhance the functionality, performance, reliability, design, security and scalability of our platform and products and to innovate and introduce new solutions in a manner that responds to our customers’ evolving needs, our business may be adversely affected.
The markets in which we compete are characterized by constant change and innovation and we expect them to continue to evolve rapidly, including the potential that our industry transitions to alternative algorithmic approaches to machine learning and artificial intelligence, such as Transformer models. Our success has been based on our ability to identify and anticipate the needs of our customers and design a platform and products that provide them with the breadth of tools that are required. Our ability to attract new customers, retain revenue from existing customers and increase sales to both new and existing customers will depend in large part on our ability to continue to improve and enhance the functionality, performance, reliability, design, security and scalability of our platform and products and to innovate and introduce new solutions. Additionally, our investment in the design of new chips depends on our ability to anticipate market trends and the competitive landscape more than two years in advance.
We expect that new services and technologies applicable to the industries in which we operate will continue to emerge and evolve, including developments in artificial intelligence and edge computing. These new products and technologies may be superior to, impair or render obsolete our platform and the products we currently offer or the technologies we currently use to provide them. We have in the past, and may experience in the future, difficulties with software development that could delay or prevent the development, introduction or implementation of new solutions and enhancements. Software development involves a significant amount of time, resources and cost for our research and development team, as it can take our developers months to update, code and test new and upgraded solutions and integrate them into our platform and products. We must also continually update, test and enhance our software platforms. The continual improvement and enhancement of our platform and products requires significant investment and we may not have the resources to make such investment. Our improvements and enhancements may not result in our ability to recoup our investments in a timely manner or at all. We may make significant investments in new solutions or enhancements that may not achieve expected returns. The success of any enhancement or new solution depends on several factors, including the timely completion and market acceptance of the enhancement or new solution. Our ability to develop new enhancements or solutions may also be inhibited by industry-wide standards, laws and regulations, resistance to change by customers, difficulties relating to integration or compatibility with third-party software or hardware or third parties’ intellectual property rights.
Any new solution we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. Improving and enhancing the functionality, performance, reliability, design, security and scalability of our platform and products is expensive, time-consuming and complex, and to the extent we are not able to do so in a manner that responds to our customers’ evolving needs, our business, operating results and financial condition will be adversely affected.
We may not be successful in driving the global deployment and customer adoption of digital offerings characterized by digital applications and solutions.
Our business involves cloud, edge, AI (including generative AI) and software solutions based on existing AI models, and we are devoting significant resources to develop and deploy such strategies. Our success with these solutions will depend on the level of adoption of our offerings. We incur costs to develop cloud, edge, AI and software solutions and to build and maintain infrastructure to support cloud and edge computing offerings. Success with these solutions depends on execution in many areas, including:
•    establishing and maintaining the utility, compatibility, and performance of our cloud, edge, AI and software solutions (including the reliability of our third-party software vendors, network and cloud providers) on a growing array of medical devices, software and equipment;

•    continuing to enhance the attractiveness of our solutions to our customers in the face of increasing competition from a significant number of existing and new entrants in the market, while ensuring these solutions meet their reliability and security expectations;
•    establishing lasting relationships with key server and edge-AI box manufacturers;
•    ensuring these solutions meet regulatory requirements in a fast-moving space disrupted by changing regulations around data privacy and the need for innovation, including obtaining marketing authorizations when required; and
•    adapting to ever-changing geopolitical regulations on advanced technologies, including AI technologies.
It is uncertain whether our strategies will attract customers or generate revenue required to succeed in this highly competitive and rapidly changing global market. We commit substantial efforts, funds, and other resources to research and development and information technology infrastructure for our digital offerings, and the risk of failure is inherent. Even where our digital offerings satisfy applicable regulations and reimbursement policies, customers may not adopt them due to concerns about the security of personal data or the absence of digital infrastructure to support and effectively use the offerings, a hesitancy to embrace new technology, or for other reasons. We also may not effectively execute organizational and technical changes to accelerate innovation and execution. In a number of countries, certain cloud, edge, AI and software solutions are restricted areas of foreign investment. Collaborating with a domestic, qualified third party will increase costs and may create uncertainties in such jurisdictions. The legality or validity of any collaboration may be challenged or subjected to scrutiny in such jurisdictions and the relevant governmental authorities have broad discretion in addressing such arrangements. Any of these risks could have a material adverse effect on our business results, cash flows, financial condition, or prospects.
Additionally, we may be making significant investments in AI initiatives and are building AI into many of our digital offerings. We are planning to leverage generative AI such as large language models across our portfolios to build differentiated products and solutions and deploy those solutions through various modalities for our customers, including on the device, via edge or data centers, and/or via the cloud. Using AI in this manner presents risks and challenges that could affect its adoption, acceptance and effectiveness, including flawed AI algorithms, insufficient, overbroad or biased datasets, unauthorized access to personal data, lack of acceptance from our customers or failure to deliver positive outcomes. We contract with numerous third parties to offer our digital content to customers as well as to assist with the development of their own software applications and services, and our reliance on access to these third parties’ digital applications, which may not continue to be available to us on commercially reasonable terms, or at all, could impact our ability to offer a wide variety of our own digital offerings at reasonable prices with acceptable usage tools, or continue to expand our geographic reach. The occurrence of any of the above could have a material adverse effect on our business results, cash flows, financial condition or prospects.
If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or adequately address competitive challenges.
We may experience rapid growth and organizational change, which may place significant demands on our management and our operational and financial resources. We may also experience growth in the number of customers and the amount of data that our hosting infrastructure supports. Our success will depend in part on our ability to manage this growth effectively. We will require significant capital expenditures and valuable management resources to grow without undermining our culture of innovation, teamwork and attention to customer success, which has been central to our growth so far. If we fail to manage our anticipated growth and change in a manner that preserves our corporate culture, it could negatively affect our reputation and ability to retain and attract customers and employees.
We intend to expand our international operations in the future. Our expansion will continue to place a significant strain on our managerial, administrative, financial and other resources. If we are unable to manage our growth successfully, our business and results of operations could suffer. It is important that we maintain a high level of customer service and satisfaction as we expand our business. As our customer base continues to grow, we will need to expand our account management, customer service and other personnel. Failure to manage growth could result in difficulty or delays in launching improvements to our platform or our products, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties. Any of these could adversely impact our business performance and results of operations.
We may acquire or invest in companies, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.
We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products and other assets in the future. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies. Key personnel of the acquired companies may choose not to work for us, their software may not be easily adapted to work with ours, or we may have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. We may also experience difficulties integrating personnel of the acquired company into our business and culture. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. The anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown risks or liabilities.
Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. For one or more of those transactions, we may:
•    issue additional equity securities that would dilute our stockholders;
•    use cash that we may need in the future to operate our business;
•    incur debt on terms unfavorable to us or that we are unable to repay;
•    incur large charges or substantial liabilities;
•    encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and
•    become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.
We face intense competition, especially from well-established companies offering solutions and related applications. We may lack sufficient financial or other resources to maintain or improve our competitive position, which may harm our ability to add new customers, retain existing customers, and grow our business.
The semiconductor sector is intensely competitive, marked by swift technological advancements, short product lifecycles, price erosion, and constantly evolving benchmarks. Maintaining or improving our business requires constant innovation and timely, cost-effective launches. Our success hinges on our ability to innovate and launch new products and affordably meet shifting industry demands.
However, significant investment is needed to develop cutting-edge technologies and products, and some of our competitors may have greater resources than us. If these competitors ramp up their research and development and marketing efforts, we may struggle to compete effectively.
The market for edge computing solutions is also evolving and highly competitive. We expect competition to increase in the future from established competitors and new market entrants. With the introduction of new technologies and the entry of new companies into the market, we expect competition to persist and intensify in the future. This could harm our ability to increase sales, maintain or increase renewals, and maintain our prices. We face intense competition from other companies that may offer related platforms and products.
Merger and acquisition activity in the technology industry could increase the likelihood that we compete with large technology companies. Many of our existing competitors have, and our potential competitors could have, substantial competitive advantages such as greater name recognition, longer operating histories, larger sales and marketing budgets and resources, greater customer support resources, lower labor and development costs, better terms and pricing from Electronic Design Automation (“eDA”) suppliers, design partners, part suppliers and chip, board and system manufacturers, larger and more mature intellectual property portfolios and substantially greater financial, technical and other resources.
Some of our larger competitors also have substantially broader product lines and market focus and will therefore not be as susceptible to downturns in a particular market. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors or continuing market consolidation. New start-up companies that innovate, and large companies that are making significant investments in research and development, may invent similar or superior products and technologies that compete with our platform and products. In addition, some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with agency partners, technology and application providers in complementary categories or other parties. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure, a loss of market share or a smaller addressable share of the market. It could also result in a competitor with greater financial, technical, marketing, service and other resources, all of which could harm our ability to compete.
We may need to reduce or change our pricing model to remain competitive.
We price our platform and products based on delivering a compelling Total Cost of Ownership (“TCO”) advantage to customers. However, the completed product may have hardware and software components from our third-party ecosystem partners which affects our ability to control pricing. We expect that we may need to change our pricing from time to time. As new or existing competitors introduce products that compete with ours or reduce their prices, we may be unable to attract new customers or retain existing customers. We also must determine the appropriate price to enable us to compete effectively internationally. Large enterprise customers may demand substantial price discounts as part of the negotiation of sales contracts. As a result, we may be required or choose to reduce our prices or otherwise change our pricing model, which could adversely affect our business, operating results and financial condition.
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, and changing customer needs or preferences, our platform and products may become less competitive.
The edge computing industry is subject to rapid technological change, evolving industry standards and practices and changing customer needs and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. We may introduce significant changes to our platform and products or develop and introduce new and unproven products, including using technologies with which we have little or no prior development or operating experience. If we are unable to develop and sell new technology, features and functionality for our platform and products that satisfy our customers and that keep pace with rapid technological and industry change, our revenue and operating results could be adversely affected. If new technologies emerge that deliver competitive solutions at lower prices, more efficiently, more conveniently or more securely, it could adversely impact our ability to compete.
The dominant market-leader in AI has proprietary software around which existing customers have developed and deployed their applications. We acknowledge that our platform must also integrate with a variety of network, hardware, mobile and software platforms and technologies. Customers may choose to continue to operate with the incumbent software which will make it hard for us to break into the market. We may decide to modify and enhance our platform and AI models to adapt to changes and innovation in these technologies. If businesses widely adopt new technologies, we would have to develop new functionality for our platform to work with those new technologies. This development effort may require significant engineering, marketing and sales resources, all of which would affect our business and operating results. Any failure of our platform to operate effectively with future technologies could reduce the demand for our platform. If we are unable to respond to these changes in a cost-effective manner, our platform may become less marketable and less competitive or obsolete, and our operating results may be negatively affected.
The novelty of AI, especially as it relates to regulatory matters, safety of AI-driven technology, and security of AI-driven products, exposes us to a higher risk of unforeseen liabilities that can represent a substantial burden on Blaize’s finances to defend against lawsuits or detrimental publicity, or to comply with new regulations imposed on AI technologies or products.
Our current chip was designed over three years ago and it is possible that in certain situations, it may not be competitive in performance and features. This will impact our ability to deliver the revenue forecast until the next-generation chip is available and we may lose key customer opportunities in the meantime.
The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.
The market for edge computing solutions is relatively new and will experience changes over time. Edge computing market estimates and growth forecasts are uncertain and based on assumptions and estimates that may be inaccurate. Our addressable market depends on a number of factors, including businesses’ desire to differentiate themselves through partnership opportunities, changes in the competitive landscape, technological changes, data security or privacy concerns, customer budgetary constraints, changes in business practices, changes in the regulatory environment and changes in economic conditions. Even if the market in which we compete meets the size estimates and growth rates we forecast, our business could fail to grow at similar rates, if at all.
We anticipate that our operations will continue to increase in complexity as we grow, which will create management challenges.
Our business is expected to experience growth and is complex. We expect this growth would cause our operations to become increasingly complex. To manage this expected growth, we continue to make substantial investments to improve our operational, financial and management controls, as well as our reporting systems and procedures. We may not be able to implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. For example, we may not be able to effectively monitor certain extraordinary contract requirements or individually negotiated provisions as the number of transactions grows. Our systems and processes may not prevent or detect all errors, omissions or fraud. We may have difficulty managing improvements to our systems, processes and controls or in connection with third-party software. This could impair our ability to provide our platform or products to our customers, causing us to lose customers, limiting our platform or products to less significant updates or increasing our technical support costs. If we are unable to manage this complexity, our business, operations, operating results and financial condition may suffer.
As our customer base grows, we will need to expand our services and other personnel, and maintain and enhance our partnerships, to provide a high level of customer service. We also will need to manage our sales processes as our sales personnel and partner network continue to grow and become more complex, and as we continue to expand into new geographies and market segments. If we do not effectively manage this increasing complexity, the quality of our platform, products and customer service could suffer, and we may not be able to adequately address competitive challenges. These factors could impair our ability to attract and retain customers and expand our customers’ use of our platform and products.
We depend on our senior management team and the loss of one or more key employees or an inability to attract and retain highly skilled employees may adversely affect our business.
Our success depends largely upon the continued services of our executive officers and certain key employees, whom we rely on for research and development, marketing, sales, services and general and administrative functions. From time to time, our executive management team may change from the hiring or departure of executives, which could disrupt our business. Other than the employment agreements with our founders, we do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period; therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers or key employees could have a serious adverse effect on our business.
To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense. If we are unable to attract such personnel in cities where we are located, we may need to hire in other locations, which may add to the complexity and costs of our business operations. We expect to continue to experience difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived value of our stock awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, it could adversely affect our business and future growth prospects.
If we are unable to hire, retain and motivate qualified personnel, our business will suffer.
Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. Our ability to identify, hire, develop, motivate and retain qualified personnel will directly affect our ability to maintain and grow our business, and such efforts will require significant time, expense and attention. The inability to attract or retain qualified personnel or delays in hiring required personnel may seriously harm our business, financial condition and operating results. Our ability to continue to attract and retain highly skilled personnel, specifically employees with technical and engineering skills and employees with high levels of experience in designing and developing software and automotive solutions, will be critical to our future success. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or have divulged proprietary or other confidential information.
Wage inflation in certain geographies in which Blaize competes for highly skilled talent has been extremely high in the past few years. Although we have managed to retain our key employees, there has still been some level of attrition and there is no guarantee that we will be able to continue to retain these key employees or respond to these conditions if these trends continue.
While we have in the past and intend to continue to issue options or other equity awards as key components of our overall compensation and employee attraction and retention efforts, we are required under accounting principles generally accepted in the United States of America (“GAAP”) to recognize compensation expense in our operating results for employee stock-based compensation under our equity grant programs, which may increase the pressure to limit stock-based compensation.

If we are unable to maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success, and our business may be harmed.
We believe a portion of our success has been our corporate culture. We have invested substantial time and resources in building our team. As we grow and develop our infrastructure as a public company, our operations may become increasingly complex. We may find it difficult to maintain these important aspects of our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel, and to effectively focus on and pursue our corporate objectives.
If our software or hardware contains serious errors or defects, we may lose revenue and market acceptance and may incur costs to defend or settle claims with our customers.
Software and hardware such as ours often contain errors, defects, security vulnerabilities or software bugs that are difficult to detect and correct, particularly when first introduced or when new versions or enhancements are released. Despite internal testing, our platform and products may contain serious errors or defects, security vulnerabilities or software bugs that we may be unable to successfully correct in a timely manner or at all, which could result in lost revenue, significant expenditures of capital, a delay or loss in market acceptance and damage to our reputation and brand, any of which could have an adverse effect on our business, financial condition and results of operations. To the extent we deploy new versions or enhancements to our platform or products that contain errors, defects, security vulnerabilities or software bugs, the consequences may be severe. Such defects could expose us to product liability claims, litigation or regulatory action.
Errors, defects, security vulnerabilities, service interruptions or software bugs in our platform or products could result in losses to our customers. Our customers may seek significant compensation from us for any losses they suffer or cease conducting business with us altogether. Further, a customer could share information about bad experiences on social media, which could result in damage to our reputation and loss of future sales. There can be no assurance that provisions typically included in our agreements with our customers that attempt to limit our exposure to claims would be enforceable or adequate or would otherwise protect us from liabilities or damages with respect to any particular claim. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions.
We process proprietary, confidential and personal information of our employees, as well as employees of our customers and third parties with which we do business, in addition to any personal information that may be uploaded to our services by our customers, which may subject us to certain laws regarding their privacy and security of such personal information. If we fail to comply with applicable laws or if the security of this information is compromised or is otherwise accessed without authorization, our reputation may be harmed and we may be exposed to liability and loss of business.
As part of our normal business activities, we collect, transmit, use, disclose store and otherwise process proprietary, confidential and personal information (“Confidential Information”) of our employees, employees of our customers and other third parties with which we do business and any personal information that may be uploaded to our services by our customers. As such, we are subject to federal and state and foreign laws regarding cybersecurity and the protection of data. Many jurisdictions have enacted laws requiring companies to notify individuals of security breaches involving certain types of personal information. The regulatory environment surrounding information security and privacy is increasingly demanding, with frequent imposition of new and changing requirements that are subject to differing interpretations.
We use third-party service providers and subprocessors to help us deliver services to our customers. These service providers and subprocessors may also collect, transmit, use, disclose, store and otherwise process Confidential Information. Such Confidential Information, and the information technology systems (“IT Systems”) that store such information, face numerous and evolving cybersecurity risks that threaten the confidentiality, integrity and availability of such IT Systems and Confidential Information, including as a result of third-party action, employee or contractor error or malfeasance, nation state malfeasance, malware, phishing, computer hackers, system error, software, viruses, bugs or defects, process failure or otherwise. Any of these could result in the failure of our IT Systems or the loss of Confidential Information.
Information security risks for companies such as ours have significantly increased in recent years in part because of the proliferation of new technologies, the use of internet and telecommunications technologies to conduct financial transactions and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, as well as nation-state and nation-state-supported actors.
Because the techniques and tools (including AI) used to obtain unauthorized access or sabotage systems change frequently, may originate from less regulated and remote areas of the world and be difficult to detect and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Even if such a data breach did not arise out of our action or inaction, or even if it were to solely affect one or more of our competitors or our customers, the resulting concern could negatively affect our customers and our business. Concerns regarding data privacy and security may cause some of our customers to stop using our platform or products. In addition, failures to meet our customers’ expectations with respect to security and confidentiality of their data and information could damage our reputation and affect our ability to retain customers, attract new customers and grow our business.
While we have implemented security measures designed to protect against breaches of security, we may fail to properly assess and understand the risks and cannot guarantee that these measures will be effective. Like other companies, we have been the subject of various cyber incidents. While we believe these incidents have not been material, we cannot guarantee that any future will not have a material impact.
Our failure to comply with legal, contractual or standards-based requirements around the privacy or security of personal information could lead to significant fines and penalties, exposure to indemnification obligations, governmental investigations and enforcement actions, litigation (including class actions) or adverse publicity. These proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or injunctive relief, divert management’s time and attention, increase our costs of doing business and materially adversely affect our reputation and the demand for our platform and products.
Further, our insurance coverage, including coverage for errors and omissions and cyber liability, may not continue to be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims. Our insurers could deny coverage as to any future claim and our cyber liability coverage may not adequately protect us against any losses, liabilities and costs that we may incur. The successful assertion of one or more large claims against us, or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition and results of operations.
We currently optimize, quantize and fine-tune existing AI models and may in the future, use and develop AI, machine learning and automated decision-making technologies throughout our business, which may expose us to certain regulatory and other risks that could adversely affect our results of operations and financial condition.
We use AI and machine learning technologies (“AI Technologies”) throughout our business and are making significant investments in this area. For example, we use AI Technologies internally to prepare data provided by customers for assisting such customers with the AI development when using AI Studio.
As with many technological innovations, there are significant risks involved in developing, maintaining and deploying these technologies and there can be no assurance that the usage of, or our investments in, such technologies will always enhance our products or services or be beneficial to our business, including our efficiency or profitability. In particular, if the models underlying our AI Technologies are incorrectly designed or implemented; trained or reliant on incomplete, inadequate, inaccurate, biased or otherwise poor quality data or on data to which we do not have sufficient rights or in relation to which we and/or the providers of such data have not implemented sufficient legal compliance measures; used without sufficient oversight and governance to ensure their responsible use; and/or adversely impacted by unforeseen defects, technical challenges, cybersecurity threats or material performance issues, the performance of our products, services and business, as well as our reputation, and the reputations of our customers, could suffer or we could incur liability resulting from the violation of laws or contracts to which we are party or civil claims.
In addition, we may plan to increase our investment in this area to continuously improve our use of AI Technologies and are in various stages of development in relation to our products. In particular, we will be working to incorporate generative AI Technologies (i.e., AI Technologies that can produce and output new content, software code, data and information) into our solutions. There is a risk that generative AI Technologies could produce inaccurate or misleading content or other discriminatory or unexpected results or behaviors, such as hallucinatory behavior that can generate irrelevant, nonsensical or factually incorrect results, all of which could harm our reputation, business or customer relationships. We will take measures designed to ensure the accuracy of such AI generated content, such as investing into development and acceleration of Small Language or Multimodal models, which are typically domain-optimized and more narrowly focused in an effort to reduce risks of hallucination. However, those measures may not always be successful, and in some cases, we may need to rely on end users to report such inaccuracies. In addition, our ability to develop proprietary AI models may be limited by our access to processing infrastructure or training data and we may be dependent on third-party providers for such resources. As such, we may not be successful in our ongoing development and maintenance of these technologies in the face of novel and evolving technical, reputational and market factors.
Further, a number of aspects of intellectual property protection in the field of AI and machine learning are currently under development and there is uncertainty and ongoing litigation in different jurisdictions as to the degree and extent of protection warranted for AI and machine learning systems and relevant system input and outputs. If we fail to obtain protection for the intellectual property rights concerning our AI Technologies, or later have our intellectual property rights invalidated or otherwise diminished, our competitors may be able to take advantage of our research and development efforts to develop competing products that could adversely affect our business, reputation and financial condition. Further, given the long history of development of AI Technologies, other parties may have (or in the future may obtain) patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our own AI Technologies. For example, our generative AI Technologies could generate output that is infringing and we could be subject to claims or lawsuits, including for infringement of third-party intellectual property rights as a result of the output of such generative AI Technologies.
Finally, the overall regulatory framework for AI Technologies is rapidly evolving as many federal, state and foreign government bodies and agencies have introduced, or are currently considering, additional laws and regulations. Additionally, existing laws and regulations may be interpreted in ways that would affect the operation of our AI Technologies. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future.
The developing landscape, and the uncertain interpretation of such landscape, may affect our use of AI Technologies and our ability to provide, improve or commercialize our services, require additional compliance measures and changes to our operations and processes, result in increased compliance costs and potential increases in civil claims against us and could adversely affect our business, operations and financial condition.

We depend on third-party data hosting and transmission services. Increases in cost, interruptions in service, latency or poor service from our third-party data center providers could impair the delivery of our platform, which could result in customer dissatisfaction, damage to our reputation, loss of customers, limited growth and reduction in revenue.
We currently serve the majority of our platform functions from third-party data center hosting facilities. Our platform is deployed to multiple data centers within this geography, with additional geographies available for disaster recovery. Our operations depend, in part, on our third-party providers’ protection of these facilities from natural disasters, power or telecommunications failures, criminal acts or similar events. If any third-party facility’s arrangement is terminated, or its service lapses, we could experience interruptions in our platform or higher latency, as well as delays and additional expenses in arranging new facilities and services.
A significant portion of our operating cost is from our third-party data hosting and transmission services. If the costs for such services increase due to vendor consolidation, regulation, contract renegotiation or otherwise, we may not be able to increase the fees for our ecommerce platform or professional services to cover the changes. As a result, our operating results may be significantly worse than forecasted. Our servers may be unable to achieve or maintain data transmission capacity sufficient for timely service of increased traffic or order processing. Our failure to achieve or maintain sufficient and performant data transmission capacity could significantly reduce demand for our platform.
Despite precautions taken at our data centers, spikes in usage volume, a natural disaster, an act of terrorism, vandalism or sabotage, closure of a facility without adequate notice or other unanticipated problems could result in lengthy interruptions or performance degradation of our platform. Any damage to, or failure of, the systems of our third-party providers could result in interruptions to our platform. Even with current and planned disaster recovery arrangements, our business could be harmed. If we experience damage or interruption, our insurance policies may not adequately compensate us for or protect us against any losses, liabilities and costs that we may incur. These factors in turn could further reduce our revenue, subject us to liability or cause customers to terminate their subscriptions, any of which could materially adversely affect our business.
We rely on third-party proprietary and open source software for our platform. Our inability to obtain third- party licenses for such software, or obtain them on favorable terms, or any errors, bugs, defects or failures caused by such software could adversely affect our business, results of operations and financial condition.
Some of our offerings include software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these applications or to seek new licenses for existing or new applications. Necessary licenses may not be available on acceptable terms or under open source licenses permitting redistribution in commercial offerings, if at all. Our inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms could result in delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our platform and products, which therefore may have a material adverse effect on our business, results of operations and financial condition. In addition, third parties may allege that additional licenses are required for our use of their software or intellectual property. We may be unable to obtain such licenses on commercially reasonable terms or at all. The inclusion in our offerings of software or other intellectual property licensed from third parties on a non-exclusive basis could limit our ability to differentiate our offerings from those of our competitors. To the extent that our platform or products depend upon the successful operation of third-party software, any undetected errors, bugs, defects or failures in such third-party software could impair the functionality of our platform and products, delay new feature introductions or result in a failure of our platform, which could adversely affect our business, results of operations and financial condition.
Our use of open source software could subject us to possible litigation or cause us to subject our platform or products to unwanted open source license conditions that could negatively impact our sales.
Our platform and products incorporate open source software, and we expect to incorporate open source software into other offerings or solutions in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. Little legal precedent governs the interpretation of these licenses; therefore, the potential impact of these terms on our business is unknown and may result in unanticipated obligations regarding our technologies. If a distributor of open source software were to allege that we had not complied with its license, we could be required to incur significant legal expenses. If we combine our proprietary software with open source software or utilize open source software in a certain manner, we could, under certain open source licenses, be required to disclose part or all of the source code of our proprietary software publicly and to allow further modification and redistribution on potentially unfavorable terms or at no cost, or otherwise be limited in the licensing of our services. This could provide an advantage to our competitors or other entrants to the market, allow them to create similar products with lower development effort and time, and ultimately result in a loss of sales for us.
We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to run our business.
We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to run our business, which we have incorporated into our platform and products. Third-party hardware, software and services may not continue to be available on commercially reasonable terms, or at all. Some of our agreements with our licensors may be terminated by them for convenience, or otherwise provide for a limited term. Any loss of the right to use or any failures of third-party hardware, software or services could result in delays in our ability to run our business until equivalent hardware, software or services are developed by us or, if available, identified, obtained and integrated, which could be costly and time-consuming and may not result in an equivalent solution, any of which could cause an adverse effect on our business and operating results. Further, customers could assert claims against us in connection with service disruptions or cease conducting business with us altogether. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions.
Our growth depends in part on the success of our strategic relationships with third parties.
We anticipate that the growth of our business will continue to depend on third-party relationships, including strategic partnerships and relationships with our service providers and suppliers, consultants, app developers, theme designers, referral sources, payments processors, installation partners and other partners. In addition to growing our third-party partner ecosystem, we have entered into agreements with, and intend to pursue additional relationships with, other third parties, such as shipping partners and technology and content providers. Identifying, negotiating and documenting relationships with third parties requires significant time and resources as does integrating third-party technology and content. Some of the third parties that sell our services have direct contractual relationships with the customers, and in these circumstances, we risk the loss of such customers if those third parties fail to perform their contractual obligations, including in the event of any such third party’s business failure. Our agreements with providers of cloud hosting, technology, content and consulting services are typically non-exclusive and do not prohibit such service providers from working with our competitors or from offering competing services. In particular, we have limited providers of cloud hosting services. These third-party providers may choose to terminate their relationship with us or to make material changes to their businesses, products or services in a manner that is adverse to us.
The success of our platform and products depends, in part, on our ability to integrate third-party applications, themes and other offerings into our third-party ecosystem. Third-party developers may also change the features of their offering of applications or alter the terms governing the use of their offerings in a manner that is adverse to us. If third-party applications change such that we do not or cannot maintain the compatibility of our platform and products with these applications, demand for our platform could decline. If we are unable to maintain technical interoperation, our customers may not be able to effectively integrate our platform with other systems and services they use. We may also be unable to maintain our relationships with certain third-party vendors if we are unable to integrate our platform and products with their offerings. In addition, third-party developers may refuse to partner with us or limit or restrict our access to their offerings. Partners may also impose additional restrictions on the ability of third parties like us and our customers to access or use data from their consumers. Such changes could functionally limit or terminate our ability to use these third-party offerings with our platform or products, which could negatively impact our solution offerings and harm our business. If we fail to integrate our platform and products with new third-party offerings that our customers need for their businesses, or to adapt to the data transfer requirements of such third-party offerings, we may not be able to offer the functionality that our customers and their clients expect, which would negatively impact our offerings and, as a result, harm our business.
Further, our competitors may effectively incentivize third-party developers to favor our competitors’ products or services, which could diminish our prospects for collaborations with third-parties and reduce subscriptions to our platform or purchases of our products. In addition, providers of third-party offerings may not perform as expected under our agreements or under their agreements with our customers, and we or our customers may in the future have disagreements or disputes with such providers. If any such disagreements or disputes cause us to lose access to products or services from a particular supplier, or lead us to experience a significant disruption in the supply of products or services from a current supplier, especially a single-source supplier, they could have an adverse effect on our business and operating results.
We could incur substantial costs in protecting or defending our proprietary rights. Failure to adequately protect our rights could impair our competitive position and we could lose valuable assets, experience reduced revenue and incur costly litigation.
Our success is dependent, in part, upon protecting our proprietary technology. We rely on our confidentiality, non-compete, non-solicitation and nondisclosure agreements and a combination of trade secret laws, contractual provisions, trademarks, service marks, copyrights and patents in an effort to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property may be inadequate. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection. The approach we select may ultimately prove to be inadequate.
Our patents or patents issued in the future may not provide us with competitive advantages, or may be successfully challenged by third parties. Any of our patents, trademarks or other intellectual property rights may be challenged or circumvented by others or invalidated through administrative process or litigation. Others may independently develop similar products, duplicate any of our solutions or design around our patents or adopt similar or identical brands for competing platforms. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our platform and products and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions restricting unauthorized use, copying, transfer and disclosure of our intellectual property may be unenforceable under the laws of jurisdictions outside the United States.
To the extent we expand our international activities, our exposure to unauthorized copying and use of our platform, products and proprietary information may increase. Moreover, effective trademark, copyright, patent and trade secret protection may not be available or commercially feasible in every country in which we conduct business. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing. Changes in the law could make it harder for us to enforce our rights.
We enter into confidentiality and invention assignment agreements with our employees and consultants to protect our proprietary technologies. We enter into confidentiality agreements with strategic and business partners. As such, these agreements may not be effective in controlling access to and distribution of our proprietary information since they do not prevent our competitors or partners from independently developing technologies that are equivalent or superior to our platform and products.

We may be required to spend significant resources to monitor, protect, and enforce our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management. Such litigation could result in the impairment or loss of portions of our intellectual property. Enforcement of our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly. An adverse determination could risk the issuance or cancellation of pending patent and trademark filings. Because of the substantial discovery required in connection with intellectual property litigation, our confidential or sensitive information could be compromised by disclosure in litigation. Litigation could result in public disclosure of results of hearings, motions or other interim developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock.
In addition, our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our platform or products, impair the functionality of our platform or products, delay introductions of new functionality to our platform, result in the substitution of inferior or more costly technologies into our platform or products or injure our reputation. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, operating results and financial condition could be adversely affected.
If we fail to execute invention assignment agreements with our employees and contractors involved in the development of intellectual property or are unable to protect the confidentiality of our trade secrets, the value of our products and our business and competitive position could be harmed.
We generally enter into confidentiality and invention assignment agreements with our employees, consultants and third parties upon their commencement of a relationship with us. However, we may not enter into such agreements with all employees, consultants and third parties who have been involved in the development of our intellectual property. In addition, these agreements may not provide meaningful protection against the unauthorized use or disclosure of our trade secrets or other confidential information, and adequate remedies may not exist if unauthorized use or disclosure were to occur. The exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our business, financial condition and results of operations. In particular, a failure to protect our proprietary rights may allow competitors to copy our technology, which could adversely affect our pricing and market share. Further, other parties may independently develop substantially equivalent know-how and technology.
In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time- consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. We also have agreements with our employees, consultants and third parties that obligate them to assign their inventions to us; however, these agreements may not be self-executing, not all employees or consultants may enter into such agreements or employees or consultants may breach or violate the terms of these agreements, and we may not have adequate remedies for any such breach or violation. If any of our intellectual property or confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.
We are subject to financial and economic sanctions, export controls and similar laws, and non-compliance with such laws can subject us to administrative, civil, and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.
Our platform and products are subject to U.S. export controls, including the Export Administration Regulations and economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. We incorporate encryption technology into our platform. These encryption products and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception or other appropriate government authorizations.
Furthermore, our activities are subject to U.S. economic sanctions laws and regulations that restrict regulated persons from conducting transactions or dealings with certain countries, regions, governments and persons, and are subject to U.S. export control laws that regulate (and in some cases prohibit) the export, re-export, or transfer of items subject to the U.S. Export Administration Regulations. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation.
Recent administrations have been critical of existing trade agreements and may impose more stringent sanctions, export and import controls. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities even if the export license ultimately may be granted. While we take precautions to prevent our AI Studio platform and hardware from being exported in violation of these laws, including obtaining authorizations for our platform, performing geolocation IP blocking and screenings against U.S. and other lists of restricted and prohibited persons, we cannot guarantee that the precautions we take will prevent violations of export control and sanctions laws. Violations of U.S. sanctions or export control laws can result in significant fines or penalties and possible incarceration for responsible employees and managers could be imposed for criminal violations of these laws, which could adversely affect our business, results of operations, financial condition and reputation.
If our partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected, through reputational harm as well as other negative consequences, including government investigations and penalties. We are in the process of incorporating export control compliance requirements into our strategic partner agreements; however, no assurance can be given that our partners will comply with such requirements. Various countries regulate the import and export of certain encryption and other technology, including import and export licensing requirements. Some countries have enacted laws that could limit our ability to distribute our AI Studio platform or could limit our customers’ ability to implement our platform in those countries. Changes in our AI Studio platform or future changes in export and import regulations may create delays in the introduction of our AI Studio platform in international markets, prevent our customers with international operations from launching our platform globally or, in some cases, prevent the export or import of our platform to certain countries, governments or persons altogether. Various governmental agencies have proposed additional regulation of encryption technology, including the escrow and government recovery of private encryption keys. Any change in export or import regulations, economic sanctions or related legislation, or change in the countries, governments, persons or technologies targeted by such regulations, could limit our ability to export or sell our platform to existing or potential customers with international operations. Any decreased use of our platform or limitation on our ability to export or sell our AI Studio platform would adversely affect our business, operating results and prospects.

We conduct a portion of our business with third-party ecosystem partners to provide defensive solutions that incorporate our products to various foreign and domestic government agencies, which are subject to unique risks.
Contracts with the U.S. or foreign governments are subject to extensive regulations, and new regulations, or changes to existing regulations, could increase our or our third-party ecosystem partners’ compliance costs, including in the form of withheld payments and/or reduced future business if our or our third-party ecosystem partners fail to comply with these requirements in the future, or otherwise have a material impact on our or our third-party ecosystem partners’ business, which could negatively impact our financial condition and operating results.
Contracts with the U.S. or foreign governments are also subject to a variety of other requirements and risks including government reviews, audits, investigations, False Claims Act cases, suspensions and debarments as well as other legal actions and proceedings that generally do not apply to purely commercial contracts.
In addition, transactions involving government contractors may be subject to government review and approvals and may require the contractor to hold certain national security clearances in order to perform them.
We are subject to anti-corruption, anti-bribery, anti-money laundering and similar laws. Non-compliance with such laws can subject us to criminal and/or civil liability and harm our business.
We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the UK Bribery Act of 2010, the UK Proceeds of Crime Act 2002, and other anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. These laws are interpreted broadly and prohibits, among other things, providing, offering, or promising, directly or indirectly, anything of value to any foreign government official or employee, or any political party or official thereof, or candidate for political office to improperly influence, induce, obtain and retain business from, expedite or secure the performance of official acts of a routine nature, secure an improper advantage, or otherwise violate any of the Anti-Bribery laws, from such or any person.
As we increase our international sales and business and sales to the public sector, we may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. Due to the expansive nature of the FCPA and other anti-corruption and anti-bribery laws, we can be held liable for corrupt or other illegal actions, even if seemingly innocent, of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities.
While we have policies and procedures to address compliance with such laws, our employees and agents could violate our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.
Noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, criminal prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, including treble damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations, and financial condition.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our operating results.
Our customer subscription and partner and services contracts are primarily denominated in U.S. dollars, and therefore substantially all of our revenue is not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our platform and products to our customers outside of the United States, which could adversely affect our operating results. In addition, an increasing portion of our operating expenses is incurred and an increasing portion of our assets is held outside the United States. These operating expenses and assets are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be adversely affected.
Our insurance costs may increase significantly, we may be unable to obtain the same level of insurance coverage and our insurance coverage may not be adequate to cover all possible losses we may suffer.
We generally renew our insurance policies annually. If the cost of coverage becomes too high or if we believe certain coverage becomes inapplicable, we may need to reduce our policy limits, increase retention amounts or agree to certain exclusions from our coverage to reduce the premiums to an acceptable amount or to otherwise reduce coverage for certain occurrences. On the other hand, we may determine that we either do not have certain coverage that would be prudent for our business and the risks associated with our business or that our current coverages are too low to adequately cover such risks. In either event, we may incur additional or higher premiums for such coverage than in prior years.
Among other factors, national security concerns, catastrophic events, pandemics or any changes in any applicable statutory requirement binding insurance carriers to offer certain types of coverage could also adversely affect available insurance coverage and result in, among other things, increased premiums on available coverage (which may cause us to elect to reduce our policy limits or not renew our coverage) and additional exclusions from coverage. As cyber incidents and threats continue to evolve, we may be required to expend additional, perhaps significant, resources to continue to update, modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. Although we maintain and monitor our information technology systems and we have insurance coverage for protecting against cyber security risks, such systems and insurance coverage may not be sufficient to protect against or cover all the losses we may experience as a result of any cyber-attacks.
We may suffer damage due to a casualty loss (such as fire, natural disasters, pandemics and acts of war or terrorism) or other losses, such as those related to labor, professional liability or certain actions or inactions by our management, directors, employees or others, that could severely disrupt its business or subject us to claims by third parties who are injured or harmed. Although we maintain insurance that we believe to be adequate, such insurance may be inadequate or unavailable to cover all the risks to which our business and assets may be exposed, including risks related to certain litigation. Should an uninsured loss (including a loss that is less than the applicable deductible or that is not covered by insurance) or loss in excess of insured limits occur, it could have a significant adverse impact on our business, results of operations or financial condition.
Our ability to use our net operating losses and certain other attributes may be subject to certain limitations.
As of December 31, 2024, we had approximately $215.5 million of U.S. federal and $149.9 million of state net operating losses, respectively. Certain of our U.S. federal and state net operating loss carryforwards may be carried forward indefinitely, while other of these loss carryforwards are subject to expiration (beginning in 2030). As of December 31, 2024, we had federal tax credit carryforwards of $5.7 million available to offset future U.S. federal income taxes payable, which will begin to expire in the year 2035. As of December 31, 2024, we had state tax credit carryforwards of $4.3 million available to offset future state income taxes payable and foreign tax credits of $97.2 million available to offset future India income taxes payable. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration (or that we will not generate taxable income at all). Under legislative changes made in December 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) in March 2020, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to these federal tax laws.
In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law, including limitations that may result from the consummation of the Business Combination. Under those sections of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not yet determined whether the Business Combination will give rise to an “ownership change” for purposes of Section 382 and Section 383 of the Code. Furthermore, we may have experienced ownership changes in the past and may experience ownership changes in the future as a result of subsequent shifts in our stock ownership (some of which shifts are outside our control). As a result, our ability to use our pre-change federal NOLs and other tax attributes to offset future taxable income and taxes could be subject to limitations. For these reasons, we may be unable to use a material portion of our NOLs and other tax attributes, which could adversely affect our future net income and cash flows.
Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect our business and future profitability.
Blaize is a U.S. corporation and thus is subject to U.S. corporate income tax on its worldwide income. Further, since our operations and customers are located throughout the United States, we are subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us and may have an adverse effect on our business and future profitability. For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as Blaize). Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken (including with retroactive effect). We are unable to predict whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our business and future profitability.
We may be subject to additional obligations to collect and remit sales tax and other taxes. We may be subject to tax liability for past sales, which could harm our business.
State, local and foreign jurisdictions have differing rules and regulations governing sales, use, value added, and other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of such taxes to our ecommerce platform in various jurisdictions is unclear. These jurisdictions’ rules regarding tax nexus are complex and vary significantly. As a result, jurisdictions in which we have not historically collected or accrued sales, use, value added, or other taxes could assert our liability for such taxes. Our liability for these taxes and associated penalties could exceed our original estimates. This could result in substantial tax liabilities and related penalties for past sales. It could also discourage customers from using our software solutions platform or otherwise harm our business and operating results.

Material weaknesses in our internal control over financial reporting could have a significant adverse effect on our business and the price of our common stock.
As a public company, we are required to comply with the rules of the SEC implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. If we identify material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is not effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be materially adversely affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.
Risks Related to Our Common Stock and Capital Structure
The market price of our Common Stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.
The trading price of our Common Stock is likely to be volatile. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in this section and the following:
•    the uncertainty resulting from the invasion of Ukraine by Russia, the Israel-Hamas conflict, strategic competition and tensions between Taiwan, China and the United States and resulting sanctions, and other events (such as terrorist attacks, geopolitical unrest, natural disasters or a significant outbreak of other infectious diseases);
•    our operating and financial performance and prospects;
•    our quarterly or annual earnings or those of other companies in our industry compared to market expectations;
•    conditions that impact demand for our products and/or services;
•    future announcements concerning our business, our clients’ businesses or our competitors’ businesses;
•    the public’s reaction to our press releases, other public announcements and filings with the SEC;
•    the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);
•    the size of our public float;
•    coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;
•    market and industry perception of our success, or lack thereof, in pursuing our growth strategy;
•    strategic actions by us or our competitors, such as acquisitions or restructurings;
•    changes in laws or regulations, including laws or regulations relating to environmental, health and safety matters or initiatives relating to climate change, or changes in the implementation of regulations by regulatory bodies, which adversely affect our industry or us;
•    privacy and data protection laws, privacy or data breaches, or the loss of data;
•    changes in accounting standards, policies, guidance, interpretations or principles;
•    changes in senior management or key personnel;
•    issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;
•    changes in our dividend policy;

•    adverse resolution of new or pending litigation against us; and
•    changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.
These broad market and industry factors may materially reduce the market price of our Common Stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Common Stock is low. As a result, you may suffer a loss on your investment.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.
Our issuance of additional shares of Common Stock, warrants or convertible securities may dilute your ownership interest in us and could adversely affect our stock price.
From time to time in the future, we may issue additional shares of our Common Stock, warrants or other securities convertible into Common Stock pursuant to a variety of transactions, including acquisitions. Additional shares of our Common Stock may also be issued upon exercise of outstanding stock options and warrants. The issuance by us of additional shares of our Common Stock, warrants or other securities convertible into our Common Stock would dilute your ownership interest in us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Common Stock and warrants. Subject to the satisfaction of vesting conditions and the expiration of our lock-up, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.
In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our Common Stock and Warrants bear the risk that our future offerings may reduce the market price of our Common Stock and Warrants and dilute their percentage ownership.
Future sales, or the perception of future sales, of our Common Stock by us or our existing securityholders in the public market could cause the market price for our Common Stock to decline.
We are not restricted from issuing additional shares of Common Stock, including securities that are convertible into or exchangeable for, or that represent a right to receive, Common Stock. Any issuance of additional shares of our Common Stock or convertible securities, including the shares issued pursuant to the Purchase Agreement and Engagement Agreement, will dilute the ownership interest of our existing stockholders. Sales of a substantial number of shares of our Common Stock or other equity-related securities in the public market, or the perception that these sales could occur, could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our Common Stock or other equity-related securities would have on the market price of our Common Stock.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the requirements of Nasdaq, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
As a public company, we are subject to laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of the Nasdaq, which we were not required to comply with as a private company. As a newly public company as a result of the Business Combination, complying with these statutes, regulations and requirements occupies a significant amount of time of our board of directors and management and significantly increases our costs and expenses. In addition, being subject to these rules and regulations make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officer.
We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our Common Stock may be less attractive to investors.
We are an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As an emerging growth company, we may follow reduced disclosure requirements and do not have to make all of the disclosures that public companies that are not emerging growth companies do. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which the market value of shares of Common Stock that are held by non-affiliates exceeds $700 million as of September 30 of that fiscal year(b) the last day of the fiscal year in which we have a total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation); (c) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (d) December 31, 2026, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of Common Stock in BurTech’s initial public offering. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
•    not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act;
•    reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•    exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As an emerging growth company, we may choose to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our shares of Common Stock less attractive as a result, there may be a less active market for our shares of common stock and our share price may be more volatile.
Anti-takeover provisions in our governing documents, as well as provisions of Delaware law, could impair a takeover attempt.
Our certificate of incorporation, our bylaws and Delaware law each contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:
•    no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•    the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;
•    the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•    a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•    the requirement that a special meeting of stockholders may be called only by the chairperson of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;
•    limiting the liability of, and providing indemnification to, our directors and officers;
•    controlling the procedures for the conduct and scheduling of stockholder meetings;
•    granting the ability to remove directors with cause by the affirmative vote of 66 2/3% in voting power of the outstanding shares of Common Stock entitled to vote thereon;
•    requiring the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class, to amend our bylaws or ARTICLE IV, ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII, and ARTICLE IX of our certificate of incorporation; and
•    advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay hostile takeovers and changes in control of us or changes in our Board and our management.
As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which will prevent some stockholders holding more than 15% of the Common Stock from engaging in certain business combinations without approval of the holders of substantially all of our Common Stock. Any provision of our certificate of incorporation, our bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.
Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.
Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived their compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in our certificate of incorporation. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Our certificate of incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Our certificate of incorporation also provides that (A) the exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction and (B) unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, our certificate of incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner.
We are subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.
In addition, as a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting.
We do not intend to pay dividends on our Common Stock for the foreseeable future.
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our Common Stock. As a result, you may have to sell some or all of your Common Stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our Common Stock.
If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our Common Stock could decline.
The trading market for our Common Stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our Common Stock or if our reporting results do not meet their expectations, the market price of our Common Stock could decline.
Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition. Debt issued to raise additional capital may reduce the value of our Common Stock.
We have funded our operations since inception primarily through continued financial support from our stockholders and other related parties. We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business. Additionally, our business plans may change, general economic, financial or political conditions in our markets may deteriorate or other circumstances may arise, in each case that have a material adverse effect on our cash flows and the anticipated cash needs of our business. Moreover, as a result of widespread inflation in the global economy, certain governmental authorities responsible for administering monetary policy have recently increased, and may continue to increase, applicable central bank interest rates, which could increase the costs required to obtain debt financing in the future or refinance any such future indebtedness. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital. We cannot predict the timing or amount of any such capital requirements at this time.
Additional financing may not be available on favorable terms, if at all, and any additional financing through issuances of equity securities may be dilutive to holders of our common stock. If adequate funds are not available on acceptable terms, we may be unable to continue to operate our business. If we incur debt, the terms of such debt, including the accrual of interest at fixed or variable interest rates, could restrict our operations, including our ability to pay dividends on our common stock.
Furthermore, if we incur debt, the debt holders could have rights senior to holders of our Common Stock to make claims on our assets. As a result, our stockholders bear the risk of future issuances of debt securities reducing the value of our Common Stock.

USE OF PROCEEDS
All of the shares of Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their accounts. We will not receive any of the proceeds from these sales. However, we may receive up to approximately $46.9 million in aggregate gross proceeds from the exercise of the Warrants, assuming they are exercised in full and for cash.
The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, exchange listing fees and fees of our counsel and our independent registered public accountants.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of financial condition and results of operations together with the consolidated financial statements and the related notes and other financial information of Blaize included elsewhere in this prospectus, including our unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 and 2024 as well as our audited consolidated financial statements for the years ended December 31, 2024 and 2023. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, actual results may differ materially from those anticipated in these forward-looking statements.
Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Unless otherwise indicated, references to “we”, “us”, “our”, “Blaize” or the “Company” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are to Blaize Holdings, Inc. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and related notes thereto, included in the “Risk Factors” section of this Prospectus, and the information included in our Current Report on Form 8-K/A, as filed with the U.S. Securities and Exchange Commission (“SEC”) on April 15, 2025, and the previous Quarterly Reports on Form 10-Q as filed with the SEC on May 14, 2025 and August 14, 2025, respectively.
Overview
We provide purpose-built, transformative artificial intelligence (“AI”)-enabled edge computing solutions comprised of hardware and software intended to optimize AI from the edge to the core, with a full-stack programmable processor architecture suite and low- code/no-code software platform that enables AI processing solutions for high-performance computing at both the network’s edge and at data centers. Our solutions are intended to deliver real-time insights and decision-making capabilities at low power consumption, high efficiency, minimal size, and low cost.
Our portfolio includes highly efficient programmable AI processors in a broad range of form factors, deployable across several verticals, including smart city, defense, retail and enterprise markets. Our accelerated AI computing platforms enable applications such as computer vision, advanced video analytics, and AI inference, and our software tools allow non-expert practitioners to deploy existing and novel AI applications on our hardware without the need to learn or use source code.
Trends and Recent Developments
Overall Macroeconomic Environment and its Effect on Blaize
In the first quarter of 2025, the United States (“U.S.”) government announced the forthcoming imposition of a series of new tariff policies affecting imports from many countries, including China. At the same time, many countries, including China, threatened retaliatory tariff regimes. Subsequently, China announced tighter export controls on certain rare earth metals, which are critical for high-tech manufacturing, and the U.S. government announced additional tariffs. Further, the regulations restricting the export of certain products and technology from the U.S. to China continue to be fluid, which could affect our business in China. These export controls, regulations, and tariffs are currently subject to ongoing negotiation.
While the legality and ultimate implications of the tariffs imposed by the U.S. government remain unclear, tariffs could materially increase our import costs and potentially lead to higher prices that may reduce consumer demand, and add an overall element of uncertainty to the U.S. economy. We are proactively evaluating strategies to mitigate the impact of tariffs on our supply chain and costs. These strategies include exploring alternative sourcing outside of China, working with our suppliers to manage cost increases, and implementing price increases. These actions may not fully offset the impact of tariffs and, as a result, our revenues, cost of materials, and overall financial performance may be materially affected.
Adding to overall economic uncertainty, the U.S. government has ceased all operations but those deemed essential (the “government shutdown”). During a government shutdown, import and export processes can slow, especially if agencies involved reduce staff levels. Further, the SEC does not review registration statements during a government shutdown, which could limit our access to public capital markets until the government resumes normal operations.
On July 4, 2025, the “One Big Beautiful Bill Act” (the “OBBBA”) was signed into law. The OBBBA makes permanent key elements of the Tax Cuts and Jobs Act, including 100% bonus depreciation, domestic research cost expensing, and the business interest expense limitation. In accordance with ASC 740, Income Taxes, the effects of the new tax law will be recognized in the period of enactment. We are in the process of evaluating the impact of OBBBA on our condensed consolidated financial statements. Any results of such evaluations will be reflected on our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.
Recent Developments in Our Business
On July 14, 2025, we entered into a $50.0 million common stock purchase agreement (“Committed Equity Facility”) with B. Riley Principal Capital II, LLC (“B. Riley”). We expect to use the proceeds from this facility to accelerate commercialization of our South Asia smart infrastructure contract and investment in our next-generation chip, as well as for working capital and general corporate purposes.
On November 10, 2025, Blaize and Polar entered into Polar Private Placement. Pursuant to the Polar Private Placement, we agreed to the direct sale of 9,375,000 shares of our common stock at a purchase price of $3.20 per share and the issuance of 9,375,000 warrants to purchase additional shares of our common stock, resulting in aggregate gross proceeds of approximately $30.0 million, before deducting offering expenses. The warrants have a term of five years and are immediately exercisable, with an exercise price of $5.00 per share. We intend to use the net proceeds from the Polar Private Placement for general corporate and working capital purposes.
Key Business Metrics
Pipeline
We have identified potential future business opportunities that could significantly accelerate growth through near-term customer implementations. Although we have no contractual arrangement(s) with respect to such pipeline and there is no assurance of any future contractual arrangement(s), the pipeline contains target accounts and opportunities that have been identified as potential customers for our products and services. We classify certain key metrics related to our pipeline into the following categories: proof of concept stage, partners, and design wins.
Proof of Concept Stage
A proof-of-concept stage (“POC”) represents that a proposal for a proof of concept has either been initiated or is in progress with a potential customer or partner. We utilize POCs to demonstrate our technology’s value proposition along with its tailored use scenarios and satisfaction of customer and/or partner requirements. As of September 30, 2025, a total of 53 POCs were initiated or in progress with a potential customer.

Partners
A partner (“Partner”) consists of either an independent software vendor or independent hardware vendor with whom we are working to integrate our products and services into the vendor’s offerings for their customers. Such vendors may include original equipment manufacturers (“OEMs”), original design manufacturers, system integrators, or hardware resellers or distributors, among others. As of September 30, 2025, we had a total of 42 Partners.
Design Wins
A design win (“Design Win”) represents that a Partner or a customer has selected our products and/or services to be incorporated into a product that it intends to produce or consume, as applicable, and has confirmed that our offerings integrate into such product accordingly. As of September 30, 2025, a total of 26 Design Wins have been confirmed with a Partner or customer.
Results of Operations
The following tables set forth Blaize’s condensed consolidated statements of operations data for the periods presented, as well as the changes between periods. The period-to-period comparison of financial results is not necessarily indicative of future results.
Three and nine months ended September 30, 2025 compared to three and nine months ended September 30, 2024
Revenue
We currently derive revenue through a combination of:
•    Hardware revenue — encompasses the sale of our semiconductor products through various supply agreements.
•    Software revenue — encompasses the sale of our applications and other software products through various licensing agreements.
•    Engineering services revenue — providing customized design services to our customers, tailored to their specific requirements.
The following table sets forth our revenue for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(Amounts in thousands, except for percentages)	2025	2024	$	%	2025	2024	$	%
Total revenue	$ 11,867	$ 781	$ 11,086	1,419%	$ 14,856	$ 1,553	$ 13,303	857%
For the three months ended September 30, 2025, revenue increased 1,419% to $11.9 million, compared to $0.8 million for the three months ended September 30, 2024. This increase in revenue was primarily due to hardware sold to a new customer which included $10.4 million of revenue for the three months ended September 30, 2025, with the remainder of this increase due to hardware sold to a related party, while revenue from the comparable period in 2024 was derived primarily from engineering services provided to a related party. Engineering services revenue with the related party is no longer expected, as the development contract with this party has been completed.
For the nine months ended September 30, 2025, revenue increased 857% to $14.9 million compared to $1.6 million for the nine months ended September 30, 2024. The increase was primarily due to hardware sales to a new customer in the third quarter of 2025 of $10.4 million, while revenue from the comparable period in 2024 was derived primarily from engineering services provided to a related party. Engineering services revenue with the related party is no longer expected, as the development contract with this party has been completed.
The following table sets forth our revenue by the geographical location of our customers for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025		2024		2025		2024
(Amounts in thousands, except for percentages)	Amount	%	Amount	%	Amount	%	Amount	%
Asia Pacific	$10,445	88%	$—	— %	$11,411	77%	$333	21%
North America	1,338	11%	779	100%	3,312	22%	1,215	78%
Other	84	1%	2	— %	133	1%	5	1%

Total revenue	$11,867	100%	$781	100%	$14,856	100%	$1,553	100%

Thus far in 2025, our revenue was derived from two significant customers, one significant customer located in the Asia Pacific region, who is not a related party, and one significant customer located in North America, who is a related party. In 2024, our revenue was derived from two different customers, located in both North America and Asia Pacific, and both of whom were related parties.
We expect our growth to continue in both Asia Pacific and North America. Since our revenue is concentrated among a small number of customers, revenue from any one significant customer may change the geographical mix of our revenue.
Costs and Expenses
Cost of Revenue
Cost of revenue is primarily comprised of the cost of semiconductors purchased from contract manufacturers, including wafer fabrication, assembly, testing and packaging, board, and device costs as well as indirect costs such as inventory carrying costs and inventory valuation reserves. In addition, cost of revenue also includes direct labor costs associated with the servicing of our engineering services revenue contracts. Engineering services revenue with the related party is no longer expected, as the development contract with this party has been completed. There is no depreciation and amortization allocable to cost of revenue; however, if such depreciation and amortization expense were to be incurred, it would be allocated to cost of revenue.
Research and Development
Research and development (“R&D”) expense primarily consists of personnel costs for our research and development activities. R&D expense includes costs associated with the design and development of our application-specific integrated circuit and intellectual property (“IP”) solutions, such as third-party foundry costs, third party computer-aided tools and software licenses, third party IP licenses, and reference design development.
Selling, General and Administrative
Selling, general and administrative (“SG&A”) expense primarily consists of personnel-related expenses for our sales and marketing teams, finance, human resources, information technology, and legal organizations. These expenses also include non-personnel costs, such as legal, audit, accounting services, advertising expenses, other professional fees as well as certain tax, corporate software licenses, and insurance-related expenses.

Depreciation and Amortization
Depreciation and amortization consists of ordinary depreciation and amortization on long-lived assets such as computer equipment, furniture and fixtures, leasehold improvements, and office equipment and is generally not material to us.
Transaction Costs
Transaction costs consisted of direct incremental legal, consulting, and banking fees related to the consummation of the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2023 (as amended on April 22, 2024, October 24, 2024 and November 21, 2024), which was completed in the first quarter of 2025. No additional costs relating to the Merger are expected to be incurred.
Detail of Costs and Expenses
The following table sets forth our costs and expenses, as described above, for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Change				Nine Months Ended September 30,		Change
(Amounts in thousands, except for percentages)	2025	2024	$		%		2025	2024	$		%
Cost of revenue	$10,091	$476	$9,615		2,020%		$11,222	$1,039	$10,183		980%
Operating expenses:
Research and development	9,676	5,799	3,877		67%		32,407	15,765	16,642		106%
Selling, general and administrative	14,321	5,546	8,775		158%		40,207	14,538	25,669		177%
Selling, general and administrative – related party	—	—	—	**			455	—	455	**
Depreciation and amortization	364	251	113			*	1,011	688	323		*
Transaction costs	—	77	(77)	**			12,043	163	11,880	**
Total operating expenses	$24,361	$11,673	$12,688				$86,123	$31,154	$54,969
*    Not material
**    Not meaningful
Cost of Revenue
For the three months ended September 30, 2025, cost of revenue increased by $9.6 million, or 2,020%, to $10.1 million, compared to $0.5 million for the three months ended September 30, 2024. The increase was primarily driven by higher hardware costs required to fulfil sales contracts during the current period.
For the nine months ended September 30, 2025, cost of revenue increased by $10.2 million, or 980%, to $11.2 million, compared to $1.0 million for the nine months ended September 30, 2024. The increase was primarily driven by higher hardware costs required to fulfil sales contracts during the current period.
R&D
For the three months ended September 30, 2025, R&D expense increased by $3.9 million, or 67%, to $9.7 million, compared to $5.8 million for the three months ended September 30, 2024. The increase was primarily due to higher stock-based compensation expenses allocated to R&D and the acquisition of third-party intellectual property for new chip development.

For the nine months ended September 30, 2025, R&D expense increased by $16.6 million, or 106%, to $32.4 million, compared to $15.8 million for the nine months ended September 30, 2024. The increase was primarily due to higher stock-based compensation expenses allocated to R&D and the acquisition of third-party intellectual property for new chip development.
The increases in R&D expenses described above are expected to continue as we support the development of our next generation of products.
SG&A
For the three months ended September 30, 2025, SG&A expense increased by $8.8 million, or 158%, to $14.3 million compared to $5.5 million for the three months ended September 30, 2024. This increase was primarily due to stock-based compensation expense, which is the largest component of payroll expense, which is, in turn, the largest component of SG&A.
For the nine months ended September 30, 2025, SG&A expense increased by $25.7 million, or 177%, reaching $40.2 million, up from $14.5 million for the nine months ended September 30, 2024. This increase was primarily due to stock-based compensation expense, which is the largest component of payroll expense, which is, in turn, the largest component of SG&A.
Other Expense, net
The following table sets forth the details of our total other expense, net, for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(Amounts in thousands, except for percentages)	2025	2024	$	%	2025	2024	$	%
Debt financing charge on convertible notes	$—	$—	$—	**	$—	$(464)	$464	**
Gain (loss) on foreign exchange	(88)	31	(119)	(384)%	(154)	(62)	(92)	148%
Change in fair value of convertible notes	—	(15,398)	15,398	**	(165,703)	(25,921)	(139,782)	539%
Change in fair value of warrants	—	(90)	90	**	(60,345)	1,255	(61,600)	**
Change in fair value of other earnout shares	(3,798)	—	(3,798)	**	105,463	—	105,463	**
Change in fair value of unissued shares of common stock	56	—	56	**	(244)	—	(244)	**
Change in fair value of committed equity facility	(63)	—	(63)	**	(63)	—	(63)	**
Other, net	241	1,273	(1,032)	(81)%	149	1,677	(1,528)	(91)%

Total other expense, net	$(3,652)	$(14,184)	$10,532		$(120,897)	$(23,515)	$(97,382)

**    Not meaningful
Our “other expense, net” for the three and nine months ended September 20, 2025 compared to the three and nine months ended September 30, 2024 was driven by the fair value changes in the different financial instruments in place during each period. In the first quarter of 2025, as a result of the Merger, the convertible notes, convertible preferred stock, and warrants were all converted into shares of our common stock. These instruments were, therefore, only outstanding fully during the comparative period for 2024.
After the Merger, the earnout awards issued to Burkhan that were classified as a derivative liability, and the derivative asset (fair value of the initial put option) and liability (forward contracts at each date of purchase of common stock by B. Riley) associated with the Committed Equity Facility were recorded, and subsequently marked to market at the end of each quarterly period. “Other, net” includes fines and penalties as well as the Committed Equity Facility transaction fees.
Year ended December 31, 2024 compared to year ended December 31, 2023
The following table sets forth Blaize’s consolidated statements of operations data for the years ended December 31, 2024 and 2023, respectively.

Year Ended December 31, ($ in thousands)	2024	2023	Change Dollar	Change Percentage
Revenue
Engineering services revenue – related party	$1,525	$3,840	$(2,315)	(60)%
Hardware revenue	29	16	13	81%

Total revenue	1,554	3,856	(2,302)	(60)%
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	579	3,656	(3,077)	(84)%
Research and development	25,094	18,115	6,979	39%
Selling, general and administrative	22,413	17,303	5,110	30%
Depreciation and amortization	886	2,040	(1,154)	(57)%
Loss on purchase commitments	—	1,165	(1,165)	(100)%
Transaction costs	217	105	112	107%

Total costs and expenses	49,189	42,384	6,805	16%

Loss from operations	(47,635)	(38,528)	9,107	24%
Other income (expense), net:
Pay-to-Play financing charge	—	(35,832)	(35,832)	(100)%
Debt financing charge on convertible notes	(464)	(3,145)	(2,681)	(85)%
Other (expense) income, net	1,903	(255)	2,158	846%
(Loss) gain on foreign exchange transactions	(228)	50	278	556%
Change in fair value of convertible notes	(10,022)	(9,532)	490	5%
Change in fair value of warrant liabilities	(5,701)	(945)	4,756	503%

Total other expense	(14,512)	(49,659)	(35,147)	(71)%

Loss before income taxes	(62,147)	(88,187)	(26,040)	(30)%
Benefit from income taxes	(952)	(598)	354	59%

Net loss	$(61,195)	$(87,589)	$(26,394)	(30)%

Revenue
Revenue decreased 60% to $1.6 million for the year ended December 31, 2024 compared to approximately $3.9 million for the year ended December 31, 2023, primarily due to us reaching the end of our multi-year license and development contract with a strategic investor resulting in a $2.6 million decrease compared to the year ended December 31, 2023. This reduction was partially offset by $0.3 million associated with a new development arrangement entered into with a separate strategic investor during the year ended December 31, 2024.
Cost of revenue (exclusive of depreciation and amortization)
Cost of revenue (excluding depreciation and amortization) for the year ended December 31, 2024 reflects a decrease of $3.1 million, or 84%, compared to the year ended December 31, 2023. This decrease was primarily driven by a $2.9 million decrease in charges for excess inventory and a $0.4 million decrease in direct labor costs commensurate with the decrease in engineering services revenue, partially offset by a $0.1 million increase in costs for inventory carrying costs with an outside supplier and a $0.1 reduction in other miscellaneous costs.

Research and development
Research and development expense for the year ended December 31, 2024 increased $7.0 million or 39% compared to the year ended December 31, 2023. The increase was primarily driven by an increase in personnel costs of $4.4 million, an increase in IP licenses and design services of $2.4 million associated with the development of our new chip, an increase in other miscellaneous research and development costs of $0.2 million, and an increase in integration service of $0.6 million, partially offset by a $0.6 million reduction in external engineering services. We expect research and development to continue to increase to support the development of our next generation product portfolio in future years.
Selling, general and administrative
Selling, general and administrative expense for the year ended December 31, 2024 increased $5.1 million or 30% compared to the year ended December 31, 2023. The increase was primarily due to a $3.5 million increase in employee related costs, a $1.1 million increase in legal and accounting costs incurred in support of public company readiness efforts, a $0.5 million increase in marketing costs, and a $0.5 million increase in business development costs. The increases were partially offset by a $0.5 million reduction in facility costs.
Depreciation and amortization
Depreciation and amortization expense for the year ended December 31, 2024 decreased $1.2 million or 57% compared to the year ended December 31, 2023. The decrease was primarily due to a decrease in depreciation costs for computer equipment and server and network equipment that were fully depreciated in the comparative period.
Loss on purchase commitments
We did not record a loss on purchase commitments for the year ended December 31, 2024 as compared to $1.2 million for the year ended December 31, 2023 as a result of not having any additional purchase commitments requiring a loss on purchase commitment accrual.
Total other expense
Total other expense for the years ended December 31, 2024 and 2023 amounted to a net expense of $14.5 million and $49.7 million, respectively, for a decrease of net expense period over period of $35.1 million.
Total other expense for the year ended December 31, 2024 was primarily comprised of the total net change in fair value of our convertible notes and warrant liabilities of $15.7 million, additional expenses of $0.7 million, offset by other income from investments of $1.9 million.
Total other expense for the year ended December 31, 2023 was primarily comprised of the Pay-to-Play financing charge of $35.8 million and the debt financing charge on the convertible notes issued under the 2023 NPA of $3.1 million as well as the total change in fair value of the convertible notes and warrant liabilities of $10.5 million.
Income tax expense
The benefit from the provision for income taxes amounted to approximately $1.0 million for the year ended December 31, 2024 and our effective tax rate was approximately 1.53%. The effective income tax rate was primarily driven by remeasurement of our warrant liability as well as our valuation allowance which is driven by the deferred tax assets arising from capitalized research and experimental expenditures and the net operating losses.

The benefit from the provision for income taxes amounted to approximately $0.6 million for the year ended December 31, 2023 and our effective tax rate was approximately 0.68%. Income tax benefit for the year ended December 31, 2023 was primarily attributable to foreign taxes payable on net income generated outside the United States. The effective income tax rate was primarily driven by the impact of the tax treatment of the Pay-to-Play equity financing charge and the valuation allowance which is driven by the deferred tax assets arising from capitalized research and experimental expenditures and the net operating losses.
Net loss
Net loss was approximately $61.2 million for the year ended December 31, 2024 compared to net loss of approximately $87.6 million for the year ended December 31, 2023. The decrease in net loss for the year ended December 31, 2024 of $26.4 million compared to the year ended December 31, 2023 was primarily attributable to the nonrecurring Pay-to-Play financing charge of $35.8 million, the decrease in debt financing charge of $2.7 million, and an increase in other income (expense), net of $2.2 million which was partially offset by the $9.1 million increase in loss from operations and the $5.2 million increase in expense associated with the change in fair value of convertible notes and warrant liabilities as discussed above.
Non-GAAP Measures
In conjunction with net loss calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), we also use EBITDA and Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. Non- GAAP financial information is presented for supplemental informational purposes only, should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies. We believe that along with our GAAP financial information, our non-GAAP financial information when taken collectively and evaluated appropriately, is helpful to investors in assessing our operating performance.
EBITDA and Adjusted EBITDA
EBITDA is defined as “Earnings before interest, income taxes, depreciation, and amortization”. Adjusted EBITDA is defined as EBITDA adjusted for certain unusual and other significant items and removes the volatility associated with non-cash items such as stock-based compensation, changes in fair value, and operational income and expenses that are not expected to be ongoing, as discussed below in the footnote to “other adjustments”.

The following table sets forth a reconciliation of net loss to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(Amounts in thousands)	2025	2024	$	%	2025	2024	$	%
Net loss	$(26,258)	$(25,607)	$(651)	3%	$(203,608)	$(54,503)	$(149,105)	274%
Depreciation and amortization	364	251	113	45%	1,011	688	323	47%
Provision for income taxes	21	55	(34)	(62)%	222	348	(126)	(36)%
Interest income, net	(693)	(1,273)	580	(46)%	(1,406)	(1,677)	271	(16)%

EBITDA	(26,566)	(26,574)	8	—%	(203,781)	(55,144)	(148,637)	270%
Stock-based compensation	9,486	359	9,127	2,542%	28,092	1,042	27,050	2,596%
Fair value changes and financing charges	4,424	15,488	(11,064)	(71)%	121,511	25,130	96,381	384%
Transaction costs	—	77	(77)	(100)%	12,043	163	11,880	7,288%
Non-cash inventory cost realignment adjustments	(112)	204	(316)	(155)%	(656)	179	(835)	(466)%
Other adjustments(1)	1,702	(32)	1,734	(5419)%	3,419	66	3,353	5,080%

Adjusted EBITDA	$(11,066)	$(10,478)	$(588)	6%	$(39,372)	$(28,564)	$(10,808)	38%

(1)     “Other adjustments” includes, but is not limited to, other non-cash expenses, including foreign exchange gains and losses, and unusual or non- recurring expenses, including litigation expenses, financing advisory fees, and fines and penalties. We believe that these expenses are not reflective of our ongoing operating performance and excluding these costs provides a more meaningful comparison of our results of operations over comparative periods.

(Amounts in thousands)	Year Ended December 31,
	2024	2023
Net Loss	$(61,195)	$(87,589)
Depreciation and amortization	886	2,040
Benefit from income taxes	(952)	(598)
Other expenses(1)	14,512	49,659

EBITDA	(46,749)	(36,488)
Stock based compensation	3,847	2,483
Non cash inventory cost realignment adjustments	(354)	3,681

Adjusted EBITDA	$(43,256)	$(30,324)

(1)     Includes, but not limited to, interest receivable/payable, financing charges, gains/losses on foreign exchanges and movements in fair value of convertible notes and warrants.
Liquidity and Capital Resources
Our primary sources of cash flows have historically been from financing activities. We expect our primary sources of liquidity to continue to be cash flows from financing activities, as our expenses continue to exceed our revenues, and therefore, we cannot satisfy our cash needs through operations. We intend to raise such capital through issuances of additional equity and/or debt. As discussed below, our liquidity condition raises substantial doubt about our ability to continue as a going concern through a year from the issuance date of our unaudited condensed consolidated financial statements, as we cannot expect that the sources of financing currently available to us will be sufficient to fund our ongoing cash requirements for at least the next twelve months and/or into the foreseeable future.
Going Concern
Our condensed consolidated financial statements have been prepared on a “going concern” basis, which assumes that we will be able to meet our obligations and continue our operations for the foreseeable future. Our condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.
Our ability to continue to meet our obligations, to achieve our business objectives and continue as a going concern is dependent upon several factors, including our revenue growth rate, the timing and extent of spending to support further sales and marketing initiatives, as well as our research and development efforts. In order to continue to finance our operations, we will need to raise additional financing.
As a result of the above considerations, we have determined that our liquidity condition raises substantial doubt about our ability to continue as a going concern through a year from the date of issuance of our unaudited condensed consolidated financial statements.
Commitments to Issue Shares of Our Common Stock
As of September 30, 2025, we have commitments to issue 29,318,739 shares of common stock to employees and others under stock option awards, and an additional 10,764,848 shares of our common stock under employee and other RSU awards. We have further reserved 3,047,669 shares of our common stock under an employee stock purchase plan, which has not yet commenced.
Additionally, we have commitments in respect of the Earnout Shares to issue up to 15,000,000 shares of our common stock, primarily to Legacy Blaize stockholders and also to then-outstanding Legacy Blaize employee equity award holders and 2,600,000 shares of our common stock to Burkhan, subject to our share price achieving certain thresholds over a period of time. These Earnout Shares are dependent upon, among other things, changes in the closing share price of our common stock, the expected timing of settlement, and the probability of achieving certain triggering events.
Further, we have a total of 29,698,250 warrants to purchase shares of our common stock outstanding, exercisable at $11.50 per share, expiring at various dates within the first quarter of 2030.
We have a Sales Partner Referral Agreement with an affiliate that allows for shares of our common stock to be issued to that affiliate in respect of a sales commission. Cash or shares of stock for commission payments are to be released upon our receipt of cash on the sales made under the Sales Partner Referral Agreement. To date, sales have been made to another related party, an affiliate of the sales partner, but no payments have been made on amounts due to us, and therefore, no cash or shares of stock relating to the sales commission have been released.
We also have commitments to issue shares of our common stock under the Committed Equity Facility and Polar Private Placement, as further described below.
Currently Available Financing Facilities
On July 14, 2025, we entered into a Committed Equity Facility with B. Riley. Pursuant to the Committed Equity Facility, we have the right, but not the obligation, to sell to B. Riley up to an aggregate of $50.0 million of newly issued shares of our common stock, subject to certain conditions and limitations. As of September 30, 2025, we had settled 5,673,734 shares of our common stock, sold to B. Riley for net proceeds of $20.0 million.
Subsequent to September 30, 2025, we settled additional shares of newly-issued common stock, sold to B. Riley under this agreement, and as of October 17, 2025, the most recent date of such a sale, we had settled a total of 8,410,321 shares of our common stock, sold to B. Riley under the Committed Equity Facility, for net proceeds of $33.4 million.
On November 10, 2025, Blaize and Polar entered into the Polar Private Placement. Pursuant to the Polar Private Placement, we agreed to the direct sale of 9,375,000 shares of our common stock at a purchase price of $3.20 per share and the issuance of 9,375,000 warrants to purchase additional shares of our common stock, resulting in aggregate gross proceeds of approximately $30.0 million, before deducting offering expenses. The warrants have a term of five years and are immediately exercisable, with an exercise price of $5.00 per share. We intend to use the net proceeds from the Polar Private Placement for general corporate and working capital purposes.
Previously Utilized Financing Facilities
Prior to the Merger, and for the year ended December 31, 2024, certain agreements were in place which provided us with funding. Upon the consummation of the Merger, these agreements all converted to equity (shares of our common stock or warrants to purchase our common stock).
Cash Flows for the Nine Months Ended September 30, 2025 and 2024 and years ended December 31, 2024 and 2023
The following table summarizes our cash flows from operating, investing, and financing activities:

	Nine Months Ended September 30,
(Amounts in thousands)	2025	2024
Net cash used in operating activities	$(57,290)	$(35,788)
Net cash used in investing activities	(707)	(1,165)
Net cash provided by financing activities	31,773	102,380

Change in cash, cash equivalents and restricted cash	$(26,224)	$65,427

	Year Ended December 31,
(Amounts in thousands)	2024	2023
Net cash used in operating activities	$(53,532)	$(27,955)
Net cash used in investing activities	$(902)	$(220)
Net cash provided by financing activities	$101,709	$26,475
Cash Flows used in Operating Activities
Net cash used in operating activities was $57.3 million for the nine months ended September 30, 2025, compared to $35.8 million for the nine months ended September 30, 2024. The increase in cash used in operating activities was primarily due to an increase of $149.1 million in net loss, partially offset by an increase in adjustments to reconcile net loss to net cash used in operating expenses of $122.0 million and an increase in changes in operating assets and liabilities of $5.6 million.
Net cash used in operating activities was $53.5 million during the year ended December 31, 2024 compared to $28.0 million for the year ended December 31, 2023. For the year ended December 31, 2024, cash used in operating activities resulted from a net loss of $61.2 million, partially offset by $21.0 million in noncash items, the largest of which related to the $15.7 million change in the fair value of our convertible notes and warrant liabilities, $3.8 million in stock-based compensation, and $1.5 million of other miscellaneous non-cash expenses including depreciation and amortization, lease expense, deferred income taxes, deferred financing charges on convertible notes, and credit losses, offset by the impact of a net cash outflow of $13.4 million from changes in our net operating assets and liabilities. For the year ended December 31, 2023, cash used in operating activities resulted from a net loss of $87.6 million, offset by $56.3 million of noncash items, the largest two of which related to the Pay-to-Play financing charge of $35.8 million and $3.1 million of debt financing charges on convertible notes, offset by a net cash inflow of $3.4 million from changes in our net operating assets and liabilities.
Cash Flows used in Investing Activities
For the nine months ended September 30, 2025 and 2024, we used $0.7 million and $1.2 million, respectively, of cash to purchase property and equipment.
For the years ended December 31, 2024 and 2023, we used $0.9 million and $0.2 million of cash to purchase property and equipment, respectively. The increase of $0.7 million during the year ended December 31, 2024 was primarily due to the licensing of software.
Cash Flows provided by Financing Activities
For the nine months ended September 30, 2025, net cash provided by financing activities was $31.8 million, which primarily consisted of $20.0 million of proceeds from the Committed Equity Facility and $15.9 million of proceeds from the Merger and PIPE financing, partially offset by the $4.3 million payment of deferred offering costs. Net cash provided by financing activities for the nine months ended September 30, 2024 of $102.4 million primarily consisted of $110.7 million in proceeds from the issuance of secured convertible notes under the 2023 Note Purchase Agreement, partially offset by the payment of demand notes of $4.8 million and deferred offering costs of $3.7 million.
For the year ended December 31, 2024, net cash provided by financing activities was $101.7 million, which primarily consisted of $110.7 million of proceeds from the issuance of secured convertible notes under the 2023 NPA, partially offset by the $4.8 million repayment of the short-term demand notes and $4.4 million payment of deferred offering costs. This compares to net cash provided by financing activities for the year ended December 31, 2023 of $26.5 million, which primarily consisted of $12.3 million in proceeds from the issuance of secured convertible notes under the 2023 NPA, $9.4 million in the issuance of Pay-to-Play convertible notes and $4.9 million raised via the issuance of demand notes.
Material Cash Requirements and Cash Availability
Material cash requirements generally include the near-term general corporate expenses of the business, such as employee payroll and consulting fees. Additionally, as of September 30, 2025 and December 31, 2024, we had outstanding purchase orders and contractual obligations totaling $0.5 million and $0.2 million, respectively, to procure inventory.
As of September 30, 2025, we had cash and cash equivalents on hand of $24.0 million, and we had $30.0 million remaining available to draw on the Committed Equity Facility. As of December 31, 2024, we had cash and cash equivalents of approximately $50.2 million, a net working capital deficit of $114.5 million, and an accumulated deficit of $429.3 million.
Emerging Growth Company and Smaller Reporting Company Status
We are an emerging growth company (“EGC”) as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we are (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.
In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, it is not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
We will remain an EGC under the JOBS Act until the earliest of (i) December 31, 2026, which is the last day of our first fiscal year following the fifth anniversary of the closing of BurTech’s initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.
We have also elected to avail ourselves of smaller reporting company (“SRC”) status, which is currently available to us as our annual revenues are less than $100.0 million, while at the same time, our public float is less than $700.0 million. Should our annual revenues exceed $100.0 million, then we may continue to elect SRC status if our public float is less than $250.0 million. Annual revenues are determined with reference to our full year revenues as reported on Form 10-K each year, and public float is determined annually at a measurement date of June 30 of each year by multiplying the number of shares of common stock held by non-affiliates by the closing share price of our common stock on June 30 of that year. SRC status allows us, but does not require us, to provide scaled disclosures in our annual reports on Form 10-K and our quarterly reports on Form 10-Q.
The public float and revenue calculations described above also determine our status as an accelerated or non-accelerated filer. Currently, as our revenues are less than $100.0 million, we are a non-accelerated filer, and as long as we are a non-accelerated filer (as determined each year on June 30 as described above) we are not required to provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. Should our revenues exceed $100.0 million and should our public float continue to be in excess of $75.0 million, we would then become an accelerated filer, commencing with our next Annual Report on Form 10-K.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates. We expect quarter-to-quarter GAAP earnings volatility from our business activities.
Our critical accounting estimates include estimates related to accounting for the Merger and reverse recapitalization, income taxes, revenue, the net realizable value of inventories, the liability or equity classification and/or valuation of financial instruments, which may be complex financial instruments. Our financial instruments subject to valuation other than a Level 1 valuation technique currently include the Committed Equity Facility, earnout shares, and the valuation of stock-based compensation awards subject to market conditions, and historically included the pre-Merger convertible notes, pre-Merger warrants, and pre-Merger stock-based compensation awards. These estimates and assumptions are based on historical experience and on various other factors which we believe to be reasonable under the circumstances. We engage third-party valuation specialists to assist with estimates related to the valuation of derivative assets or liabilities arising from complex financial instruments.
Management discusses the ongoing development and selection of these critical accounting policies and estimates with the Audit Committee of our Board of Directors.
Refer to Note 2 of the Notes to the Condensed Consolidated Financial Statements for the three and nine months ended September 30, 2025 in this Registration Statement for a summary of significant accounting policies.
Merger and Reverse Recapitalization
Our consolidated financial statements reflect the consummation of the Merger and other transactions contemplated by the Merger Agreement (altogether with the Merger, the “Business Combination”), which was accounted for as a reverse recapitalization in accordance with U.S. GAAP. The accounting for the Business Combination required management to make significant estimates and judgments, particularly in identifying the accounting acquirer, determining the fair value of instruments issued, and evaluating the classification of certain financial instruments.
Under the guidance in ASC 805, Business Combinations, the determination of the accounting acquirer required management to consider a variety of factors, including the relative voting rights of the pre-combination stockholders, the composition of the board of directors and senior management of the combined entity, and the intended purpose and substance of the transaction. After considering this guidance, the merger was accounted for as a reverse recapitalization, with no goodwill or intangible assets recognized. The net assets of the combined entity are stated at historical cost, and the shares and per-share information presented in the consolidated financial statements were retroactively adjusted to reflect the exchange ratio established in the merger agreement.
In addition, management evaluated the appropriate classification of certain financial instruments such as contingent earnout liabilities under ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. This assessment required complex analysis of contractual terms and applicable accounting guidance to determine whether instruments should be recorded as equity or liability-classified. Liability-classified instruments are subsequently remeasured at fair value each reporting period end, with changes recognized in earnings, which may result in significant volatility in our results of operations.
Because the accounting for the merger and reverse recapitalization involved estimates that relied on management’s assumptions regarding market conditions, valuation methodologies, and the interpretation of complex contractual terms, it represents a critical accounting estimate.
Income Taxes
Our deferred tax asset balance is currently subject to a full valuation allowance. In evaluating the need for a valuation allowance, management considers both positive and negative evidence, including historical operating results, forecasts of future taxable income, the reversal of existing temporary differences, tax planning strategies, and the length of carryforward periods. The weight given to each piece of evidence depends on the extent to which it can be objectively verified. The most significant factor in this assessment is management’s projection of future taxable income, which inherently involves estimates and assumptions regarding future business performance, market conditions, and other factors that may affect profitability. Should actual results differ materially from our estimates of future taxable income, or should there be a change in the weighting of available evidence, our conclusion regarding the need for, or amount of, a valuation allowance could change significantly in future periods.
While accounting for income taxes involves several areas of judgment, the valuation allowance represents the most significant estimate subject to material variability in future periods. Management reviews the realizability of deferred tax assets at each reporting date and adjusts the valuation allowance as appropriate based on updated information and revised forecasts.
Revenue
We must make significant estimates and assumptions as we follow the revenue accounting model of ASC 606, Revenue from Contracts with Customers, to (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation.
Our contracts may contain more than one performance obligation. Judgment is required in determining whether each performance obligation within a customer contract is distinct. Most of the products and services function on a standalone basis and do not require a significant amount of integration or interdependency. Therefore, multiple performance obligations contained within a customer contract are considered distinct and are not combined for revenue recognition purposes. We allocate the total transaction price to each distinct performance obligation in an arrangement with multiple performance obligations on a relative standalone selling price basis. In certain cases, we can establish standalone selling price based on directly observable prices of products or services sold separately in comparable circumstances to similar customers. If standalone selling price is not directly observable, such as when we do not sell a product or service separately, we determine standalone selling price based on market data and other observable inputs.
Net Realizable Value of Inventories
The determination of the net realizable value (“NRV”) of inventory is a critical accounting estimate that requires management judgment. Inventories are stated at the lower of cost or NRV. Cost is determined using the first-in, first out method. NRV represents the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.
Management regularly reviews inventory quantities on hand and compares these amounts to forecasted demand, historical usage, and market conditions to identify excess, slow-moving, obsolete, or otherwise impaired items. When indicators are present that the cost of the inventory exceeds its NRV, we record a write-down. These estimates inherently involve significant judgment, particularly in assessing future demand and technological changes.
Changes in assumptions or market conditions could materially affect the carrying value of our inventory. Once recorded, write- downs to NRV establish a new cost basis and are not subsequently reversed.
Management believes the assumptions and methodologies used in estimating NRV are reasonable and consistent with industry practice; however, actual results may differ materially from these estimates, which could have a significant impact on our results of operations and financial condition.
Classification of Complex Financial Instruments
Our financial statements include various instruments with characteristics of both debt and equity, currently including the Committed Equity Facility, earnout shares, and warrants trading under the ticker symbol

“BZAIW”, and historically have included convertible notes, redeemable preferred stock, and legacy warrants. The determination of whether these instruments should be classified as liabilities or equity requires significant judgment and the application of complex accounting guidance under ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging.
Management evaluates the specific terms and features of each instrument, including redemption provisions, conversion features, participation rights, and contingencies that could require cash settlement. Instruments that contain certain cash settlement features are generally classified as liabilities and recorded at fair value, with changes in fair value recognized through earnings. Instruments that are not mandatorily redeemable for cash and that meet the criteria for equity classification are recorded in equity.
Determining the appropriate classification requires assessing the likelihood and timing of redemption or conversion events, evaluating embedded derivative features where an instrument embedded in a contract is issued for nominal or no apparent consideration, along with the essential characteristics inherent in a derivative instrument of a notional amount, an underlying security, and a mechanism for net settlement, and estimating fair values where bifurcation is required. These assessments rely on market-based assumptions, volatility estimates, discount rates, and, in certain cases, management’s expectations regarding future financing and settlement outcomes. Because these judgments involve estimates that are inherently uncertain, subsequent changes in facts or circumstances could materially impact the classification and measurement of these instruments.
Valuation of Financial Instruments
Valuation of any financial instrument depends on the underlying characteristics of the instrument, which generally dictate the valuation model to be used. Currently outstanding instruments subject to valuation include the Committed Equity Facility, the earnout shares, and stock options. Previously outstanding instruments subject to valuation have included convertible notes and previously outstanding warrants.
The fair value of the put option embedded in the Committed Equity Facility at its inception was determined using a Monte Carlo simulation model. This methodology captures the probabilistic nature of mechanisms for our future exercise of the instrument, share price volatility, and contractual constraints, providing a reasonable estimate of the put option’s expected economic benefit over its remaining term. Monte Carlo simulation is a numerical method used to estimate the value of uncertain outcomes by repeatedly generating random variables to mimic the behavior of a stochastic (i.e., random) process. Over time, the fair value of this put option will revert to zero, as the Committed Equity Facility is either fully utilized or expired.
The fair value of the forward contract embedded in the Committed Equity Facility at each point of issuance of our common stock to B. Riley is the difference between a volume-weighted average purchase price and the settlement date closing share price of our common stock. The embedded derivative of the forward contract does not involve a complex valuation model.
The earnout shares have been valued using a Monte Carlo simulation model, as described above.
The fair value of stock options granted is determined using the Black-Scholes-Merton (“Black-Scholes”) option pricing model using various inputs, including management’s estimates of expected share price volatility, term, risk-free rate and future dividends. We have elected the simplified method to determine the expected term of the option grants.
Our previous issue of legacy warrants was recorded at estimated fair value calculated using the Black-Scholes option pricing model as described above; wherein, depending on the terms of the legacy warrants, certain parameters within the Black-Scholes option pricing model were required to be determined using a Monte Carlo simulation model, as described above.

Our previous issue of convertible notes was valued at an assumed market price, and did not involve a complex valuation model.
The value of our pre-Merger stock-based compensation awards was determined based on the estimated fair value of shares of common stock at the date of grant, as determined by the Board of Directors, and did not involve a complex valuation model.
Recent Accounting Pronouncements
We have considered recently issued accounting pronouncements and are currently evaluating the impact the adoption of such pronouncements will have on our condensed consolidated financial statements.
Quantitative and Qualitative Disclosures About Market Risk.
As a smaller reporting company, we are not required to provide this information.
Evaluation of Disclosure Controls and Procedures
We maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Principal Executive Officer (our Chief Executive Officer) and Principal Financial and Accounting Officer (our Chief Financial Officer), or persons performing similar functions, as appropriate to allow timely decisions regarding required or necessary disclosures. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
In accordance with Exchange Act Rules 13a-15 and 15d-15, an evaluation was completed under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of September 30, 2025. Prior to the Merger, when preparing the financial statements for the years ended December 31, 2024, BurTech Acquisition Corp. (“BurTech”) identified a material weakness, as discussed below, in internal control over financial reporting. As of December 31, 2024, Blaize, Inc. (“Legacy Blaize”) did not identify any material weaknesses in internal control over financial reporting. As of September 30, 2025, the material weaknesses of the combined entity were remediated by the Company. As such, our management, including our Chief Executive Officer and Chief Financial Officer, concluded that our disclosure controls and procedures were effective in providing reasonable assurance that the information required to be disclosed in our reports filed or submitted under the Exchange Act was recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms as of September 30, 2025.
Changes in Internal Control over Financial Reporting
In connection with the continued monitoring and maintenance of our control procedures as part of the implementation of Section 404 of the Sarbanes-Oxley Act of 2002, we continue to review, test, and improve the operation of our internal controls. Other than our remediation of the prior material weakness of the combined company, as referred to above, there have not been any changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the nine months ended September 30, 2025, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

BUSINESS
Business Overview
Blaize is a provider of purpose-built, transformative artificial intelligence (“AI”)-enabled edge computing solutions that unite software and silicon to optimize AI from the edge of our customers’ networks (the “edge”) to their data centers (the “core”). We provide a full-stack programmable processor architecture suite and low-code/ no-code software platform that enables AI processing solutions for high-performance computing at the edge and the core. Our solutions aim to deliver real-time insights and decision-making capabilities at low power consumption, high efficiency, minimal size and low cost. Our mission is to enable enterprises to harness the power of AI at the edge, delivering real-time insights and decision-making capabilities with compelling speed and efficiency.
The Blaize AI Platform complements GPU-based systems with power efficient edge inference. This enables real-time multimodal workloads such as video, sensor, and language models with lower latency, improved efficiency, and reduced cost of ownership.
With over a decade of investment in research and development, we have developed technologies that enable applications such as computer vision and machine learning to deploy and run faster and more efficiently. Our engineering team has developed a proprietary parallel computing architecture that serves as the foundation for our products, enabling high-performance AI inference with industry-leading efficiency, which we believe delivers significant value to our customers.
We are developing our next-generation chip, which will introduce enhanced features and capabilities while leveraging the latest advancements in semiconductor processing. Additionally, we plan to offer an intermediate hardware solution for mobility and L2 automotive customers ahead of the launch of our full automotive-grade AI processor.
With a strong focus on innovation, performance, and strategic partnerships, we believe we are well positioned to enable our customers to process and analyze their data in real time from core to edge, unlocking new business opportunities and gaining a competitive advantage in the evolving AI landscape.
Industry Background
Historically, most processing solutions designed for the edge (“edge applications”) were built around cloud and data center-centric infrastructure.
In such solutions, data is collected at the edge and is sent back to a centralized location where the real AI processing happens. This approach is power-demanding, adds latency, causes significant data traffic, makes real- time processing difficult, and is less secure. Prompted by the proliferation of data at the edge, industry participants have been looking for ways to enable the power of AI processing where the data is, allowing for effective, real-time decision-making at the edge with greater thermal efficiency, less latency, less power consumption, less cost (including communication costs), ability to keep data local and avoid the burden of cloud and centralized infrastructure.
Blaize is engaged in critical industries driving the next wave of AI adoption, including sovereign infrastructure, smart cities, defense, and mobility. The adoption of AI in these industries is growing at an increasing rate and is poised to continue to do so in the long term, supported by strong fundamentals such as the adoption of autonomous solutions and generative AI, decentralization of data and AI for data privacy and data ownership and the drive for sustainability. We believe that we are well positioned to immediately access the rapidly expanding AI accelerator market today with a combination of software and solutions supported by our product roadmap that extends our Serviceable Addressable Market (“SAM”). At the same time, we are capable of capturing the growing demand for hybrid AI platforms by uniting software and silicon to complement existing GPU systems with greater efficiency, lower latency, and reduced cost.

We expect the AI landscape to continue evolving at a rapid pace. Key trends that will impact the future of our industries include adoption of generative AI, large language models (“LLMs”), small language models (“SLMs”), vision transformers and multi-modality. The industry will continue to expand beyond reliance on incumbent GPU and CPU architectures, increasingly turning to hybrid AI approaches that pair training and complex AI in the cloud with efficient, real-time inference at the edge. This is where we believe we deliver clear differentiation in performance-per-watt and total cost of ownership. These characteristics are just as relevant and necessary for data center inference applications as they are for edge AI vision analytics. As the Blaize chip roadmap is enhanced, the inherent advantages of the Graph Streaming Processor (“GSP”) architecture and ease of programmability position us to lead in powering the next generation of AI workloads across edge and cloud.
Market Opportunity
The AI market is subject to rapid technological changes, evolving industry standards, customer needs and preferences and developing regulations in the United States of America (“U.S.”) and abroad, which have focused on, among other things, safety and efficacy of AI systems, algorithmic discrimination and protection, data privacy and notice and explanation. Further, continued growth in adoption of AI-based technologies will depend, in part, on the reduction of operating and capital costs associated with AI computing, the increase in customer confidence in data protection and privacy related to centralized AI systems, software responsiveness to dynamic data, models and customer needs and transparency in application from data preparation to production. We believe Blaize helps facilitate such growth in adoption by providing a platform which (i) reduces the total cost of ownership of AI across a wide range of use-cases and verticals, (ii) positions the AI computing functions behind customer firewalls for added data privacy and security, (iii) automatically responds to and remediates accuracy and performance-related software issues in the system and (iv) enables and implements open standards and comprehensive auditing capabilities for customers. Blaize also continuously monitors regulatory developments related to the AI market to remain compliant with the latest requirements.
We believe our target markets are large and growing, supported by strong fundamentals. Industry outlook points to sustained demand across verticals such as defense, smart cities, industrial, and retail, as well as a rapid scaling of inference workloads, which are expected to outpace training by a wide margin. These drivers including autonomous solutions, generative AI, decentralization of data, and global momentum around sustainability — which we believe reinforce the opportunity for Blaize to expand adoption of the Blaize AI Platform worldwide.
Products
Blaize’s product roadmap focuses on creating solutions that can fulfill customer demands for AI applications at the edge. The main target markets include: enterprise, commercial, industrial, and automotive. These markets require low-power systems with highly optimized total cost of ownership, agility and flexibility on development and deployment, and a reliable supply chain. We believe our technology and targeted marketing strategy are designed to deliver products that meet those requirements.
Blaize has created an AI computing accelerator, the GSP. This processor has been designed from the ground up for computer vision and machine learning applications. It is fully programmable, making it flexible and adaptable for the foreseeable future. The GSP leverages parallelism at data, instruction, task, chip and system level — streamlining execution processing and enabling low energy consumption, high performance and scalability. These advantages are demonstrated through the numerous technical evaluations that customers undertake on their own data. As the demands of edge AI inference continue to increase at a rapid pace, and customer data is evolving and changing frequently, we believe that our GSP has key advantages in enabling customer confidence.
Blaize’s hardware products are compute cards that incorporate our GSP and come in a comprehensive set of commonly used form factors. We work closely with OEM vendors to qualify these cards to add AI compute acceleration to their systems, delivering solutions across a broad spectrum of performance points and deployment verticals, from edge to data center inference. We continue to expand the range and variety of servers and edge AI boxes powered by us that meet the demands of a wide range of customer use cases.

We support industry standard Application Programming Interfaces (“APIs”) and frameworks, enabling customers to execute current models and develop new applications on our hardware. We also provide a comprehensive software suite, Blaize AI Studio (“AI Studio”). This is an intuitive and visual non-code environment intended to simplify the creation and deployment of AI models, with the goal of empowering developers and data scientists to build and optimize AI applications more efficiently. Our AI Studio features a robust set of tools and libraries, and is designed to streamline the development lifecycle, allowing organizations to bring AI-powered solutions to market more quickly.
Collaborating with system integrators, software vendors, and hardware manufacturers, we are continuously expanding our technology ecosystem to ensure seamless integration and interoperability with existing infrastructure and AI frameworks. This approach enables organizations to leverage their existing investments while adopting our innovative AI capabilities.
The current generation of our products are primarily focused on video analytics applications and AI inference at the edge. Our current technology can address the autonomous systems market for drones, robotics and automotives, including AI accelerators for cockpit, in-cabin and infotainment applications.
We believe that our current hardware products place us in a strong position in the rapidly expanding AI accelerator market today. In addition to hardware sales, we believe we are well positioned for growth in our software sales and services through our comprehensive, pre-integrated software stack, vertically integrated solutions, AI Studio development platform, and analytics framework and toolkit.
Product Target Markets
Our product targets two of AI’s highest-impact verticals that require AI accelerated computing at the edge: short cycle industrial and long cycle automotive.
Short Cycle Industrial
Blaize accelerator cards can be embedded in a variety of host platforms, such as AI boxes, industrial PCs, rugged computer systems, and AI server blades for deployment in racks and data centers. This versatility enables systems based on Blaize’s products to be deployed across an extensive set of use-cases and market verticals, enabling applications such as computer vision, advanced video analytics and AI inference. Our products and applications can provide optimal solutions to the various needs of enterprise, commercial, industrial and defense customers, while many other current solutions in the market are fragmented, with multiple vendor platforms, leaving customers with the associated cost and complexity of making the pieces work together.
We believe we are uniquely positioned to provide value to the market due to the following:
•    Blaize programmable hardware and AI Studio software platform enables customers to fully and easily integrate their solutions and deploy to market faster and more efficiently.
•    The ease of use of our products allows customers to quickly deploy, manage, and extract contextual value from their analytics to meet their needs. We enable our customers to easily update their models when new data becomes available, without having to resort to scarce and expensive data science skilled resources.
•    Blaize’s dynamic hardware and software solutions enable proactive maintenance, ongoing optimization and enhanced security in tailored applications, such as in full-field asset tracking and monitoring functions related to security and monitoring.
Long Cycle Automotive
Blaize’s GSP provides an efficient way to run standard and customized neural networks in automobiles and other transportation vehicles. We expect to use our GSP-based platforms to replace power-consuming GPU and Field

Programmable Gate Arrays chips, improving system efficiency advantage and a single scalable architecture across various use cases. In addition, we provide full programmability for a range of platforms, dynamic workloads, and updates. By combining low latency with low power consumption, our GSP is designed to efficiently process AI workloads at the automotive edge, either as an embedded or accelerator solution.
We consider our technology to be uniquely positioned to win in this market. The automotive value chain is quickly evolving with profits coming from the ability of automotive OEMs and Tier-1 suppliers to offer software upgrades and new features in the field. We anticipate that our technology can bring considerable advantages in these applications due to the programmability of the hardware, the support for industry standards and the overall advantage in total cost of ownership.
Our technology roadmap is robust and expected to meet the ever-growing complexity and size of models for current and future demands of autonomous driving.
Product Roadmap
Our product roadmap focuses on creating optimized solutions that can fulfill customer demands for AI applications at the edge. The main target markets include: enterprise, commercial, industrial, and automotive. These markets require low-power systems with highly optimized TCO, agility and flexibility on development and deployment, and a reliable supply chain. We believe our technology and targeted marketing strategy are designed to deliver products that meet those requirements.
As part of our hardware offering, we deliver solutions that include silicon chips, boards, and systems. These are complemented with full-stack software that includes a Software Development Kit (“SDK”), optimized libraries for visual analytics, AI, high-performance computing, and AI Studio, which is a complete application development and deployment platform that enables customers to create, optimize, deploy, and maintain their own solutions.
We believe the scalable and programmable nature of our product architecture positions us well to provide advantageous AI solutions for the rapidly changing demands of AI applications and allows us to differentiate our products from established and emerging competitive alternatives that focus on raw performance for specific and narrow workloads.
The existing products will enable Blaize to capture market share for video analytics applications in verticals such as retail, defense and healthcare by embedding in devices such as surveillance and security cameras, edge servers (including edge data centers), drones, machine vision (including industrial automation) and robotics. As these markets are established, we believe we will be able to expand into adjacent verticals through updated hardware and software products.
Sales and Marketing
Our commercial organization utilizes research to identify key markets and sales opportunities across our target markets. Our marketing activities focus on elevating brand, product and value proposition awareness across the broader industry, with prospects in selected target verticals. This includes participation at trade events, demonstrations of Blaize technology, collaborations and co-promotions with ecosystem partners, social campaigns, competitive positioning and other marketing activities.
Our go-to-market (“GTM”) strategy focuses on creating a partnership ecosystem to develop and define a portfolio of end-to-end, market ready solutions powered by our products that addresses enterprise customer requirements in the enterprise, commercial, industrial and defense verticals.

We focus our marketing and sales efforts on the following areas:
1. Hardware powered by Blaize — we build, qualify, and quantify market ready hardware solutions with a large number of OEMs;
2. Our full stack approach — we are well positioned to deliver a fully integrated software and hardware solutions which include innovative developer tools. Unlike alternative hardware vendors, we believe our full-stack approach helps us to engage directly with our customers to deliver solutions that fix their problems and add value to their endeavors. The resulting intimate relationship enables Blaize to gain important insight into customers’ data and needs, which in turn are incorporated into our innovation and product roadmap;
3. Applications powered by Blaize — our team concentrates on qualifying with application partners that deliver customer-facing software and services in our focused verticals;
4. Ecosystem channel delivery — we contract with cloud, distribution, integration, and value-add resellers already supporting our target markets; and
5. Enterprise adoption — we promote market ready solutions powered by Blaize and present use cases that meet our customers’ varying budget and deployment requirements.
Customers
Historical Revenue and Growth Expectations
Our revenue is historically derived from significant customers, some of whom may be related parties. During the first nine months of 2025, our revenue was derived from two significant customers. The first significant customer, located in the Asia Pacific region, is not a related party, and comprised 70% of our revenue during the first nine months of 2025. The other significant customer, located in North America, is a related party and comprised 20% of our revenue during the first nine months of 2025. In 2025, all of our revenue was derived from sales of hardware and software products, and no revenue was derived from services.
In 2024, 98% of our revenue was derived from two different customers, located in both North America and Asia Pacific, and both of whom were related parties. In 2024, substantially all of our revenue was derived from services revenue, and these development services contracts have expired.
We expect our growth to continue in both Asia-Pacific, North America, and the Persian Gulf region, as further described, below.
Since our revenue is currently concentrated among a small number of customers, revenue recognized from any one significant customer may change the geographical mix of our revenue. Going forward, we expect to derive revenue primarily from sales of our hardware and software products and also from professional services.
Purchase Order Contract Agreement (the “POCA”) in the Persian Gulf Region
On May 1, 2024, Blaize entered into a Purchase Order Contract Agreement (the “POCA”) with a UAE private company (the “POCA Counterparty”) that provides defense and other solutions to government entities in the Gulf Cooperation Council region. The initial agreement related to solutions for a defense entity in UAE (collectively, the “Customer”). The POCA was amended on October 18, 2024 to add additional detail regarding hardware and software requirements and estimated delivery schedules. Under the POCA, Blaize expects to provide several solutions to the POCA Counterparty that require low latency, low power and high-performance compute in the field. Specifically, the POCA Counterparty, as the Technical Service Provider (“TSP”) licensed by the Department of Economic Development, Abu Dhabi, Government of United Arab Emirates, and Blaize, as the

supplier of equipment, software and/or managed services to TSP for the purpose of installation, provision, operations and/or maintenance of TSP’s networks (in such capacity, the “Vendor”), agreed that the Vendor will supply equipment and services for consideration of up to $104 million. Blaize will provide its technology platform to TSP on a project-by-project basis. Each of the project offerings includes a specific combination of Blaize’s software and hardware products, as well as customized delivery, development and installation solutions, to be determined by each end user’s specific needs.
The POCA established a timeline for each of the projects, including deadlines for the deliverables that TSP will require, beginning in the third quarter of 2024 through the fourth quarter of 2025. The timelines were predicated on the Customer defining the first field trials based on its data, after which production of the final solutions would commence. The POCA will continue to be in full force and effect unless terminated earlier by TSP.
Performance of the parties’ obligations under the POCA has been delayed as the Customer changed its initial field trial priorities. As of December 17, 2025, Blaize has not shipped any products or received any payments from the POCA Counterparty. Under the terms of the POCA, Blaize must receive advance payment by the POCA Counterparty before the shipment of any product. Though no revenues have been realized under the terms of the POCA to date, Blaize is expecting to initiate work on field trials once the Customer has identified the specific use cases and provides access to its data. The pace of deployment is contingent on the timing of the Customer’s decisions, and there is no guarantee that field trials will be successful.
We believe that the solutions Blaize is currently developing for TSP and the Customer demonstrate Blaize’s capability to create a full-stack solution for the defense and other industries, and we have been in discussions with the POCA Counterparty throughout 2025 about additional potential opportunities, though there can be no guarantee that such discussions will result in any definitive agreement between the parties.
Competitive Strengths
We believe the following key strengths will help us maintain our unique product solutions and continue our growth trajectory moving forward:
•    Architecture. We believe our innovative full-stack solution, incorporating and bundling silicon, hardware, and software, at the edge, untethered from a data center or the cloud, sets us apart from our competition. We developed a patented novel chip architecture that is highly programmable for every edge-computing use case. Our chip structure delivers high performance computing at low latency and is extremely thermally efficient, all of which are essential for adopting AI at scale. Leveraging our ecosystem of hardware and software partners, we believe we can address multiple verticals with AI and computer vision solutions and meet demanding requirements for true autonomous driving and mobility.
•    Efficient and Programmable Graph Streaming Processor. Our Graph Streaming Processor architecture, or GSP, is the first true Graph-native architecture built to address the challenges in efficiently processing neural networks and building complete AI applications. With a fully programmable graph streaming architecture, GSP chips process graphs more efficiently than CPU/GPU architectures. As a result, the GSP architecture enables developers to not only build entire AI applications, but also optimize the applications for Edge deployment constraints, run the applications efficiently in a complete streaming fashion, and continuously iterate to keep up with rapid evolutions in neural networks. Our GSP architecture consists of an array of graph streaming processors, dedicated math processors, hardware controls and various types of data cache. The four main architectural characteristics of the GSP that enable efficient graph streaming of entire AI applications include: (1) true task-level parallelism, (2) minimal use of off-chip memory, (3) depth-first hardware graph scheduling, and (4) fully programmable.
•    Task-Level Parallelism through Highly Efficient Streaming of Neural Network Graphs. Neural network processing lends itself well to four different levels of parallelism: instruction-level, data-level, thread level, and task-level. Our GSP architecture is the only one in the industry to provide all four levels of parallelism:
GSPs offer instruction-level parallelism by scheduling instructions as soon as their dependencies have been met. Each processor executes its instructions independently of any other processor.
GSPs offer thread parallelism, with multiple hardware threads per processor. Within a single clock cycle, our processor can change context either by switching threads or by dispatching a new thread.
•    GSPs offer data parallelism through special instructions that can operate directly on unaligned blocks of data in a register file. These instructions include 2D block instructions, such as block move and block add, as well as reduction instructions, such as dot product.
•    The GSP provides true task-level parallelism. Multiple nodes from multiple layers can be processed concurrently, and nodes can be scheduled as soon as the data they need has been calculated. With the GSP, nodes need not wait for the completed processing of any other nodes. In addition, the GSP architecture supports true task-level parallelism through its dynamic scheduling, which allows it to adapt to actual results as they unfold and enable highly efficient streaming of neural network graphs.
Fully Programmable Architecture with Efficient End-to-end Applications. AI developers today face three major challenges when deploying AI applications in the real-world:
1. Integration. Neural network functions are usually part of an overall application; therefore, developers need to be able to easily and efficiently integrate both the neural network and non-neural network functions;
2. Efficiency. The entire AI application must run efficiently on the hardware deployed, with high performance, low latency and low power; and
3. Periodic Updates. It is crucial to be able to update applications and neural networks as more data is collected in the field and new neural network innovations rapidly evolve.
We believe our GSP solves these three major challenges in the following ways:
1. Integration. The GSP architecture is fully programmable, which enables developers to build end-to-end AI applications, integrate non-neural network functions (such as Image Signal Processing) and neural network functions that are built in any Machine Learning framework, and execute these on the same hardware.
2. Efficiency. The fully integrated Picasso software development platform and graph framework take care of translating these complex end-to-end AI applications into graphs that run efficiently and performantly on the underlying hardware.
3. Periodic updates. As the neural network and workflow evolves, and as new data is collected, the AI models can be re-trained and re-deployed with ease and speed, using the integrated Picasso toolkit.
•    Low Capex and De-Risked Business Model. While we design and sell our hardware and semiconductor chips, we do not manufacture the silicon wafers or chips used in our products. Instead, we outsource the fabrication of these products to a manufacturing plant.
•    Cost Efficiency. As a fabless manufacturing company, we avoid potentially high capital investments that would be required to build and maintain our own fabrication facilities (fabs). Semiconductor fabs are extremely expensive to set up and require regular updates to stay technologically competitive. By outsourcing fabrication, we strategically allocate our resources more efficiently and focus on our core competencies.

•    Flexibility and Scalability. We can scale production quickly without having to invest in additional manufacturing facilities. As a result, we respond to market demand fluctuations by leveraging the capacity and capabilities of external foundries. We believe this flexibility allows us to adapt to market conditions and rapidly bring new products to market.
•    Technological Expertise. We focus on concentrating all efforts on research, development, and innovation, without being burdened by the complexities of semiconductor manufacturing. Our teams of experts are solely focused on designing advanced chips and pushing technological boundaries. We believe this specialization has enabled our development of more cutting- edge products and faster time-to-market.
•    Access to Advanced Processes. Our use of external foundries offers access to leading-edge fabrication processes, which would be cost-prohibitive for us to develop in-house. By partnering with advanced foundries, we leverage the latest process technologies and benefit from improved performance, power efficiency, and smaller form factors.
•    Global Supply Chain. Our fabless approach gives us the ability to tap into a global network of foundries, enabling our selection of the most suitable manufacturing partner based on the specific requirements. We believe this global supply chain, in turn, also offers geographic diversification, reducing the risk of disruptions caused by regional issues, such as natural disasters or geopolitical factors.
•    Focus on Differentiation. With manufacturing outsourced, we have the capacity to heavily focus on developing unique features and intellectual property (“IP”). We are investing in specialized design teams, software development, and system integration to create products that stand out in the market and provide a competitive advantage.
•    Reduced Time-to-Market. We believe the fabless manufacturing model allows us to expedite our product development cycles. By partnering with external foundries, we parallelize design and fabrication processes, reducing time-consuming steps and accelerating the overall time-to-market.
Growth Strategies
The key elements of our strategy for growth include focusing on the following areas:
•    Scaling through expansion of our current products to reach deeper into our own industry’s verticals and expanding into adjacent verticals.
•    Growing our ecosystem of hardware manufacturers and independent software vendors specializing across a variety of industry verticals and form new partnerships with them to bring innovative turn-key solutions to market.
•    Continuing to enhance the features available in AI Studio in order to target a wider community of developers, including universities and other institutes of higher education.
•    Incorporating market AI trends into the design of our next-generation SoC to further expand our addressable TAM.
Manufacturing
We currently outsource all of our manufacturing and leverage partnerships with several global manufacturing and assembly providers.
Samsung Foundry, located in Austin, Texas, is involved with manufacturing the current generation SoC. All packaging and testing of the SoC is performed by our partners located in Taiwan. We closely monitor and reserve raw materials for silicon wafers and related packaging for our finished SoCs in collaboration with Samsung

Foundry and our Taiwanese packaging partners. The raw materials and components used include silicon, polymers, copper, aluminum, other metal alloys, and plastics, which are generally available throughout the world but largely provided by companies in China.
In addition to Samsung Foundry, we integrate Plexus, a contract manufacturer boasting a 377,000 square foot facility in Penang, Malaysia, who provides new product introduction services and mass produces all of our products. In addition to performing printed circuit board assembly (“PCBA”), final assembly, and functional testing for our products, Plexus procures raw material components to meet our periodic build forecasts, and provides quick turnaround shipments of our products to our third-party logistics partner, Rush Order, Inc. (“Rush Order”), and customers around the world. The raw materials and components used include integrated circuits, epoxy glass fabric laminate, metals, plastics, resistors, capacitors, inductors, transistors, diodes, and sensors, which are generally available throughout the world, but largely provided by companies in Asia.
Rush Order stores inventory of our products in California, conveniently located near major sea and air transportation hubs. Rush Order also supports us with international logistics and trade compliance services by assembling, packaging, and shipping our customer orders. We anticipate that we will continue to utilize Rush Order’s logistics services as we grow and scale because they offer expansion flexibility and have warehouses located globally.
Competition
Our scalable and programmable architecture enables us to sell into a broad set of markets and applications.
As a result, our competitors vary depending on the target market segment.
•    Data Center and Edge. We believe our main competitors come from producers of graphics processing units (“GPUs”), such as NVIDIA Corporation (“NVIDIA”), and GPU-derived application-specific- standard products (“ASSPs”). As we continue to grow, we predict additional competition will come from in-CPU acceleration provided by established vendors, including Intel and AMD.
•    Surveillance and Security. We consider companies with in-house application-specific integrated circuits (“ASICs”) that are either fully proprietary or built around technology from suppliers, such as Ambarella, Inc., and start-up hardware developers, such as Hailo Technologies Ltd., to be competitors. In addition, this category includes merchants with already integrated solutions that have existing partnerships with expert solution vendors, such as Qualcomm Incorporated (“Qualcomm”), Intel Corporation’s (“Intel”) subsidiary, Movidius, and NVIDIA’s Jetson platform, who we also believe are our competitors.
•    Machine Vision. We compete with industrial autonomation, quality control, and other machine vision utilization industries in this category. We believe our main competitors include field programmable gate array (“FPGA”) vendors, such as Altera Corporation (recently spun off from Intel) (“Altera”) and AMD’s subsidiary, Xilinx, Inc. (“Xilinx”), and anticipate future competition from merchant vendors, such as Qualcomm and NVIDIA’s Jetson platform.
•    Drones, Robotics and Other Embedded Applications. We believe competition in this category is primarily from in-house designs and custom-built ASICs (either fully proprietary or based on third- party technologies from vendors, such as Ambarella). Further, we believe that merchant options provided by NVIDIA and Qualcomm and FPGA solutions from Xilinx and Altera will also represent competitors in this category, albeit in a smaller and more fragmented fashion.
•    Automotive. We believe competition in this category comes from programmable AI-based computer vision developed in-house by automotive OEMs and by solutions merchants, such as NVIDIA, Qualcomm, Mobileye Global Inc., and emerging start-ups, such as Tenstorrent Inc.

Government Regulation
We are subject to various laws and regulations in the United States and internationally, which may expose us to liability, increase costs or have other adverse effects that could harm our business. These laws and regulations include but are not limited to data privacy and data localization, copyright or similar laws, anti-spam, consumer protection, employment, and taxation. Compliance with such laws can require changes to our business practices and significant management time and effort. Additionally, as we continue to develop and improve consumer-facing products and services, and as those offerings grow in popularity, the risk that additional laws and regulations will impact our business will continue to increase.
Data Protection and Privacy
All states have adopted laws requiring notice to consumers of certain security breaches involving their personal information. In the event of a security breach, these laws may subject us to incident response, notice and remediation costs. Failure to safeguard data adequately or to destroy data (including personal information) securely could subject us to regulatory investigations, enforcement actions, and litigation under federal or state data privacy, data security, unfair practices, consumer protection, or other laws. The scope and interpretation of these laws could change, and the associated burdens and compliance costs could increase in the future.
Privacy and security laws and regulations, cross-border data transfer restrictions, data localization requirements, and other domestic or foreign laws or regulations may expose us to liability, or otherwise adversely affect our business. Laws and regulations related to data privacy and the collection, processing, and disclosure of personal information are constantly evolving. Such laws and regulations could restrict our ability to store and process personal information (in particular, our ability to use personal information for purposes such as risk or fraud avoidance, marketing, or advertising), to control our costs by using certain vendors or service providers in certain jurisdictions and could limit our ability to effectively market or advertise to interested buyers and, in general, increase the resources required to operate our business. Additionally, such laws and regulations are often inconsistent and may be subject to amendment or reinterpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance.
The overall regulatory framework for AI and machine learning technologies (“AI Technologies”) is rapidly evolving as many federal, state and foreign government bodies and agencies have introduced, or are currently considering, AI laws and regulations. Additionally, existing laws and regulations may be interpreted in ways that would affect the operation of our AI Technologies. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future.
For example, in the U.S., the Biden administration issued a broad Executive Order on the Safe, Secure and Trustworthy Development and Use of Artificial Intelligence (the “2023 AI Order”) that sets out principles intended to guide AI design and deployment for the public and private sectors and signals the increase in governmental involvement and regulation over AI Technologies. The 2023 AI Order established certain new requirements for the training, testing and cybersecurity of sophisticated AI models and large-scale compute centers used to train AI models and instructed several other federal agencies to promulgate additional regulations. Already agencies such as the Department of Commerce and the Federal Trade Commission have issued proposed rules. On January 20, 2025, President Trump signed an Executive Order revoking the 2023 AI Order, and on January 23, 2025, issued an Executive Order entitled “Removing Barriers to American Leadership in Artificial Intelligence.” The new Executive Order seeks to maintain US leadership in AI innovation, “revokes certain existing AI policies and directives that act as barriers to American AI innovation,” and directs the Assistant to the President for Science and Technology, working with agency heads, to identify such policies and directives. This new Executive Order also requires the development of a new AI action plan within 180 days that must be “free from ideological bias or engineered social agendas.” While this action could indicate a less interventionist approach to AI than the prior administration, it is not clear how this new Executive Order will be implemented or whether it will affect rules issued by other agencies following the principles set forth in the 2023 AI Order.

Legislation related to AI Technologies has also been introduced at the federal level and is advancing at the state level. For example, Colorado recently passed an AI Act, which regulates the development, deployment, and use of AI systems and the California Privacy Protection Agency is currently in the process of finalizing regulations under the California Consumer Privacy Act regarding the use of automated decision-making.
The developing landscape, and the uncertain interpretation of such landscape, may affect our use of AI Technologies and our ability to provide, improve or commercialize our services, require additional compliance measures and changes to our operations and processes, result in increased compliance costs and potential increases in civil claims against us and could adversely affect our business, operations and financial condition. For more information, please refer to “Risk Factors – We may in the future, use and develop AI, machine learning and automated decision-making technologies throughout our business, which may expose us to certain regulatory and other risks that could adversely affect our results of operations and financial condition.”
Our failure to comply with these privacy, security and AI laws or regulations could expose us to significant fines and penalties imposed by regulators and has in the past and could in the future expose us to legal claims by buyers, or other relevant stakeholders. Some of these laws permit individual or class action claims for certain alleged violations, increasing the likelihood of such legal claims. Similarly, many of these laws require us to maintain an online privacy policy, terms of service, and other informational pages that disclose our practices regarding the collection, processing, and disclosure of personal information. If these disclosures contain any information that a court or regulator finds to be inaccurate, we could also be exposed to legal or regulatory liability. Any such proceedings or violations could force us to spend money in defense or settlement of these proceedings, harm our reputation, result in the imposition of monetary liability or demanding injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation.
Anti-Corruption, Sanctions and CFIUS
We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). The FCPA prohibits corporations and individuals from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. It prohibits, among other things, providing, offering, or promising, directly or indirectly, anything of value to any foreign government official or employee, or any political party or official thereof, or candidate for political office to improperly influence, induce, obtain and retain business from, expedite or secure the performance of official acts of a routine nature, secure an improper advantage, or otherwise violate any of the Anti-Bribery laws, from such or any person. Similar laws exist in other countries, such as the UK, which restrict improper payments to persons in the public or private sector. Many countries have laws prohibiting these types of payments within the respective country. Historically, technology companies have been the target of FCPA and other anti-corruption investigations and penalties.
In addition, we are subject to U.S. and foreign laws and regulations that restrict our activities in certain countries and with certain persons. These include the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the export control laws administered by the U.S. Commerce Department’s Bureau of Industry and Security.
Investment in the Company by non-U.S. investors may be subject to the jurisdiction of and review by the Committee on Foreign Investment in the U.S. (“CFIUS”), which has the power to rescind or mitigate transactions, or impose monetary penalties for violations of CFIUS regulations. Because we develop technology that is deemed “critical” from a U.S. national security perspective, certain investments by non-U.S. persons or entities could trigger mandatory CFIUS filings before an investment is allowed to close.
Intellectual Property
We believe our success depends in part upon our ability to develop and protect our core technology and intellectual property rights. We have built a portfolio of intellectual property rights, including issued patents and registered trademarks, copyrights, confidential technical information, and expertise in the AI and ML at the edge sectors.

We own numerous issued patents and pending patent applications. As of September 28, 2025, we held 43 patents and had 16 pending patent applications. Our patents are expected to expire between June 16, 2031 and September 24, 2044. Our two issued and allowed foreign patents include patents in two separate countries: the United Kingdom and Korea. Our five pending foreign patent applications include patent applications in India. Our patents contain a broad range of claims related to the field of AI and parallel processing architecture.
In addition to actively seeking patent protection covering inventions originating from us, from time to time, we review opportunities to acquire or in-license patents to the extent we believe such patents may be useful or relevant to our business.
We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. We also rely on trade secrets, design and manufacturing know-how, and continuing technological innovations to maintain and improve our competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, supply chain vendors, employees, and consultants, as well as close monitoring of the developments and products in the industry.
Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings. Except as listed below, we are not currently a party to any litigation or legal proceedings that, in the opinion of our management, may have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.
Jefferies LLC v. Blaize Holdings, Inc. (formerly known as BurTech Acquisition Corp.)
On September 9, 2024, BurTech entered into an Advisory Services Engagement Letter with Jefferies LLC (“Jefferies”) to serve as its exclusive capital markets advisor in connection with the consummated transaction involving Legacy Blaize (i.e. the Business Combination) (the “Jefferies Engagement Letter”).
On April 7, 2025, Jefferies commenced a lawsuit against the Company in the Supreme Court of the State of New York, County of New York, seeking summary judgment in lieu of complaint. The lawsuit alleged that pursuant to the Jefferies Engagement Letter, Jefferies was entitled to receive a fee of $4.5 million conditional on the Closing of the Business Combination, with the option for the Company to defer up to $1.0 million of this fee for up to 12 months post-closing, and $0.5 million in reimbursable expenses. Jefferies alleged that no fees had been paid to Jefferies under the Jefferies Engagement Letter. Jefferies sought $3.5 million for its fees, as well as $0.5 million in expense reimbursement, as well as pre-and post-judgment interest and attorneys’ fees and legal costs incurred in connection with the lawsuit.
On September 3, 2025, the Supreme Court of the State of New York denied Jefferies’ motion for summary judgment in lieu of complaint. Additionally, the Supreme Court of the State of New York ordered Jefferies to file and serve a complaint to the Company within 20 days of service of the order, with the parties to appear for a preliminary conference on November 18, 2025. On September 19, 2025, Jefferies filed and served a complaint to the Company by and through its retained counsel in the Supreme Court of the State of New York.

On November 30, 2025, Blaize and Jefferies settled the matter.

Employees
As of November 1, 2025, we employed 222 people, of whom 195 were full-time employees. None of our employees are represented by a labor union or covered by collective bargaining agreements.

Facilities
All of our facilities are substantially comprised of leased premises for office space. Our corporate headquarters are located in El Dorado Hills, California.

MANAGEMENT
Management and Board of Directors
The following sets forth certain information, as of December 17, 2025, concerning the persons who serve as our executive officers and directors.

Name	Age	Position
Executive Officers
Dinakar Munagala	50	Chief Executive Officer and Director
Harminder Sehmi	63	Chief Financial Officer
Directors
Edward Frank	68	Director
Lane M. Bess	63	Director
Juergen Hambrecht	78	Director
Tony Cannestra	59	Director
George de Urioste	69	Director
Yoshiaki Fujimori	73	Director
Executive Officers and Directors
Dinakar Munagala, Chief Executive Officer and Director
Dinakar Munagala, 50, has served as our Chief Executive Officer and Director since January 2025, and as a co-founder of Legacy Blaize, he previously served as our Chief Executive Officer and a member of the board of directors of Legacy Blaize since our inception in January 2010. Prior to that, Mr. Munagala has served in a leadership role in the Graphics Division of Intel Corporation. Mr. Munagala holds a Bachelor’s of Science Degree in Electrical and Computer Engineering from Osmania University and Master’s Degree in Electric and Computer Engineering from Purdue University. We believe that Mr. Munagala is qualified to serve as a member of the Board due to his education and extensive experience as an executive officer and board member of companies in the technology space.
Harminder Sehmi, Chief Financial Officer
Harminder Sehmi, 63, has served as our Chief Financial Officer since January 2025, and previously served as Chief Financial Officer of Legacy Blaize since November 2023. From July 2019 to October 2023, Mr. Sehmi served as our Vice President of Finance overseeing the Finance, Legal and Human Resources functions. Prior to that, from October 2011 to May 2016, Mr. Sehmi served as the Finance Director of Truphone, a GSMA- accredited global mobile network headquartered in London, with operations globally. In addition, Mr. Sehmi served in a variety of operational, group and global roles with Vodafone Group PLC.
Mr. Sehmi is a member of the Institute of Chartered Accountants in England and Wales (ACA) and he obtained his Accounting qualifications from the Oxford Brookes University and a Masters in Business Administration from the Cranfield School of Management.
Lane M. Bess, Director
Lane Bess, 63, has served as Chairperson of our Board since January 2025, and previously served as a member of the board of directors of Legacy Blaize since January 2022. Since September 2022, Mr. Bess has served as the Chief Executive Officer of Deep Instinct, a cybersecurity company that applies deep learning to cybersecurity. In addition, he has served as the Principal and Founder of Bess Ventures and Advisory since March 2015. Prior to that, he served as the Chief Operating Officer of Zscaler Inc., a cloud-based internet security services company. Since 2019, Mr. Bess has served as a member of the board of directors of TrueFort Inc., a software company offering advanced microsegmentation tools and solutions for real-time visibility into the production environment. Mr. Bess received a Bachelor’s of Science degree in Managerial Economics from Carnegie Mellon University and a Master’s Degree in Business Administration from the University of Dayton. We believe that Mr. Bess is qualified to serve as a member of our board of directors due to his over 30 years as an operational executive officer of companies in the technology space and extensive experience in building technology businesses in Europe, Asia Pacific and Japan, among other international regions.
Tony Cannestra, Director
Tony Cannestra, 59, has served as a member of our Board since January 2025, and previously served as a member of the board of directors of Legacy Blaize since October 2016. From April 2014 to March 2025, Mr. Cannestra has served as a Director of Corporate Ventures for DENSO International America, a U.S. subsidiary of DENSO Corporation, a global automotive components manufacturer headquartered in Japan. He currently serves as a member of the board of directors of Dellfer, Inc., an Internet of Things (IoT) and automotive cybersecurity company; Quadric, a company developing a leading processor architecture optimized for on-device AI computing; Lambda:4, a developer of a leading range algorithm for Bluetooth Channel Sounding; Metawave Corporation, a wireless technology company that builds intelligent and high-performance automotive radars by leveraging metamaterials and AI; and Canatu, a carbon nanomaterial developer. Previously, from May 2019 to November 2020, Mr. Cannestra previously served on the board of directors of BOND Mobility. Mr. Cannestra received a Bachelor of Arts in International Economics from the University of California at Berkeley and a Masters in Business Administration, with a Certificate in Management of Technology, from the University of California at Berkeley. We believe that Mr. Cannestra is qualified to serve as a member of our board of directors due to his education and extensive experience as a director of companies in the technology and automotive industry.
Dr. Edward (Ed) H. Frank, Director
Dr. Edward H. Frank, 68, has served as a member of our Board since January 2025 and as Lead Independent Director of our Board since March 2025, and previously served as a member of the board of directors of Legacy Blaize since December 2021. Dr. Frank has served as the Executive Chair of Gradient Technologies, an Identity and Access Management cybersecurity startup, and a member of the board of directors of Rocket Lab, since September 2022. In addition, he has served on the board of directors of Analog Devices and SiTime since July 2014 and November 2019, respectively.
Previously, Dr. Frank served on the board of directors of Cavium, FusionIO, Marvell, and Quantenna and prior to Gradient Technologies, he was co-founder and CEO of Cloud Parity Inc., a voice-of-the-customer startup in the SF Bay Area, founded in late 2013. Dr. Frank is also a named inventor on over 50 issued patents and serves as an advisor to and/or board member of several startups. Dr. Frank holds a Bachelor’s of Science Degree and Master’s Degree in Electric Engineering from Stanford University and received a Ph.D. in Computer Science from Carnegie Mellon University, where he was a Hertz Foundation Fellow. He is a member of the National Academy of Engineering (NAE), a Fellow of the Institute for Electrical and Electronic Engineers (IEEE), and a Board Leadership Fellow of the National Association of Corporate Directors (NACD). We believe that Dr. Frank is qualified to serve as a member of the Board due to his education and extensive experience as a board member of companies in the technology space.
Dr. Jüergen Hambrecht, Director
Dr. Jüergen Hambrecht, 78, has served as a member of our Board since January 2025, and previously served as a member of the board of directors of Legacy Blaize since February 2022. From 2014 to 2020, Dr. Hambrecht served as the Chief Executive Officer and Chairman of the board of directors of BASF SE, a global supplier of chemicals for industries including construction and coatings, automotive, health and nutrition, among others. Since 2020, Dr. Hambrecht has served as a member of the board of directors for Nyxoah S.A. and as lead director of the board for AYA Gold & Silver. Previously, from 2008 to 2021, he served as member of the board of directors and as a member on the presidential committee of Mercedes-Benz AG, a German multinational automotive company and one of the world’s leading car manufacturers. In addition, Dr. Hambrecht served on the board of directors of Daimler Truck AG from 2019 to 2021. Dr. Hambrecht received a Doctorate in Chemistry from the University of Tübingen, Germany. We believe that Dr. Hambrecht is qualified to serve as a member of the Board due to his education and extensive experience as a board member of automotive and materials and supply companies.
George de Urioste, Director
George de Urioste, 69, has served as a member of our Board since January 2025. From August 2023 to present, he has served as a member of the board of directors of Roambee Corporation and from September 2021 to present, he has served on the board of directors of HeartBeam Inc. From October 2021 to present, Mr. de Urioste has performed a variety of consulting and advisor services, including interim chief financial officer of Mozilla Corporation and previously Marvell Technologies, Inc. From April 2019 to September 2020, he served as the chief financial officer of 4iQ, Inc., a cybersecurity intelligence company. His overall experience includes ten board of director roles, including several audit committee chairman roles and other committee roles. Mr. de Urioste received a Bachelor of Science in Accounting from the University of Southern California and a Master of Business Administration, Finance & International Business, from the University of California at Berkeley and is a Certified Public Accountant (inactive). We believe that Mr. de Urioste is qualified to serve as a member of our board of directors due to his education and extensive experience as a CFO and COO at public and private companies, his public accounting experience at Deloitte and extensive experience as a director of companies in the technology industry.
Yoshiaki Fujimori, Director
Yoshiaki Fujimori, 73, has served as a member of our Board since January 2025. Mr. Fujimori has served as an outside director for Takeda Pharmaceutical Company Limited since June 2016 and Boston Scientific Corporation since July 2016, and as an outside director and Chairman for Oracle Japan Corporation since August 2018. He is a partner of Corporate Support Research Institute Ltd. since July 2023. He serves as a Senior Executive Advisor for CVC Capital Partners Asia Pacific Japan Ltd. since February 2017. He serves as outside director for those portfolio companies of CVC including Riraku Co. Ltd., Torai Co. Ltd. and Sogo Medical Co. Ltd. He also serves as a Senior Executive Advisor for GENPACT Japan Ltd. since January 2018. He serves as a Senior Advisor for Deloitte-Tohmatsu Financial Advisory LLC since October 2020. He serves as a Senior Executive Advisor for DigitalBridge Group Inc. since September 2024. He owns controlling ownership of those private companies including Hobart Inc., Capital Z Inc., Future Leadership Platform Inc., and zSustainergy Inc. Previously he spent 25 years with General Electric for various CEO roles including CEO of GE Plastics, CEO of GE Healthcare Asia, CEO of GE Money Asia and CEO of GE Asia. He served as outside director for Toshiba Corporation from 2019 to 2021 and Shiseido Co. Ltd. from 2020 to 2022. Mr. Fujimori received a Bachelor of Science Degree in Petroleum Engineering from the University of Tokyo and a Master in Business Administration from Carnegie Mellon Graduate School of Business, where he serves as a member of the Board of Trustees. We believe that Mr. Fujimori is qualified to serve as a member of our board of directors due to his education, extensive leadership and director experiences for companies in the technology and manufacturing spaces.
Executive Officers
Dinakar Munagala, Chief Executive Officer and Director
See biographical information above in the Executive Officers and Directors section.
Harminder Sehmi, Chief Financial Officer
See biographical information above in the Executive Officers and Directors section.

Corporate Governance
We structure our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of this corporate governance include:
•    we have independent director representation on our audit, compensation and nominating committees, and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;
•    at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC; and
•    we have begun to and will continue to implement a range of other corporate governance best practices, including implementing a robust director education program.
Independence of the Board of Directors
Nasdaq listing standards require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Company’s independent directors expect to have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to the Company than could be obtained from independent parties. Our Board will review and approve all affiliated transactions with any interested director abstaining from such review and approval.
Based on information provided by each director concerning his or her background, employment and affiliations, the Board has determined that each of the directors, other than Dinakar Munagala and Lane Bess, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that the Board deemed relevant in determining their independence, including the beneficial ownership of the Company’s capital stock by each non-employee director, and the transactions involving them. See “Certain Relationships and Related Persons Transactions.”
Board of Directors Leadership Structure
Lane M. Bess serves as our Chairperson of the Board and Edward Frank is the Board’s lead independent director. Our Board has adopted the Lead Independent Director Guidelines, pursuant to which the independent directors of the Board will elect from among themselves a lead independent director when the Chairperson of the Board is not an independent director. We do not have a formal policy as to whether the same person should serve as our Chairperson of the Board and Chief Executive Officer. Our Board has determined its leadership structure is appropriate and effective given our stage of development.
Composition of the Board of Directors
Our business and affairs are managed under the direction of our Board. Our Board consists of seven (7) members, with each director having a term that expires at our annual meeting of stockholders in 2025 and when his or her respective successor is duly elected and qualified, or upon his or her earlier death, resignation, retirement or removal. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Lane M. Bess serves as Chairman of the Board.

At each annual meeting of stockholders, the successors to our directors will be elected to serve from the time of election and qualification until the next annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, disqualification or death. Our directors may be removed for cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of our Common Stock.
Board Committees
Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. The standing committees of our Board include an audit committee of the Board (the “Audit Committee”) and a compensation committee of the Board (the “Compensation Committee”), each of which operates under a charter that has been approved by our board of directors. Such charters are available on our website at https://ir.blaize.com/corporate-governance/documents- charters. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website. We have included our website address as an inactive textual reference only.
Audit Committee
The Audit Committee is primarily concerned with the effectiveness of our audits by our internal audit staff and by our independent auditors and is responsible for, among other things:
•    evaluating the performance, independence, compensation, retention, oversight and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•    reviewing our financial reporting processes and disclosure controls;
•    reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
•    reviewing the adequacy and effectiveness of our internal control policies and procedures, including reviewing, with the independent auditors, management’s plans with respect to the responsibilities, budget, staffing and effectiveness of our internal audit function, and reviewing and approving our head of internal audit (if established);
•    reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;
•    obtaining and reviewing at least annually (if required by applicable stock exchange listing requirements) or as otherwise determined, a report by our independent auditors describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or any inquiry or investigation by governmental or professional authorities;
•    setting clear hiring policies for employees or former employees of our independent auditors;
•    monitoring the rotation of partners of our independent auditors on our engagement team as required by law;
•    at least annually, reviewing relationships that may reasonably be thought to bear on the independence of the committee, receiving and reviewing a letter from the independent auditor affirming their independence, discussing the potential effects of any such relationship, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;
•    reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

•    reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls and critical accounting policies;
•    reviewing with management and our independent auditors any earnings announcements, disclosures and other financial information and guidance;
•    establishing procedures for the review, retention and investigation of complaints received by us regarding financial controls, accounting, auditing or other matters;
•    preparing the report that the SEC requires in our annual proxy statement;
•    reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;
•    reviewing and discussing with management risks related to data privacy, technology and information security, including cybersecurity, back-up of information systems, and policies and procedures that we have in place to monitor and control such exposures;
•    reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;
•    reviewing any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;
•    reviewing with management and the independent auditors any disagreement between them regarding financial reporting, accounting practices or policies, or other matters, that individually or in the aggregate could be significant to our financial statements or the independent auditor’s report, reviewing management’s response, and resolving any other conflicts or disagreements regarding financial reporting;
•    considering and reviewing with management, the independent auditors, and outside advisors or accountants any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding Blaize’s financial statements or accounting policies;
•    reviewing with management legal and regulatory compliance and any material current, pending or threatened legal matters; and
•    reviewing and evaluating on an annual basis the performance of the Audit Committee and the audit committee charter.
The Audit Committee consists of George de Urioste, Edward Frank and Tony Cannestra, with George de Urioste serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our Audit Committee must be composed entirely of independent members. Our Board has affirmatively determined that George de Urioste, Edward Frank and Tony Cannestra each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our Audit Committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our Board has determined that George de Urioste qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board adopted a written charter for the Audit Committee, which is available on our corporate website at www.blaize.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
The Audit Committee meets with our independent auditors at least quarterly to discuss the results of the annual audit or interim periodic reviews and to review the financial statements; appoints the independent auditors to be retained; oversees the independence of the independent accountants; evaluates the independent auditors’

performance; approves fees paid to independent auditors and receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee did not meet during fiscal year 2024 as it was formed upon the closing of the Business Combination on January 13, 2025.
Compensation Committee
The Compensation Committee is primarily concerned with overall compensation strategy and policies and is responsible for, among other things:
•    reviewing and approving the corporate goals and objectives that pertain to our overall compensation strategy and policies;
•    reviewing and approving annually the compensation and other terms of employment of our executive officers and other members of senior management, in the Compensation Committee’s discretion;
•    reviewing and approving the type and amount of compensation to be paid or awarded to our non-employee board members;
•    administering our equity incentive plans and other benefit plans;
•    reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements with our executive officers and other members of senior management, in the Compensation Committee’s discretion;
•    reviewing and establishing appropriate insurance coverage for our directors and officers;
•    reviewing and discussing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;
•    preparing an annual report on executive compensation that the SEC requires in our annual proxy statement;
•    reviewing our practices and policies for employee compensation as related to risk management and risk-taking incentives to determine if such compensation policies and practices are reasonably likely to have a material adverse effect on us;
•    establishing and monitoring stock ownership guidelines for our directors and executive officers, if and as determined to be necessary or appropriate;
•    providing recommendations to our Board on compensation-related proposals to be considered at our annual meeting of stockholders;
•    reviewing and discussing with management, if appropriate, the independence of and any conflicts of interest raised by the work of a compensation consultant, outside legal counsel, or advisor hired by the compensation committee or management and how such conflict is being addressed for disclosure in the appropriate filing or report;
•    annually reviewing and discussing with management our human capital management practices with respect to its employees and, where applicable, independent contractors;
•    approving and modifying, as needed, clawback policies allowing us to recoup improper compensation paid to employees; and
•    reviewing and evaluating on an annual basis the performance of the Compensation Committee and recommending such changes as deemed necessary with our Board

The Compensation Committee consists of Edward Frank, George de Urioste and Tony Cannestra, with Edward Frank serving as chair. Our Board has affirmatively determined that Edward Frank, George de Urioste and Tony Cannestra each meet the definition of “independent director” for purposes of serving on the Compensation Committee under Nasdaq rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our Board adopted a written charter for the Compensation Committee, which is available on our corporate website at www.blaize.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Nomination of Directors
We do not have a nominating and corporate governance committee of the Board. Pursuant to Nasdaq Rule 5605-6(e)(1), the nomination of directors is made, or recommended to the Board by a majority of our independent directors. We may in the future establish a nominating and corporate governance committee for the nomination of directors.
Role of our Board in Risk Oversight/Risk Committee
Our board of directors is responsible for overseeing our risk management process. Our board of directors does not have a standing risk management committee, but rather anticipates administering this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Compensation Committee Interlocks and Insider Participation
None of our members of our Compensation Committee has ever been an executive officer or employee of Blaize. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of our Board or Compensation Committee.
Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
We adopted a written code of business conduct and ethics that applies to our directors, officers and employees. A copy of the code is posted on our corporate website at https://ir.blaize.com/corporate-governance/documents-charters. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. The nominating and corporate governance committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.
Limitations on Liability and Indemnification of Officers and Directors
Our Third Amended and Restated Certificate of Incorporation limits the liability of the directors and officers of Blaize to the fullest extent permitted by law, and our Amended and Restated Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board.

Under the terms of such indemnification agreements, we are required to, among other things, indemnify each of our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts, to the fullest extent permitted by applicable law, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee, or a person for whom he or she is the legal representative, is or was a director or officer of Blaize or any of its subsidiaries or is or was serving at our request as a director, officer, employee or agent for another entity. The indemnification agreements also require us, to the fullest extent not prohibited by law and if so requested, to advance within thirty (30) days of such request all expenses that any of the indemnitees incurred, provided that such indemnitee will return any such advance if it is ultimately determined that such indemnitee is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Blaize maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having been its directors or officers. The coverage provided by these policies may apply whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL. At present, we are not aware of any pending litigation or proceeding involving any person who will be one of the Company’s directors or officers or is or was one of its directors or officers, or is or was one of its directors or officers serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Third Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of our Company or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.
The limitation of liability, advancement and indemnification provisions in our Third Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Blaize and our stockholders. In addition, your investment may be adversely affected to the extent Blaize pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of Blaize’s directors, officers, or employees for which indemnification is sought.

BLAIZE’S EXECUTIVE COMPENSATION
Throughout this section, unless otherwise noted, “the company,” “we,” “us,” “our” and similar terms refer to Blaize prior to the Closing.
This section discusses the material components of the executive compensation program for Blaize’s executive officers who are named in the “Summary Compensation Table” below. In 2024, Blaize’s “named executive officers” and their positions were as follows:
•    Dinakar Munagala, Chief Executive Officer;
•    Val Cook, Chief Software Architect; and
•    Santiago Fernandez-Gomez, Vice President of Platform Engineering.
Summary Compensation Table
The following table sets forth information concerning the compensation of Blaize’s named executive officers for the year ended December 31, 2024:

	Year	Salary ($)	Bonus ($)	Option Awards	All Other Compensation
Name and Principal Position				($)(1)	($)(2)	Total
Dinakar Munagala	2024	595,833	—	3,798,428	24	4,394,285
Chief Executive Officer	2023	300,000	—	1,337,142	25	1,637,167
Val Cook	2024	397,570	—	781,714	24	1,179,308
Chief Software Architect	2023	225,000	—	476,724	25	701,749
Santiago Fernandez-Gomez	2024	447,917	—	730,817	24	1,178,758
Vice President of Platform Engineering

(1)     Amounts reflect the full fair value of stock options granted during 2024 as of the date on which the options were approved by the Board computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Assumptions used to calculate the value of all option awards made to the named executive officers are included in Notes 2 and 12 to Blaize’s consolidated financial statements included with this prospectus.
(2)     Amounts reflect the aggregate dollar value of life insurance premiums paid by Blaize with respect to each named executive officer during 2024.
NARRATIVE TO SUMMARY COMPENSATION TABLE
2024 Salaries
The named executive officers receive a base salary to compensate them for services rendered to Blaize. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. During 2024, Blaize’s named executive officers’ annual base salaries were as follows: Mr. Munagala: $600,000; Mr. Cook: $400,000; and Mr. Fernandez-Gomez: $450,000. The Summary Compensation Table above shows the actual base salaries paid to each named executive officer in fiscal year 2024.
Equity Compensation
Certain of Blaize’s named executive officers hold options to purchase shares of common stock of Blaize which were granted under the 2011 Stock Plan. On October 24, 2024, we granted each of Messrs. Munagala, Cook, and Fernandez-Gomez stock options covering 7,379,065, 1,517,044, and 1,418,448 shares of Blaize common stock, respectively.

The options granted to the named executive officers in 2024 vest and become exercisable with respect to one-third (1/3rd) of the shares subject to the option on the first anniversary of the vesting commencement date and with respect to one-thirty-sixth (1/36th) of the shares subject to the option on each monthly anniversary of the vesting commencement date thereafter, subject to continued service through the applicable vesting date. The options granted to Messrs. Munagala and Cook are also subject to accelerated vesting upon certain terminations of their employment with Blaize pursuant to their offer letters as described in the section titled “Offer Letters” below.
In connection with the Business Combination, we adopted, and our stockholders approved, a 2025 Incentive Award Plan and an Employee Stock Purchase Plan, each of which became effective upon the closing of the Business Combination. No further awards have been or will be granted under the 2011 Stock Plan following the closing of the Business Combination.
Other Elements of Compensation
Retirement Plan
Blaize currently maintains a 401(k) retirement savings plan for its employees, including its named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though a 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes our employees, including its named executive officers, in accordance with its compensation policies.
Employee Benefits and Perquisites
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
•    medical, dental and vision benefits;
•    short-term and long-term disability insurance; and
•    basic life and accidental death and dismemberment insurance.
We believe these benefits are appropriate and provide a competitive compensation package to our named executive officers. We do not currently, and we did not during 2024, provide material perquisites to any of our named executive officers.
No Tax Gross-Ups
Blaize does not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2024. The share numbers and exercise prices below are those in effect as of December 31, 2024 and have not been adjusted to reflect the adjustments to our equity awards that occurred upon the closing of the Business Combination.

Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dinakar Munagala	3/15/2017	1/1/2017	147,000 (1)	—	—	1.00	3/14/2027
	11/12/2018	9/1/2018	226,305 (1)	—	—	11.40	11/11/2028
	9/19/2023	9/19/2023	2,197,372 (2)	3,124,027	—	0.44	9/18/2033
	10/24/2024	7/1/2024	—	7,379,065 (3)	—	0.92	10/23/2034
Val Cook	3/15/2017	1/1/2017	40,038 (1)	—	—	1.00	3/14/2027
	11/12/2018	9/1/2018	113,152 (1)	—	—	11.40	11/11/2028
	9/19/2023	9/19/2023	794,866 (2)	1,112,814	—	0.44	9/18/2033
	10/24/2024	7/1/2024	—	1,517,044 (3)	—	0.92	10/23/2034
Santiago
Fernandez-Gomez	1/2/2017	7/8/2015	5,000 (2)	—	—	1.00	1/1/2027
	8/27/2018	7/9/2018	67,935 (4)	—	—	11.40	8/26/2028
	11/17/2021	1/1/2021	4,896 (1)	104	—	20.70	11/16/2031
	9/19/2023	9/19/2023	654,484 (2)	916,278	—	0.44	9/18/2033
	10/24/2024	7/1/2024	—	1,418,448 (3)	—	0.92	10/23/2034
(1)     Represents an option which vested with respect to one-forty-eighth (1/48th) of the shares subject to the option on each of the first forty-eight (48) monthly anniversaries of the vesting commencement date, subject to the applicable executive’s continued service through the applicable vesting date.
(2)     Represents an option which vested or vests, as applicable, with respect to one-thirty-sixth (1/36th) of the shares subject to the option on each of the first thirty-six (36) monthly anniversaries of the vesting commencement date, subject to the applicable executive’s continued service through the applicable vesting date.
(3)     Represents an option which vests with respect to one-third (1/3rd) of the shares subject to the option on the first anniversary of the vesting commencement date and with respect to one-thirty-sixth (1/36th) of the shares subject to the option on each monthly anniversary of the vesting commencement date thereafter, subject to the applicable executive’s continued service through the applicable vesting date.
(4)     Represents an option which vested or vests, as applicable, with respect to twenty-five percent (25%) of the shares subject to the option on the first anniversary of the vesting commencement date and with respect to one-forty-eighth (1/48th) of the shares subject to the option on each monthly anniversary of the applicable vesting commencement date thereafter, subject to the applicable executive’s continued service through the applicable vesting date.
Executive Compensation Arrangements
Offer Letters
Offer Letter for Mr. Munagala
We are party to an offer letter, dated June 18, 2018 (as amended, the “Munagala Offer Letter”) with Mr. Munagala, pursuant to which, Mr. Munagala serves as our Chief Executive Officer. Pursuant to the

Munagala Offer Letter, Mr. Munagala is entitled to receive a base salary which, as of January 1, 2024, was $600,000 and is eligible to be considered for annual incentive bonuses. The Munagala Offer Letter provides that Mr. Munagala is eligible to participate in Blaize-sponsored benefit plans and for paid vacation in accordance with Blaize policy.
In addition, pursuant to the Munagala Offer Letter, if Mr. Munagala’s employment is terminated by us without “cause” or Mr. Munagala resigns with “good reason” (each as defined in the Munagala Offer Letter), then Mr. Munagala will be eligible to receive the following severance payments and benefits: (i) a lump-sum cash payment in an amount equal to 3 months of his base salary, (ii) salary continuation payments at 75% of his base salary for 12 months following termination, and (iii) COBRA continuation coverage for up to 12 months following termination, and (iv) accelerated vesting of any outstanding and unvested options held by him.
If Mr. Munagala’s employment is terminated by us without “cause” or he resigns for “good reason,” in either case, within one year after a change in control of Blaize (as defined in the Munagala Offer Letter), then Mr. Munagala will instead be entitled to receive the following severance payments and benefits (in lieu of the amounts described above): (i) a lump-sum cash payment in an amount equal to 12 months of his base salary, (ii) COBRA continuation coverage for up to 12 months following termination, and (iii) accelerated vesting of any outstanding and unvested options held by him.
Mr. Munagala’s receipt of any severance payments and benefits is subject to his execution and non-revocation of a general release in favor of Blaize.
Offer Letter for Mr. Cook
We are party to an offer letter, dated June 20, 2018 (as amended, the “Cook Offer Letter”) with Mr. Cook, pursuant to which, Mr. Cook serves as our Chief Software Architect. Pursuant to the Cook Offer Letter, Mr. Cook is entitled to receive a base salary which, as of January 1, 2024, was $400,000 and is eligible to be considered for annual incentive bonuses. The Cook Offer Letter provides that Mr. Cook is also eligible to participate in Blaize-sponsored benefit plans and for paid vacation in accordance with Blaize policy.
In addition, pursuant to the Cook Offer Letter, if Mr. Cook’s employment is terminated by us without “cause” or Mr. Cook resigns with “good reason” (each as defined in the Cook Offer Letter), then Mr. Cook will be eligible to receive the following severance payments and benefits: (i) a lump-sum cash payment in an amount equal to 3 months of his base salary, (ii) salary continuation payments at 75% of his base salary for 12 months following termination, and (iii) COBRA continuation coverage for up to 12 months following termination.
In addition, if Mr. Cook’s employment is terminated by us without “cause” or he resigns for “good reason,” in either case, within one year after a change in control of Blaize (as defined in the Cook Offer Letter), then Mr. Cook will instead be entitled to receive the following severance payments and benefits (in lieu of the amounts described above): (i) a lump-sum cash payment in an amount equal to 12 months of his base salary, and (ii) COBRA continuation coverage for up to 12 months following termination, and (iii) accelerated vesting of any outstanding and unvested options held by him.
Mr. Cook’s receipt of any severance payments and benefits is subject to his execution and non-revocation of a general release in favor of Blaize.
Offer Letter for Mr. Fernandez-Gomez
We are party to an offer letter, dated July 4, 2018 (as amended, the “Fernandez-Gomez Offer Letter”) with Mr. Fernandez-Gomez, pursuant to which, Mr. Fernandez-Gomez serves as our Vice President of Platform Engineering. Pursuant to the Fernandez-Gomez Offer Letter, Mr. Fernandez-Gomez is entitled to receive a base salary which, as of January 1, 2024, was $450,000 and is eligible to be considered for annual incentive bonuses. The Fernandez-Gomez Offer Letter provides that Mr. Fernandez-Gomez is also eligible to participate in Blaize-sponsored benefit plans and for paid vacation in accordance with Blaize policy.

BLAIZE’S DIRECTOR COMPENSATION
Prior to the Business Combination, Blaize did not maintain a formal non-employee director compensation program, but previously made cash payments and granted equity awards to certain of its non-employee directors as it deemed appropriate. During 2024, each of Messrs. Frank, Cannestra, Hambrecht and Bess were granted equity awards for their services on Blaize’s board of directors. None of the Company’s other non-employee directors received compensation from Blaize for their service on the board of directors in 2024.
2024 Director Compensation Table
The following table sets forth information concerning the compensation of Blaize’s non-employee directors for the year ended December 31, 2024.

Name	Option Awards ($)(1)	Total ($)
Edward Frank	318,472	318,472
Tony Cannestra	318,472	318,472
Juergen Hambrecht	318,472	318,472
Lane Bess	242,571	242,571

(1)     Amounts reflect the full fair value of stock options granted during 2024 as of the date on which the options were approved by the Board computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Assumptions used to calculate the value of all option awards made to directors are included in Notes 2 and 12 to Blaize’s consolidated financial statements included with this prospectus.
The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2024 by each non-employee director who served during 2024.

Name	Options Outstanding at Fiscal Year End (#)
Edward Frank	909,535
Tony Cannestra	920,850
Juergen Hambrecht	909,535
Lane Bess	477,750
In connection with the Business Combination, we approved a compensation program for our non-employee directors (the “Director Compensation Program”), effective as of the closing of the Business Combination. The material terms of the Director Compensation Program are summarized below.
Cash Compensation
Under the Director Compensation Program, non-employee directors serving on the Board are entitled to cash compensation in the following amounts:
•    Annual Retainer: $80,000
•    Additional Annual Retainer for Non-Executive Chair: $40,000
•    Annual Committee Chair Retainers:
•    Audit Committee: $24,000
•    Compensation Committee: $20,000

•    Annual Non-Chair Committee Member Retainers:
•    Audit Committee: $16,000
•    Compensation Committee: $14,000
Annual cash retainers will be paid in quarterly installments in arrears and will be pro-rated for any partial calendar quarter of service.
Equity Compensation
Initial Awards. Under the Director Compensation Program, each non-employee director who is initially elected or appointed to serve on the Board following the closing of the Business Combination will be granted an award of restricted stock units at the time of the election or appointment with a grant-date value of approximately $600,000, which will vest with respect to one-third (1/3rd) of the restricted stock units subject thereto on each of the first three anniversaries of the applicable grant date, subject to the director’s continued service on the Board through the applicable vesting date. If a member of the Board is an employee of Blaize or a subsidiary thereof who subsequently terminates employment with Blaize but remains on the Board as a non-employee director, such individual will not be eligible to receive an Initial Award.
Annual Awards. Under the Director Compensation Program, each non-employee director who is serving on the Board as of the date of each annual meeting of the company’s stockholders following the closing of the Business Combination will be granted, on such annual meeting date, an award of restricted stock units with a grant-date value of approximately $200,000 (each an “Annual Award”), which will vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting following the grant date, subject to the director’s continued service on the Board through the applicable vesting date.
In addition, each equity award granted under the Director Compensation Program will vest in full upon a change in control of the Company (as defined in the Incentive Award Plan, or any similar term as defined in the then-applicable plan) if the non-employee director will not become a member of the Board or the board of directors of the Company’s successor (or any parent thereof) following such change in control.
Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the Incentive Award Plan (or any successor plan).
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management”, the following is a description of each transaction since January 1, 2022 and each currently proposed transaction in which:
•    we have been or are to be a participant;
•    the amount involved exceeds or will exceed $120,000; and
•    any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.
Sales Partner Referral Agreement
On June 30, 2025, we entered into the Referral Agreement with Burkhan LLC (the “Sales Partner”), an affiliate of Burkhan.

Pursuant to the Referral Agreement, the Sales Partner will, on a non-exclusive basis, promote certain of our products and refer potential customers to us. We may approve or reject any customer opportunity presented by the Sales Partner in its sole discretion. For any approved customer opportunity, the Sales Partner and us will negotiate in good faith on the commission payable to the Sales Partner.
The Referral Agreement has a term of three years and is terminable by either party for convenience on 30 days’ written notice or on five days written notice in the event of a material breach by the other party. The Referral Agreement also contains certain confidentiality and indemnification provisions.
The Referral Agreement has an initial approved customer of BurTech Systems Tech LLC (“BST”), an affiliate of Burkhan, as described in the Referral Exhibit. Under the Referral Exhibit, BST will purchase up to approximately $56.5 million of our products on behalf of an unaffiliated end user, beginning in the second quarter of 2025 through 2026. BST will receive a financing fee of 2.5% of the total purchase price from the end user and Sales Partner will receive a commission payable by us of up to 10%, depending on our gross margins under the purchase order, payable in cash or partially, at our discretion, in shares of our common stock, as described in the Referral Exhibit.
During the three and nine months ended September 30, 2025, pursuant to the Referral Agreement, the Company recognized net sales of $1.3 million and $3.0 million, respectively, inclusive of sales commissions of $0.1 million and $0.3 million which sales commissions were reported as a reduction in revenue. The sales commission payable was included in the accrued and other current liabilities—related party balance as of September 30, 2025.
As of September 30, 2025, there was $3.4 million in accounts receivable that was due from an affiliate of Burkham, while as of December 31, 2024, there were no amounts due from this customer.
Registration Rights Agreement
In connection with the execution of the Merger Agreement, we and certain stockholders of Legacy Blaize, the Sponsor and BurTech entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within thirty (30) calendar days of the closing of the Business Combination. Certain Legacy Blaize stockholders and BurTech stockholders may each request to sell all or any portion of their registrable securities in an underwritten offering up to two times total and up to twice in any 12-month period, so long as the total offering price is reasonably expected to exceed $50.0 million. We also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
Ava Registration Rights Agreement
In connection with the execution of the Merger Agreement, we and certain stockholders of Legacy Blaize, entered into a registration rights agreement (the “Ava Registration Rights Agreement”), pursuant to which we agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within four (4) business days of the closing of the Business Combination. Certain Legacy Blaize stockholders may each request to sell all or any portion of their registrable securities in an underwritten offering up to two times total and up to twice in any 12-month period, so long as the total offering price is reasonably expected to exceed $25.0 million. We also agreed to provide customary “piggyback” registration rights. The Ava Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
Bess Ventures Secured Promissory Notes and Related Transactions
Bess Ventures and Advisory, LLC (“Bess Ventures”), which held within Legacy Blaize’s last fiscal year more than 5% of Legacy Blaize’s outstanding capital stock and is affiliated with a member of the Blaize board of directors, Lane Bess, is a party to the Promissory Note Agreement, dated as of January 19, 2024 (the “Bess 2024 Note”), pursuant to which the Sponsor, which currently holds more than 5% of the Company’s outstanding capital stock, has borrowed an aggregate principal amount of $13,000,000 from Bess Ventures in exchange for 500,000 shares of Class A Stock to be transferred upon the later of the consummation of the Business Combination or expiration or waiver of the post-closing lock up restrictions to permit such transfer. The Bess 2024 Note bore simple interest at a rate of ten percent (10%) and was payable on the earlier of (i) March 31, 2024 or (ii) the first business day following the date upon which the Sponsor has received from and after January 1, 2024 aggregate net proceeds from its investors in an amount of $25,000,000. Following the due date of March 31, 2024, interest at the default rate of fifteen percent (15%) began to accrue on the principal and unpaid interest obligations, and an additional 500,000 shares of Class A Stock are to be transferred to Bess Ventures. As of January 13, 2025, the aggregate amount outstanding under the Bess 2024 Note is approximately $14.8 million, and no payments or interest or principal on the loan have been paid. The obligations due under the Bess 2024 Note are secured by the Security Agreement, dated as of January 19, 2024 (the “Bess Security Agreement”), pursuant to which the Sponsor has granted a security interest in all of Sponsor’s right, title and interest in and to the personal property and assets, whether now owned or hereafter acquired, set forth in Exhibit A thereto, including (i) Sponsor’s interest in Legacy Blaize’s Pay-to-Play Convertible Notes (the “P2P Notes”), pursuant to that certain Amended and Restated Note Purchase Agreement dated April 22, 2024, among Legacy Blaize and certain investors (as amended and/or restated from time to time, the “Note Purchase Agreement”), in an aggregate principal amount up to $13.0 million, (ii) any securities issued upon the conversion thereof, (iii) all of Sponsor’s rights, title and interests under the Note Purchase Agreement and all other financing statements, agreements, instruments and documents granting, perfecting or protecting a security interest in Legacy Blaize’s assets to secure the P2P Notes and (iv) all proceeds of each of the foregoing.
In connection with the Bess Security Agreement, pursuant to which the Sponsor’s obligations due under the Bess 2024 Note (with an aggregate principal amount of $13.0 million) are secured by all of the Sponsor’s right, title and interest in and to the personal property and assets, whether now owned or hereafter acquired, set forth in Exhibit A thereto, the Sponsor, Bess Ventures and Legacy Blaize entered into a Letter Agreement, dated as of February 15, 2024 (the “Bess Letter Agreement”), pursuant to which Legacy Blaize acknowledged and agreed to the grant of security and the obligations set forth in the Bess Security Agreement and other related loan documents, and further agreed to comply with certain instructions and procedures as set forth therein. As of April 1, 2024, Sponsor was in default of the repayment terms in connection with the Bess 2024 Note, the Bess Security Agreement and the Bess Letter Agreement as a result of its failure to make a timely repayment of the outstanding balance that was due on March 31, 2024.
On September 16, 2024, Bess Ventures and the Sponsor entered into a forbearance agreement, in connection with which Bess Ventures agreed to forbear from the exercise of its remedies under the Bess 2024 Note, the Bess Security Agreement and the related loan documents until the earlier of (i) January 6, 2025 or (ii) the date that is 45 days following the consummation of the Business Combination.
On January 2, 2025, Bess Ventures and the Sponsor entered into several related transactions including (i) a second forbearance agreement (the “Second Forbearance Agreement”), in connection with which Bess Ventures agreed to extend the forbearance period with respect to the Bess 2024 Note to February 5, 2025 in exchange for certain additional collateral including the pledge by the Sponsor of 3.0 million Class A Stock (representing the 1.0 million shares required to be transferred to Bess Ventures under the Bess 2024 Note and 2.0 million other shares pledged as collateral under the Security Agreement (as defined below)), and (ii) that certain Promissory Note, pursuant to which Bess Ventures loaned $12.0 million to the Sponsor which loan is interest free prior to its maturity on February 20, 2025 and includes the obligation to transfer 500,000 shares of Class A Stock to Bess Ventures (the “Bess 2025 Note”). The obligations due under the Bess 2025 Note are secured by the Security Agreement, dated as of January 2, 2025, pursuant to which the Sponsor has granted a security interest in all of Sponsor’s right, title and interest in and to the personal property and assets, whether now owned or hereafter acquired, set forth in Exhibit A thereto, including 2.5 million shares in Class A Stock (representing the 500,000 shares required to be transferred to Bess Ventures under the Bess 2025 Note and 2 million other shares pledged as collateral) and all proceeds thereof. As consideration for the Second Forbearance Agreement and the Bess 2025 Note, pursuant to that certain Guaranty, Pledge and Repayment Agreement, dated as of January 2, 2025, Burkhan LLC has further guaranteed the Sponsor’s obligations with respect to the Bess 2024 Note and Bess 2025 Note and pledged as security for such obligations, 2.0 million shares of Class A Stock. As of the date of this prospectus, the forbearance period under the Second Forbearance Agreement has expired and the Sponsor is under default under the Bess 2025 Note.
Secured Promissory Note and Pledge Agreement
On January 13, 2025, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Sponsor issued a secured promissory note and pledge agreement (the “Sponsor Note”) to BurTech (the “Holder”) in the principal amount of $8,753,744.21, bearing an interest rate of 7% with annual compounding, compounded on December 31 each year the Sponsor Note remains outstanding for the remaining principal amount of the Sponsor Note as at the maturity date, until such remaining principal amount is paid. Pursuant to the Sponsor Note, the Sponsor agreed to pay certain of the Acquiror Transaction Expenses (as defined in the Merger Agreement) set forth in the Sponsor Note. As consideration for entry into the Sponsor Note, the Company issued 750,000 shares of Class A Stock (“Sponsor Note Shares”) to the Sponsor in accordance with the terms of the Sponsor Note (the “Sponsor Note Issuance” and together with the PIPE Investment, the “Private Placements”). The shares of Class A Stock issued in consideration for the Sponsor Note were offered in a private placement under the Securities Act, pursuant to the Sponsor Note. The Sponsor is obligated to pay the Acquiror Transaction Expenses set forth in the Sponsor Note within ninety days after the date that the Sponsor Note Shares have been registered for resale under the Securities Act. The Sponsor granted a first priority security interest in, and pledged, 2,000,000 shares of Class A Stock and all additions, accessions and substitutions to the Holder to secure the satisfaction by the Sponsor of all its obligations to the Holder under this Sponsor Note. Additionally, in the event that the Company is required to pay any of the Acquiror Transaction Expenses subject to the Sponsor Note, the Sponsor is obligated to reimburse the Company for such payments within 90 days of such payment by the Company.
Procedures with Respect to Review and Approval of Related Person Transactions
Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception of such conflicts of interest). We have adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, our legal department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the head of our legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the head of our legal department will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then-current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.
Director and Officer Indemnification
Our certificate of incorporation and our bylaws provide for indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each member of our board of directors and several of our officers.

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of December 17, 2025 by:
•    each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;
•    each of our named executive officers and directors; and
•    all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o Blaize Holdings, Inc., 4659 Golden Foothill Parkway, Suite 206, El Dorado Hills, CA 95762.
The beneficial ownership of our Common Stock is based on 122,043,070 shares of Common Stock issued and outstanding as of December 17, 2025.

	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Bess Ventures and Advisory, LLC(1)	11,094,855	9.1%
Funds affiliated with Rizvi Traverse CI Manager, LLC(2)	7,439,433	6.1%
Ava Investors SA(3)	17,716,892	14.5%
BurTech LP LLCs(4)	5,510,017	4.5%
Funds affiliated with DENSO(5)	9,195,111	7.5%
Anderson Investments Pte. Ltd.(6)	6,353,023	5.2%
Polar Multi-Strategy Master Fund(7)	12,082,264	9.9%
Polar Long/Short Master Fund(8)	3,125,000	2.9%
Directors and Named Executive Officers:
Lane M. Bess(1)	11,094,855	9.1%
Tony Cannestra(9)	628,833	*
Edward Frank(10)	620,009	*
Juergen Hambrecht(11)	620,009	*
Dinakar Munagala(12)	7,092,713	5.8%
Harminder Sehmi(13)	1,134,179	*
George de Urioste	—	*
Yoshiaki Fujimori	—	*
Directors and named executive officers as a group (8 individuals)	21,190,598	17.4%

*    Less than one percent.
(1)     Consists of (a) 10,446,783 shares of Common Stock held by Bess Ventures, (b) 389,968 shares of Common Stock held by the Trust and (c) 258,104 shares of Common Stock underlying options exercisable within 60 days of December 17, 2025. Lane M. Bess is the (i) managing member and owner of Bess Ventures and (ii) the Investment Fiduciary of the Trust. Lane M. Bess may be deemed to be the beneficial owner of the shares of Blaize capital stock beneficially owned by Bess Ventures and the Trust. The address of Bess

Ventures is c/o Lane M. Bess, 1928 Sunset Harbor Drive, Miami Beach, FL 33139. The address of the Trust is 255 Alhambra Circle, Ste 333, Coral Gables, FL 33134.
(2)     Consists of (a) 1,211,952 shares of Common Stock held by RT-AI II, LLC, (b) 842,890 shares of Common Stock held by RT-AI III, LLC, (c) 2,548,556 shares of Common Stock held by RT-AI IV LLC, (d) 836,035 shares of Common Stock held by RT-AI V LLC (collectively, the “RT Funds”) and (e) 2,000,000 shares of Common Stock held by Rizvi Master LLC (“Rizvi Master”). Rizvi Traverse CI Manager, LLC (“RTCIM”) is the manager of each of the RT Funds. Mr. Suhail Rizvi is the manager of RTCIM and Rizvi Master. Mr. Rizvi may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by the RT Funds and Rizvi Master, but disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of the RT Funds and Rizvi Master is c/o Rizvi Traverse CI Manager, LLC, 801 Northpoint Parkway, Suite 129, West Palm Beach, FL 33407.
(3)     Consists of 17,716,892 shares of Common Stock held by Ava Private Markets Sarl (“Ava Private Markets”) and affiliates. Ava Investors SA is the investment manager of Ava Private Markets and exercises investment power with respect to the securities held by Ava Private Markets. Barthelemy Debray, Raphaëlle Mahieu and Benjamin Hazan may be deemed to exercise investment power with respect to the securities. Each of the persons above disclaims any beneficial ownership of the securities, except to the extent of any pecuniary interest therein. The address of each of the persons above is c/o Ava Investors SA, Rue du Rhône 78, 1204 Geneva, Switzerland.
(4)     Consists of 5,510,017 shares of Common Stock held by BurTech LP LLC and its affiliates (“BurTech LP”). BurTech LP LLC Shahal Khan, Patrick Orlando and Roman Livson are the managing members of our sponsor. By virtue of this relationship, Messrs. Khan, Orlando and Livson may be deemed to share beneficial ownership of the securities held of record by BurTech LP. Messrs. Khan, Orlando and Livson disclaim any beneficial ownership except to the extent of their pecuniary interest in such securities. The address of BurTech LP is 1300 Pennsylvania Ave NW, Suite 700, Washington, DC 20004.
(5)     Consists of (a) 4,673,746 shares of Common Stock held by DENSO Corporation and (b) 4,521,365 shares of Common Stock held by DENSO International America, Inc. DENSO International America Inc. is a direct wholly owned subsidiary of DENSO Corporation, and therefore, investment or voting power regarding shares held by DENSO International America Inc. is made by DENSO Corporation. In such capacity, DENSO Corporation may be deemed to have voting and investment power over the shares held by DENSO International America Inc. as well as shares held directly by DENSO Corporation. Investment and voting decisions regarding such shares are made by the board of directors of DENSO Corporation upon a recommendation by management, acting by majority vote and, as a result, no individual member of the board of directors acting alone has the ability to exercise investment or voting power regarding such shares. The membership of the board of directors is subject to change from time to time. The board of directors currently consists of Koji Arima, Shinnosuke Hayashi, Yasushi Matsui, Yasuhiko Yamazaki, Akio Toyoda, Shigeki Kushida, Yuko Mitsuya and Joseph P. Schmelzeis Jr. Each of the members of the board of directors of DENSO Corporation disclaims beneficial ownership of such shares. The address of each of DENSO International America, Inc. and DENSO Corporation is 24777 Denso Dr, Southfield, MI 48033 and 1Chome-1 Showacho, Kariya, Aichi 448-0029, Japan, respectively.
(6)     Consists of 6,353,023 shares of Common Stock held by Anderson Investments Pte. Ltd. (“Anderson”). Anderson is a direct wholly owned subsidiary of Thomson Capital Pte. Ltd. (“Thomson”), which in turn is a direct wholly owned subsidiary of Tembusu Capital Pte. Ltd. (“Tembusu”), which in turn is a direct wholly owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”) and may be deemed to share voting and investment power over the shares held by Anderson Investments Pte. Ltd. In such capacities, each of Temasek, Tembusu and Thomson may be deemed to share voting and investment power over the shares held by Anderson. Investment and voting decisions regarding such shares are made by an investment committee of Temasek, acting by majority vote and, as a result, no individual investment committee member acting alone has the ability to exercise investment or voting power regarding such shares. The membership of the investment committee is subject to change from time to time. The investment committee currently consists of Dilhan Pillay, Chia Song Hwee, Nagi Hamiyeh, Ravi Lambah, Rohit Sipahimalani, Uwe Krueger, Wu Yibing, Png Chin Yee, John Marren, Alpin Mehta, Suranjan Mukherjee, Martin Fichtner and Anuj Maheshwari. Each of the members of the investment committee disclaims beneficial ownership of such shares. The address for Anderson, Thomson, Tembusu and Temasek is 60B Orchard Road, #06-18, The Atrium@Orchard, Singapore 238891.
(7)     Consists of (i) 7,812,500 shares of Common Stock and (ii) warrants to purchase 4,269,764 shares of Common Stock held by Polar Multi-Strategy Master Fund (“PMSMF”). Does not include warrants to purchase 3,542,736 shares of Common Stock held by PMSMF which are not currently exercisable due to 9.99% ownership blocker provision. PMSMF is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to PMSMF and has control and discretion over the shares held by PMSMF. As such, PAMPI may be deemed the beneficial owner of the shares held by PMSMF. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The address for Polar Asset Management Partners Inc. is 16 York St #2900, Toronto, ON M5J 0E6, Canada.
(8)     Consists of (i) 1,562,500 shares of Common Stock and (ii) warrants to purchase 1,562,500 shares of Common Stock held by Polar Long/Short Master Fund (“PLSMF”). PLSMF is under management by PAMPI. PAMPI serves as Investment Advisor to PLSMF and has control and discretion over the shares held by PLSMF. As such, PAMPI may be deemed the beneficial owner of the shares held by PLSMF. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The address for Polar Asset Management Partners Inc. is 16 York St #2900, Toronto, ON M5J 0E6, Canada.
(9)     Consists of 628,833 shares of Common Stock underlying options exercisable within 60 days of December 17, 2025.
(10)     Consists of 620,009 shares of Common Stock underlying options exercisable within 60 days of December 17, 2025.
(11)     Consists of 620,009 shares of Common Stock underlying options exercisable within 60 days of December 17, 2025.
(12)     Consists of (a) 551,422 shares of Common Stock held directly by Dinakar Munagala and (b) 6,541,291 shares of Common Stock underlying options exercisable within 60 days of December 17, 2025.
(13)     Consists of 1,134,179 shares of Common Stock underlying options exercisable within 60 days of December 17, 2025.

SELLING STOCKHOLDERS
The common stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of Shares of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the selling stockholders have not had any material relationship with us within the past three years.
The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and warrants, as of December 17, 2025, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.
The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.
In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.
Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
Polar Multi-Strategy Master Fund (1)	15,625,000	15,625,000	—
Polar Long/Short Master Fund (2)	3,125,000	3,125,000	—

(1) Consists of (i) 7,812,500 shares of Common Stock and (ii) warrants to purchase 4,269,764 shares of Common Stock held by Polar Multi-Strategy Master Fund (“PMSMF”) and (iii) additional warrants to purchase 3,542,736 shares of Common Stock held by PMSMF which are not currently exercisable due to 9.99% ownership blocker provision but are being registered hereunder.
(2) Consists of (i) 1,562,500 shares of Common Stock and (ii) warrants to purchase 1,562,500 shares of Common Stock held by Polar Long/Short Master Fund (“PLSMF”).

DESCRIPTION OF CAPITAL STOCK
As of December 17, 2025, we had two classes of securities registered pursuant to Section 12 of the Exchange Act: our common stock and our Public Warrants (as defined below).
General
The following description summarizes some of the terms of our certificate of incorporation and bylaws and the DGCL. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC and attached hereto as Exhibits 3.1 and 3.2, respectively, as well as the relevant provisions of the DGCL.
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 600,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued or outstanding. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Voting Power
Except as otherwise required by law, as otherwise provided in our certificate of incorporation (as may be amended from time to time) or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of shares of our Common Stock possess all voting power for the election of directors and all other matters requiring stockholder action. Holders of shares of our Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders.
Dividends
Subject to applicable law, the rights and preferences of the holders of our preferred stock and any other provisions of our certificate of incorporation, as it may be amended from time to time, holders of our Common Stock are entitled to receive such dividends and other distributions in cash, stock or property of Blaize when, as and if declared thereon by our Board, in its discretion, from time to time out of assets or funds of Blaize legally available therefor.
Liquidation, Dissolution and Winding Up
Subject to the rights of holders of our preferred stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of our preferred stock ranking senior to the shares of our Common Stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of our Common Stock and the holders of any other class or series of capital stock ranking equally with our Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights. No sinking fund provisions are applicable to our Common Stock.
Preferred Stock
Our Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series or the designation of any series, all to the fullest extent now or hereafter permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our Common Stock, restricting dividends on the capital stock of Blaize, diluting the voting power of our Common Stock, impairing the liquidation rights of the capital stock of Blaize, or delaying or preventing a change in control of Blaize.
Registration Rights
In connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, we and certain stockholders of Legacy Blaize entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which we agreed to register for resale, pursuant to the Securities Act, certain shares of our Common Stock and other equity securities of Blaize that are held by the parties thereto from time to time on the terms and subject to the conditions set forth therein.
Additionally, in connection with the execution of the Merger Agreement, we and certain stockholders of Legacy Blaize, entered into a registration rights agreement (the “Ava Registration Rights Agreement”), pursuant to which we agreed to register for resale, pursuant to the Securities Act, certain shares of our Common Stock and other equity securities of Blaize that are held by the parties thereto from time to time on the terms and subject to the conditions set forth therein.
The registration rights under the Registration Rights Agreement and the Ava Registration Rights Agreement have been satisfied pursuant to a currently effective registration statement.
Election of Directors and Vacancies
Subject to the rights of the holders of any one or more series of preferred stock to elect additional directors under specified circumstances and the terms, the number of directors of our Board is fixed solely and exclusively by our Board, but it currently consists of seven (7) directors.
Under the Bylaws and except as otherwise provided by the Charter, at all meetings of stockholders called for the election of directors at which a quorum is present, a plurality of the votes properly cast is sufficient to elect such directors to the Board.
Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any one or more series of our preferred stock, newly created directorships and any vacancies on our Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified or until their earlier death, resignation, disqualification or removal. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for a term expiring at the next annual meeting of the stockholders of Blaize and until his or her successor will have been elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
Subject to the rights, if any, of the holders of any one or more series of our preferred stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding capital stock of Blaize then entitled to vote generally in the election of directors.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by

Blaize, subject, nevertheless, to the provisions of the DGCL, our certificate of incorporation and our bylaws; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.
Quorum; Voting
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by our certificate of incorporation and bylaws. If, however, such quorum will not be present or represented at any meeting of the stockholders, the person presiding over the meeting or holders of a majority of the voting power present in person, or by remote communication, if applicable, or represented by proxy, has the power to recess or adjourn the meeting from time to time, without notice other than announcement at the meeting or in any other manner permitted by the DGCL, until a quorum will be present or represented. At such recessed or adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, our Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Unless a different or minimum vote is required by statute or by the applicable stock exchange rules, or by our certificate of incorporation or our bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute, our certificate of incorporation or our bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by our certificate of incorporation or our bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by our certificate of incorporation or our bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.
Anti-takeover Effects of the Charter and the Bylaws
Our certificate of incorporation or our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized above, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply if and so long as our Common Stock (or units or Warrants) remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Common Stock.
Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Blaize by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of our Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any one or more series of our preferred stock, special meetings of the stockholders of Blaize, for any purpose or purposes, may be called only by (a) the Chairperson of our Board, (b) the Chief Executive Officer, (c) our Board or (d) the President.
Unless otherwise required by law, written notice of a special meeting of stockholders, stating the place, date and time of the meeting, the means of remote communication by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
Our bylaws also provide that unless otherwise restricted by our certificate of incorporation or our bylaws, any action required or permitted to be taken at any meeting of our Board or of any committee thereof may be taken without a meeting, if all members of our Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of our Board or committee.
In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Chairperson of our Board or our Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
Our certificate of incorporation provides however, in addition to the votes required by law, that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of Blaize entitled to thereon, voting together as a single class:
•    the provisions regarding the two classes of capital stock of Blaize and the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock;
•    the provisions regarding the management of Blaize, the size of our Board, the election and removal of directors to our Board, the filling of vacancies, preferred stockholder election rights, and bylaw amendments;
•    the provisions regarding the actions of stockholders of Blaize, advance notice of business to be brought by stockholders and special meetings of stockholders;
•    the provisions regarding the limited liability of directors or officers of Blaize;
•    the provisions regarding the indemnification of the current and former officers, directors, employees and agents of Blaize;
•    the provisions regarding exclusive forums for certain actions; and
•    the provisions regarding amending our certificate of incorporation.
Subject to our certificate of incorporation, our Board is expressly empowered to adopt, amend or repeal our bylaws. The stockholders also shall have power to adopt, amend or repeal our bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of Blaize required by applicable law or by our certificate of incorporation (including any certificate of designation relating to any series of preferred stock), such action by stockholders shall require the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of Blaize entitled to vote thereon, voting together as a single class.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation limits the liability of the directors and officers of Blaize to the fullest extent permitted by law, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board.
Under the terms of such indemnification agreements, we are required to, among other things, indemnify each of our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts, to the fullest extent permitted by applicable law, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee, or a person for whom he or she is the legal representative, is or was a director or officer of Blaize or any of its subsidiaries or is or was serving at our request as a director, officer, employee or agent for another entity. The indemnification agreements also require us, to the fullest extent not prohibited by law and if so requested, to advance within thirty (30) days of such request all expenses that any of the indemnitees incurred, provided that such indemnitee will return any such advance if it is ultimately determined that such indemnitee is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Forum of Certain Actions
Under our certificate of incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative action, suit or proceeding brought on behalf of Blaize; (B) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Blaize, to Blaize or its stockholders; (C) any action, suit or proceeding arising out of or pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; and (D) any action, suit or proceeding asserting a claim against Blaize governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.
In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, this provision will not apply to claims or suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity holding, owning or otherwise acquiring any interest in any security of Blaize shall be deemed to have notice of and consented to the provisions of our certificate of incorporation.
Warrants
Public Warrants
Upon the consummation of the Merger, BurTech’s 28,750,000 legacy public warrants issued in BurTech’s initial public offering and 898,250 legacy private warrants outstanding immediately prior to the Merger became warrants to purchase the Company’s common stock. All of these warrants are now public warrants (each, a “Public Warrant”) and trade under the ticker symbol “BZAIW”.
Each Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder, and only whole Public Warrants will trade. The Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $18.00
We may call the Public Warrants for redemption for cash:
•    in whole and not in part;
•    at a price of $0.01 per Public Warrant;

•    upon not less than 30 days’ prior written notice of redemption given after the Public Warrants become exercisable (the “30-day redemption period”) to each Public Warrant holder;
•    if, and only if, the reported last sale price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending three business days before we send the notice of redemption to the Public Warrant holders; and
•    if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of Common Stock may stay below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Public Warrants. If we take advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between exercise price of the Price Warrants and the “fair market value” of Common Stock (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption.
Redemption Procedures
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each whole Public Warrant will be increased in proportion to such increase in the outstanding ordinary stock.
If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of

Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of Blaize with or into another corporation (other than a consolidation or merger in which Blaize is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Blaize as an entirety or substantially as an entirety in connection with which Blaize is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.
Other Terms
The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Blaize. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Blaize, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to the warrant holder.
Transfer Agent and Warrant Agent
The transfer agent for our Common Stock and warrant agent for the Public Warrants is Continental Stock Transfer & Trust Company.
Trading Symbols and Market
Our Common Stock and Public Warrants are listed on the Nasdaq Global Market and Nasdaq Capital Market, respectively, under the symbols “BZAI” and “BZAIW,” respectively.

PLAN OF DISTRIBUTION
Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their donees, pledgees, transferees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their securities covered hereby on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. A Selling Stockholder may use any one or more of the following methods when disposing of securities:
•    ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•    block trades (which may include crosses) in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•    purchases by a broker dealer as principal and resale by the broker dealer for its account;
•    an exchange distribution in accordance with the rules of the applicable exchange and/or secondary distributions;
•    directly to purchasers, including through a specific bidding, auction or other process in privately negotiated transactions;
•    settlement of short sales;
•    through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•    in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•    through the distribution of the shares of common stock by any Selling Stockholder to its employees, partners (including limited partners), members or stockholders;
•    through delayed delivery requirements;
•    a combination of any such methods of sale; or
•    any other method permitted pursuant to applicable law.
The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been disposed of pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act). The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS
The validity of the shares of Common Stock offered hereby will be passed upon for us by Faegre Drinker Biddle & Reath, LLP.

EXPERTS
The consolidated financial statements of Blaize, Inc. and Subsidiaries as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024 included in this prospectus have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to Blaize’s ability to continue as a going concern), appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.
We are subject to the information and periodic and current reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding companies that file electronically with it. Our periodic and current reports, proxy statements and other information are available at www.sec.gov.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http:// www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors Relations” at www.blaize.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

BLAIZE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands, except shares and per share amounts)	As of September 30, 2025	As of December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$24,001	$50,237
Accounts receivable, net	10,218	55
Accounts receivable - related party, net	3,363	—
Inventories	8,782	8,561
Prepaid expenses and other current assets	8,418	14,837
Total current assets	54,782	73,690
Property and equipment, net	1,265	2,081
Deferred income tax assets	2,363	2,157
Operating lease right-of-use assets	1,692	1,773
Other assets	802	815
Total assets	60,904	80,516
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	15,112	7,904
Accrued expenses and other current liabilities	10,537	11,996
Accrued expenses and other current liabilities - related party	384	—
Accrued loss on purchase commitments	601	603
Accrued compensation	2,610	1,613
Income tax payable	2,518	2,109
Operating lease liabilities, current	678	578
Working capital loan - related party	1,500	—
Advances from related party	2,857	—
Warrants	—	14,711
Convertible notes	—	148,629
Total current liabilities	36,797	188,143
Operating lease liabilities	948	1,166
Other earnout shares	20,561	—
Other liabilities	1,292	1,670
Total liabilities	59,598	190,979
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock - $0.0001 par value; 600,000,000 and 136,562,809 shares authorized as of September 30, 2025 and December 31, 2024, respectively, and 106,754,588 and 48,376,052 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	11	5
Additional paid-in capital	634,154	318,783
Accumulated deficit	(632,859)	(429,251)
Total stockholders’ equity (deficit)	1,306	(110,463)
Total liabilities and stockholders’ equity (deficit)	$60,904	$80,516

The accompanying notes are an integral part of these condensed consolidated financial statements.

BLAIZE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except shares and per share amounts)	2025	2024	2025	2024
Revenue
Hardware revenue	$10,528	$23	$11,592	$28
Software revenue	—	—	300	—
Hardware revenue - related party	1,124	—	2,486	—
Software revenue - related party	215	—	478	—
Engineering services revenue - related party	—	758	—	1,525
Total revenue	11,867	781	14,856	1,553
Cost of revenue	10,091	476	11,222	1,039
Gross profit	1,776	305	3,634	514
Operating expenses
Research and development	9,676	5,799	32,407	15,765
Selling, general and administrative	14,321	5,546	40,207	14,538
Selling, general and administrative - related party	—	—	455	—
Depreciation and amortization	364	251	1,011	688
Transaction costs	—	77	12,043	163
Total operating expenses	24,361	11,673	86,123	31,154
Loss from operations	(22,585)	(11,368)	(82,489)	(30,640)
Other expense, net
Debt financing charge on convertible notes	—	—	—	(464)
Gain (loss) on foreign exchange	(88)	31	(154)	(62)
Change in fair value of convertible notes	—	(15,398)	(165,703)	(25,921)
Change in fair value of warrants	—	(90)	(60,345)	1,255
Change in fair value of other earnout shares	(3,798)	—	105,463	—
Change in fair value of unissued shares of common stock	56	—	(244)	—
Change in fair value of committed equity facility	(63)	—	(63)	—
Other, net	241	1,273	149	1,677
Total other expense, net	(3,652)	(14,184)	(120,897)	(23,515)
Loss before income taxes	(26,237)	(25,552)	(203,386)	(54,155)
Provision for income taxes	21	55	222	348
Net loss	$(26,258)	$(25,607)	$(203,608)	$(54,503)
Net loss per share - basic and diluted	$(0.25)	$(1.47)	$(2.03)	$(3.12)
Weighted average shares outstanding - basic and diluted	103,585,681	17,478,371	100,130,737	17,466,606
The accompanying notes are an integral part of these condensed consolidated financial statements.

BLAIZE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(Unaudited)

	Redeemable Convertible Preferred Stock		Common Stock Subject to Possible Redemption		Stockholders’ Equity (Deficit)
					Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
(Amounts in thousands, except shares)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2024	34,712,525	$173,347	—	$—	13,663,527	$—	96,887	$—	$145,441	$(429,251)	$(283,810)
Retroactive application of recapitalization	(34,712,525)	(173,347)	—	—	34,712,525	5	(96,887)	—	173,342	—	173,347
Adjusted balance - beginning of period	—	—	—	—	48,376,052	5	—	—	318,783	(429,251)	(110,463)
Conversion of convertible notes	—	—	—	—	31,433,259	3	—	—	314,331	—	314,334
Net exercise of warrants	—	—	—	—	7,505,657	1	—	—	75,056	—	75,057
Merger and PIPE financing	—	—	2,854,242	33,061	11,408,957	1	—	—	(126,165)	—	(126,164)
Payment of shareholder note receivable	—	—	—	—	—	—	—	—	200	—	200
Issuance of common stock to advisors	—	—	—	—	873,486	—	—	—	2,538	—	2,538
Issuance of common stock warrants	—	—	—	—	—	—	—	—	167	—	167
Increase in redemption value	—	—	—	603	—	—	—	—	—	—	—
Redemption of common stock subject to possible redemption	—	—	(2,800,489)	(33,157)	—	—	—	—	—	—	—
Lapse of redemption	—	—	(53,753)	(507)	53,753	—	—	—	503	—	503
Exercises of stock options	—	—	—	—	15,080	—	—	—	18	—	18
Releases of restricted stock units	—	—	—	—	1,331,257	—	—	—	—	—	—
Common stock issued under the committed equity facility	—	—	—	—	5,673,734	1	—	—	20,388	—	20,389
Committed equity facility fee settled in common stock	—	—	—	—	83,353	—	—	—	243	—	243
Stock-based compensation	—	—	—	—	—	—	—	—	28,092	—	28,092
Net loss	—	—	—	—	—	—	—	—	—	(203,608)	(203,608)
Balance as of September 30, 2025	—	$—	—	$—	106,754,588	$11	—	$—	$634,154	$ (632,859)	$1,306

	Redeemable Convertible Preferred Stock		Common Stock Subject to Possible Redemption		Stockholders’ Equity (Deficit)
					Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
(Amounts in thousands, except shares)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2023	34,712,525	$173,347	—	$—	13,613,269	$—	96,887	$—	$141,496	$(368,056)	$(226,560)
Retroactive application of recapitalization	(34,712,525)	(173,347)	—	—	34,712,525	5	(96,887)	—	173,342	—	173,347
Adjusted balance - beginning of period	—	—	—	—	48,325,794	5	—	—	314,838	(368,056)	(53,213)
Exercises of stock options	—	—	—	—	27,821	—	—	—	80	—	80
Stock-based compensation	—	—	—	—	—	—	—	—	1,042	—	1,042
Net loss	—	—	—	—	—	—	—	—	—	(54,503)	(54,503)
Balance as of September 30, 2024	—	$—	—	$—	48,353,615	$5	—	$—	$315,960	$(422,559)	$(106,594)

The accompanying notes are an integral part of these condensed consolidated financial statements.

BLAIZE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
THREE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(Unaudited)

	Redeemable Convertible Preferred Stock		Common Stock Subject to Possible Redemption		Stockholders’ Equity (Deficit)
					Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
(Amounts in thousands, except shares)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of June 30, 2025	—	$—	—	$—	98,881,933	$10	—	$—	$601,781	$(606,601)	$(4,810)
Issuance of common stock to advisors	—	—	—	—	769,231	—	—	—	2,238	—	2,238
Exercises of stock options	—	—	—	—	15,080	—	—	—	18	—	18
Releases of restricted stock units	—	—	—	—	1,331,257	—	—	—	—	—	—
Common stock issued under the committed equity facility	—	—	—	—	5,673,734	1	—	—	20,388	—	20,389
Committed equity facility fee settled in common stock	—	—	—	—	83,353	—	—	—	243	—	243
Stock-based compensation	—	—	—	—	—	—	—	—	9,486	—	9,486
Net loss	—	—	—	—	—	—	—	—	—	(26,258)	(26,258)
Balance as of September 30, 2025	—	$—	—	$—	106,754,588	$11	—	$—	$634,154	$(632,859)	$1,306

	Redeemable Convertible Preferred Stock		Common Stock Subject to Possible Redemption		Stockholders’ Equity (Deficit)
					Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
(Amounts in thousands, except shares)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of June 30, 2024	34,712,525	$173,347	—	$—	13,633,706	$—	96,887	$—	$142,221	$(396,952)	$(254,731)
Retroactive application of recapitalization	(34,712,525)	(173,347)	—	—	34,712,525	5	(96,887)	—	173,342	—	173,347
Adjusted balance - beginning of period	—	—	—	—	48,346,231	5	—	—	315,563	(396,952)	(81,384)
Exercises of stock options	—	—	—	—	7,384	—	—	—	38	—	38
Stock-based compensation	—	—	—	—	—	—	—	—	359	—	359
Net loss	—	—	—	—	—	—	—	—	—	(25,607)	(25,607)
Balance as of September 30, 2024	—	$—	—	$—	48,353,615	$5	—	$—	$315,960	$(422,559)	$(106,594)

The accompanying notes are an integral part of these condensed consolidated financial statements.

BLAIZE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
(Amounts in thousands)	2025	2024
Net cash used in operating activities:	$(57,290)	$(35,788)
Cash flows from investing activities:
Purchases of property and equipment	(707)	(1,165)
Net cash used in investing activities	(707)	(1,165)
Cash flows from financing activities:
Merger and PIPE financing, net of transaction costs	15,874	—
Funds held in escrow	503	—
Payment of deferred offering costs	(4,332)	(3,668)
Repayment of advances from related party	(114)	—
Proceeds from issuance of common stock, net of financing charge on the committed equity facility	20,024	—
Payment of committed equity facility transaction costs	(200)	—
Repayment of short-term demand notes	—	(4,750)
Proceeds from exercise of stock options	18	80
Proceeds from convertible notes	—	110,718
Net cash provided by financing activities	31,773	102,380
Net change in cash, cash equivalents and restricted cash	(26,224)	65,427
Cash, cash equivalents and restricted cash at beginning of period	50,488	3,213
Cash, cash equivalents and restricted cash at end of period	$24,264	$68,640

Components of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$24,001	$68,640
Restricted cash (included within other assets)	263	—
Total cash, cash equivalents and restricted cash	$24,264	$68,640

Supplemental non-cash disclosures:
Capitalized deferred offering costs included in accounts payable and accrued expenses and other current liabilities	$241	$864
Issuance of warrants with convertible notes	—	4,816
Operating lease asset obtained in exchange for new operating lease liabilities	431	—
Issuance of common stock under committed equity facility	243	—
Issuance of common stock to advisors	2,538	—
Conversion of convertible notes to common stock	314,334	—
Net exercise of warrants for common stock	75,056	—
Issuance of warrants for professional services	167	—
Issuance of common stock for shareholder note receivable	8,754	—
Redemption of common shares with cash held in escrow	33,157	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1. Organization and Description of Business

Organization and Description of Business

Blaize Holdings, Inc. (together with its subsidiaries, “Blaize,” or the “Company”) is headquartered in El Dorado Hills, California. The condensed consolidated financial statements of the Company, post-Merger (as defined below), include the accounts of the Company and its wholly owned subsidiaries. Prior to the Merger, the Company’s condensed consolidated financial statements included that of Legacy Blaize, as defined below, and included the accounts of Legacy Blaize and its wholly owned subsidiaries.

The Company designs and develops low-power, high-efficiency, programmable artificial intelligence (“AI”) edge computing hardware and software, offering edge computing solutions for AI data collection and processing, with a focus on smart vision and other AI applications for the smart city, defense, retail and enterprise markets.

Merger and Reverse Recapitalization

On January 13, 2025 (the “Closing Date”), the Company consummated the transaction (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2023 (as amended on April 22, 2024, October 24, 2024 and November 21, 2024), with BurTech Acquisition Corp. (“BurTech”), BurTech Merger Sub, Inc. (“Merger Sub”), Blaize, Inc. (“Legacy Blaize”), and for the limited purposes set forth therein, Burkhan Capital LLC (“Burkhan”), a Delaware limited liability company and an affiliate of BurTech. On the Closing Date, Merger Sub merged with and into Legacy Blaize, with Legacy Blaize surviving the Merger as a wholly owned subsidiary of the Company (together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).

Concurrent with the Merger, BurTech was renamed Blaize Holdings, Inc. Beginning on January 14, 2025, Blaize’s common stock and warrants trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbols “BZAI” and “BZAIW”, respectively.

Accounting for the Merger

The Merger is accounted for as a reverse recapitalization, with BurTech treated as the acquired company and Legacy Blaize treated as the acquirer for financial reporting purposes. This accounting treatment is equivalent to Legacy Blaize issuing stock for the net assets of BurTech, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Merger are those of Legacy Blaize. For periods prior to the Merger, the reported share and per share amounts have been retroactively converted by applying the Exchange Ratio. Legacy Blaize shareholders were issued 87,314,968 shares of common stock.

Prior to the Merger, BurTech LP, LLC (“BurTech LP”) was the sponsor of BurTech (the “Sponsor”) and with the close of the Merger, BurTech LP and its affiliated entities have remained a significant shareholder in Blaize.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). The Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Liquidity and Going Concern

The Company’s condensed consolidated financial statements have been prepared on a going concern basis, which assumes that it will be able to meet its obligations and continue its operations during the twelve months following the issuance of these condensed consolidated financial statements. These condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Since the inception of the Company and through September 30, 2025, the Company has funded its operations primarily with cash flows from contributions from founders or other investors and other financing activities. The Company has incurred recurring losses and negative operating cash flows since its inception, including net losses of $203.6 million and $54.5 million for the nine months ended September 30, 2025 and 2024, respectively. As of September 30, 2025, the Company had cash and cash equivalents of $24.0 million, and an accumulated deficit of $632.9 million.

On July 14, 2025, the Company entered into a Common Stock Purchase Agreement (the “Committed Equity Facility”) and a related Registration Rights Agreement with B. Riley Principal Capital II, LLC (“B. Riley”). Pursuant to the Committed Equity Facility, the Company has the right, but not the obligation, to sell to B. Riley up to an aggregate of $50.0 million in gross proceeds of newly issued shares of the Company’s common stock, subject to certain conditions and limitations, which will be used to further support the Company’s growth strategy (see Notes 2, 6 and 13).

The Company’s ability to continue to meet its obligations, to achieve its business objectives and continue as a going concern is dependent upon several factors, including its revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance its operations, the Company will need to raise additional financing. There can be no assurance that the Company will be able to raise additional financing.

As a result of the above, in connection with its assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that the Company’s liquidity condition raises substantial doubt about its ability to continue as a going concern through one year from the date that these condensed consolidated financial statements are issued.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

These condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. The accompanying unaudited interim condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented, and all significant intercompany balances and transactions have been eliminated in consolidation for all periods presented. The Company has no other comprehensive income or loss, therefore net loss was equal to other comprehensive loss for all periods presented. The results of operations of any interim periods are not necessarily indicative of the results of operations to be expected for the full fiscal year. The unaudited interim condensed consolidated financial statements should be read in conjunction with Blaize, Inc.’s consolidated financial statements and accompanying footnotes included in the Company’s Form 8-K/A filed with the U.S. Securities and Exchange Commission (“SEC”) on April 15, 2025, which provides a more complete discussion of the Company’s accounting policies and certain other information.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Use of Estimates

The preparation of the condensed consolidated financial statements in accordance with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Such estimates and assumptions include, but are not limited to, those related to revenue recognition, the allowance for credit losses, the net realizable value of inventory, the useful lives of long-lived assets, the incremental borrowing rate used in calculating operating lease right of use assets, the accounting for income taxes, the estimates used to evaluate the recoverability of long-lived assets, and the estimated fair values of historical convertible notes and legacy warrants, the Other Earnout Shares, the Committed Equity Facility, unissued shares of common stock, and stock-based compensation expense. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents in the condensed consolidated financial statements. The Company’s cash equivalents are primarily comprised of U.S. Government treasury securities, mutual funds, and money market funds. The Company has cash deposits in a financial institution that, at times, may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits.

As of September 30, 2025 and December 31, 2024, the Company had cash and cash equivalents balances in excess of domestic and international insurance limits of $23.1 million and $49.3 million, respectively.

As of September 30, 2025, the Company held $3.8 million in mutual funds and less than $0.1 million in U.S. Government money market funds, while as of December 31, 2024, the Company held $30.6 million in U.S. Government treasury securities, $9.2 million in U.S. Government money market funds, and $5.1 million in mutual funds (see Note 5).

Restricted Cash

Restricted cash represents cash balances held as security deposits related to international payment services. As of September 30, 2025 and December 31, 2024, restricted cash of $0.3 million was included within other assets on the condensed consolidated balance sheets.

Accounts Receivable, net

Accounts receivable, net is recorded at the invoiced amount and does not accrue interest. The allowance for credit losses is the Company’s estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines that allowance based upon a review of each receivable and all known factors that could affect collectability. These factors include but are not limited to a customer’s past payment performance, customer financial condition, general economic or industry conditions and disputes regarding the invoiced amount or the product or service rendered. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for credit losses was $0.4 million as of September 30, 2025 and December 31, 2024.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Inventories

Inventories consist of raw materials, work in process inventories, and finished goods. Inventories are stated at the lower of cost or net realizable value, with cost being determined on a first-in, first-out basis. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances. At the point of loss recognition, a new lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in the newly established cost basis. Any write-downs of inventories are reflected as part of cost of revenue in the condensed consolidated statements of operations.

Deferred Offering Costs

Deferred offering costs consist of direct incremental legal, consulting and banking fees incurred from issuing securities. The Company’s deferred offering costs primarily relate to offering costs associated with the Merger (see Note 3), as well as offering costs associated with future equity financing arrangements.

Upon the consummation of the Merger, the related offering costs that had been capitalized were fully expensed within transaction costs on the condensed consolidated statement of operations during the nine months ended September 30, 2025. As of September 30, 2025, there was $0.2 million of capitalized deferred offering costs in relation to future equity financing arrangements, and as of December 31, 2024, there was $11.1 million of deferred offering costs in relation to the Merger, respectively, included in prepaid expenses and other current assets on the condensed consolidated balance sheets.

Impairment of Long-Lived Assets

Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Company estimates the expected undiscounted future cash flows from the use of those assets and their eventual disposition (without any allocated debt financing charges). If the sum of the expected undiscounted future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. For the three and nine months ended September 30, 2025 and 2024, the Company did not recognize any impairment expense related to its long-lived assets.

Embedded Derivative Evaluation

The Company evaluates the terms of its debt instruments and other contracts to determine if those contracts or any identified embedded features, including embedded conversion options or redemption features, are required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments would be accounted for as a single, compound derivative instrument. Any identified and bifurcated embedded derivatives are initially recorded at fair value and are revalued at each reporting date with changes in the fair value reported as non-operating income or expense.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Committed Equity Facility

The Company evaluated the Committed Equity Facility to determine whether it should be accounted for under ASC 815, Derivatives and Hedging (“ASC 815”) and concluded that it is an equity-linked contract that does not qualify for equity classification (see Notes 1, 6 and 13). As a result, the Committed Equity Facility is considered to be a freestanding purchased put right and should be accounted for as a derivative with fair value accounting. Changes in the fair value of the Committed Equity Facility will be recorded on the condensed consolidated statements of operations.

Additionally, the Company analyzed the subsequent draws on the Committed Equity Facility and determined that each draw would be considered a forward contract and should be accounted for individually as derivatives with fair value accounting. As of September 30, 2025, the forward contracts from subsequent draws on the Committed Equity Facility were insignificant.

Legacy Blaize Convertible Notes

Prior to the consummation of the Merger, the Company accounted for its convertible notes, some of which contained predominantly fixed rate conversion features under ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The Company elected to account for its convertible notes at fair value at each period end pursuant to ASC 825, Financial Instruments wherein changes in the fair value were recorded as change in fair value of convertible notes in the condensed consolidated statements of operations. The convertible notes were remeasured just prior to the date of the Merger, and upon the closing of the Merger, the convertible notes were fully converted into shares of common stock (see Note 3 and Note 5).

Legacy Warrants

Prior to the consummation of the Merger, the Company had issued freestanding warrants in connection with certain of its convertible debt agreements and preferred stock issuances which were recorded as current liabilities on the condensed consolidated balance sheets at their estimated fair value. At initial recognition, the warrants were recorded at their estimated fair value calculated using the Black-Scholes-Merton (“Black-Scholes”) option pricing model (see Note 10). The liability associated with these warrants was subject to fair value remeasurement at each balance sheet date, with changes in fair value recorded in change in the fair value of warrants on the condensed consolidated statements of operations. The warrants were remeasured just prior to the date of the Merger and, upon the consummation of the Merger, the warrants were fully converted into shares of common stock.

Earnout Shares

In connection with the Merger, Legacy Blaize shareholders and employee equity award holders (including holders of stock options and restricted stock units (“RSUs”) are entitled to receive up to 15,000,000 shares of common stock and Burkhan has the right to receive up to 2,600,000 shares of common stock. (collectively, the “Earnout Shares”) (see Note 3).

Earnout Shares issued to eligible Legacy Blaize employee equity award holders (“Employee Earnout Shares”) are considered a compensatory award and are accounted for under ASC 718, Share-Based Compensation. Further, these Employee Earnout Shares have been determined to be equity classified and accordingly, will not be remeasured at each reporting date.

Earnout Shares issued to Burkhan and Legacy Blaize shareholders not within the scope of ASC 718 (the “Other Earnout Shares”), were evaluated by management under ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815. The Company determined that the Other Earnout Shares are freestanding and not liability-classified under ASC 480 but represented a structured forward contract pursuant to ASC 815, which resulted in liability classification (see Note 3). Therefore, the Company considers the Other Earnout Shares a derivative liability and will remeasure the Other Earnout Shares at each reporting date, with changes in the fair value recorded on the condensed consolidated statements of operations.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Legacy Blaize Redeemable Convertible Preferred Stock

Prior to the consummation of the Merger, the Company had (i) Series Seed Shadow Preferred Stock, (ii) Series A Shadow Preferred Stock, (iii) Series B Shadow Preferred Stock, (iv) Series C Shadow Preferred Stock, (v) Series D Shadow Preferred Stock, (vi) Series D Exchange Shadow Preferred Stock, (vii) Series D-1 Shadow Preferred Stock, (viii) Series D-1 Exchange Shadow Preferred Stock, and (ix) Series D-2 Shadow Preferred Stock, all outstanding. The Company’s redeemable convertible preferred stock had been classified outside of stockholders’ equity (deficit), as mezzanine equity, due to the redemption option of the preferred stock shareholders. The Company recorded redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The Company adjusted the carrying values of the redeemable convertible preferred stock, subsequent to the initial issuance date, to the redemption value of such shares because it was probable that the convertible preferred stock would become redeemable.

Upon the consummation of the Merger, all shares of redeemable convertible preferred stock outstanding were converted into shares of common stock (see Note 3). All shares of redeemable convertible preferred stock that were converted into shares of common stock were retroactively adjusted using the exchange ratio and reclassified into permanent equity as a result of the Merger.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance, as well as each subsequent reporting period end while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company analyzed the warrants issued in BurTech’s Initial Public Offering (“Public Warrants”), warrants included in the private placement Units (the “Private Warrants”), and warrants issued to advisor for services (the “Common Stock Warrants”) and determined they are considered to be freestanding instruments and do not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480. As of September 30, 2025, the Company’s outstanding public warrants and private warrants met all the requirements for equity classification under ASC 815 and therefore were classified as equity. As of December 31, 2024, Legacy Blaize warrants were classified as liabilities, as described above.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Revenue Recognition

The Company derives all its revenue from contracts with customers, including sales of hardware and software products and engineering services, all as further described below. The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers (“ASC 606”), in which it determines revenue recognition through the following steps:

Step 1: Identify the contract with the customer.

The Company considers the terms and conditions of the engagement in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, and financial information pertaining to the customer.

Step 2: Identify the performance obligations in the contract.

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company and are distinct in the context of the contract.

Step 3: Determine the transaction price.

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. None of the Company’s contracts contain a significant financing component.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on each performance obligation’s relative standalone selling price.

Step 5: Recognize revenue when the company satisfies a performance obligation.

Revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised service to a customer. Revenue in respect of services, including nonrecurring engineering services or marketing services, is recognized over the contractual terms during which the Company provides services over a period of time. Hardware revenue is recognized at a point in time when the product is shipped.

Revenue from hardware product sales is recognized upon transfer of control of products to customers in an amount that reflects the consideration the Company expects to receive in exchange for the hardware. The Company offers unspecified upgrades and support on certain products, however, the related revenue has historically not been material.

Licenses for on-premises software provide the customer with a right to use the software as it exists when made available to the customer. Revenue from distinct on-premises licenses is recognized up-front at the point in time when the software is made available to the customer.

The Company’s license and development arrangements entail revenue from the licensing of its intellectual property (“IP”) and also include revenue from engineering services to configure the Company’s IP and hardware to a customer’s needs. For each contract, the Company considers the promise to deliver a license that grants the customer the right to use the IP, as well as any professional services provided under the contract, as distinct performance obligations. The Company recognizes licensing revenue from such arrangements over the term of the arrangements and recognizes professional services over time as the services are provided. The Company measures

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
progress to completion based on actual costs incurred to date as a percentage of the estimated total cost required to complete the project.

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. An unbilled receivable is recorded when revenue is recognized prior to invoicing and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The following table is a rollforward of contract liabilities, which are included in accrued expenses and other current liabilities and other liabilities:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2025	2024	2025	2024
Balance as of beginning of period	$35	$2,462	$—	$1,100
Additions to deferred revenue (1)	39	—	74	1,729
Deferred revenue recognized (1)	(9)	(735)	(9)	(1,102)
Balance as of end of period	$65	$1,727	$65	$1,727
(1)    Additions to deferred revenue and deferred revenue recognized during the three and nine months ended September 30, 2025 are from related parties (see Note 16).

The Company defers incremental costs of obtaining a customer contract and amortizes the deferred costs over the period that the related revenue is recognized. The Company had no material incremental costs to obtain customer contracts in any period presented.

The Company has elected to account for shipping and handling fees as fulfillment activities and not separate performance obligations. Accordingly, these fees are reflected in revenue and the related fulfillment costs are accrued as cost of revenue as the related fulfillment costs incurred.

The Company offers a standard assurance-type warranty to customers for hardware product sales.

Cost of Revenue

Cost of revenue is primarily comprised of the cost of semiconductors purchased from contract manufacturers, including wafer fabrication, assembly, testing and packaging, board, and device costs as well as indirect costs such as inventory carrying costs and inventory valuation reserves. In addition, cost of revenue also includes direct labor costs when applicable. There is no depreciation and amortization allocable to cost of revenue; however, if such depreciation and amortization expense were to be incurred, it would be allocated to cost of revenue.

Income Taxes

The Company is subject to income taxes in the U.S. and various foreign jurisdictions. The Company uses the asset-and-liability method for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established on a jurisdiction-by-jurisdiction basis when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
The Company is subject to tax audits in various jurisdictions. The Company regularly assess the likely outcomes of such audits in order to determine the appropriateness of liabilities for uncertain tax benefits. The Company accounts for uncertain tax positions based on an evaluation as to whether it is more likely than not that a tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the appropriate tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is based on the largest amount that is greater than 50% likely of being realized upon ultimate settlement. The Company includes interest expense and penalties related to its uncertain tax positions in the provision for income taxes.

Stock-Based Compensation

The Company recognizes the cost of stock options granted to employees, consultants, and directors based on the fair value of those awards at the date of grant over the requisite service period. The fair value of stock options granted is determined using the Black-Scholes option pricing model using various inputs, including Company estimates of expected share price volatility, term, risk-free rate and future dividends. The Company has elected the simplified method to determine the expected term of the option grants.

The Company also grants RSUs to employees, consultants, and directors which vest upon the satisfaction of a service-based condition. The fair value of RSUs is determined based on the fair value of common stock at the date of grant. Due to the Merger that occurred during the nine months ended September 30, 2025, the Company recorded cumulative stock-based compensation using the accelerated attribution method for those RSUs for which the service condition was satisfied prior to the Merger, and will record the remaining unrecognized stock-based compensation over the remainder of the requisite service period (see Note 14). Forfeitures are recognized as they occur.

Fair Value Measurements

The Company determines fair value measurements used in its condensed consolidated financial statements based upon the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (i) market participant assumptions developed based on market data obtained from independent sources (observable inputs), and (ii) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). ASC 820, Fair Value Measurements, requires fair value measurements be classified and disclosed in one of the following pricing categories:

Level 1:	This level consists of unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.
Level 2:	This level consists of observable inputs other than the quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3:	This level consists of unobservable inputs for the asset or liability to the extent that observable inputs are not available, thereby allowing for situations in which there is little or no market data for the asset or liability at the measurement date. This requires the reporting entity to develop its own assumptions that market participants would use in pricing the asset or liability.
The carrying amounts of cash, accounts receivable (including from related parties), prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities (including to related parties), accrued compensation, accrued loss on purchase commitments, and working capital loans approximate their fair values due to their short-term maturities.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Foreign Currency

The Company’s reporting and functional currency is the United States dollar (“USD”). The local currencies of its foreign subsidiaries are the Indian rupee and British pound, however, the functional currency of its foreign subsidiaries is also the USD. Monetary assets and liabilities denominated in currencies other than USD are remeasured into USD at current exchange rates and nonmonetary assets and liabilities are measured at historical exchange rates. Revenues, cost of revenues, and operating expenses are remeasured at the average exchange rates in effect during each reporting period. The resulting transaction gains or losses are recognized in other, net, in the condensed consolidated statements of operations. During the three and nine months ended September 30, 2025 and 2024, foreign currency transaction gains and losses were immaterial.

Concentration of Credit Risk

The Company’s cash and cash equivalents are primarily on deposit at high-credit quality financial institutions or invested in U.S. Government treasury securities, mutual funds, and money market funds. The Company’s cash accounts in a financial institution may at times exceed the FDIC insurance coverage of $250,000. Investments in money markets are not insured or guaranteed by the FDIC or any other government agency.

The Company is exposed to credit risk in the event of nonpayment by customers up to the amounts recorded on the consolidated balance sheets. The Company manages its accounts receivable credit risk through ongoing credit evaluation of the financial condition of its customers.

As of September 30, 2025, two customers, one a related party (see Note 16), accounted for approximately 25% and 65% of the Company’s accounts receivable. As of December 31, 2024, one customer accounted for approximately 98% of the Company’s accounts receivable.

Historically, a relatively small number of customers have accounted for a significant portion of the Company’s revenue. The following table presents the Company’s significant customers:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Customer A (See Note 16)	*	97%	*	77%
Customer B (See Note 16)	*	*	*	21%
Customer C (See Note 16)	11%	*	20%	*
Customer D	88%	*	70%	*
*    Defined as less than 10% for the period.

Net Loss Per Share

The Company applies the treasury stock method to determine the dilutive effect of potentially dilutive securities, including warrants, and the if-converted method to determine the dilutive effect of any potentially dilutive convertible securities. The Company’s only participating securities for the three and nine months ended September 30, 2025 and 2024 are shares of the Company’s common stock, and any dividends declared on the common stock would be forfeitable if not vested. Since the Merger was accounted for as a reverse recapitalization, net loss per share has been retroactively adjusted for periods ended prior to the Merger.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common stock outstanding during the period, without consideration of potentially dilutive securities. Shares used in the calculation of basic net loss per common share includes vested but unissued shares of common stock that the Company is contractually obligated to issue.

There are no potentially dilutive securities included in the Company’s diluted net loss per share calculation for the three and nine months ended September 30, 2025 and 2024, as the effect of any potentially dilutive security is anti-dilutive due to the net losses in those periods.

Segment Reporting

The Company operates in one reporting segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assessing performance. The Company’s Chief Executive Officer is the CODM, who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance.

Recent Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. This ASU clarifies guidance in Topic 820 and introduces new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820. The Company adopted this standard on January 1, 2025. The adoption of this standard did not have an impact on its condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures. This guidance is effective for the Company for the year ended December 31, 2025. The Company is currently evaluating the impact that the adoption of this ASU will have on its condensed consolidated financial statements.

In November 2024, the FASB issued ASU 2024-04, Debt – Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. This ASU clarifies guidance on the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion or extinguishment. This guidance is effective for the Company beginning on January 1, 2026, and early adoption is permitted, although the Company does not plan to early adopt. The Company is currently evaluating the impact that the adoption of this ASU will have on its condensed consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures: Disaggregation of Income Statement Expenses. This ASU requires disaggregated disclosure of income statement expenses for public business entities. The ASU does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the notes to the condensed consolidated financial statements. This guidance is effective for the Company beginning on January 1, 2027, and early adoption is permitted, although the Company does not plan to early adopt. The Company is currently evaluating the impact of the adoption of this standard.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This ASU provides a practical expedient to assume that conditions as of the balance sheet date remain unchanged over the life of the asset when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. This guidance is effective for the Company beginning on January 1, 2026, and early adoption is permitted, although the Company does not plan to early adopt. The amendments in this ASU should be applied prospectively. The Company is currently evaluating the impact of the adoption of this standard.

The Company does not believe that any other recently issued, not yet effective, accounting standards would have a material effect on the accompanying condensed consolidated financial statements, if adopted.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Note 3. Merger and Reverse Recapitalization

As discussed above, the Merger was consummated on January 13, 2025, which, for accounting purposes, was treated as the equivalent of Legacy Blaize issuing stock for the net assets of BurTech, accompanied by a recapitalization (see Note 1). Under this method of accounting, BurTech was treated as the acquired company for financial accounting and reporting purposes under U.S. GAAP.

Upon the consummation of the Merger, each share of Legacy Blaize common stock issued and outstanding was canceled and converted into the right to receive approximately 0.78 shares (the “Exchange Ratio”) of common stock of BurTech.

Legacy Blaize Redeemable Convertible Preferred Stock, Convertible Promissory Notes and Warrants

Immediately prior to the closing of the Merger, all outstanding convertible notes, inclusive of accrued and unpaid interest, each of the issued and outstanding shares of redeemable convertible preferred stock, and all outstanding warrants, net exercised, were automatically converted into shares of common stock.

Upon the consummation of the Merger, (i) each outstanding stock option to purchase Legacy Blaize common stock was converted into a stock option of the Company, upon substantially the same terms and conditions as in effect with respect to the corresponding Legacy Blaize option, and the right to receive a number of earnout shares. Additionally, each Legacy Blaize RSU was converted into an RSU of the Company, upon substantially the same terms and conditions as in effect with respect to the corresponding Legacy Blaize RSU, and the right to receive a number of earnout shares.

Other Arrangements entered into at time of Merger or assumed upon the consummation of the Merger:

Public and Private Placement Warrants

Upon the consummation of the Merger, BurTech’s 28,750,000 public warrants and 898,250 private warrants, both outstanding immediately prior to the consummation of the Merger, became warrants of the Company.

PIPE Shares

From December 31, 2024 through January 13, 2025, BurTech and certain other subscribers (collectively, the “Subscribers”) entered into subscription agreements under which BurTech agreed to issue and sell to the Subscribers, immediately before the Closing Date, collectively, 1,529,500 shares of Class A Stock (the “PIPE Shares”) at a price per share equal to $10.00. Such shares that were outstanding immediately prior to the Merger became shares of common stock.

Shareholder Note Receivable

Immediately prior to the consummation of the Merger, BurTech LP, a related party, issued a secured promissory note and pledge agreement (the “Shareholder Note”) to BurTech in the principal amount of $8.8 million in exchange for 750,000 shares of common stock. The principal of the Shareholder Note will decrease when BurTech LP pays for transaction costs that the Company assumed from BurTech in the Merger. The Shareholder Note bears interest at 7.0%, compounded annually on December 31 of each year and is secured by 2,000,000 shares of the Company’s common stock owned by BurTech LP. During the three and nine months ended September 30, 2025, payments of zero and $0.2 million, respectively, were made under the Shareholder Note. As of September 30, 2025, the outstanding principal of the Shareholder Note was $8.6 million, included in additional paid-in capital on the condensed consolidated financial statements.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Non-Redemption Agreements

On December 31, 2024 and through January 13, 2025, BurTech, BurTech LP and Legacy Blaize entered into Non-Redemption Agreements with several unaffiliated stockholders of BurTech (each, an “Investor”) who agreed not to redeem (or validly rescind any redemption requests on) their shares of common stock (“Non-Redeemed Shares”). These Non-Redeemed Shares were exchanged for shares of the Company’s common stock and are held in a separate escrow account. In exchange for the foregoing commitments not to redeem the Non-Redeemed Shares, the Company and BurTech LP agreed to guarantee that each Investor receives a return of $1.50 per Non-Redeemed Share above the initial $11.57 per share (for a total redemption value of $13.07 per Non-Redeemed Share) held in the related cash escrow account if the Investor sells the Non-Redeemed Shares in the open market. The funds in the related cash escrow account are sufficient to fulfill the Company’s redemption obligation under the Non-Redemption Agreement. Starting 90 days after the Closing Date through 180 days after the Closing Date, each Investor has the right to exercise a put option to receive $13.07 per Non-Redeemed Share. The Sponsor, and not the Company, is contractually obligated for the $1.50 per share above the $11.57 held in cash escrow as it relates to the put option. Accordingly, the Company did not recognize a non-redemption liability as of the Closing Date or September 30, 2025.

The following table reconciles the elements of the Merger to the condensed consolidated statement of cash flows and the condensed consolidated statement of stockholders’ equity (deficit) for the nine months ended September 30, 2025:

(Amounts in thousands)	Recapitalization
Cash - BurTech trust and cash, net of redemptions	$37,259
Less: Non-redemption escrow	(33,061)
Cash - PIPE	15,295
Less: transaction costs and advisory paid by BurTech	(3,619)
Net cash proceeds from Merger	15,874
Other earnout shares	(126,025)
Non-cash net liabilities assumed from BurTech	(16,013)
Total Merger and PIPE financing	$(126,164)

The number of shares of common stock outstanding immediately following the consummation of the Merger:

BurTech Class A common stock, outstanding prior to the Merger	10,816,995
Sponsor forfeiture	(2,000,000)
BurTech Class A common stock subject to redemption, outstanding prior to the Merger	4,104,543
Shareholder Note receivable	750,000
Redemption of BurTech Class A common stock	(937,844)
BurTech Class A Shares in non-redemption escrow	(2,854,242)
Class A common stock of BurTech	9,879,452
PIPE shares	1,529,500
BurTech Class B common stock, outstanding prior to the Merger	5
Merger and PIPE financing shares	11,408,957
Legacy Blaize shares	87,314,968
Issuance of common stock to advisors	94,949
Common stock immediately after the Merger	98,818,874

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
The number of Legacy Blaize shares was determined as follows:

	Legacy Blaize Shares	Legacy Blaize Shares After Conversion
Common stock	17,518,791	13,663,527
Conversion of redeemable convertible preferred stock	44,506,781	34,712,525
Conversion of convertible notes	40,302,382	31,433,259
Net exercise of legacy warrants	9,623,432	7,505,657
Common stock immediately after the Merger	111,951,386	87,314,968

Earnout Share Arrangements

Legacy Blaize shareholders, Legacy Blaize employee equity award holders (including stock options and RSUs) and Burkhan are entitled to Earnout Shares in four tranches upon the occurrence of four separate Triggering Events (defined below), if they occur between January 13, 2025 and January 13, 2030 (the “Earnout Period”). The Triggering Events are driven by whether the Company’s closing share price on 20 trading days out of 30 consecutive trading days equals or exceeds defined per share thresholds in each tranche as follows:

•    If the price of the Company’s common stock is greater than or equal to $12.50 per share, 3,750,000 Earnout Shares to Legacy Blaize shareholders and Legacy Blaize employee equity award holders and 650,000 Earnout Shares to Burkhan will be issued; and
•    If the price of the Company’s common stock is greater than or equal to $15.00 per share, an additional 3,750,000 Earnout Shares to Legacy Blaize shareholders and Legacy Blaize employee equity award holders and an additional 650,000 Earnout Shares to Burkhan will be issued; and
•    If the price of the Company’s common stock is greater than or equal to $17.50 per share, an additional 3,750,000 Earnout Shares to Legacy Blaize shareholders and Legacy Blaize employee equity award holders and an additional 650,000 Earnout Shares to Burkhan will be issued; and
•    If the price of the Company’s common stock is greater than or equal to $20.00 per share, an additional 3,750,000 Earnout Shares to Legacy Blaize shareholders and Legacy Blaize employee equity award holders and an additional 650,000 Earnout Shares to Burkhan will be issued (each a “Triggering Event” and collectively, the “Triggering Events”).

Employee Earnout Shares

Company employees entitled to receive Employee Earnout Shares must provide service through the date the target is achieved and if an employee departs, the forfeited Employee Earnout Shares are reallocated to Legacy Blaize shareholders and the remaining pool equity award holders who received the right to the Earnout Shares on the Closing Date. The reallocated shares are considered a forfeiture of the original award and grant of a new award.
The estimated fair value of the Employee Earnout Shares was $82.9 million, assuming the service conditions are met and assuming no forfeitures. Each Triggering Event, as defined, is considered a market condition. The requisite service condition is the period of time it takes to achieve all four market conditions. As this is not explicitly stated in the earnout arrangement, the service period is implied from the expected period over which the shares are expected to achieve the market condition. Under this guidance, the award is measured at fair value at the grant (or issue) date using the Monte Carlo simulation model and expense is recognized over the derived service period of 5 years.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
During the three and nine months ended September 30, 2025, the Company recorded $3.8 million and $11.4 million, respectively, in stock-based compensation expense related to the Employee Earnout Shares. During the three and nine months ended September 30, 2025, 182,180 and 237,669 Employee Earnout Shares, respectively, were forfeited due to employee terminations. As of September 30, 2025, there was $68.6 million of total unrecognized compensation cost related to the Employee Earnout Shares.

Other Earnout Shares

The fair value of the derivative liability associated with the Other Earnout Shares is dependent upon, among other things, changes in the closing share price of the Company’s common stock and the probability of each Triggering Events being achieved. As certain inputs are not observable in the market, the Other Earnout Shares are classified as a Level 3 instrument within the fair value hierarchy (see Note 5). The Company adjusts the previous fair value of the Other Earnout Shares at each reporting period based on changes to the Company’s expected share price volatility, as well as other factors which impact the Company’s expectation of settlement timing and achieving the Triggering Events.

Note 4. Revenue

Disaggregation of Revenue

The following table presents the Company’s revenue information by customer geographical region:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2025	2024	2025	2024
Asia Pacific	$10,445	$—	$11,411	$333
North America	1,338	779	3,312	1,215
Other	84	2	133	5
Total revenue	$11,867	$781	$14,856	$1,553

The following provides a disaggregation of revenue based on the method of revenue recognition:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2025	2024	2025	2024
Revenue recognized at a point in time	$11,858	$24	$14,847	$360
Revenue recognized over time	9	757	9	1,193
Total revenue	$11,867	$781	$14,856	$1,553

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Note 5. Fair Value Measurements

The table below presents the Company’s financial assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair value hierarchy:

	As of September 30, 2025
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Mutual funds	$3,836	$—	$—	$3,836
U.S. Government money market funds	41	—	—	41
Committed equity facility	—	—	125	125
Total assets, measured at fair value	$3,877	$—	$125	$4,002
Liabilities:
Unissued shares of common stock	$155	$—	$—	$155
Other earnout shares	—	—	20,561	20,561
Total liabilities, measured at fair value	$155	$—	$20,561	$20,716

	As of December 31, 2024
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Assets:
U.S. Government treasury securities	$30,580	$—	$—	$30,580
U.S. Government money market funds	9,247	—	—	9,247
Mutual funds	5,067	—	—	5,067
Total assets, measured at fair value	$44,894	$—	$—	$44,894
Liabilities:
2023 convertible notes	$—	$—	$132,687	$132,687
Pay-to-Play convertible notes	—	—	15,942	15,942
Legacy warrants	—	—	14,711	14,711
Total liabilities, measured at fair value	$—	$—	$163,340	$163,340

Level 1 instruments consisted of mutual funds, U.S. Government money market funds and U.S. Government treasury securities, because they were valued using quoted prices in active markets and can be redeemed on any business days with an intermediary. Additionally, the accrued liability associated with unissued shares of common stock due to advisors of the Company under service contracts is included as a Level 1 instrument in accrued expenses and other current liabilities on the condensed consolidated balance sheet as of September 30, 2025, as it uses the Company’s share price as of period end for remeasurement.

Level 3 instruments consist of the Other Earnout Shares (see Note 3), the day-one put right and subsequent-draw forward contracts associated with the Committed Equity Facility (see Notes 6 and 13) as well as the historical convertible notes and legacy warrants.

Changes in the fair value measurement of Level 3 instruments are related to unrealized gains (losses) resulting from the remeasurement of the historical convertible notes and legacy warrants (see Notes 9 and 10), the unissued shares of common stock, the Other Earnout Shares, and the Committed Equity Facility (see Notes 6 and 13). The respective changes for remeasurement are reflected in the change in fair value of convertible notes, change in fair value of warrants, change in fair value of the other earnout shares and change in fair value of committed equity facility in the condensed consolidated statements of operations.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
The change in the fair values of the Company’s Level 3 instruments during the three and nine months ended September 30, 2025 and 2024, were as follows:

(Amounts in thousands)	Committed equity facility	Pay-to-Play convertible notes	2023 convertible notes	Legacy warrants	Other earnout shares	Total
Balance as of December 31, 2024	$—	$15,942	$132,687	$14,711	$—	$163,340
Issuance of other earnout shares	—	—	—	—	126,024	126,024
Committed equity facility - day one put option	443	—	—	—	—	443
Committed equity facility - drawdown forward contracts	(255)	—	—	—	—	(255)
Change in estimated fair value	(63)	27,232	138,471	60,345	(105,463)	120,522
Conversion to common stock	—	(43,174)	(271,158)	(75,056)	—	(389,388)
Balance as of September 30, 2025	$125	$—	$—	$—	$20,561	$20,686

(Amounts in thousands)	Committed equity facility	Pay-to-Play convertible notes	2023 convertible notes	Legacy warrants	Other earnout shares	Total
Balance as of December 31, 2023	$—	$14,641	$18,064	$3,730	$—	$36,435
Issuance of 2023 convertible notes and related warrants	—	—	105,902	4,816	—	110,718
Issuance of common stock warrants	—	—	—	464	—	464
Change in estimated fair value	—	1,336	24,585	(1,255)	—	24,666
Balance as of September 30, 2024	$—	$15,977	$148,551	$7,755	$—	$172,283

(Amounts in thousands)	Committed equity facility	Pay-to-Play convertible notes	2023 convertible notes	Legacy warrants	Other earnout shares	Total
Balance as of June 30, 2025	$—	$—	$—	$—	$16,763	$16,763
Committed equity facility - day one put option	443	—	—	—	—	443
Committed equity facility - drawdown forward contracts	(255)	—	—	—	—	(255)
Change in estimated fair value	(63)	—	—	—	3,798	3,735
Balance as of September 30, 2025	$125	$—	$—	$—	$20,561	$20,686

(Amounts in thousands)	Committed equity facility	Pay-to-Play convertible notes	2023 convertible notes	Legacy warrants	Other earnout shares	Total
Balance as of June 30, 2024	$—	$16,042	$133,088	$7,665	$—	$156,795
Change in estimated fair value	—	(65)	15,463	90	—	15,488
Balance as of September 30, 2024	$—	$15,977	$148,551	$7,755	$—	$172,283

There were no transfers between Level 1, Level 2, or Level 3 of the fair value hierarchy during the three and nine months ended September 30, 2025 and 2024.

Note 6. Derivatives

The Company does not use derivatives to manage financial risks or as an economic hedge. The Company’s derivatives are comprised of the structured forward contract related to the Other Earnout Shares (see Notes 2, 3 and 5), the day-one put option and the subsequent forward contracts related to the Committed Equity Facility (see Notes 5 and 13).

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
The Other Earnout Shares, issued upon the consummation of the Merger, were determined to represent a freestanding structured forward contract as the Other Earnout Share were issued for nominal or no apparent consideration, and contain the essential characteristics inherent in a derivative instrument, including an underlying security, a notional amount, and a mechanism for net settlement, as the terms provide for the delivery of a variable number of shares of the Company’s common stock, or equivalent value, based on changes in the underlying market price.

The Committed Equity Facility, upon execution on July 14, 2025, was considered a freestanding purchased put right, and each draw on the Committed Equity Facility is considered an embedded forward contract. The put right was issued for nominal or no apparent consideration, and has the essential characteristics inherent in a derivative instrument of a notional amount, an underlying security, and a mechanism for net settlement. The derivative asset related to the forward contracts embedded within the Committed Equity Facility is included within prepaid expenses and other current assets on the condensed consolidated balance sheets as of September 30, 2025.

Note 7. Inventories

Inventories consist of the following:

(Amounts in thousands)	As of September 30, 2025	As of December 31, 2024
Raw materials	$7,432	$7,410
Work in progress	446	1,064
Finished goods	904	87
Total inventories	$8,782	$8,561

Note 8. Income Taxes

During the three and nine months ended September 30, 2025, the Company recorded provision for income taxes of less than $0.1 million and $0.2 million, respectively, which represented effective tax rates of (0.1)% and (0.1)%, respectively, while during the three and nine months ended September 30, 2024, the Company recorded a provision for income taxes of $0.1 million and $0.3 million respectively, which represented effective tax rates of (0.2)% and (0.6)%, respectively. The effective income tax rates for the three and nine months ended September 30, 2025 and 2024 are different from the U.S. federal statutory rate of 21.0% due to a full valuation allowance.

On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was signed into law. The OBBBA makes permanent key elements of the Tax Cuts and Jobs Act, including 100% bonus depreciation, domestic research cost expensing, and the business interest expense limitation. ASC 740, Income Taxes, requires the effects of changes in tax rates and laws on deferred tax balances to be recognized in the period in which the legislation is enacted. The Company is in the process of evaluating the impact of OBBBA on its condensed consolidated financial statements. Any results of such evaluations will be reflected in the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Note 9. Convertible Notes and Demand Notes

Pay-to-Play Convertible Notes

In December 2022, in connection with the Company’s 2022 Pay-to-Play (“P2P”) transaction (the “P2P Transaction”), the Company entered into a Note Purchase and Exchange Agreement (“2022 P2P NPA”) with a group of lenders (each, a “Lender” and collectively, the “Lenders”). In January and February of 2023, the Company received $9.3 million in proceeds from the issuance of P2P Notes. Amounts received in 2022 and 2023 are referred to collectively as the “P2P Notes” (see Note 16). Pursuant to the 2022 P2P NPA, each Lender will pay the Company an agreed upon amount (“Consideration”) in return for one or more promissory notes. The P2P Notes had an initial 24-month term from the date of the 2022 P2P NPA, which is December 9, 2024.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
The 2022 P2P NPA provided that the P2P Notes would be converted upon the consummation of the Merger and that, at such time, all outstanding principal and unpaid accrued interest due on the P2P Notes shall be converted into common stock.

The Company elected to measure the P2P Notes in their entirety, for the respective period issued, at fair value with changes in fair value reported in a single line in the condensed consolidated statements of operations. The notes were fair valued using a scenario-based method, considering varying levels of participation and four future event scenarios: Next Equity Financing, Maturity Conversion, Corporate Transaction, and Default. The conversion payout was calculated for each assumed event scenario, with probabilities estimated by management. The payout of the P2P Notes under each event scenario were discounted back to the valuation date using a discount rate aligned with the Company’s credit rating and the weighted average present value of each scenario used for the fair value of the P2P Notes. Upfront costs and fees related to items for which the fair value option is elected must be recognized immediately. As such issuance costs (warrants) and fees associated with the convertible notes were recognized in current earnings.

Under the terms of the 2022 P2P NPA, any existing investor that purchased any P2P Note received the right to exchange the common stock held following the November 30, 2022 conversion event, for a number of shares of shadow preferred stock mirroring the respective classes of preferred stock held prior to the conversion (the “Pull-Through Exchange”), however, all Senior Series D shareholders received an automatic pull-through of their converted common stock into their respective Senior Series D Shadow preferred stock regardless of whether they invested in a P2P Note. The exchange was calculated using a defined “Exchange Formula” based on the existing investor’s amount of investment in the P2P Note in relation to the designated pro-rata share portion of the Insider Amount. To the extent that an eligible existing investor purchased P2P Notes representing less than its pro rata portion of the Insider Amount, such investor’s converted common stock remained as converted common stock for that portion equal to the shortfall in its pro-rata contribution. Additionally, investors in the P2P Notes also received warrants (the “P2P Warrants”) whose total exercise price is determined based on the timing of investment as well as the level of investor participation vis-à-vis each investor’s designated pro-rata portion.

In November 2023, the Company entered into an Exchange Agreement with eligible common shareholders, as defined, whereby each participating eligible common shareholder received a P2P Note, subject to the same terms as existing P2P Notes with the exception that the P2P Notes issued to these common shareholders did not include the right to receive P2P Warrants. Proceeds received under the Exchange Agreement totaled $0.1 million.

Upon the consummation of the Merger, as provided by the terms of the P2P notes, the outstanding P2P Notes were converted, at the discretion of the holders, to shares of common stock (see Note 3).

2023 Convertible Notes

From July 2023 through November 2023, the Company raised $12.3 million in convertible notes (the “2023 Convertible Notes”) under the note purchase agreement dated July 3, 2023, as amended on August 1, 2023, to refine the valuation cap definition (the “2023 NPA”). The 2023 Convertible Notes accrued interest at 10.0% per annum.

During the year ended December 31, 2024, the Company received $110.7 million in additional proceeds from the issuance of 10.0% secured convertible notes under the 2023 NPA. The 2023 NPA was amended and restated on April 22, 2024 to accommodate a new group of lenders, the “Final Closing Lenders,” defined as any lender who purchases a related convertible note on or after April 22, 2024. The conversion price upon a SPAC Transaction for a Final Closing Lender is defined as a price per share that would entitle the Final Closing Lender to receive a number of BurTech Class A common stock equal to the outstanding principal and accrued interest divided by five. In addition, the per share exercise price of the related 2023 Convertible Note Warrants upon a SPAC Transaction was amended to $11.50. As of the April 22, 2024 amendment, the convertible notes were subject to automatic conversion upon the consummation of a SPAC Transaction. Investors in these secured convertible notes also received warrants to purchase equity shares of the Company.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Of the $110.7 million in proceeds received during the year ended December 31, 2024, $11.5 million was received from BurTech (see Note 1), $2.4 million from miscellaneous parties, and $96.8 million from a separate third-party group of investors (the “RT Parties”) in connection with an agreement to provide convertible note financing of up to $125.0 million (the “Blaize Note Financing Agreement”). Under this separate agreement, the RT Parties and their transferees or distributees were not required to execute any lock-up or similar agreement restricting transfer or disposition of all shares of the Company’s common stock issuable upon the conversion of the notes, all Company shares issuable upon the exercise of warrants issued to the RT Parties, and all securities of Blaize to be issued to the RT Parties upon the consummation of the Merger.

The Company elected to measure the 2023 Convertible Notes in their entirety at fair value with changes in fair value reported in a single line in the condensed consolidated statements of operations. The 2023 Convertible Notes were fair valued using a scenario-based method, considering five future event scenarios: Next Equity Financing, Maturity Conversion, SPAC Conversion, Corporate Transaction, and Default. The conversion payout was calculated for each assumed event scenario, with probabilities estimated by management. The payout of the 2023 Convertible Notes under each event scenario were discounted back to the valuation date using a discount rate aligned with the Company’s credit rating and the weighted average present value of each scenario used for the fair value of the 2023 Convertible Notes.

Upfront costs and fees related to items for which the fair value option is elected must be recognized immediately. As such, issuance costs (warrants) and fees associated with the convertible notes were recognized in earnings in the years that they were issued.

One investor who purchased a 2023 Convertible Note also received an RSU grant for a total of 6,000,000 RSUs (see Note 16), which vested in full in the year ended December 31, 2023.

Upon the consummation of the Merger, as provided by the terms of the 2023 Convertible Note Agreement, the outstanding 2023 Convertible Notes were converted, at the discretion of the holders, to shares of common stock (see Note 3). The warrants issued in conjunction with the 2023 Convertible Notes were not exercised.

Working Capital Loan

On February 1, 2023, BurTech issued an unsecured convertible promissory note to BurTech LP (the “Working Capital Loan”), pursuant to which it borrowed $1.5 million for general corporate purposes. Such loan may, at BurTech LP’s discretion, be converted into shares of common stock, the number of shares of which will be determined by dividing the sum of the outstanding principal amount by $10.00. The Working Capital Loan will not bear interest and will be repayable, if not converted or repaid on the effective date of the Merger. The maturity date of the Working Capital Loan may be accelerated upon the occurrence of an event of default (as defined under the Working Capital Loan). As of September 30, 2025 and December 31, 2024, the Company had outstanding Working Capital Loans of $1.5 million and zero, respectively.

Advances from Related Party

On January 13, 2025, BurTech LP provided working capital and extension deposits on behalf of BurTech. These amounts are reflected on the condensed consolidated balance sheets as advances from related party. These advances are non-interest bearing and payable on demand. As of September 30, 2025 and December 31, 2024, the Company had outstanding advances from the related party in the amount of $2.9 million and zero, respectively.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Note 10. Warrants

Legacy Warrants

In connection with the Company’s various historical debt and equity financing arrangements, the Company had previously issued convertible preferred stock warrants to purchase shares of its various series of convertible preferred stock.

The convertible preferred stock warrants were classified as liabilities, with changes in fair value recorded through earnings, as the underlying convertible preferred shares could be redeemed by the holders of these shares upon the occurrence of certain events that were outside of the Company’s control. As of December 31, 2024, the Company had liabilities of $14.7 million related to outstanding warrants.

Immediately prior to the consummation of the Merger, each issued and outstanding convertible preferred stock warrant to purchase Legacy Blaize convertible preferred stock converted into a warrant to purchase shares of common stock (see Note 3), with each warrant subject to the same terms and conditions as were applicable to the original warrant and having an exercise price and number of shares of common stock purchasable based on the Exchange Ratio and other terms contained in the Merger Agreement (the “Private Warrants Conversion”).

After the Private Warrants Conversion, the Private Warrants became indexed to the shares of Company’s common stock, and therefore were reclassified from debt classified instruments to equity classified instruments.

Immediately prior to the closing of the Merger, all outstanding legacy warrants were exercised on a net basis, and were automatically converted into shares of common stock.

Public and Private Warrants

Upon the consummation of the Merger, BurTech’s 28,750,000 public warrants and 898,250 private warrants outstanding immediately prior to the Merger became warrants to purchase the Company’s common stock.

Each warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustments as described herein. The warrants expire at 5:00 p.m., New York City time on the warrant expiration date, which is five years after the completion of the Merger, or earlier upon redemption or liquidation.

The Company may redeem the outstanding warrants:

•    in whole and not in part;
•    at a price of $0.01 per warrant;
•    upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder;
•    if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders; and
•    If and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
If the Company calls the warrants for redemption, as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (i) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value”, as described below, by (ii) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of common stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The Private Warrants, as well as any warrants underlying additional units that the Company may issue to BurTech, officers, directors, initial stockholders or their affiliates in payment of working capital loans made to the Company, will be identical to the warrants underlying the units offered in the Merger, except they will not be transferable, assignable or saleable until 30 days after the consummation of the Merger.

Common Stock Warrants

In February 2025, the Company issued 50,000 Common Stock Warrants to advisors as compensation for services rendered. The warrants have a five-year term and a strike price of $11.50 per common stock share. The warrants were fair valued as of the date of issuance and recognized as an increase in additional paid-in-capital. The compensation expense recognized during the three and nine months ended September 30, 2025 was de minimis.

The assumptions used in the Black-Scholes option pricing model to fair value the common stock warrants issued in February 2025 were as follows:

Risk-free rate	4.3%
Expected life (in years)	5.0
Expected volatility	60.0%
Dividend yield	—%
Weighted average fair value of common stock	$3.34

Note 11. Leases

The Company’s lease obligations primarily consist of operating leases for its headquarters complex, and domestic and international office facilities, with lease periods expiring between fiscal years 2026 and 2029, some of which include options to extend up to 12 months. The Company does not have any leases that include residual value guarantees.

Payments under the lease arrangements are primarily fixed, however, certain lease agreements contain variable payments, which are expensed as incurred and not included in the operating lease assets and liabilities. These amounts include variable payments for maintenance services, utilities, and other expenses.

The components of the net lease costs reflected in the Company’s condensed consolidated statements of operations were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2025	2024	2025	2024
Operating	$194	$205	$600	$549
Short-term	5	6	15	26
Total lease costs	$199	$211	$615	$575

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
As of September 30, 2025, the Company’s operating leases had a weighted average remaining lease term of 2.5 years and a weighted average discount rate related to the Company’s right-of-use (“ROU”) assets and lease liabilities of 10.0%. As of December 31, 2024, the Company’s operating leases had a weighted average remaining lease term of 3.2 years and a weighted average discount rate related to the Company’s right-of-use assets and lease liabilities of 9.9%.

Supplemental information related to operating leases was as follows:

	Nine Months Ended September 30,
(Amounts in thousands)	2025	2024
Supplementary cash flow information:
Cash paid for amounts included in the measurement of operating lease liabilities	$644	$577
Right-of-use assets obtained in exchange for lease liabilities	431	—
Future minimum lease payments under the Company’s non-cancelable operating leases are as follows:

(Amounts in thousands)	As of September 30, 2025
2025	$205
2026	758
2027	516
2028	349
2029	15
Total future lease payments	1,843
Less: Imputed interest	(217)
Present value of net future minimum lease payments	1,626
Less: Operating lease liabilities, current	(678)
Operating lease liabilities	$948

Note 12. Redeemable Convertible Preferred Stock Prior to the Merger

Under the terms of its December 12, 2022 Amended and Restated Certificate of Incorporation, the Company introduced “Shadow Preferred” classes of stock. A Shadow Preferred class of stock was created for each series of preferred stock outstanding prior to the conversion. Those shareholders who participated in the Company’s December 2022 P2P Transaction obtained the benefit of a pull-through exchange of their converted common stock which provided for participating shareholders to receive shares of the class(es) of Shadow Preferred Stock identical to the shares of preferred stock that they previously held. Investors who did not participate retained ownership only in converted common stock.

Upon the consummation of the Merger, the redeemable convertible preferred stock that was outstanding at the time of the Merger was converted into shares of common stock (see Note 3).

Note 13. Common Stock

Common Stock

As of September 30, 2025 and December 31, 2024, there were 600,000,000 and 136,562,809 shares of common stock authorized, respectively, and 106,754,588 and 48,376,052 shares issued and outstanding, respectively.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders.

Shares of common stock reserved for issuance are as follows:

	As of September 30, 2025	As of December 31, 2024
Stock options	29,318,783	28,360,635
RSUs	10,764,848	3,630,447
Earnout shares	17,600,000	—
Common stock warrants	50,000	—
Public warrants	28,750,000	—
Private warrants	898,250	—
Employee stock purchase plan shares available for future purchase	3,047,669	—
Equity awards available for future issuance (1)	20,223,481	3,631,787
Legacy warrants	—	7,505,657
Total common stock reserved for issuance	110,653,031	43,128,526
(1)    As of September 30, 2025, includes 32,000 shares of vested RSUs due to an advisor to satisfy an outstanding liability, which will be issued from the 2025 Equity Incentive Plan. Half of these awards were issued in exchange for shares of common stock due to the same advisor in prior periods.

For periods prior to the Merger, the reported share and per share amounts have been retroactively converted by applying the exchange ratio.

Committed Equity Facility

On July 14, 2025, the Company entered into the Committed Equity Facility and a Registration Rights Agreement with B. Riley (see Note 1).

Pursuant to the Committed Equity Facility, the Company has the right, but not the obligation, to direct B. Riley to purchase newly issued common shares of common stock up to an aggregate value of $50.0 million over a defined 36-month period. The total aggregate shares issued to B. Riley under the Committed Equity Facility cannot exceed 20,326,316, representing 19.99% of the aggregate number of shares issued and outstanding immediately prior to the execution of the Committed Equity Facility, without prior stockholder approval. Provided that the closing price of the Company’s common stock on the trading day immediately prior to each purchase is greater than $1.00 per share and all prior purchases between the parties are finalized, the Company has the right to sell shares of its common stock to B. Riley in distinct individual transactions (each a “Purchase”). The total number of shares to be issued per Purchase may not exceed 1,000,000 shares and will be further limited by a calculated percentage, not to exceed 25%, of the total aggregate trading volume during a defined period of time applicable to each Purchase. The Committed Equity Facility establishes the purchase price per share as 0.97 of the volume-weighted average price (“VWAP”) of the common stock for the defined period applicable to each Purchase, with 0.03 of the VWAP as commission to B. Riley, and excluding specific transactions outlined in the Committed Equity Facility. All such calculations are subject to adjustment for any stock dividend, stock split, stock combination, recapitalization or other similar transactions.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Pursuant to the Registration Rights Agreement entered into with B. Riley, 20,326,158 shares of common stock have been registered to permit the subsequent resale of shares purchased under the Committed Equity Facility. The Company controls the timing and amount of any sales to B. Riley, which depends on a variety of factors including, among other things, market conditions, the trading price of the Company’s common stock, and determinations by the Company as to appropriate sources of funding for its business and operations. However, B. Riley’s obligation to purchase shares is subject to certain conditions. In all instances, the Company may not sell shares of its common stock under the Committed Equity Facility if it would result in B. Riley beneficially owning more than 4.99% of its common stock at any one point in time prior to the execution of the agreement without prior stockholder approval.
The Committed Equity Facility will automatically terminate on the earlier of (i) one day after the 36-month anniversary of the Commencement Date, (ii) the date on which B. Riley shall have purchased the shares of common stock for an aggregate purchase price of $50.0 million or (iii) various other dates associated with events as set forth in the agreement. Neither the Company nor B. Riley may assign or transfer any of their respective rights or obligations under the Committed Equity Facility or the Registration Rights Agreement. No provision of the Committed Equity Facility or the Registration Rights Agreement may be modified or waived by either party.

At inception, the Company evaluated the Committed Equity Facility and determined that it was not indexed to the Company’s shares of common stock and, therefore, measures the derivative asset associated with the Committed Equity Facility at fair value based on the consideration transferred to B. Riley in exchange for its irrevocable commitment to purchase up to $50.0 million in shares of the Company’s common stock. The derivative asset is revalued at each reporting date with changes in the fair value reported as non-operating income or expense (see Notes 5 and 6).

The fair value associated with the Committed Equity Facility is dependent upon, among other things, changes in the closing share price of the Company’s common stock, the quantity and purchase price of shares sold under the agreement during the reporting period, the unused funding capacity and the cost of raising other forms of capital. As certain inputs are not observable in the market, the derivative asset is classified as a Level 3 instrument within the fair value hierarchy. The Company adjusts the previous fair value estimate of the Committed Equity Facility at each reporting period end based on changes in the weighted average purchase price of shares purchased by B. Riley during the period, the unused capacity available, expected share price volatility, and other macroeconomic factors which impact the cost of raising comparable forms of capital.

The Company incurred costs associated with the Committed Equity Facility totaling $0.4 million, of which $0.2 million was in cash, representing 0.5% of B. Riley’s $50.0 million total aggregate purchase commitment under the Committed Equity Facility, and $0.2 million in fair value related to the issuance of 83,353 shares of common stock. The total consideration paid to B. Riley of $0.4 million was recognized on day one as a derivative asset with subsequent change in fair value reflected in the condensed consolidated statement of operations.

During the three and nine months ended September 30, 2025, the Company settled a total of 5,673,734 shares of the Company’s common stock, sold to B. Riley under this agreement, for net proceeds of $20.0 million. The VWAP of shares purchased by B. Riley ranged from $3.14 to $4.07 per share during the three and nine months ended September 30, 2025.

Based on the September 30, 2025 closing share price of our common stock of $3.45 and $30.0 million of unused capacity under the Committed Equity Facility as of September 30, 2025, the Company would expect to sell only an additional 8,409,939 of its total 14,652,582 remaining registered shares available for purchase under the Committed Equity Facility. Total commission expense of $0.6 million was recognized as a financing charge within “other, net” on the condensed consolidated statement of operations during the three and nine months ended September 30, 2025. The Company had no commission expense during the three and nine months ended September 30, 2024, as the Committed Equity Facility was entered into during 2025.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Note 14. Stock-Based Compensation

The Company recorded stock-based compensation expense for stock options and RSUs as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2025	2024	2025	2024
Research and development	$3,700	$189	$12,871	$539
Selling, general and administrative	5,786	170	15,221	503
Total	$9,486	$359	$28,092	$1,042

Equity Award Plans

In January 2025, the Board of Directors approved, and the Company adopted the 2025 Incentive Award Plan (the “2025 Incentive Plan”), replacing the historical 2011 Equity Incentive Plan (“2011 Amended Stock Plan”). The 2025 Incentive Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, RSUs and other stock or cash-based awards to employees and consultants of the Company and its subsidiaries and members of the board of directors of the Company. As of September 30, 2025, the total number of authorized shares available under the 2025 Incentive Plan is 30,500,000.

Under the 2025 Incentive Plan, stock options, including incentive stock options (“ISOs”), may be granted to employees at exercise prices not lower than the fair value of the stock as of the date of grant. For ISOs granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power of all classes of the Company’s stock, the per share exercise price must be no less than 110% of the fair value on the date of the grant as determined by the Board of Directors.

The Company recognizes compensation expense for service-based options on a straight-line basis over the requisite service period of all employees or non-employees, which is the award’s vesting term, generally over four years. The Company accounts for forfeitures when they occur.

Under the 2025 Incentive Plan, RSUs are unfunded, unsecured rights to receive, on the applicable settlement date, shares of common stock or an amount in cash, or a combination thereof, as determined by the Administrator, subject to vesting conditions, which may include continued employment or service, or the achievement of performance criteria established by the Administrator.

During the nine months ending September 30, 2025, the Company commenced the granting of equity awards under the 2025 Incentive Plan. As of September 30, 2025, 20,223,481 shares of common stock were reserved for issuance under the 2025 Incentive Plan.

Following the effectiveness of the 2025 Incentive Plan, the Company ceased making grants under the 2011 Amended Plan and all remaining unissued shares were retired. However, the 2011 Amended Plan continues to govern the terms and conditions of the outstanding awards granted under it. Shares of common stock subject to the awards granted under the 2011 Plan that cease to be subject to such awards by forfeiture or otherwise after the termination of the 2011 Amended Plan will be retired and no longer be available for issuance.

Under the 2011 Amended Plan, the Company had previously issued RSUs, which vested upon the satisfaction of both the service-based condition and a liquidity event condition. The liquidity event condition for the RSUs was satisfied upon the occurrence of a qualifying event, defined specifically in the equity documents, and generally referred to the earlier of a specified period of time subsequent to an initial public offering or an acquisition, in all cases prior to the expiration date of the award (see Note 3). Additionally, for all terminated RSU grants, all RSUs which have satisfied a portion or all of the service-based condition of the termination date remain with the stockholder and do not return to the pool of shares available for issuance until the earlier of the satisfaction of the liquidity event (at which time those RSUs vested) or the expiration date of the award. The RSUs expired as defined by the individual RSU grant, generally the earlier of (i) the first anniversary or second anniversary of terminated service, for 2023 and prior grants, respectively, for any reason and (ii) expire date defined as the fifth anniversary of the date of grant. The fair value of RSUs was determined based on the estimated fair value of shares of common stock at the date of grant, as determined by the Board of Directors.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Stock Options

A summary of stock option activity is as follows:

(Value in thousands, life in years)	Number of options	Weighted-average exercise price	Weighted-average remaining contractual life	Aggregate intrinsic value
Outstanding as of December 31, 2024	28,360,635	$1.27	9.2	$22,741
Granted	1,347,536	3.57
Exercised	(15,080)	1.18
Forfeited	(374,308)	1.31
Outstanding as of September 30, 2025	29,318,783	$1.37	8.5	68,324
Vested and expected to vest as of September 30, 2025	29,318,783	$1.37	8.5	68,324
Exercisable as of September 30, 2025	15,847,903	$1.48	8.1	38,507

As of September 30, 2025, there was $15.9 million of total unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted average period of 1.8 years.

The Company uses the Black-Scholes option pricing model to determine the grant-date fair value of stock options. The determination of the fair value of stock options on the grant date is affected by the estimated closing share price of the Company’s common stock, as well as assumptions regarding a number of complex and subjective variables. These variables include expected share price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends.

During the three and nine months ended September 30, 2025, the grant date fair value of the stock options granted was $2.05 per share. The fair value of the options issued was determined using the Black-Scholes option pricing model, using the following inputs:

Three and Nine Months Ended September 30, 2025
Weighted average exercise price (per share)	$3.57
Risk-free rate	3.7%
Expected life (in years)	5.6
Expected volatility rate	60.7%
Dividend yield rate	—%

During the three months ended September 30, 2025, the Company accelerated the vesting associated with 388,988 outstanding options resulting in $1.1 million of incremental stock based compensation expense.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
RSUs

A summary of the Company’s RSU activity is as follows:

	Number of RSUs (1)	Weighted-average grant date fair value
Balance as of December 31, 2024	3,630,447	$1.53
Granted	8,872,307	2.67
Issued	(1,331,257)	2.64
Forfeited	(406,649)	2.29
Balance as of September 30, 2025	10,764,848	$2.30
(1)    As of September 30, 2025, 1,973,365 of the RSUs have vested but have not yet been issued to the award holders. As no conditions remain in order for these shares of common stock to be issuable, these awards have been included in the weighted average shares outstanding calculation for purposes of earnings per share (see Note 18).

Immediately prior to the consummation of the Merger, the RSUs had both a service-based condition and a liquidity event condition. The liquidity event condition was satisfied on the consummation of the liquidity event, and effective with the consummation of the Merger, the Company recognized $3.9 million in stock-based compensation expense associated with the vesting of the outstanding RSUs (see Note 3).

As of September 30, 2025, there was $20.7 million of total unrecognized compensation cost related to unvested RSUs, which is expected to be recognized over a weighted average period of 2.7 years.

Employee Stock Purchase Plan

In January 2025, the Board of Directors adopted the 2025 Employee Stock Purchase Plan (the “2025 ESPP”) in order to enable eligible employees to purchase shares of common stock with accumulated payroll deductions. Under the 2025 ESPP, eligible employees will be able to purchase share of common stock at a discount over a series of offering periods, which may consist of one or more purchase periods. The purchase price for shares of common stock purchased under the 2025 ESPP will be 85% of the lesser of the fair market value of shares of common stock on (i) the first trading day of the applicable offering period or (ii) the last trading day of each purchase period in the applicable offering period.

As of September 30, 2025, 3,047,669 shares of common stock were reserved for issuance pursuant to the 2025 ESPP, and no shares of stock had been purchased by employees as the Company had not commenced the 2025 ESPP.

Note 15. Commitments and Contingencies

Purchase Commitments

As of September 30, 2025, the Company had outstanding purchase orders and contractual obligations totaling $0.5 million to procure inventory. The Company’s outstanding inventory purchase orders and preauthorized commitments to procure strategic components based on expected demand are placed with a server supplier, its primary third-party contract manufacturer, and a semiconductor supplier.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
The Company has an obligation to purchase inventories that have been purchased by a contract manufacturer when components have not been consumed within a period defined in the terms of its agreement with the manufacturer. The Company purchased inventories due to this obligation as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2025	2024	2025	2024
Inventory purchases related to purchase obligations	$46	$346	$150	$4,088

While the Company expects such purchased components to be used in future production of its finished goods, these components are considered in its reserve estimate for excess and obsolete inventory. Furthermore, the Company accrues for losses on commitments for the future purchase on non-cancelable and non-returnable components from this contract manufacturer at the time that circumstances, such as changes in expected demand, indicate that the value of the components may not be recoverable, the loss is probable and management has the ability to reasonably estimate the amount of the loss. As of September 30, 2025 and December 31, 2024, the liability balance of the Company’s accrued losses on purchase commitments equaled $0.6 million on the condensed consolidated balance sheets.

Legal Proceedings

On September 9, 2024, BurTech entered into an Advisory Services Engagement Letter with Jefferies to serve as its exclusive capital markets advisor in connection with the contemplated Merger involving Legacy Blaize (the “Jefferies Engagement Letter”), pursuant to which Jefferies would be eligible for a fee of $4.5 million contingent upon the closing of the Merger and for reimbursement of expenses up to $0.5 million.

On April 7, 2025, Jefferies commenced a lawsuit against the Company, as successor to BurTech, in the Supreme Court of the State of New York, County of New York, asserting that, pursuant to the Jefferies Engagement Letter, it is entitled to payment of the amounts described above, along with pre- and post-judgment interest and legal costs and seeking summary judgment in lieu of complaint. On September 4, 2025, the court denied Jefferies’s motion for summary judgment, and on September 19, 2025, Jefferies filed a complaint. The Company has engaged counsel and intends to vigorously defend this matter.

In accordance with ASC 450 - Contingencies, the Company has recorded estimated liabilities as a maximum potential of contingent exposure in this matter of $5.0 million as of September 30, 2025, of which $4.0 million is included in accounts payable and $1.0 million is included in accrued expenses and other current liabilities.

Advisor Agreements

In October through December of 2024, the Company entered into various advisor agreements related to business development and strategy, and for new revenue contracts in new geographical markets. Compensation for services, pending approval by the Board of Directors, is in the form of restricted stock units following the filing of a registration statement subsequent to the Merger consummation to register such shares, and subject to the advisors continued service on the applicable grant date. During the three months ended September 30, 2025, the Company released the advisor restricted stock units which had vested under the terms of the agreements (see Note 14).

In December 2024, the Company entered into an agreement for capital market services which included advisory services and a finder’s fee, for which payment was due upon the close of the Merger (see Note 3). Under the terms of the agreement, at the Company’s discretion, the advisory fee of $0.8 million is to be paid in the form of (i) cash and (ii) cash or a combination of cash and shares of common stock of common stock at a price of $10.00 per share at various dates in 2025. The finder’s fee, equal to a specified percentage of the trust value of the Company’s shares held by investors introduced by the advisor, is to be paid fifty percent in cash and fifty percent in shares of common stock at a price of $10.00 per share, concurrent with the close of the Merger. The Company recognized $0.6 million associated with the contract as deferred offering costs and accrued liabilities for the year ended December 31, 2024. On the earlier of the date that is six months from the date of the Merger and the date that a Registration Statement filed with the SEC registering the resale of the closing shares is declared effective (the “Reset Date”), if the five day volume weighted average price of common stock for the five trading days immediately preceding the Reset Date (such price, the “Reset Price”) is less than $10.00 per share (subject to a $1.00 per share floor), within two days the Company shall issue an additional number of common shares equal to the number obtained by dividing (i) the product of the number of shares held as of the Reset Date and $10.00 by (ii) the Reset Price, less the number of sharing shares held, provided that the additional shares shall not exceed 300,000 shares.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)

In April 2024, the Company entered into an advisory agreement for future services. The terms of the agreement require a non-refundable advisory fee of $2.0 million paid upon execution of the contract in the form of 769,231 shares of common stock (the “Fee Shares”). In July 2025, the Company released the 769,231 shares of common stock due under the advisory agreement. The Fee Shares are subject to a one-year lock-up provision (the “Lock-Up Period”) which expires the earlier of one year from the date of the agreement or the date of a change of control as defined in the agreement. Prior to the expiration of the Lock-Up Period, the advisor may sell the common stock shares back to the Company or an affiliate as defined in Rule 405 under the Securities Act. The Fee Shares subject to the lock-up provision are subject to adjustment if the dollar volume-weighted average price for the Company’s common stock (“VWAP”) 20 out of any 30 trading Days is at least $7.00 per share, then the Lock-Up Period shall be terminated with respect to fifty percent of the shares to be issued for the fee. Furthermore, if the VWAP of the common stock for 20 out of any 30 Trading Days is at least $10.00 per share, then the Lock-Up Period shall be terminated with respect to the other fifty percent of the Fee Shares, rounded up.

Note 16. Related Party Transactions and Balances

Sales Partner Referral Agreement

On June 30, 2025, the Company entered into a Sales Partner Referral Agreement (the “Referral Agreement”) with Burkhan LLC (the “Sales Partner”), an affiliated party. Pursuant to the Referral Agreement, the Sales Partner will, on a non-exclusive basis, promote certain of the Company’s products and refer potential customers to the Company. The Company may approve or reject any customer opportunity presented by the Sales Partner in its sole discretion. Sales commissions payable to the Sales Partner are negotiable, as further discussed, below. The Referral Agreement has a term of three years and is terminable by either party for convenience on 30 days’ written notice or on five days’ written notice in the event of a material breach by the other party. The Referral Agreement also contains certain confidentiality and indemnification provisions.

The Referral Agreement has an initial approved customer of BurTech Systems Tech LLC (“BST”), an affiliate of Burkhan. Under the agreement, BST will purchase up to $56.5 million of the Company’s products on behalf of an unaffiliated end user, beginning in the second quarter of 2025 through 2026. The Sales Partner will receive a commission, payable by the Company, of up to 10%, depending on its gross margins under the purchase order, payable in cash or partially, at the Company’s discretion, in shares of the Company’s common stock.

During the three and nine months ended September 30, 2025, pursuant to the Referral Agreement, the Company recognized $1.3 million and $3.0 million, respectively, in revenue from sales to an affiliate of Burkhan, inclusive of sales commissions to Burkhan of $0.1 million and $0.3 million, respectively, which was reported as a reduction of revenue. The sales commission payable was included in the accrued expense and other current liabilities - related party balance as of September 30, 2025.

As of September 30, 2025, there was $3.4 million in accounts receivable that was due from an affiliate of Burkhan, while as of December 31, 2024 there were no amounts due from this customer.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Other Related Party Transactions and Balances

During the three months ended September 30, 2024, the Company recognized revenue of $0.8 million, approximately 97% of total revenue, from sales to a minority stockholder, while during the nine months ended September 30, 2024, the Company recognized revenue of $1.5 million, approximately 98% of total revenue, from sales to two minority stockholders.

In 2023, the Company issued a convertible note in the amount of $5.0 million or 41% of the total 2023 Convertible Note proceeds raised in 2023 to a related party investor holding more than a 10% ownership the Company’s outstanding stock. This related party investor also has a representative serving on the Company’s Board of Directors. In accordance with the terms of the 2023 Convertible Note NPA, the investor also received 2023 Convertible Note Warrants for no additional consideration resulting in the allocation of proceeds between the 2023 Convertible Note and the 2023 Convertible Note Warrants (see Note 10). The 2023 Convertible Note and 2023 Convertible Note Warrants held by this investor were subject to the adjustments in fair value. As of December 31, 2024, the related party 2023 Convertible Note and 2023 Convertible Note Warrants approximated $6.9 million and $8.0 million, respectively. Upon consummation of the Merger, this related party’s 2023 Convertible Note and 2023 Convertible Warrants were converted into shares of common stock (see Note 3). During the three and nine months ended September 30, 2025, the change in fair value for the respective 2023 Convertible Note was zero and $6.0 million, respectively (see Note 5). During the three and nine months ended September 30, 2024, the changes in fair value for the respective 2023 Convertible Note and 2023 Convertible Note Warrants equaled $0.3 million and $0.6 million, respectively, and immaterial and $(0.4) million, respectively (see Note 5).

In January 2023, one of the minority investors with which the Company had a prior revenue arrangement, representing zero and approximately 21% of total revenues for the three and nine months ended September 30, 2024, also invested in a P2P Note in the amount of $3.3 million, or 35% of the total P2P proceeds raised in 2023 (see Note 9). In accordance with the terms of the 2022 P2P NPA, the minority investor also received P2P Warrants for no additional consideration resulting in the allocation of proceeds between the P2P Note and the P2P Warrants (see Note 9). The P2P Note and P2P Warrants held by the minority investor were subject to the adjustments in fair value. As of December 31, 2024, the related party P2P Note and P2P Warrants approximated $4.2 million. Effective January 13, 2025, this related party’s respective P2P Note and P2P Warrants were converted into common stock in connection with the Merger (see Note 3). During the three and nine months ended September 30, 2025, the change in fair value for the respective P2P Note was zero and $7.2 million, respectively (see Note 5). During the three and nine months ended September 30, 2024, the change in fair value for the respective P2P Note and P2P Warrants was immaterial and $0.4 million, respectively, and immaterial and ($0.4) million, respectively (see Note 5).

In December 2022, one of the minority stockholders with which the Company had a prior revenue arrangement, representing approximately 97% and 77% of total revenues for the three and nine months ended September 30, 2024, respectively, and 98% of accounts receivable as of December 31, 2024, also invested in a P2P Note in the amount of $0.4 million, or 13% of the total P2P proceeds raised in 2022 (see Note 9). In accordance with the terms of the 2022 P2P NPA, the minority investor also received P2P Warrants for no additional consideration resulting in the allocation of proceeds between the P2P Note and the P2P Warrants (see Note 9). The P2P Note and P2P Warrants held by the minority investor were subject to the adjustments in fair value. As of December 31, 2024, the fair value of the related party P2P Note and P2P Warrants approximated $0.5 million and zero, respectively. Effective January 13, 2025, this related party’s respective 2022 P2P Note and P2P Warrants were converted into common stock in connection with the Merger (see Note 3). During the three and nine months ended September 30, 2025, the changes in fair value for this set of P2P Notes were zero and $0.8 million, respectively (see Note 5). During the three and nine months ended September 30, 2024, the changes in fair value for this set of P2P Note and P2P Note Warrants were immaterial and $0.4 million, respectively and immaterial (see Note 5).

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
In January 2025, in connection with the consummation of the Merger, the Company signed the Shareholder Note (see Note 3).

During the three and nine months ended September 30, 2025, the Company incurred zero and $0.5 million, respectively, of marketing expenses paid to a company owned by a direct family member of one of its minority stockholders and board of directors. During the three and nine months ended September 30, 2024, the Company incurred no such marketing expenses.

As of September 30, 2025, the Company had amounts due to related parties for a working capital loan and other advances (see Note 9).

Note 17. Segment Reporting

The Company operates as a single reportable segment, and manages the business and evaluates financial performance on a consolidated basis. The CODM regularly receives and reviews consolidated financial results focusing primarily on revenue, key costs and expenses, net loss, and earnings before interest, tax, depreciation and amortization (“EBITDA”) and as further adjusted (“Adjusted EBITDA”), to make decisions regarding the allocation of resources and assessment of performance. The Company defines Adjusted EBITDA as net loss before interest, taxes, depreciation and amortization, certain non-cash items and other adjustments that it does not consider in its evaluation of ongoing operating performance from period to period.

Net loss is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2025	2024	2025	2024
Revenue	$11,867	$781	$14,856	$1,553
Cost of revenue	(10,091)	(476)	(11,222)	(1,039)
Employee costs	(17,175)	(7,520)	(51,498)	(21,392)
Technology costs	(1,499)	(974)	(5,192)	(1,580)
Depreciation and amortization	(364)	(251)	(1,011)	(688)
Interest income, net	693	1,273	1,406	1,677
Fair value changes and financing charges	(4,424)	(15,488)	(121,511)	(25,130)
Other items (1)	(5,265)	(2,952)	(29,436)	(7,904)
Net loss	$(26,258)	$(25,607)	$(203,608)	$(54,503)
(1)    “Other items” includes marketing expense, professional fees, income tax expense, facilities costs, transaction costs, foreign exchange gains and losses, credit loss expense, and other overhead expenses.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
The following reflects the Company’s EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2025	2024	2025	2024
Net loss	$(26,258)	$(25,607)	$(203,608)	$(54,503)
Depreciation and amortization	364	251	1,011	688
Provision for income taxes	21	55	222	348
Interest income, net	(693)	(1,273)	(1,406)	(1,677)
EBITDA	(26,566)	(26,574)	(203,781)	(55,144)
Stock-based compensation	9,486	359	28,092	1,042
Fair value changes and financing charges	4,424	15,488	121,511	25,130
Transaction costs	—	77	12,043	163
Non-cash inventory cost realignment adjustments	(112)	204	(656)	179
Other adjustments(1)	1,702	(32)	3,419	66
Adjusted EBITDA	$(11,066)	$(10,478)	$(39,372)	$(28,564)
(1)    “Other adjustments” includes, but is not limited to, other non-cash expenses, including foreign exchange gains and losses, and unusual or non-recurring expenses, including litigation expenses, financing advisory fees, and fines and penalties. The Company believes that these expenses are not reflective of its ongoing operating performance and excluding these costs provides a more meaningful comparison of its results of operations over comparative periods.

The measure of segment assets is reported on the condensed consolidated balance sheet as total consolidated assets. Long-lived and ROU assets were located as follows:

	As of September 30, 2025		As of December 31, 2024
(Amounts in thousands)	Fixed Assets	ROU Assets	Fixed Assets	ROU Assets
North America	$814	$158	$1,095	$277
Asia Pacific	397	948	913	1,175
United Kingdom	54	586	73	321
Total	$1,265	$1,692	$2,081	$1,773

Note 18. Net Loss Per Share

The following table sets forth the computation of basic and dilutive net loss per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except share and per share amounts)	2025	2024	2025	2024
Numerator:
Net loss	$(26,258)	$(25,607)	$(203,608)	$(54,503)
Denominator:
Weighted average shares outstanding, basic and diluted (1)	103,585,681	17,478,371	100,130,737	17,466,606
Net loss per share, basic and diluted	$(0.25)	$(1.47)	$(2.03)	$(3.12)
(1)    Three and nine months ended September 30, 2025 include 1,944,865 vested but unissued shares underlying awards of RSUs to employees and 28,500 vested RSUs but unissued shares underlying awards of RSUs to advisors. The Company is contractually obligated to issue shares of common stock for all vested but unissued RSUs.

BLAIZE HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Unaudited)
Net loss per share calculations and potentially dilutive security amounts for all periods prior to the closing of the Merger have been retrospectively adjusted to the equivalent number of shares outstanding immediately after the Merger to effect the reverse recapitalization. Historically reported weighted average shares outstanding have been multiplied by the Exchange Ratio of approximately 0.78.

The following potentially dilutive securities were excluded from the calculation of diluted net loss per share attributable to common shareholders for the periods presented because the impact of including them would have been anti-dilutive or out-of-the-money:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Stock options	29,318,783	12,736,621	29,318,783	12,736,621
RSUs	8,791,483	3,743,578	8,791,483	3,743,578
Earnout shares	17,600,000	—	17,600,000	—
Common stock warrants	50,000	—	50,000	—
Public warrants	28,750,000	—	28,750,000	—
Private warrants	898,250	—	898,250	—
Redeemable convertible preferred stock	—	34,702,999	—	34,702,999
Legacy warrants	—	4,695,604	—	4,695,604
Total potentially dilutive shares	85,408,516	55,878,802	85,408,516	55,878,802

Note 19. Subsequent Events

The Company has evaluated subsequent events through the date of issuance of these condensed consolidated financial statements and determined that the following subsequent events, other than those disclosed elsewhere in the condensed consolidated financial statements, are reportable:

Subsequent Sales of Securities Under the Committed Equity Facility

From October 1, 2025 through October 17, 2025, the Company settled an additional 2,736,587 shares of newly-issued common stock, sold to B. Riley under the Committed Equity Facility, for net proceeds of $13.4 million. As of the date of issuance of these condensed consolidated financial statements, the Company had settled a total of 8,410,321 shares of common stock, sold to B. Riley under the Committed Equity Facility, for net proceeds of $33.4 million.

November 10, 2025 Private Placement

On November 10, 2025, the Company and affiliates of Polar Asset Management Partners Inc. (“Polar”) entered into a Securities Purchase Agreement (the “Polar Private Placement”). Pursuant to the Polar Private Placement, the Company agreed to the direct sale of 9,375,000 shares of the Company’s common stock at a purchase price of $3.20 per share and the issuance of 9,375,000 warrants to purchase additional shares of the Company’s common stock, resulting in aggregate gross proceeds of approximately $30.0 million, before deducting offering expenses. The warrants have a term of five years and are immediately exercisable, with an exercise price of $5.00 per share. The Company intends to use the net proceeds from the Polar Private Placement for general corporate and working capital purposes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Blaize, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Blaize, Inc. and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring operating losses and negative cash flows from operations, has an accumulated deficit, and has historically relied on cash proceeds from founders or other investors and other financing activities to fund operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2023.

/s/ UHY LLP

Melville, New York
March 11, 2025

Blaize, Inc. and Subsidiaries
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	Year Ended December 31,
(Amounts in thousands, except shares and per share amounts)	2024	2023
Assets:
Current assets:
Cash and cash equivalents	$50,237	$3,213
Accounts receivable, net	55	11
Accounts receivable - related party (Note 13)	—	467
Inventories	8,561	6,522
Prepaid expenses and other current assets	14,837	2,836
Total current assets	73,690	13,049
Property and equipment, net	2,081	1,555
Deferred income tax assets	2,157	1,033
Operating lease right of use assets	1,773	2,423
Other assets	815	579
Total assets	$80,516	$18,639
Liabilities, redeemable convertible preferred stock and stockholders’ deficit:
Current liabilities:
Demand notes	$—	$4,750
Accounts payable	7,904	14,925
Accrued expenses and other current liabilities	11,996	7,464
Accrued loss on purchase commitments	603	3,588
Accrued compensation	1,613	1,938
Income tax payable	2,109	1
Current operating lease liabilities	578	569
Warrant liabilities, current portion	14,711	—
Convertible notes, current portion	148,629	14,641
Total current liabilities	188,143	47,876
Long-term operating lease liabilities	1,166	1,791
Warrant liabilities	—	3,730
Convertible notes	—	18,064
Other liabilities	1,670	391
Total liabilities	190,979	71,852
Commitments and contingencies (Note 12)
Redeemable convertible preferred stock - $0.00001 par value; 96,650,097 shares authorized as of December 31, 2024 and 2023, respectively; 44,494,703 shares issued and outstanding at December 31, 2024 and 2023, respectively; liquidation preference of $173,347 as of December 31, 2024 and 2023, respectively	173,347	173,347
Stockholders’ deficit:
Common stock - $0.00001 par value; 175,095,000 shares authorized as of December 31, 2024 and 2023, respectively; 17,519,999 and 17,454,353 shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Treasury stock, at cost: 124,225 shares at December 31, 2024 and 2023	—	—
Additional paid-in capital	145,441	141,496
Accumulated deficit	(429,251)	(368,056)
Total stockholders’ deficit	(283,810)	(226,560)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$80,516	$18,639

See accompanying notes to the consolidated financial statements.

Blaize, Inc. and Subsidiaries
Consolidated Statements of Operations
(Amounts in thousands, except share and per share amounts)

	Year Ended December 31,
	2024	2023
Revenue:
Engineering services revenue - related party (Note 13)	$1,525	$3,840
Hardware revenue	29	16
Total revenue	1,554	3,856
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	579	3,656
Research and development	25,094	18,115
Selling, general and administrative	22,413	17,303
Depreciation and amortization	886	2,040
Loss on purchase commitments	—	1,165
Transaction costs	217	105
Total costs and expenses	49,189	42,384
Loss from operations	(47,635)	(38,528)
Other income (expense), net:
Pay-to-Play financing charge	—	(35,832)
Debt financing charge on convertible notes	(464)	(3,145)
Other income (expense), net	1,903	(255)
(Loss) gain on foreign exchange transactions	(228)	50
Change in fair value of convertible notes	(10,022)	(9,532)
Change in fair value of warrant liabilities	(5,701)	(945)
Total other expense	(14,512)	(49,659)
Loss before income taxes	(62,147)	(88,187)
Benefit from income taxes	(952)	(598)
Net loss	$(61,195)	$(87,589)
Net loss per share attributable to common stockholders, basic and diluted	$(3.50)	$(20.79)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,476,105	4,213,244

See accompanying notes to the consolidated financial statements.

Blaize, Inc. and Subsidiaries
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(Amounts in thousands, except share and per share data)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2023	16,498,279	$64,020	6,143,294	$—	124,225	$—	$209,928	$(280,467)	$(70,539)
Reissuance of Shadow Preferred in Pay-to-Play Pull	—	—	—	—	—	—	—	—	—
Through Exchange at redemption value	27,996,424	109,327	(2,799,634)	—	—	—	(109,327)	—	(109,327)
Reissuance of common stock in common rights offering	—	—	8,109,693	—	—	—	—	—	—
Issuance of common stock upon release of restricted stock units	—	—	6,000,000	—	—	—	—	—	—
Exercise of stock options	—	—	1,000	—	—	—	1	—	1
Stock-based compensation	—	—	—	—	—	—	2,483	—	2,483
Pay-to-Play financing charge	—	—	—	—	—	—	35,771	—	35,771
Debt financing charge on convertible notes	—	—	—	—	—	—	2,640	—	2,640
Net loss	—	—	—	—	—	—	—	(87,589)	(87,589)
Balance at December 31, 2023	44,494,703	173,347	17,454,353	—	124,225	—	141,496	(368,056)	(226,560)
Exercise of stock options	—	—	65,646	—	—	—	98	—	98
Stock-based compensation	—	—	—	—	—	—	3,847	—	3,847
Net loss	—	—	—	—	—	—	—	(61,195)	(61,195)
Balance at December 31, 2024	44,494,703	$173,347	17,519,999	$—	124,225	$—	$145,441	$(429,251)	$(283,810)

See accompanying notes to the consolidated financial statements.

Blaize, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(61,195)	$(87,589)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	886	2,040
Noncash lease expense	649	815
Pay-to-Play financing charge	—	35,832
Debt financing charge on convertible notes	464	3,145
Stock-based compensation	3,847	2,483
Credit loss expense	570	421
Deferred income taxes	(1,124)	(107)
Change in fair value of convertible notes	10,022	9,532
Change in fair value of warrant liabilities	5,701	945
Loss on purchase commitments	—	1,165
Noncash loss on lease termination	—	(18)
Changes in operating assets and liabilities:
Accounts receivable, net	(614)	362
Accounts receivable - related party	467	639
Inventories	(2,039)	(2,186)
Prepaid expenses and other current assets	(21,630)	167
Other assets	15	64
Accounts payable and accrued liabilities	10,988	9,500
Operating lease liabilities	(616)	(854)
Income taxes payable	2,108	(590)
Accrued loss on purchase commitments	(2,985)	(3,022)
Accrued compensation	(325)	34
Other liabilities	1,279	(733)
Net cash used in operating activities	(53,532)	(27,955)
Cash flows from investing activities:
Purchases of property and equipment	(902)	(220)
Net cash used in investing activities	(902)	(220)
Cash flows from financing activities:
Payment of deferred offering costs	(4,357)	—
Proceeds from Pay-to-Play convertible notes and Common Rights Offering	—	9,425
Proceeds from convertible notes	110,718	12,300
Proceeds from short term demand notes	—	4,925
Repayment of short term demand notes	(4,750)	(176)
Proceeds from exercise of stock options	98	1
Net cash provided by financing activities	101,709	26,475
Net increase (decrease) in cash, cash equivalents and restricted cash	47,275	(1,700)
Cash, cash equivalents and restricted cash- beginning of period	3,213	4,913
Cash, cash equivalents and restricted cash- end of period	$50,488	$3,213
Components of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$50,237	$3,213
Restricted cash (included within Other Assets)	251	—
Total cash, cash equivalents and restricted cash	$50,488	$3,213
Supplemental disclosures of cash flow information:
Cash paid during the period for taxes	$223	$—
Cash paid during the period for interest	245	3
Supplemental disclosures of noncash investing and financing activities:
Reissuance of Shadow Preferred in Pay-to-Play Pull Through Exchange at redemption value	—	109,327
Operating lease asset obtained in exchange for new operating lease liabilities	—	1,673
Property and equipment acquired in accounts payable & accrued expenses	510	—
Right-of-use assets and lease liabilities extinguished upon termination of lease, net of gain	—	(108)
Issuance of warrants with convertible notes	4,816	1,690
Capitalized deferred offering costs included in accounting payable and accrued liabilities	6,764	1,491

See accompanying notes to the consolidated financial statements.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Note 1. Description of Business

Blaize, Inc. (collectively “Blaize” or “the Company”) was originally incorporated on February 16, 2010, as a Delaware corporation under the name of ThinCI, Inc. and commenced operations at that time. On October 17, 2019, the Company’s Board of Directors adopted a Restated Certificate of Incorporation, which changed the Company’s name to Blaize, Inc. The Company is headquartered in El Dorado Hills, California, and consists of four separate legal entities: Blaize, Inc. (United States of America), Blaize New Computing Technologies India Private Limited (India), Blaize Technologies Philippines, Inc. (Philippines) and Blaize U.K. LTD (England). Blaize designs and develops low-power, high-efficiency, programmable artificial intelligence (“AI”) edge computing hardware and software. Blaize leads a new generation of computing, which unleashes the potential of AI in order to enable significant increases in the value that technology delivers to improve the way people work and live. The Company offers transformative edge computing solutions for AI data collection and processing, with a focus on smart vision and other AI applications for the automotive, retail, security and industrial markets.

In November 2023, the Company entered into a Memorandum of Understanding with a United Arab Emirates (“UAE”) based third-party investment entity to establish a cooperative framework for both entities to discuss and explore commercial and technical collaboration in the UAE. The collaboration is intended to be operationalized through a newly created entity, Blaize Artificial Intelligence Middle East, LLC, in which the Company has a 35% ownership. As of December 31, 2024, there has not been an operating agreement executed between the Company and the holder of the 65% interest that would make the Company the primary beneficiary of this new legal entity. The newly established entity has incurred insignificant expenses since its incorporation.

Merger Agreement

On January 13, 2025 (the “Closing Date”), BurTech Acquisition Corp. (“BurTech”) and its subsidiary, BurTech Merger Sub, Inc, (“Merger Sub”), and Blaize, Inc. (“Legacy Blaize”) consummated the transaction contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2023 (as amended on April 22, 2024, October 24, 2024 and November 21, 2024), with BurTech Merger Sub, Inc., Blaize, Inc., and for the limited purposes set forth therein, Burkhan Capital LLC, a Delaware limited liability company and affiliate of BurTech (“Burkhan”). Under the Merger Agreement, Merger Sub was merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of BurTech (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Merger”).

Concurrent with the Merger, BurTech was renamed Blaize Holdings, Inc. (“Blaize Holdings”). Beginning on January 14, 2025, Blaize Holdings’ common stock and warrants trade on NASDAQ under the ticker symbols “BZAI” and “BZAIW”, respectively.

Prior to the Merger, BurTech LP LLC was the sponsor of BurTech (the “Sponsor”) and with the close of the Merger either BurTech LP LLC or its affiliated entities, has remained a significant shareholder in Blaize Holdings.

The equity exchange and other financing-related matters associated with the Merger are summarized as follows:

Legacy Blaize Convertible Promissory Notes and Equity

Immediately before the closing of the Merger, the convertible notes outstanding plus all accrued and unpaid interest, each of the issued and outstanding shares of redeemable convertible preferred stock, and all outstanding warrants, net exercised, were automatically converted into shares of the Company’s common stock. Upon the consummation of the Merger, each share of the Company’s common stock issued and outstanding were canceled and converted into the right to receive shares of Blaize Holdings Class A common stock and each share of Merger Sub Capital Stock was converted into one share of Blaize Holdings Class A common stock, par value $0.0001.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Further upon the Closing Date, (i) each Company option granted was converted into (a) the right to receive a number of Blaize Holdings Earnout Shares and (b) a Blaize Holdings option, upon substantially the same terms and conditions as in effect with respect to the corresponding Company option and (ii) each Company RSU granted was converted into (a) the right to receive a number of Blaize Holdings Earnout Shares and (b) a Blaize Holdings restricted stock unit (“RSU”), upon substantially the same terms and conditions as in effect with respect to the corresponding Blaize RSU.

Earnout Arrangement with holders of Legacy Blaize Common Stock and outstanding equity awards

Concurrent with the Closing Date, holders of the Company common stock and outstanding equity awards (including stock options and RSU holders) agreed to the right to receive up to an aggregate amount of 15,000,000 shares of Blaize Holdings Class A Common Stock (the “Earnout Shares”) during specified periods following the Merger (the “Earnout Period”) that will be issued if the following targets or triggering events are achieved:

•    3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $12.50 per share for twenty (20) trading days within a thirty (30) consecutive trading day period;
•    3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $15.00 per share for twenty (20) trading days within a thirty (30) consecutive trading day period;
•    3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $17.50 per share for twenty (20) trading days within a thirty (30) consecutive trading day period;
•    3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $20.00 per share for twenty (20) trading days within a thirty (30) consecutive trading day period.

Company employees entitled to receive Earnout Shares with respect to Blaize Holdings options and RSUs, must provide service through the date the target is achieved and if an employee departs, the Earnout Shares are reallocated to the remaining pool of recipients who received the right to the Earnout Shares on the Closing Date.

Additionally, Burkhan agreed to the right to receive up to an aggregate amount of 2,600,000 shares of Blaize Holdings Class A Common Stock following the occurrence of each triggering event stated above (the “Burkhan Earnout Shares”). The Burkhan Earnout Shares will vest in four equal tranches of 325,000 shares plus 325,000 Blaize Holdings Class A Common Stock multiplied by the cash ratio (the “Proportionate Shares Number”). The “Cash Ratio” is the ratio equal to (x) Available Acquiror Cash, divided by (y) the Minimum Cash Amount (both of such terms as defined in the Merger Agreements).

Other Arrangements entered into at time of Merger or assumed upon Merger:

Blaize Warrants

On January 13, 2025, upon closing of the Merger, 28,750,000 of public warrants and 898,250 of private warrants of BurTech that were outstanding immediately before to the Merger became warrants of Blaize Holdings.

PIPE Shares

From December 31, 2024 through January 13, 2025, BurTech and certain subscribers (each, a “Subscriber” and collectively, the “Subscribers”) entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) under which BurTech agreed to issue and sell to the Subscribers, immediately before the Closing Date, collectively, 1,540,300 shares of Class A Stock (the “PIPE Shares”) at a price per share equal to $10.00 (the “PIPE Investment”). Such shares that were outstanding immediately prior to the Merger became shares of Blaize Holdings. See Note 17.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Sponsor Note

On January 13, 2025, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Sponsor issued a secured promissory note and pledge agreement (the “Sponsor Note”) to BurTech (the “Holder”) in the principal amount of $8,753,744 bearing an interest rate of 7% with annual compounding, compounded on December 31 each year the Sponsor Note remains outstanding for the remaining principal amount of the Sponsor Note as at the maturity date, until such remaining principal amount is paid. Pursuant to the Sponsor Note, the Sponsor granted a first priority security interest in, and pledges, 2,000,000 shares of Class A Stock and all additions, accessions and substitutions to the Holder to secure the satisfaction by the Sponsor of all its obligations to the Holder under the Sponsor Note. The Sponsor Note was issued in connection with the consummation of the Business Combination in satisfaction of the acquiror transaction expenses (as defined in the Merger Agreement) that were due to third-party service providers on or immediately following the Merger. As consideration for entry into the Sponsor Note, BurTech issued 750,000 shares of Class A Stock (“Sponsor Note Shares”) to the Sponsor in accordance with the terms of the Sponsor Note (the “Sponsor Note Issuance” and together with the PIPE Investment, the “Private Placements”). The shares of Class A Stock issued in consideration for the Sponsor Note were offered in a private placement under the Securities Act, pursuant to the Sponsor Note. Upon the Closing Date, such shares and note remained outstanding instruments of Blaize Holdings. See Note 17.

Non-Redemption Agreement

On and around December 31, 2024, BurTech entered into an agreement (“Non-Redemption Agreement”) with one or more unaffiliated stockholders of BurTech (each, an “Investor”) who agreed not to redeem (or validly rescind any redemption requests on) their shares of BurTech Class A common stock, par value $0.0001 per share of BurTech (“Non-Redeemed Shares”). In exchange for the foregoing commitments not to redeem the Non-Redeemed Shares, Blaize and BurTech LP LLC have agreed to guarantee that each Investor receives a return of $1.50 per Non-Redeemed Share whether an Investor (i) sells the Non-Redeemed Shares in the open market or (ii) exercises its option to require Blaize Holdings to repurchase the Non-Redeemed Shares in accordance with the Non-Redemption Agreement.

Registration Rights Agreement

Pursuant to the Merger Agreement, at the Closing Date, Blaize Holdings, the Sponsor, certain significant securityholders of the Company and certain of their respective affiliates entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), in which Blaize Holdings agreed to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of Blaize Holdings Class A Common Stock and other equity securities of Blaize Holdings that are held by the parties thereto from time to time on the terms and subject to the conditions set forth therein.

Lock-up Agreement

At the Closing Date, Blaize Holdings entered into lock-up agreements (the “Lock-up Agreements”) with (i) certain of Blaize Holdings’ directors and officers, (ii) certain stockholders of Blaize Holdings and (iii) Burkhan, in each case, restricting the transfer of Blaize Holdings Class A Common Stock and any shares of Blaize Holdings Class A Common Stock issuable upon the exercise or settlement, as applicable, of Blaize Holdings Options or Blaize Holdings RSUs held by it immediately after the effective time of the Merger. The restrictions under the Lock-up Agreements began at the Closing Date and end on the date that is 180 days after the Closing Date, or upon the earlier of (x) the last reported sale price of Blaize Holdings common stock reaching $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date and (y) the liquidation of Blaize Holdings.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Accounting for the Business Combination

The merger between the Company and BurTech will be accounted for as a reverse recapitalization, with BurTech being treated as the “acquired” company for financial reporting purposes. Blaize has been determined to be the accounting acquirer of BurTech based on the following facts and circumstances:

•    Blaize is the larger entity in terms of substantive operations and employee base and its operations represent the ongoing operations of the combined entity.
•    Blaize’s existing shareholders have the greatest voting interest in the combined entity.
•    Blaize’s existing shareholders have the ability to control decisions regarding election and removal of the combined entity’s board of directors.
•    Blaize’s senior management is the senior management of the combined entity.
•    The combined company name is named Blaize Holdings, Inc., i.e. the combined entity has assumed Blaize’s name.

For accounting purposes, the reverse recapitalization is the equivalent of the Company issuing stock for the net assets of BurTech, accompanied by a recapitalization. The net assets of BurTech will be stated at historical cost, with no goodwill or other intangible assets being recorded. Operations prior to the reverse recapitalization will be those of the Company. The consolidated financial statements as of and for the periods prior to December 31, 2024 have not been adjusted to reflect the Merger.

Liquidity and Going Concern

The Company’s consolidated financial statements have been prepared on a going concern basis, which assumes that it will be able to meet its obligations and continue its operations during the twelve months following the issuance of these consolidated financial statements. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Since inception of the Company and through December 31, 2024, the Company has funded its operations primarily with cash flows from contributions from founders or other investors and other financing activities. The Company has incurred recurring losses and negative cash flows since its inception, including a net loss of $61.2 million and $87.6 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, the Company had cash and cash equivalents of approximately $50.2 million, a net working capital deficit of $114.5 million, and an accumulated deficit of $429.3 million.

The Company’s ability to continue to meet its obligations, to achieve its business objectives and continue as a going concern is dependent upon several factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional debt financing and public or private equity offerings or other means. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through a year from the date these consolidated financial statements are available to be issued.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and reflect all adjustments, including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with U.S. GAAP. The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Such estimates and assumptions include, but are not limited to, those related to revenue recognition, the valuation of accounts receivable, the net realizable value of inventory, the useful lives of long-lived assets, the incremental borrowing rate used in calculating operating lease right of use assets, the accounting for income taxes, the estimates used to evaluate the recoverability of long-lived assets, amortization method and periods for capitalized software, and the estimated fair value of convertible notes, warrant liabilities, and common stock, and stock-based compensation expense. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents in the consolidated financial statements. The Company’s cash equivalents are primarily comprised of U.S. Government treasury securities, mutual funds, and money market funds. The Company has cash deposits in a financial institution that, at times, may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company has not experienced losses in such accounts and periodically evaluates the creditworthiness of its financial institutions.

As of December 31, 2024 and 2023, the Company had cash and cash equivalents balances in excess of domestic and international insurance limits of approximately $49.3 million and $2.2 million, respectively.

As of December 31, 2024, the Company held $30.6 million in U.S. Government treasury securities, $9.2 million in a U.S. Government money market fund, and $5.1 million in mutual funds (see Note 4). As of December 31, 2023, the Company had no cash equivalents.

Restricted Cash

Restricted cash represents cash balances held as security deposits related to international payment services. As of December 31, 2024, restricted cash of $0.3 million was included within other assets on the consolidated balance sheets. As of December 31, 2023, the Company had no restricted cash.

Accounts Receivable, Net

Accounts receivable, net is recorded at the invoiced amount and does not accrue interest. The allowance for credit losses is the Company’s estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines that allowance based upon a review of each receivable and all known factors that could affect collectability. These factors include but are not limited to a customer’s past payment performance, customer financial condition, general economic or industry conditions and disputes regarding the invoiced amount or the product or service rendered. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for credit losses was $0.4 million as of December 31, 2024 and 2023, respectively. As of December 31, 2024 and 2023, the Company’s accounts receivable included zero and approximately $0.5 million, respectively, of unbilled accounts receivable (See Note 13).

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Inventories

Inventories consist of raw materials, work in process inventories, and finished goods. Inventories are stated at the lower of cost or net realizable value, with cost being determined on a first-in, first-out basis. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances. At the point of loss recognition, a new lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in the newly established cost basis. Any write-downs of inventories are reflected as part of cost of revenue in the consolidated statement of operations.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Computer equipment	3-5 years
Software	3 years
Furniture and fixtures	5 years
Office equipment	5 years
Vehicles	8 years
Leasehold improvements	Shorter of the related lease term or useful life

The Company capitalizes additions and improvements while repair and maintenance costs are expensed to operations as incurred. Upon retirement or sale of a fixed asset, the cost of the asset and related accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is credited or charged as a gain or loss in the consolidated statements of operations.

Leases

The Company determines if an arrangement is or contains a lease based on the unique facts and circumstances present at the inception of the arrangement and if such a lease is classified as a financing lease or operating lease. Operating lease right-of-use (“ROU”) assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Operating lease ROU assets also include any initial direct costs and prepayments less lease incentives. Lease terms include periods under options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company generally uses the base, non-cancelable, lease term when determining the lease assets and liabilities. As of December 31, 2024 and 2023, the Company had no finance leases.

Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. As the Company’s leases do not provide an implicit rate, the Company uses its collateralized incremental borrowing rate based on the information available at the lease commencement date, including any reasonably certain renewal lease term, in determining the present value of lease payments. Lease expense for these operating leases is recognized on a straight-line basis over the lease term and is reflected in the consolidated statements of operations in selling, general and administrative expenses. Payments under lease arrangements are primarily fixed, however, most lease agreements also contain variable payments. Variable lease payments are expensed as incurred and not included in the operating lease ROU assets and lease liabilities. These variable amounts primarily include payments for taxes, parking and common area maintenance.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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The Company has made an accounting policy election not to recognize ROU assets and lease obligations for its short-term leases, which are defined as leases with an initial term of twelve months or less. However, the Company will recognize these lease payments in the consolidated statements of operations on a straight-line basis over the lease term and variable lease payments in the period in which the obligation is incurred. Lease payments for month-to-month leases are recognized as incurred.

Software Development Costs

Software development costs for software to be sold, leased, or marketed are accounted for in accordance with Accounting Standards Codification (“ASC”) 985-20, Software — Costs of Software to be Sold, Leased or Marketed. Under ASC 985-20, software development costs incurred in creating software solutions are expensed until technological feasibility has been established and costs are determined to be recoverable. Thereafter, all software development costs incurred through the software’s general release date to customers are capitalized and subsequently recorded at the lower of amortized cost or net realizable value. To date, the establishment of technological feasibility of the Company’s software solutions has occurred shortly before the software’s general release date to customers. Additionally, amortization is calculated on a software feature-by-feature basis and the estimated economic life of a feature is one year. To date, the impact of capitalizing qualifying software development costs has been immaterial.

Deferred Offering Costs

Deferred offering costs, which consist of direct incremental legal, consulting and banking fees primarily relating to the Company’s merger with BurTech (see Note 1), whereby the Company will become a public company, are capitalized and will be offset against proceeds upon the consummation of the offering within stockholders’ deficit. In the event an anticipated offering is terminated, deferred offering costs will be expensed. As of December 31, 2024 and 2023 there were $11.1 million and $1.5 million, respectively, capitalized deferred offering costs included in prepaid expenses and other current assets on the consolidated balance sheets.

Impairment of Long-Lived Assets

Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Company estimates the expected undiscounted future cash flows from the use of those assets and their eventual disposition (without any allocated debt financing charges). If the sum of the expected undiscounted future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. For the years ended December 31, 2024 and 2023, the Company did not recognize any impairment expense related to its long-lived assets.

Embedded Derivative Evaluation

The Company evaluates the terms of its debt instruments to determine if any identified embedded features, including embedded conversion options or redemption features, are required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments would be accounted for as a single, compound derivative instrument. Any identified and bifurcated embedded derivatives are initially recorded at fair value and are revalued at each reporting date with changes in the fair value reported as non-operating income or expense.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Convertible Notes

The Company accounts for its convertible notes, some of which contain predominantly fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder into a variable number of shares of preferred stock at a fixed discount to the market price of the common stock at the time of conversion under ASU 2020-06 Debt—Debt with Conversion and Other Options (Subtopic 470-20), Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) and Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06). The Company has elected to account for its convertible notes at fair value at each period end pursuant to ASC 825, Financial Instruments wherein changes in the fair value are recorded as change in fair value of convertible notes in the consolidated statements of operations.

Warrant Liabilities

The Company has issued freestanding warrants in connection with certain of its convertible debt agreements and preferred stock issuances which have been recorded as long-term liabilities in the consolidated balance sheets at their estimated fair value. At initial recognition, the warrants were recorded at their estimated fair value calculated using the Black-Scholes-Merton (“Black-Scholes”) option pricing model (see Note 8). The liability associated with these warrants is subject to remeasurement at each balance sheet date, with changes in fair value recorded as change in the fair value of warrant liabilities in the consolidated statements of operations. The warrants will continue to be remeasured until the earlier of the expiration or exercise of the warrants. The warrants are recorded at fair value each reporting period using the Black-Scholes option pricing model.
Redeemable Convertible Preferred Stock

The Company’s redeemable convertible preferred stock has been classified outside of stockholders’ deficit, as mezzanine equity, due to the redemption option of the preferred stock shareholders (see Note 10). The Company records redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The Company has adjusted the carrying values of the redeemable convertible preferred stock, subsequent to the initial issuance date, to the redemption value of such shares because it is probable that the convertible preferred stock will become redeemable.

Revenue Recognition

The Company derives revenue from product sales, license and development arrangements, joint marketing arrangements and cloud services. The Company recognizes revenue under ASC Topic 606, Revenue from Contracts with Customers (ASC 606), in which it determines revenue recognition through the following steps:

Step 1: Identify the contract with the customer.

The Company considers the terms and conditions of the engagement in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, and financial information pertaining to the customer.

Step 2: Identify the performance obligations in the contract.

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company and are distinct in the context of the contract.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Step 3: Determine the transaction price.

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. None of the Company’s contracts contain a significant financing component.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on each performance obligation’s relative standalone selling price (“SSP”).

Step 5: Recognize revenue when the company satisfies a performance obligation.

Revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised service to a customer. Revenue in respect of services, including nonrecurring engineering services or marketing services, is recognized over the contractual terms during which the Company provides services over period of time. Hardware revenue is recognized at a point in time when the product is shipped. The Company generates all its revenue from contracts with customers.

Revenue from hardware sales is recognized upon transfer of control of products to customers in an amount that reflects the consideration the Company expects to receive in exchange for the hardware. The Company offers unspecified upgrades and support on certain products, however, the related revenue has historically not been material.

The Company’s license and development arrangements entail revenue from the licensing of its intellectual property (“IP”) and also include nonrecurring engineering development services to configure the Company’s IP and hardware to a customer’s needs. For each contract, the Company considers the promise to deliver a license that grants the customer the right to use the IP, as well as any professional services provided under the contract, as distinct performance obligations. The Company recognizes licensing revenue from such arrangements over the term of the arrangements and recognizes professional services over time as the services are provided. The Company measures progress to completion based on actual costs incurred to date as a percentage of the estimated total cost required to complete the project.

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. An unbilled receivable is recorded when revenue is recognized prior to invoicing and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The following table is a rollforward of contract liabilities, which are included in accrued expenses and other current liabilities and other liabilities on the consolidated balance sheets, as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Balance at January 1	$1,100	$1,830
Addition of deferred revenue	—	3,113
Recognition of revenue	(1,100)	(3,843)
Balance at December 31	$—	$1,100

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
The Company defers incremental costs of obtaining a customer contract and amortizes the deferred costs over the period that the related revenue is recognized. The Company had no material incremental costs to obtain customer contracts in any period presented.

The Company has elected to account for shipping and handling fees as fulfillment activities and not separate performance obligations. Accordingly, these fees are reflected in revenue and the related fulfillment costs are accrued as cost of revenue as the related fulfillment costs incurred.

The Company offers a standard assurance-type warranty to customers for hardware sales.

Research and Development

Costs related to the Company’s research and development (“R&D”) activities are expensed as incurred. R&D expense consists primarily of personnel costs for the Company’s R&D activities. R&D expense also includes costs associated with the design and development of the Company’s AI edge computing hardware and software.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling, general and administrative expenses in the consolidated statements of operations. Advertising costs were immaterial for the years ended December 31, 2024 and 2023, respectively.

Income Taxes

The Company is subject to income taxes in the U.S. and various foreign jurisdictions. The Company uses the asset-and-liability method for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established on a jurisdiction-by-jurisdiction basis when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized.

The Company is subject to tax audits in various jurisdictions. The Company regularly assesses the likely outcomes of such audits in order to determine the appropriateness of liabilities for uncertain tax benefits. The Company accounts for uncertain tax positions based on an evaluation as to whether it is more likely than not that a tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the appropriate tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is based on the largest amount that is greater than 50% likely of being realized upon ultimate settlement. The Company includes interest expense and penalties related to its uncertain tax positions in income tax expense.

Stock-Based Compensation

The Company recognizes the cost of employee, non-employee consultants and non-employee directors’ services received in exchange for awards of stock options based on the fair value of those awards at the date of grant over the requisite service period. The fair value of stock options granted is determined using the Black-Scholes option-pricing model using various inputs, including Company estimates of expected stock price volatility, term, risk-free rate and future dividends. The Company has elected the simplified method to determine the expected term of the option grants.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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The Company also grants RSUs to employees and non-employee consultants, which vest upon the satisfaction of both a service-based condition and a liquidity event condition, as defined. The fair value of restricted stock units is determined based on the Company’s estimated fair value of common stock at the date of grant. As of December 31, 2024 and 2023, the Company has not recorded any stock-based compensation expense associated with the RSUs as a liquidity event has not occurred. If a liquidity event occurs in the future, the Company will record cumulative stock-based compensation using the accelerated attribution method for those RSUs for which the service condition has been satisfied prior to the liquidity event, and the Company will record the remaining unrecognized stock-based compensation over the remainder of the requisite service period.

Forfeitures are recognized as they occur.

Fair Value Measurements

The Company determines fair value measurements used in its consolidated financial statements based upon the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (i) market participant assumptions developed based on market data obtained from independent sources (observable inputs), and (ii) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). ASC 820, Fair Value Measurements, requires fair value measurements be classified and disclosed in one of the following pricing categories:

Level 1 - This level consists of unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.
Level 2 - This level consists of observable inputs other than the quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 - This level consists of unobservable inputs for the asset or liability to the extent that observable inputs are not available, thereby allowing for situations in which there is little or no market data for the asset or liability at the measurement date. This requires the reporting entity to develop its own assumptions that market participants would use in pricing the asset or liability. The carrying amounts of cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued loss on purchase commitments and accrued expenses and other liabilities approximate fair value because of their short-term maturities.

Foreign Currency

The Company’s reporting and functional currency is the United Stated dollar (“USD”). The local currencies of its foreign subsidiaries are the Indian rupee, British pound, or Philippine peso, however, the functional currency of its foreign subsidiaries is also the USD. Monetary assets and liabilities denominated in currencies other than USD are remeasured into USD at current exchange rates and nonmonetary assets and liabilities are measured at historical exchange rates. Revenues, cost of revenues, and operating expenses are remeasured at the average exchange rates in effect during each reporting period. The resulting transaction gains or losses are recognized in other income (expense), net, in the consolidated statements of operations. During the year ended December 31, 2024, foreign currency transaction losses of $0.2 million was included in other income (expense), net in the consolidated statements of operations. During the year ended December 31, 2023, foreign currency transaction gain was immaterial.

Concentration of Credit Risk

The Company’s cash and cash equivalents are primarily on deposit at high-credit quality financial institutions or invested in U.S. Government money market funds. The Company’s cash accounts in a financial institution may at times exceed the Federal Depository Insurance coverage of $250,000. Investments in money markets are not insured or guaranteed by the FDIC or any other government agency.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
The Company is exposed to credit risk in the event of nonpayment by customers up to the amounts recorded on the consolidated balance sheets. The Company manages its accounts receivable credit risk through ongoing credit evaluation of its customers’ financial conditions.

As of December 31, 2024, one customer accounted for approximately 98% of the Company’s accounts receivable. As of December 31, 2023, one customer, a related party, accounted for approximately 98% of the Company’s accounts receivable (see Note 13).

Historically, a relatively small number of customers have accounted for a significant portion of the Company’s revenue. For the year ended December 31, 2024, two customers, both related parties, accounted for approximately 77% and 21% of the Company’s revenue. For the year ended December 31, 2023, one customer, a related party, accounted for nearly 100% of the Company’s revenue (see Note 13).

Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to shares in undistributed earnings as if all income (loss) for the period had been distributed. The Company’s redeemable convertible preferred stock contractually entitles the holders of such stock to participate in dividends but does not contractually require the holders of such stock to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, such losses are not allocated to such participating securities.

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of this calculation, redeemable convertible preference stock, stock options and warrants have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive for all periods presented.

Segment Reporting

The Company operates in one reporting segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. The Company’s Chief Executive Officer is the chief operating decision maker (“CODM”), who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance.

Emerging Growth Company Status

The Company is expected to be an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The Company adopted this standard during the year ended December 31, 2024. The adoption resulted in expanded disclosures for the Company’s single reportable segment, but did not have a material impact on the Company’s consolidated financial statements (see Note 16).

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The FASB issued authoritative guidance that clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. The Company adopted this standard as of January 1, 2024. The adoption of this standard did not have an impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements – Not Yet Adopted

In November 2024, the FASB issued ASU 2024-04, Debt – Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. This ASU clarifies guidance on the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion or extinguishment. This guidance is effective for the Company beginning on January 1, 2026, and early adoption is permitted, although the Company does not plan to early adopt. The Company does not expect the adoption to have a material impact on the Company’s consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement- Reporting Comprehensive Income- Expense Disaggregation Disclosures: Disaggregation of Income Statement Expenses. This ASU requires disaggregated disclosure of income statement expenses for public business entities. The ASU does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the notes to the consolidated financial statements. This guidance is effective for the Company beginning on January 1, 2027, and early adoption is permitted, although the Company does not plan to early adopt. The Company is currently evaluating the impact of the adoption of this standard.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures. This guidance is effective for the Company beginning on January 1, 2025. Adoption will require enhancements to the Company’s income tax disclosures but is not expected to have a material impact on its consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. This ASU clarifies guidance in Topic 820 and introduces new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820. This guidance is effective for the Company beginning on January 1, 2025. The Company does not expect the adoption to have a material impact on the Company’s consolidated financial statements.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Note 3. Revenue

Disaggregation of Revenue

The following table presents the Company’s revenue information by geographical region for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
United States	$1,215	$3,848
Japan	332	4
Others	7	4
Total revenue	$1,554	$3,856
The following provides a disaggregation of revenue based on the pattern of revenue recognition for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Revenue recognized at a point in time	$361	$16
Revenue recognized over time	1,193	3,840
	$1,554	$3,856

Revenue allocated to remaining performance obligations, which includes unearned or deferred revenue and amounts that will be invoiced and recognized as revenue in future periods as of December 31, 2024 and 2023, was as follows (in thousands):

	2024	2023
Current	$—	$733
Non-current	—	367
Total	$—	$1,100

Note 4. Fair Value Measurements

The table below presents the Company’s financial assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair hierarchy (in thousands):

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
U.S. Government treasury securities	$30,580	$—	$—	$30,580
U.S. Government money market funds	9,247	—	—	9,247
Mutual funds	5,067	—	—	5,067
Total assets, measured at fair value	$44,894	$—	$—	$44,894
Liabilities:
Pay-to-Play convertible notes	$—	$—	$15,942	$15,942
2023 Convertible notes	—	—	132,687	132,687
Warrant liabilities	—	—	14,711	14,711
Total liabilities, measured at fair value	$—	$—	$163,340	$163,340

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Pay-to-Play convertible notes	$—	$—	$14,641	$14,641
2023 Convertible notes	—	—	18,064	18,064
Warrant liabilities	—	—	3,730	3,730
Total liabilities, measured at fair value	$—	$—	$36,435	$36,435

Level 1 instruments consisted of U.S. Government treasury securities, U.S. Government money market funds, and mutual funds because they were valued using quoted prices in active markets and can be redeemed on any business days with an intermediary.

Level 3 instruments consisted of the Company’s Pay-to-Play Convertible Notes (“P2P Notes”), the 2023 Convertible Notes, and warrant liabilities comprised of the Company’s Series D Shadow preferred stock warrants, Series D-2 Shadow preferred stock warrants, the warrants issued with the P2P Notes and the 2023 Convertible Notes, and the pre-funded common stock warrants (see Notes 7 and 8). The Company has elected to apply the fair value option to measure all convertible notes due to the nature of their embedded features.

Changes in the fair value measurement of Level 3 liabilities related to unrealized gains (losses) resulting from remeasurement of the Company’s outstanding convertible notes and warrant liabilities (see Notes 7 and 8) are reflected in the change in fair value of convertible notes and change in fair value of warrant liabilities in the consolidated statements of operations.

The change in the fair value of the Level 3 liabilities during the years ended December 31, 2024 and 2023 was as follows (in thousands):

	Pay-to-Play Convertible notes	2023 Convertible notes	Warrant liabilities	Total
Balance at January 1, 2023	$3,139	$—	$529	$3,668
Reinstatement of common stock warrants as preferred stock warrants	—	—	61	61
Issuance of Pay-to-Play convertible notes and related warrants	8,717	—	565	9,282
Common rights offering	142	—	—	142
Issuance of 2023 convertible notes and related warrants	—	11,175	1,125	12,300
Issuance of Pre-funded common stock warrants	—	—	505	505
Change in estimated fair value	2,643	6,889	945	10,477
Balance at December 31, 2023	14,641	18,064	3,730	36,435
Issuance of 2023 convertible note warrants and related warrants	—	105,902	4,816	110,718
Issuance of Pre-funded common stock warrants	—	—	464	464
Change in estimated fair value	1,301	8,721	5,701	15,723
Balance at December 31, 2024	$15,942	$132,687	$14,711	$163,340

The Company’s convertible notes and related warrants were classified within level 3 of the fair value hierarchy because there was no active market for the liabilities or similar instruments.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
There were no transfers between Level 1, Level 2, or Level 3 of the fair value hierarchy during the years ended December 31, 2024 and 2023. Certain existing investors invested in P2P Notes during the year ended December 31, 2023, and accordingly, their common stock warrants were converted into Series D Shadow preferred stock warrants and reclassified as warrant liabilities (see Notes 7, 8 and 13).

Effective with the Merger on January 13, 2025, all outstanding convertible notes and outstanding warrant liabilities were converted (see Note 1).

Note 5. Supplementary Balance Sheet Information

Inventories

Inventories consists of the following as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Finished goods	$87	$16
Work in progress	1,064	1,542
Raw materials	7,410	4,964
Total inventories	$8,561	$6,522

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Deferred offering costs	$11,121	$1,491
Prepaid taxes	2,020	—
Software licenses and maintenance	510	311
Advances paid to contract manufacturer	161	144
Other receivables	51	441
Prepaid subscriptions	131	83
Other	843	366
Total prepaid expenses and other current assets	$14,837	$2,836

Property and Equipment, Net

Property and equipment, net, consists of the following as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Computer equipment	$12,525	$13,108
Software	2,833	4,984
Furniture and fixtures	175	346
Leasehold improvements	1,268	1,594
Vehicles	31	26
	16,832	20,058
Less: Accumulated depreciation	(14,751)	(18,503)
Total property and equipment, net	$2,081	$1,555

During the years ended December 31, 2024 and 2023, depreciation and amortization expense of property and equipment was $0.9 million and $2.0 million, respectively.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consists of the following as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Inventory purchases	$3,289	$3,813
Professional fees	6,124	2,617
Technology costs	2,104	—
Deferred revenue	—	733
Other	479	301
Total accrued and other current liabilities	$11,996	$7,464

Accrued Loss on Purchase Commitments

As of December 31, 2024 and 2023, accrued loss on purchase commitments were $0.6 million and $3.6 million, respectively (see Note 12).

Accrued Compensation

Accrued compensation consists of the following as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Vacation	$652	$804
Employee benefits	182	724
401K payable	297	215
Salaries and Wages	269	113
Statutory liabilities	148	—
Other	65	82
Total accrued compensation	$1,613	$1,938

Note 6. Income Taxes

The following represents the domestic and foreign components of loss from operations before income taxes for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
United States	$(64,690)	$(89,525)
Foreign	2,543	1,338
Total loss before income taxes	$(62,147)	$(88,187)

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
The Company’s components of the benefit from income taxes consists of the following for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Current:
US Federal	$(256)	$—
US States	1	1
Foreign	427	(492)
Total current	172	(491)
Deferred:
US Federal	—	—
US States	—	—
Foreign	(1,124)	(107)
Total deferred	(1,124)	(107)
Benefit from income taxes	$(952)	$(598)

Income tax expense differs from the amount of income tax determined by applying the U.S. federal statutory income tax rate of 21% to pretax loss as a result of the following differences for the years ended December 31, 2024 and 2023 (in thousands):

	2024		2023
	Amount	Percent	Amount	Percent
Pretax loss	$(62,147)		$(88,187)
Federal tax at statutory rate	(13,049)	21.0%	(18,522)	21.0%
State taxes, net of federal benefit	1	—%	1	—%
Gain on remeasurement of warrant liability	3,302	(5.3)%	—	—%
Pay-to-Play equity financing charge (permanent difference)	—	—%	7,525	(8.5)%
Other permanent differences	802	(1.3)%	3,620	(4.1)%
Return to accrual adjustment	(896)	1.4%	(433)	0.5%
Foreign tax rate differential	195	(0.3)%	111	(0.1)%
Tax credits	(1,211)	1.9%	(539)	0.6%
Uncertain tax positions	410	(0.7)%	270	(0.3)%
Valuation allowance	10,290	(16.6)%	7,936	(9.0)%
Other, net	(796)	1.3%	(567)	0.6%
	$(952)	1.4%	$(598)	0.7%

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

The components of the Company’s deferred tax assets and liabilities are as follows as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$55,739	$45,600
Tax credit	5,678	4,989
Other reserves and accrued expenses	1,178	1,105
Lease liability	80	110
Depreciation	440	66
Share-based compensation	1,519	736
Capitalized R&D Sec 174	13,423	9,533
Other	3	(62)
Gross deferred tax assets	78,060	62,077
Valuation allowance	(75,826)	(60,937)
Net deferred tax assets	2,234	1,140
Deferred tax liabilities:
Right of use assets	(77)	(107)
Total deferred tax liabilities	(77)	(107)
Total net deferred tax assets	$2,157	$1,033

In determining the need for a valuation allowance, the Company weighs both positive and negative evidence in the various jurisdictions in which it operates to determine whether it is more likely than not that deferred tax assets are recoverable. In assessing the ultimate realizability of its net deferred tax assets, the Company evaluates all available objective evidence, including the cumulative losses and expected future losses and as such, management does not believe it is more likely than not that the net deferred tax assets will be realized. Accordingly, a full valuation allowance has been established in the U.S. and the Philippines. As of December 31, 2024 and 2023, the valuation allowance was $75.8 million and $60.9 million, respectively. The increase of $14.9 million in the Company’s valuation allowance as of December 31, 2024 compared to the prior year was primarily due to an increase in deferred tax assets arising from capitalized research and experimental expenditures and net operating losses.

At December 31, 2024, the Company had U.S. federal net operating loss (“NOL”) carryforwards of $215.5 million and U.S. state NOL carryforwards of $149.9 million. The U.S. federal NOL carryforwards will begin to expire in the year 2030 and the state NOL carryforwards will also begin to expire in the year 2030. As of December 31, 2024, the Company had federal tax credit carryforwards of $5.7 million available to offset future U.S. federal income taxes payable, which will begin to expire in the year 2035. As of December 31, 2024, the Company had state tax credit carryforwards of $4.3 million available to offset future state income taxes payable and foreign tax credits of $97.2 million available to offset future India income taxes payable.

The Company’s ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restriction in the event of past or future ownership changes as defined in Section 382 of the Internal Revenue Code and similar state tax laws. In the event the Company should experience an ownership change, as defined, utilization of its net operating loss carryforwards and tax credits could be limited. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact its effective tax rate. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

It is the Company’s policy to include penalties and interest expense related to income taxes as a component of income tax expense. Management determined that no accrual for interest and penalties was required as of December 31, 2024 and 2023.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
The Company’s primary tax jurisdictions are the United States, United Kingdom and India. All tax years since inception remain open to examination by the U.S. federal authorities as a result of the net operating losses and credit carryforwards since inception. The Company is not currently under income tax examinations in any foreign or state jurisdiction.

It is the Company’s policy to indefinitely reinvest undistributed earnings of their foreign subsidiaries and hence, no deferred tax liability for withholding taxes on undistributed earnings is required.

Uncertain Tax Positions

The Company applied FASB ASC 740-10-50, Accounting for Uncertainty in Income Tax, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

The Company had unrecognized tax benefits of approximately $5.0 million and $4.3 million as of December 31, 2024 and 2023, respectively. ASC 740-10 prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. The amount of unrecognized tax benefits is not expected to significantly change over the next twelve months. No amounts, outside of valuation allowance, would impact the effective tax rate on continuing operations.

The beginning and ending unrecognized tax benefits amounts is as follows as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Unrecognized tax benefits, beginning of period	$4,283	$3,811
Additions based on tax positions taken related to prior years	12	—
Additions based on tax positions taken related to current period	705	472
Unrecognized tax benefits, end of period	$5,000	$4,283

Note 7. Convertible Notes and Demand Notes

2022 Convertible Securities

Pay-to-Play Convertible Notes

In December 2022, in connection with the Company’s 2022 Pay-to-Play (“P2P”) transaction (the “P2P Transaction”), the Company entered into a Note Purchase and Exchange Agreement (“2022 P2P NPA”) with a group of lenders (each, a “Lender” and collectively, the “Lenders”). In January and February of 2023, the Company received $9.3 million in proceeds from the issuance of P2P Notes. Amounts received in 2022 and 2023 are referred to collectively as the “P2P Notes” (see Note 13). Pursuant to the 2022 P2P NPA, each Lender will pay the Company an agreed upon amount (“Consideration”) in return for one or more promissory notes. The P2P Notes have a 24-month term from the date of the 2022 P2P NPA which is December 9, 2024.

The 2022 P2P NPA provides that the P2P Notes may be converted as follows:

•    Automatically upon a “Next Equity Financing” assuming a Corporate Transaction (as defined), Maturity Conversion (as defined) or repayment has not occurred wherein the Next Equity Financing is defined as the next sale of Company equity securities, including warrants, other than Series D-2 Preferred stock or warrants to purchase Series D-2 preferred stock, following the date of the 2022 P2P NPA for the purpose of raising capital with gross proceeds of at least $5 million excluding the P2P Notes.
•    If the Next Equity Financing conversion, Corporate Transaction conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred on or before the maturity date (December 9, 2024), the principal and unpaid accrued interest of each P2P Note shall, at the written election of the Requisite Noteholders (holders of a majority interest in the aggregate outstanding principal amount of the P2P Notes) and the Company, pursuant to mutually agreed-upon terms, be automatically converted (the “Maturity Conversion”) into a class of equity shares subject to mutual agreement between the Lenders and the Company.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
•    In the event of a Corporate Transaction (any “Liquidation Event” as defined in the existing Certificate of Incorporation), the P2P Notes shall either be repaid or, at the option of the Requisite Noteholders, converted. If conversion is elected upon a Corporate Transaction, the 2022 P2P NPA provides that all outstanding principal and unpaid accrued interest due on the P2P Notes shall be converted into common stock.
•    If upon a Corporate Transaction, repayment is elected by the Requisite Noteholders, the amount of the outstanding P2P Note balance will be repaid based on (i) whether or not the Lender provided consideration less than, equal to or greater than their Pro Rata Portion (calculated as the percentage ownership in Preferred Stock held by the lender) of $20 million (the “Insider Amount”) by (2) the date of Contribution being either prior to November 30, 2022 (the “Initial Commitment Date”) or February 24, 2023 (“Final Closing date”).
•    New Lenders will receive payment equal to the then accrued and unpaid interest plus one and a half times (1.5X) the then outstanding principal, plus two times (2X) the outstanding principal (with respect only to the outstanding principal in excess of $1 million but less than $5 million), as applicable, plus three times (3X) the outstanding principal with respect only to the outstanding principal in excess of $5 million on the P2P Note.

Certain Lenders, who are also a holder of one or more P2P Notes, by either the Initial Commitment Date or the Final Closing Date, may also be entitled to receive warrants (“P2P Warrants”) to purchase equity securities of the Company, upon surrendering their P2P Notes to the Company, the number of which is to be determined by the type of shares into which the P2P Notes are converted as well as the level of investment. The Warrants will be exercisable, in whole or in part, during the term commencing on the date of issuance and ending December 9, 2025 (see Notes 8 and 13).

The Company elected to measure the P2P Notes in their entirety, for the respective period issued, at fair value with changes in fair value reported in a single line in the consolidated statements of operations. The notes were fair valued using a scenario-based method, considering varying levels of participation and four future event scenarios: Next Equity Financing, Maturity Conversion, Corporate Transaction, and Default. The conversion payout was calculated for each assumed event scenario, with probabilities estimated by management. The payout of the P2P Notes under each event scenario were discounted back to the valuation date using a discount rate aligned with the Company’s credit rating and the weighted average present value of each scenario used for the fair value of the P2P Notes. For the years ended December 31, 2024 and 2023, the Company recognized a change in fair value from the P2P Notes of approximately $1.3 million and $2.6 million, respectively (see Notes 4 and 13). Upfront costs and fees related to items for which the fair value option is elected must be recognized immediately. As such issuance costs (warrants) and fees associated with the convertible notes were recognized in current earnings.

Under the terms of the 2022 P2P NPA, any existing investor that purchased any P2P Note, received the right to exchange the common stock held following the November 30, 2022 conversion event (the “Converted Common”) for a number of shares of shadow preferred stock mirroring the respective classes of preferred stock held prior to the conversion (the “Pull-Through Exchange”), however, all Senior Series D (see Note 10) shareholders received an automatic pull-through of their Converted Common into their respective Senior Series D Shadow preferred stock regardless of whether they invested in a P2P Note. The exchange was calculated using a defined “Exchange Formula” based on the existing investor’s amount of investment in the P2P Note in relation to the designated pro-rata share portion of the Insider Amount. To the extent that an eligible existing investor purchases P2P Notes representing less than its pro rata portion of the Insider Amount, such investors Converted Common remain as Converted Common shares for that portion equal to the shortfall in its pro-rata contribution (see Note 10). Additionally, investors in the P2P Notes also received warrants (the “P2P Warrants”) whose total exercise price is determined based on the timing of investment as well as the level of investor participation vis-à-vis each investor’s designated pro-rata portion (see Note 8).

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
During the year ended December 31, 2023, certain investors who previously had their preferred stock and Series D warrants converted to common stock and common stock warrants, respectively, in connection with the 2022 conversion event, invested in P2P Notes. The resulting Pull-Through Exchange reinstated their Converted Common stock into share of the class(es) of Shadow Preferred Stock identical to those held prior to the 2022 conversion event (See Note 10) and reinstated their warrants into Series D Shadow preferred stock warrants (see Note 8). The fair value of the Series D warrants at reinstatement, approximating $61,000, was recognized as a component of the Pay-to-Play financing charge for the year ended December 31, 2023.

The 2022 P2P NPA provided the Company a right, subject to the approval of the Company’s Board of Directors (the “Board”), to conduct a common rights offering (the “Offering”) to raise additional funds. Pursuant to the 2022 P2P NPA, at the discretion of the Board, the Company could issue either shares of common stock or additional P2P Notes. In November 2023, the Company entered into an Exchange Agreement with eligible common shareholders, as defined, whereby, each participating eligible common shareholder received a P2P Note, subject to the same terms as existing P2P Notes with the exception that the P2P Notes issued to these common shareholders did not include the right to receive P2P Warrants. Proceeds received under the Offering totaled $0.1 million. In addition to the P2P Note, each participating eligible common shareholder also received the right to have the number of common shares held immediately prior to the Offering restored to the total number of common shares held prior to the Company’s 2022 reverse stock-split. For the year ended December 31, 2023, this restoration of common shares resulted in incremental value to the participating eligible common investors of $5.2 million, measured as the fair value of the incremental common shares received or restored following the Offering. This incremental value has been accounted for as a Pay-to-Play financing charge in the accompanying consolidated statements of operations. During the year ended December 31, 2024, the Company did not enter into any Exchange Agreements with eligible common shareholders.

On the Closing Date, as provided by the terms of the P2P notes, the outstanding P2P Notes were converted, at the option of the holders, to common stock upon the execution of the Merger (see Note 1).

2023 Convertible Notes

From July 2023 through November 2023, the Company raised $12.3 million in convertible notes (the “2023 Convertible Notes”) under the note purchase agreement dated July 3, 2023, as amended on August 1, 2023 to refine the valuation cap definition (the “2023 NPA”) (see Note 13). The 2023 Convertible Notes accrue interest at 10% per annum and mature 18 months from the date of the 2023 NPA. The 2023 Convertible Notes are secured by all of the Company’s assets.

During the year ended December 31, 2024, the Company received $110.7 million in additional proceeds from the issuance of 10% secured convertible notes under the 2023 NPA. The 2023 NPA was amended and restated on April 22, 2024 to accommodate a new group of lenders, the “Final Closing Lender”, defined as any lender who purchases a related convertible note on or after April 22, 2024. The conversion price upon a SPAC Transaction for a Final Closing Lender is defined as a price per share that would entitle the Final Closing Lender to receive a number of BurTech Class A common stock equal to the outstanding principal and accrued interest divided by five (5). In addition, the per share exercise price of the related 2023 Convertible Note Warrants upon a SPAC Transaction was amended to $11.50.

As of the April 22, 2024 amendment, the convertible notes have a stated maturity date of December 31, 2025, and are subject to automatic conversion upon the consummation of a SPAC Transaction, as defined, subject to conversion or repayment at maturity or upon a Next Equity Financing, as defined, and are subject to repayment upon a Corporate Transaction, as defined. Investors in these secured convertible notes also received warrants to purchase equity shares of the Company.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Of the $110.7 million in proceeds received during the year ended December 31, 2024, $11.5 million was received from BurTech (see Note 1), $2.4 million from miscellaneous parties, and $96.8 million from a separate third-party group of investors (the “RT Parties”) in connection with an agreement to provide convertible note financing of up to $125.0 million (the “Blaize Note Financing Agreement”). Under this separate agreement, the RT Parties and their transferees or distributes will not be required to execute any lock-up or similar agreement restricting transfer or disposition of all shares of common stock of Blaize issuable upon the conversion of the notes, all Company shares issuable upon the exercise of warrants issued to the RT Parties as well as all securities of New Blaize to be issued to the RT Parties upon consummation of the merger.

The 2023 NPA provides that the notes may be converted as follows:

•    Automatically upon a “Next Equity Financing” assuming a Corporate Transaction (as defined), Maturity Conversion (as defined), SPAC Conversion (as defined) or repayment has not occurred wherein the Next Equity Financing, defined as the next sale of Company equity securities or other securities issued in connection with Senior Indebtedness, following the date of the 2023 Convertible Notes for the purpose of raising capital.
•    For Lenders who purchased a 2023 Convertible Note on or before July 3, 2023, the issuance of shares pursuant to the conversion of each note shall be subject to the same terms and conditions applicable to the equity securities sold in the Next Equity Financing, except that (A) the per share liquidation preference shall be 1.5 times the conversion price, (B) the initial conversion price for purposes of price-based anti-dilution protection will equal the conversion price, (C) the basis for any dividend rights will be based on the conversion price, and (D) such shares will rank senior to the other equity securities existing at the time of the applicable conversion with respect to liquidation preference.
•    For any Lender who purchased a 2023 Convertible Note after July 3, 2023, the issuance of shares pursuant to the conversion of each note shall be subject to the same terms as described in the preceding paragraph except that the per share liquidation preference will equal the conversion price.
•    The conversion price for all Lenders, regardless of purchase date, for this Next Equity Financing is the lesser of 80% of the per share issue price of the equity securities sold in this financing event or a calculated per share value based on a defined valuation cap and fully-diluted capital.
•    If the Next Equity Financing conversion, Corporate Transaction conversion, SPAC conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred on or before the maturity date (December 31, 2025), the principal and unpaid accrued interest of each 2023 Convertible Note shall, at the written election of the Requisite Noteholders (which must include certain noteholder), pursuant to mutually agreed-upon terms, be automatically converted (the “Maturity Conversion”) into a class of equity shares subject to mutual agreement between the Lenders and the Company.
•    If the Next Equity Financing conversion, Corporate Transaction conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred prior to a SPAC transaction, the principal and unpaid accrued interest of each 2023 Convertible Note, with the exception of notes issued to a Final Closing Lender, shall automatically convert (the “SPAC Conversion”) into a number of common shares equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest on each 2023 Convertible Note by the applicable conversion price. The conversion price in this SPAC Conversion is the lesser of 80% of the SPAC price per share or a calculated per share value based on a defined valuation cap and fully-diluted capital immediately prior to the SPAC transaction.
•    In the event of a Corporate Transaction (any “Liquidation Event” as defined in the existing Certificate of Incorporation), the 2023 Convertible Notes shall be repaid as follows at the closing of the Corporate Transaction:
•    For any Lender who purchased a 2023 Convertible Note on or before July 3, 2023, in respect of a Corporate Transaction that occurs on or before July 3, 2024, an amount equal to the then accrued but unpaid interest plus three (3) times the then outstanding principal.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
•    For any Lender who purchased a 2023 Convertible Note on or before July 3, 2023, in respect of a Corporate Transaction that occurs after July 3, 2024, an amount equal to the then accrued but unpaid interest plus five (5) times the then outstanding principal.
•    For any Lender who purchased a 2023 Convertible Note after July 3, 2023, in respect of any such Corporate Transaction, an amount equal to the then accrued but unpaid interest plus one and a half (1.5) times the then outstanding principal.

Investors in the 2023 Convertible Notes also received warrants to purchase the same type of equity shares into which the 2023 Convertible Notes are converted (see Notes 8 and 13).

Investors in these secured convertible notes also received warrants to purchase equity shares of the Company.

The Company elected to measure the 2023 Convertible Notes in their entirety at fair value with changes in fair value reported in a single line in the consolidated statements of operations. The 2023 Convertible Notes were fair valued using a scenario-based method, considering five future event scenarios: Next Equity Financing, Maturity Conversion, SPAC Conversion, Corporate Transaction, and Default. The conversion payout was calculated for each assumed event scenario, with probabilities estimated by management. The payout of the 2023 Convertible Notes under each event scenario were discounted back to the valuation date using a discount rate aligned with the company’s credit rating and the weighted average present value of each scenario used for the fair value of the 2023 Convertible Notes.

For the years ended December 31, 2024 and 2023, the Company recognized a change in fair value of approximately $8.7 million and $6.9 million, respectively. Upfront costs and fees related to items for which the fair value option is elected must be recognized immediately. As such issuance costs (warrants) and fees associated with the convertible notes were recognized in current earnings.

One investor who purchased a 2023 Convertible Note also received an RSU grant for a total of 6,000,000 RSUs (see Note 13) which originally vested in full on the one-year anniversary of the grant date with such vesting subject to full acceleration upon the consummation of an IPO, SPAC Transaction, Direct Listing or Sale Event, as defined. The RSUs were valued on the date of issuance equal to the fair value of common stock approximating $2.6 million and accounted for as Debt Financing Charge on the 2023 Convertible Note. On December 22, 2023, the Company modified the RSU terms to immediately accelerate the vesting of the 6,000,000 awards outstanding and issue 6,000,000 shares of common stock (see Note 13).

The scheduled maturities of the Company’s outstanding convertible notes as of December 31, 2024 is as follows (in thousands):

Year ending December 31, 2025	$148,629
Less: Current portion	(148,629)
Long-term portion	$—

On the Closing Date, as provided by the terms of the 2023 Convertible Note Agreement, the outstanding 2023 Convertible Notes were converted, at the option of the holders, to common stock upon the execution of the Merger (see Note 1).

Demand Notes

During the year ended December 31, 2023, the Company issued short-term demand notes totaling $5.1 million, of which $4.8 million remained outstanding as of December 31, 2023. The outstanding notes earn simple interest based on a rate of twelve percent (12%) with the outstanding principal and all accrued interest due and payable on demand by the holders at any time on or after the earlier of (1) the receipt of a minimum of $15.0 million from BurTech and other investors pursuant to the Note Purchase Agreement dated July 2, 2023 and (2) March 31, 2024 (see Note 13). In April 2024, the Company repaid the total outstanding principal and interest of $5.0 million.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Note 8. Warrant Liabilities

P2P Warrants

Certain investors who invested in the P2P Notes (see Notes 7 and 13) also received P2P Warrants for no additional consideration resulting in the allocation of proceeds between the P2P Notes and P2P Warrants (see Notes 7 and 13).

Under the terms of the 2022 P2P NPA and related warrant agreements, the P2P Warrants will be exercisable, in whole or in part, during the term commencing on the date of issuance through the three-year anniversary of the date of issuance. The number of Warrants each Lender is entitled to is based on the timing of the Lender’s investment as well as the Lender’s amount of funding, wherein the “Conversion Shares” is defined as the type of equity shares to be issued in the future upon conversion of the P2P Notes. The total number of warrants ranges from 20% to 40% of the total Conversion Shares to be issued for Lenders who invest at or less then their pro rata portion and for Lenders who invest above their pro rata portion, the total number of warrant shares is an additional 10% to 20% of a calculated incremental number of shares over the designated pro rata portion.

During 2023, in connection with the additional issuance of P2P notes, 336,950 Series D Shadow Preferred Stock warrants were reinstated at a fair value of approximately $61,000 (see Note 7) and reclassified from equity to warrant liability.

Upon exercise, these P2P Warrants will enable the Lenders to purchase Conversion Shares at a price (“Conversion Price”) determined based on when P2P Warrants are exercised and shall no longer be exercisable and become null and void upon 10 days prior to the consummation of the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933 (an “IPO”), acquisition by a Special Purpose Acquisition Company (a “SPAC Transaction”) and a defined liquidity event. The P2P Warrants have a fixed total exercise price known at inception (based on the amount of consideration paid by each Lender) and upon exercise will be settled in a variable number of the Conversion Shares. The P2P Warrants are legally detachable and separately exercisable from the P2P Convertible Notes. The Company accounts for the P2P Warrants as liabilities measured at fair value with subsequent changes in fair value recognized in earnings (see Note 4).

Effective February 28, 2024 the Series D Shadow Preferred Stock warrants expired unexercised.

As provided by the terms of the P2P notes, the notes remained outstanding and were converted, at the option of the holders, to common stock upon the Closing Date (see Note 1).

2023 Convertible Note Warrants

Investors in the 2023 Convertible Notes received warrants (“2023 Convertible Note Warrants”) exercisable upon the earliest to occur of a Next Equity Financing Conversion, Maturity Conversion, SPAC Conversion or Corporate Transaction, as defined, and expire, prior to the Amendment in April 2024 (see below), ten years from issuance (see Note 13). The 2023 Convertible Note Warrants were granted for no additional consideration resulting in the allocation of proceeds between the 2023 Convertible Note and 2023 Convertible Note Warrants (see Notes 7 and 13).

On April 22, 2024, as part of the Blaize, BurTech Merger Sub Inc., and Burkan amended the original Merger Agreement to make certain adjustments in connection with the Blaize Note Financing (see Note 7) and additional adjustments related to warrant financing including an increase in the base purchase price and changes to certain definitions and terms.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Under the terms of the April 2024 amendment, the number of warrant shares issuable upon exercise is equal to the quotient obtained by dividing (i) 25% or 10% (the higher percentage which applies only to investors who purchased a convertible note on or before July 3, 2023) of the original principal amount of the corresponding note by (ii) (y) with respect to a Next Equity Financing Conversion, Maturity Conversion, or a SPAC Conversion, the Exercise Price (as defined herein) or (z) with respect to a Corporate Transaction, a per share price equal to the value of the consideration payable to the holder of each share of common stock of the Company. The Exercise Price is defined as follows:

•    With respect to a Next Equity Financing Conversion, the per share issue price by new money investors for the equity securities;
•    With respect to a Maturity Conversion, a per share price mutually agreed upon by the Company and the Requisite Noteholders;
•    With respect to a SPAC Conversion, $11.50 per share and
•    With respect to a Corporate Transaction, the Corporate Transaction Exercise Price, as defined

Additionally, the expiration date of the warrants was changed from 10 years to 5 years from the original date of issuance.

The 2023 Convertible Note Warrants are legally detachable and separately exercisable from the 2023 Convertible Notes. The Company accounts for the 2023 Convertible Note Warrants as liabilities measured at fair value with subsequent changes in fair value recognized in earnings.

As provided by the terms of the 2023 Convertible Notes, the notes remained outstanding and were converted, at the option of the holders, to common stock upon the Closing Date (see Note 1).

Other Warrants

In conjunction with the December 22, 2023 Merger Agreement, the Company entered into a pre-funded warrant agreement (the “Burkhan Pre-funded Warrant”) with one of the parties to the Merger. The Burkhan Pre-funded Warrant is only exercisable at the closing of the Merger and becomes null and void if the Merger Agreement is terminated. The Burkhan Pre-funded Warrant provides for the issuance of a sufficient number of Company common stock shares that would allow the warrant holder to acquire BurTech Class A common Stock upon the closing of the Merger. The maximum number of BurTech Class A Common Stock to be received under the Burkhan Pre-funded Warrant is 6,833,333, wherein a portion of this total share amount is subject to reduction, depending on the Available Acquiror Cash, as defined in the Merger Agreement, at closing. Pursuant to the terms of the Burkhan Pre-Funded Warrant, in no case would the holder receive less than 2,500,000 shares of BurTech Class A common stock at closing.

On April 22, 2024, the Company amended and restated the Burkhan Pre-funded Warrant to reduce the number of BurTech Class A common stock shares to which the holder is entitled upon exchange of the Company common shares issuable upon exercise of the warrant. The number of BurTech Class A common stock shares was reduced from a maximum of 6,833,333 share to a fixed 2,000,000 shares. This amendment, in turn, reduces the applicable number of Company common shares to be issued to the holder upon exercise. Additionally, in conjunction with its participation in the Blaize Note Financing Agreement, one of the RT Parties received a new and separate prefunded warrant (the “Ava Pre-funded Warrant”) with an exercise price of $45,000 that entitles the RT Party investor to receive 4,500,000 shares of BurTech Class A common stock, also via the issuance of Company common shares upon exercise that are subject to exchange into BurTech Class A common stock upon the closing of the Merger. The fair value of the newly issued Ava Pre-funded Warrant of $0.5 million was recognized as a debt financing charge on 2023 convertible notes during the year ended December 31, 2024.

All of the Company’s warrants exercisable into preferred stock are classified as liabilities requiring ongoing remeasurement at fair value.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
As provided by the terms of the P2P notes, the notes remained outstanding and were converted, at the option of the holders, to common stock upon the execution of the Merger (see Note 1).

		Number of warrant shares at December 31,		Approximate fair value at December 31,
Warrant Type:	Exercise Price	2024	2023	2024	2023
Series D Shadow Preferred Warrants	$10.44	—	338,495	$—	$3
Series D-2 Shadow Preferred Warrants	$4.97	756,172	756,172	56	894
Pay-to-Play Warrants	(a)	(a)	(a)	1	976
Convertible Notes Warrants - 2023	(c)	(c)	(c)	79	1,352
Common stock warrants(b)	$104.43	—	2,063	—	—
Pre-funded common stock warrants(d)	$0.01	(d)	(d)	4,485	505
Pre-funded common stock warrants(e)	$100.00	(e)	—	10,091	—
		756,172	1,096,730	$14,712	$3,730
(a)    The number of warrant shares to be issued upon exercise of the P2P Warrants is not determined as of December 31, 2024 or 2023, therefore, the exercise price is only known in aggregate based on individual investor participation levels and timing of investment. The aggregate exercise price is $2.5 million as of December 31, 2024 and 2023. The Company’s valuation of its P2P Warrants assumes expected warrant shares of 1,127,088 and a range of 694,397 to 721,086 shares of either common stock or a future preferred stock series as of December 31, 2024 and 2023.
(b)    Common stock warrants represent prior Series D Preferred Warrants which were converted in November 2022 to common stock warrants following the Company’s conversion event, as adjusted for the related December 2022 reverse stock split. These common stock warrants are classified in equity upon conversion in 2022. During January 2023, 336,950 of the Series D Preferred Warrants were reinstated upon the investor participating in the P2P Note extension. These warrants expired during the year ended December 31, 2024.
(c)    The number of warrant shares to be issued upon exercise of the Convertible Note Warrants as well as the related aggregate exercise price is not determinable as of December 31, 2024 and 2023 due to variable settlement terms. As of December 31, 2024 and 2023, the aggregate fixed monetary amount that will serve as the basis of calculating the number of warrant shares into which the Convertible Notes may be exercised into is $13.0 million and $2.0 million, respectively.
(d)    Total exercise price is $68,333. As of December 31, 2023, the number of warrant shares is estimated based on the total Company common shares that would be required to be issued to be exchanged for the maximum number of BurTech Class A Common and is estimated at 7,007,582 shares. As of December 31, 2024, taking into consideration the effect of the April 2024 amendment, the number of warrant shares required to be issued in the form of BurTech Class A Common stock is fixed at 2,000,000 shares.
(e) Total exercise price is $45,000. As of December 31, 2024, the number of warrant shares to be issued in the form of BurTech Class A Common stock is a fixed 4,500,000 shares.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Assumptions used in the Black-Scholes option pricing model to fair value the Shadow Series D warrants reinstated January 2023 and the assumptions used to fair value the Shadow Series D and Shadow Series D-2 preferred stock warrants as of the respective reporting period were as follows:

At issuance:

Issued during the years ended December 31, 2024 and 2023:

	Series D-2 Shadow Preferred Stock Warrant Reinstatement
	Issued in 2024	Issued in 2023
Risk-free interest rate	NA	4.65%
Expected life, in years	NA	1.11
Expected volatility	NA	65.0%
Dividend yield	NA	—%
Fair value of preferred stock	NA	$4.01

As of December 31, 2024 and 2023:

	Series D-2 Shadow Preferred Stock Warrants		Series D Shadow Preferred Stock Warrants
	December 31, 2024	December 31, 2023	December 31, 2023
Risk-free interest rate	4.20% - 4.40%	4.5%	5.51%
Expected life, in years	0.04 - 0.72	1.72	0.16
Expected volatility	50.8%	52.5%	52.5%
Dividend yield	—%	—%	—%
Fair value of preferred stock	$4.36	$4.19	$5.76

The P2P Warrants, issued in 2022 and in 2023 were valued using the Black-Scholes option pricing model probability-weighted for the same future event scenarios as defined in the valuation of the P2P Notes wherein the warrant strike price and the fair value of the respective Conversion Shares was calculated for each of participation group with 20%, 30%, 40%, and 60% warrant percentages, respectively.

At issuance:

Issued during the years ended December 31, 2024 and 2023:

Warrants issued with P2P Convertible Notes
	Issued in 2024	Issued in 2023
Risk-free interest rate	NA	4.09% - 4.65%
Expected life, in years	NA	1.00 - 1.94
Expected volatility	NA	66.6% - 71.6%
Dividend yield	NA	—%
Fair value of preferred stock	NA	$1.51
Fair value of common stock	NA	$0.46

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
As of December 31, 2024 and 2023:

Warrants issued with 2022 P2P Notes
	December 31, 2024	December 31, 2023
Risk-free interest rate	4.16% - 4.31%	4.54% - 4.79%
Expected life, in years	0.04 - 1.00 years	1.0 - 1.44 years
Expected volatility	69.8% - 71.6%	61.2% - 62.3%
Dividend yield	—%	—%
Fair value of preferred stock	Immaterial	$4.16
Fair value of common stock	$1.94	$0.74
The 2023 Convertible Note Warrants, issued in 2023 and in January and February of 2024 were valued using the Black-Scholes option pricing model probability-weighted for future event scenarios as defined in the 2023 Convertible Note NPA. The exercise price is a floating exercise price, thus, was estimated using a Monte Carlo simulation model. The following summarizes additional related valuation assumptions:

At issuance:

Issued during the years ended December 31, 2024 and 2023:

Warrants issued with 2023 Convertible Notes
	Issued in 2024	Issued in 2023
Risk-free interest rate	3.86% - 5.55%	NA
Expected life, in years	0.36 - 5.00 years	NA
Expected volatility	61.2% - 73.0%	NA
Dividend yield	—%	NA
Fair value of preferred stock	$ 4.16 - $4.43	NA
Fair value of common stock	$ 0.74 - $0.81	NA

As of December 31, 2024 and 2023:

Warrants issued with 2023 Convertible Notes
	December 31, 2024	December 31, 2023
Risk-free interest rate	3.98% - 4.99%	3.88% - 5.26%
Expected life, in years	0.04 - 1.00 years	0.51 - 9.51 years
Expected volatility	69.8% - 73.2%	61.2% - 62.8%
Dividend yield	—%	—%
Fair value of preferred stock	Immaterial	$4.16
Fair value of common stock	$1.94	$0.74

The fair value of the pre-funded common stock warrants has been estimated based on a probability-weighted approach of scenarios, including the scenarios that the Merger will and will not be consummated.

As of December 31, 2024, no Company warrants have been exercised.

As provided by the terms of the Merger, the outstanding warrants were converted, at the option of the holders, to common stock upon the Closing Date (see Note 1).

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Note 9. Leases

The Company’s lease obligations primarily consist of operating leases for its headquarters complex and domestic and international office facilities, with lease periods expiring between fiscal years 2026 and 2029, some of which include options to extend up to 12 months. The Company does not have any leases that include residual value guarantees.

Payments under the lease arrangements are primarily fixed, however, certain lease agreements contain variable payments, which are expensed as incurred and not included in the operating lease assets and liabilities. These amounts include variable payments for maintenance services, utilities, and other expenses.

During the year ended December 31, 2023, the Company executed three lease renewals for a period of five years and extinguished one lease prior to its scheduled termination date. The loss recognized on lease termination was immaterial.

The components of the net lease cost reflected in the Company’s consolidated statements of operations were as follows for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Operating lease costs	$817	$989
Short-term lease costs	26	46
	$843	$1,035

As of December 31, 2024, the Company’s operating leases had a weighted average remaining lease term of 3.2 years and a weighted average discount rate related to the Company’s ROU assets and lease liabilities of 9.9%. As of December 31, 2023, the Company’s operating leases had a weighted average remaining lease term of 4.0 years and a weighted average discount rate related to the Company’s ROU assets and lease liabilities of 9.8%.

Supplemental information related to operating leases was as follows for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Cash paid for amounts included in the measurement of operating lease liabilities	$785	$1,008
Right-of-use assets obtained in exchange for lease liabilities	—	1,673
Right-of-use assets and lease liabilities extinguished upon termination of lease, net gain	—	108
Short-term variable lease expenses	52	202

As of December 31, 2024, future minimum lease payments under the Company’s non-cancelable operating leases are as follows (in thousands):

Operating lease obligations
2025	$721
2026	534
2027	421
2028	357
2029	13
Total	2,046
Less: imputed interest	(302)
Present value of net future minimum lease payments	1,744
Less: short-term operating lease liabilities	(578)
Long-term operating lease liabilities	$1,166

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Note 10. Redeemable Convertible Preferred Stock

Under the terms of the December 12, 2022 Amended and Restated Certificate of Incorporation the Company introduced “Shadow Preferred” classes of stock. A Shadow Preferred class of stock was created for each series of preferred stock outstanding prior to the conversion. Those shareholders who participated in the Company’s December 2022 P2P Transaction obtained the benefit of the Pull-Through Exchange of their Converted Common into shares of the class(es) of Shadow Preferred Stock identical to those previously held (see Note 7). Investors who did not participate, retained ownership only in Converted Common stock.
In January and February 2023, the Company raised $9.4 million in additional P2P Notes, inclusive of $0.1 million in proceeds from the Common Rights Offering (see Notes 7 and 13). Those shareholders who participated in providing additional funding in 2023 obtained the benefit of the Pull-Through Exchange of their Converted Common into shares of the class(es) of Shadow Preferred Stock identical to those previously held (see Note 7). Investors who did not participate retained ownership only in Converted Common stock. For the year ended December 31, 2023, the Pull-Through Exchange resulted in incremental value to the investors in the P2P Notes of $30.6 million, measured as the difference in the fair value of the Shadow Preferred Stock shares held after the Pull-Through Exchange to the fair value of the Converted Common held just prior to the Pull-Through Exchange, which has been accounted for as a Pay-to-Play financing charge in the consolidated statements of operations.

The authorized, issued and outstanding shares of the redeemable convertible preferred stock and liquidation preferences as of December 31, 2024 and 2023 were as follows (dollars in thousands):

	Authorized Shares	Outstanding Shares	Net Carrying Value * (In thousands)	Liquidation Preference (In thousands)
Series Seed Shadow Preferred	5,032,238	2,020,309	$698	$698
Series A Shadow Preferred	15,174,130	4,573,935	3,183	3,183
Series B Shadow Preferred	18,392,046	12,234,661	8,442	8,442
Series C Shadow Preferred	13,722,052	10,211,548	48,661	48,661
Series D Shadow Preferred	4,707,494	3,990,707	41,673	41,673
Series D Exchange Shadow Preferred	4,707,494	239,405	2,500	2,500
Series D-1 Shadow Preferred	3,935,839	3,662,318	30,595	30,595
Series D-1 Exchange Shadow Preferred	3,935,839	—	—	—
Series D-2 Shadow Preferred	27,042,965	7,561,820	37,595	37,595
Total	96,650,097	44,494,703	$173,347	$173,347
*    net of issuance cost including cash, issuance of preferred stock warrants & dividend contribution (in thousands)

The following summarizes the terms of the redeemable convertible preferred stock outstanding for Series Seed Shadow, Series A Shadow, Series B Shadow, Series C Shadow, Series D Shadow, Series D Exchange Shadow, Series D-1 Shadow and Series D-2 Shadow redeemable convertible preferred stock of the Company (collectively the “preferred stock”). The Series D-2 Shadow Preferred Stock, Series D Exchange Shadow Preferred Stock and Series D-1 Exchange Shadow Preferred Stock are collectively referred to as the “Senior Series D Shadow Stock”. Series Seed Shadow Preferred Stock through Series C Shadow Preferred Stock are collectively referred to as the “Junior Shadow Preferred Stock”. Unless specified, the rights of the individual preferred stock series outstanding prior to the P2P Transaction (see Note 7) and related establishment of Shadow Preferred classes remained the same.

Voting Rights

Each holder of preferred stock shall have the right to one vote for each share of common stock into which such shares of preferred stock could be converted and shall have full voting rights and powers equal to the voting equal to the voting rights and powers of the holders of common stock.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
As long as a majority of the shares of Series A Shadow Preferred Stock originally issued remain outstanding, the holders of the Series A Shadow Preferred Stock are entitled to elect 1 Director. As long as a majority of the shares of Series B Shadow Preferred Stock originally issued remain outstanding, the holders of the Series B Shadow Preferred Stock are entitled to elect 1 Director. As long as a majority of the shares of Series C Shadow Preferred Stock originally issued remain outstanding, the holders of the Series C Shadow Preferred Stock are entitled to elect 1 Director. The holders of the Common Stock are entitled to elect 1 Director. The holders of the Shadow Preferred Stock and Common Stock (voting together as a single class and not as a separate series, and on an as-converted basis) are entitled to elect any remaining directors of the Company.

Dividends

The holders of Series B Preferred Stock and Series C Preferred Stock are entitled to receive dividends prior and in preference to any dividends on the Series Seed Preferred Stock, Series A Preferred Stock and Common Stock, at the rate of $0.0552 per annum for each share of Series B Preferred Stock and $0.3812 per annum for each share of Series C Preferred Stock, on a non-cumulative basis, when and if declared by the Company’s Board of Directors (the Board). Holders of Series B Preferred Stock and Series C Preferred Stock may waive their dividend preference subject to certain elections. After payment of such dividend, any additional dividends shall be distributed among all holders of Common Stock and in proportion to the number of shares of Common Stock then held by each holder on an as-converted basis.

Liquidation

In the event of a Liquidation Transaction, each series of Senior Series D Shadow Preferred Stock shall be entitled to receive out of the proceeds or assets of the Company available for distribution to its stockholders, prior and in preference to any distribution of the proceeds to the Series D Shadow Preferred Stock, Junior Shadow Preferred Stock, and Common Stock, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for Series D Shadow Stock, plus declared but unpaid dividends. Upon completion of the distribution for the Senior Series D Shadow Preferred Stock, Series D Shadow Preferred Stock is entitled to receive proceeds prior and in preference to any distribution to Junior Shadow Preferred Stock and Common Stock, also an amount equal to the Original Issue price. Similarly, Junior Shadow Preferred Stock has liquidation preference over Common Stock. Upon completion of the distribution required to preferred stockholders, the remaining proceeds shall be distributed to common stockholders on a pro rata basis.

The Original Issuance Price is defined as $0.3456 per share for Series Seed Shadow Preferred Stock; $0.6960 per share for Series A Shadow Preferred Stock; $0.6900 per share for Series B Shadow Preferred Stock and; $4.7653 per share for Series C Shadow Preferred Stock; $10.4425 per share for Series D Shadow Preferred Stock; $8.3540 per share for Series D-1 Shadow Preferred Stock; $4.9717 per share for Series D-2 Shadow Preferred Stock; $10.4425 per share for Series D Exchange Shadow Preferred Stock and $8.3540 per share for Series D-1 Exchange Preferred Stock plus any declared but unpaid dividends on such shares.

A Liquidation Event shall include the closing of the sale, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets; the consummation of a merger or consolidation of the Company with or into another entity (unless the holders of the Company’s capital stock continue to hold at least 50% of the voting power); the closing of the transfer in one transaction or a series of transactions to a person or group of affiliated persons if after such closing, such person or group of affiliate persons hold 50% or more the outstanding voting stock of the Company; or a liquidation, dissolution or winding up of the Company (provided that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of the Company’s incorporation or create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s capital stock immediately prior to such transaction).

Redemption

At any time after the initial issuance date, upon receipt of a Redemption Request by the Company of not less than a majority of the then outstanding Series B Shadow Preferred Stock, Series C Shadow Preferred Stock, Series D Shadow Preferred Stock, Senior Series D Shadow Preferred Stock, by class respectively (the Redemption Request), the Company shall, upon certain conditions being met, redeem the original issuance price plus any declared but unpaid dividends to the redeeming holders of preferred stock within 90 days of the Redemption Request in three annual installments so long as the total redemption amount does not exceed 15% of the Company’s then current enterprise value.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
The redemption request could not be made until after the fifth anniversary of the date upon which shares of the Series C Preferred Stock are first issued, or July 2023. Such request was not made as of such date (see Note 7).

Due to conditions of redemption that are outside the control of the Company, the redeemable convertible preferred stock has been reflected outside of stockholders’ deficit.

Conversion

The holders of the preferred stock have a right to convert their stock into shares of common stock at any time after the date of issuance and on the fifth day prior to the Redemption Date. Each share of preferred stock shall be convertible to common stock, the rate of which is determined by dividing the applicable Original Issuance Price for such series by the applicable “Conversion Price” (defined as Original Issuance Price applicable to such series, subject to certain adjustments as define in Section 4(d) of the Restated Certificate of Incorporation).

In addition, each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate immediately upon the earlier of (i) an IPO with resulting gross proceeds of at least $150.0 million, (ii) a Qualified Direct Listing, (ii) a Qualified SPAC Transaction with cash and cash equivalents of at least $225.0 million after redemptions or (iv) upon vote or written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock voting as a single class on an as-converted basis.

If there is a recapitalization of the Common Stock, provision shall be made so that the holders of the Preferred Stock shall be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock, or other securities or property of the Company, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.

On the Closing Date, all outstanding preferred stock was converted to common stock upon the execution of the Merger (see Note 1).

Note 11. Common stock and Stock-Based Compensation

Common stock:

At December 31, 2024 and 2023, there were 175,095,000 shares of common stock authorized, respectively, and 17,519,999 and 17,454,353 shares issued and outstanding, respectively.

Holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the priority rights of holders of all series of Preferred Stock outstanding. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Common stock reserved for issuance as of December 31, 2024 and 2023, is as follows:

	2024	2023
Series Seed Shadow Preferred	2,020,309	2,020,309
Series A Shadow Preferred	4,573,935	4,573,935
Series B Shadow Preferred	12,234,661	12,234,661
Series C Shadow Preferred	10,211,548	10,211,548
Series D Shadow Preferred	3,990,707	3,990,707
Series D Exchange Shadow Preferred	239,405	239,405
Series D-1 Shadow Preferred	3,662,318	3,662,318
Series D-2 Shadow Preferred	7,561,820	7,561,820
Warrants outstanding for future issuance of Series D Shadow and	756,172	1,094,667
Series D-2 Shadow preferred stock	—	—
Warrants outstanding for future issuance of common stock	—	2,063
Pay-to-Play warrants (estimated see Note 8)	1,127,088	721,086
Convertible Notes warrants - 2023	(a)	(a)
Pre-funded warrant (estimated see Note 8)	2,000,000	7,007,582
Pre-funded warrant April 2024 (estimated see Note 8)	4,500,000	—
Stock options and restricted stock units	41,018,458	21,354,809
Stock options available for future issuance	2,226,705	839,706
Total shares of common stock reserved	96,123,126	75,514,616
(a)    The number of warrants shares to be issued upon exercise of the 2023 Convertible Note Warrants is not determinable as of December 31, 2023 due to the variable settlement terms (see Note 8).

Stock-Based Compensation:

In November 2011, and as amended in December 2018 and August 2021, the Company adopted the 2011 Stock Plan (the “2011 Amended Plan”). Under the 2011 Amended Plan, incentive stock options (“ISOs”) may be granted to employees at exercise prices not lower than the fair value of the stock at the date of grant as determined by the Board, or the committee appointed by the Board to administer the 2011 Amended Plan. For ISOs granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power of all classes of the Company’s stock, the per share exercise price must be no less than 110% of the fair value on the date of the grant as determined by the Board.

The Company recognizes compensation expense for service-based options on a straight-line basis over the requisite service period of all employees or non-employees, which is the award’s vesting term, generally over four years. The Company accounts for forfeitures when they occur.

The Company also grants RSUs, which vest upon the satisfaction of both the service-based condition and a liquidity event condition. The liquidity event condition for the RSUs is satisfied upon the occurrence of a qualifying event, defined specifically in the equity documents, and generally refer to the earlier of a specified period of time subsequent to an initial public offering or an acquisition, in all cases prior to the expiration date of the award. Additionally, for all terminated RSU grants, all RSUs which have satisfied a portion or all of the service-based condition of the termination date remain with the stockholder and do not return to the pool of shares available for issuance until the earlier of the satisfaction of the liquidity event (at which time those RSUs vest) or the expiration date of the award. The RSUs expire as defined by the individual RSU grant, generally the earlier of (i) the first anniversary or second anniversary of terminated service, for 2023 and prior grants, respectively, for any reason and (ii) expire date defined as the fifth anniversary of the date of grant.

The fair value of RSUs is determined based on the Company’s estimated fair value of common stock at the date of grant, as determined by the Board of Directors.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
As of December 31, 2024, there were service-based stock options outstanding to purchase a total of 36,363,184 shares of common stock under the Plan and 4,655,274 unvested RSUs. As of December 31, 2024, 2,226,705 shares of common stock were available for issuance for either stock option or RSU grants under the 2011 Amended Plan.

Options:

A summary of stock option activity as of December 31, 2024 is as follows:

	Number of options outstanding	Weighted-average exercise price	Weighted-average remaining contractual life	Aggregate intrinsic value (in thousands)
Outstanding options at December 31, 2022	1,325,844	$9.10	5.6	$925
Granted	15,141,280	0.44
Exercised	(1,000)	0.80
Expired	(8,601)	0.80
Forfeited	(19,543)	15.53
Outstanding options at December 31, 2023	16,437,980	1.12	9.3	$13,907
Granted	21,329,457	0.92
Exercised	(65,646)	1.49
Expired	(5,500)	0.74
Forfeited	(1,333,107)	1.54
Outstanding options at December 31, 2024	36,363,184	$0.99	9.2	$22,845
Vested/expected to vest at December 31, 2024	35,560,434	$0.99	9.1	$22,492
Exercisable options at December 31, 2024	9,614,865	$1.58	8.3	$7,066

The aggregate intrinsic value of service-based options exercised during the years ended December 31, 2024 and 2023 was $17,000 and zero, respectively. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and the exercise price for in-the-money stock options.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2024 and 2023 was $0.88 per share and $0.25 per share, respectively. The total grant date fair value of stock options that vested during the years ended December 31, 2024 and 2023 was $2.8 million and $0.8 million, respectively.

As of December 31, 2024 there were approximately $18.2 million of total unrecognized compensation cost related to unvested stock options granted, which is expected to be recognized over the weighted-average period of 2.4 years.

The Company recorded stock-based compensation expense for stock options and the 2024 cancellation of 135,400 RSUs during the years ended December 31, 2024 and 2023, as follows (in thousands):

	2024	2023
Research and development	$1,106	$372
Selling, general and administrative	2,741	2,111
Total	$3,847	$2,483

The Company uses the Black-Scholes option-pricing model to determine the grant-date fair value of stock options. The determination of the fair value of stock options on the grant date is affected by the estimated underlying common stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
The grant date fair value of the Company’s stock options granted in the years ended December 31, 2024 and 2023 was estimated using the Black-Scholes model with the range of assumptions stated below:

	2024			2023
Risk-free interest rate	3.99%	-	4.43%	4.44%	-	4.46%
Expected life, in years	5.00	-	6.22	5.00	-	6.01
Expected volatility	56.92%	-	57.51%	56.74%	-	57.56%
Dividend yield	—%			—%
Weighted average fair value of common stock	$0.88			$0.25

The risk-free interest rate is based on the U.S. Treasury constant maturities on the date of the grant for the time period equal to the expected term of the options granted. Expected volatility was calculated for the given term on the basis of the average volatilities of a peer group of representative public companies having considered characteristics such as industry, stage of life cycle, size, financial leverage and comparable programs and participant pools. The Company determined the use of historical volatility for similar entities represents a more accurate calculation of option fair value. Expected life is calculated using the simplified method (based on the mid-point between the vesting date and the end of the contractual term of the option). The Company has no history or experience of paying cash dividends on its common stock and thus, has assumed a zero-dividend rate. The assumptions used to calculate the fair value of options granted are evaluated and revised for new awards, as necessary, to reflect market conditions and experience.
On the Closing Date, all outstanding options were converted into new instruments in accordance with the terms of the Merger (see Note 1).
Restricted-Stock Units:
A summary of the Company’s RSU activity issued under the 2011 Amended Plan, inclusive of the 6,000,000 RSUs issued to an investor (see Notes 7 and 13), for the years ended December 31, 2024 and 2023 is as follows:

	Awards	Weighted-average grant date fair value (per share)
Nonvested as of January 1, 2023	137,909	$15.28
Issued	10,929,820	0.60
Exercised	(6,000,000)	0.44
Forfeited	(150,900)	1.98
Nonvested as of December 31, 2023	4,916,829	1.18
Forfeited	(254,555)	0.88
Expired	(7,000)	0.82
Nonvested as of December 31, 2024	4,655,274	$1.19

The RSUs have both a service-based condition and a liquidity event condition. The liquidity event condition is only satisfied on the consummation of the liquidity event, such as an IPO, which is currently not determinable or probable. As the satisfaction of the liquidity event condition for all RSUs is neither determinable nor probable as of December 31, 2024, no stock-based compensation expense was recognized for the periods presented. As of December 31, 2024, there was $6.3 million of total unrecognized compensation expense related to outstanding RSU equity awards. Since the RSUs only vest on the consummation of a liquidity event which is currently not determinable or probable, the Company is unable to determine the weighted-average period over which the unrecognized cost will be recognized.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
The 6,000,000 RSUs issued as part of the 2023 Convertible Note financing were fair valued on the date of grant and recognized as debt financing charge at date of transaction (see Notes 8 and 13). Effective December 21, 2023, as a condition of executing the Merger Agreement, the Company accelerated the vesting associated with the 6,000,000 RSUs. Upon acceleration, the RSUs were immediately exchanged and 6,000,000 shares of common stock issued. The modification of vesting terms resulted in the recognition of $1.7 million in stock-based compensation expense during the year ended December 31, 2023.

On the Closing Date, all outstanding RSUs were converted into new instruments in accordance with the terms of the Merger (see Note 1).

Note 12. Commitments and Contingencies

Purchase Commitments

As of December 31, 2024, the Company had outstanding purchase orders and contractual obligations totaling $0.2 million to procure inventory. The majority of the Company’s outstanding inventory purchase orders and preauthorized commitments to procure strategic components based on the Company’s expected demand are placed with the Company’s primary third party contract manufacturer and a semiconductor supplier. The Company has an obligation to purchase inventories that have been purchased by the contract manufacturer when components have not been consumed within a period defined in the terms of the Company’s agreement. During the years ended December 31, 2024 and 2023, the Company purchased inventories of $4.3 million and $4.4 million, respectively, due to this obligation.

While the Company expects such purchased components to be used in future production of Company finished goods, these components are considered in the Company’s reserve estimate for excess and obsolete inventory. Furthermore, the Company accrues for losses on commitments for the future purchase on non-cancelable and non-returnable components from this contract manufacturer at the time that circumstances, such as changes in expected demand, indicate that the value of the components many not be recoverable, the loss is probable and management has the ability to reasonably estimate the amount of the loss. As of December 31, 2024 and 2023, the liability balance of the Company’s accrued losses on accrued purchase commitments equaled $0.6 million and $3.6 million, respectively, on the consolidated balance sheets.

Legal Proceedings

From time to time, the Company may become involved in claims or other legal matters arising in the ordinary course of business. The Company records accruals for outstanding legal proceedings when it is probable a liability will be incurred, and the amount of loss can be reasonably estimated. The Company does not believe that there are any pending legal proceedings or other loss contingencies that will, either individually or in the aggregate, have a material adverse effect on the Company’s consolidated financial statements.

Merger Agreement

The December 22, 2023 Merger Agreement as amended (see Note 1), provided that as soon as reasonably practicable following the date of the Merger Agreement, Burkhan and/or its affiliates and/or nominees shall purchase from the Company: (i) convertible promissory notes under the Company’s 2023 NPA (see Note 7) and (ii) the Burkhan Pre-funded Warrant (see Note 8) for aggregate gross proceeds to the Company of $25.0 million.

In addition, 16,300,000 shares of New Blaize common stock may be issued as earnout shares for a period from the closing of the business combination until the five-year anniversary thereof, in accordance with the schedule set forth in the Merger Agreement. The earnout shares are to be issued to Burkhan and eligible shareholders of the Company contingent, in each case, on the closing stock price of the New Blaize common stock exceeding specific thresholds.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
On April 22, 2024, the Company, BurTech LP LLC, and BurTech entered into a Backstop Subscription Agreement. Pursuant to the Backstop Subscription Agreement, in the event that the amount of cash in BurTech’s trust account following redemptions and before payment of expenses is less than $30,000,000, BurTech LP LLC shall purchase, prior to or substantially concurrently with the closing of the Merger, a number of shares of Class A common stock of BurTech equal to the difference between $30,000,000 minus the Trust Amount divided by $10.00 per share. The April Amendment also amended various definitions and covenants to reflect the funding commitment of the BurTech’s Sponsor pursuant to the Backstop Subscription Agreement.

On April 22, 2024, BurTech LP LLC and BurTech entered into a letter agreement. Under this agreement, conditioned upon the occurrence of the closing of the Merger, BurTech LP LLC agreed to forfeit 2,000,000 BurTech Shares to be effective immediately prior to the closing.

The Lock-Up Agreement attached to the Merger Agreement was also amended on April 22, 2024 to include certain consent requirements to the transfer of the Burkhan Prefunded Warrant Stock and grant the Company Board of Directors the discretion to determine whether certain persons will be subject to the lock-up requirements.

On October 24, 2024, BurTech, Merger Sub, the Company and Burkhan entered into an Amendment No. 2 to Agreement and Plan of Merger (the “Second Amendment to Merger Agreement”). The Second Amendment to Merger Agreement amended the original merger agreement to revise the New Blaize Board designees to nine members, including four individuals to be designated by the Company and five independent directors, designated by the Company after consultation, in good faith, with BurTech regarding the determination of the independent directors, with the chairman designated until a new chairperson is appointed by the New Blaize Board.

On November 21, 2024, BurTech, Merger Sub, Blaize and Burkhan entered into an Amendment No. 3 to Agreement and Plan of Merger (the “Third Amendment to Merger Agreement”). The Third Amendment to Merger Agreement amended the original merger agreement to (i) revise the New Blaize Board designees to be comprised of seven members, including two individuals to be designated by Blaize and five independent directors, designated by Blaize after consultation, in good faith, with BurTech regarding the determination of the independent directors, with Lane M. Bess to be designated as the Chairman until a new chairperson is appointed by the New Blaize Board, (ii) remove the agreement between BurTech, Sponsor and Burkhan to enter into the Stockholders’ Agreement at the closing of the Business Combination and to remove such Form of Stockholders’ Agreement as an exhibit to the original merger agreement and (iii) replace the proposed Third Amended and Restated Certificate of Incorporation with a new Form of Third Amended and Restated Certificate of Incorporation to reflect that the New Blaize Board will not be a classified board.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, on January 13, 2025, the transaction was consummated (see Note 1).

Other

On September 19, 2024, the Company entered into an engagement letter with KeyBanc Capital Markets Inc. (“KBCM”) to serve as its (i) exclusive strategic advisor in connection with the Business Combination, (ii) sole and exclusive placement agent for private placement services and (iii) sole and exclusive financial advisor in connection with any potential sale transactions. Pursuant to the engagement, the Company agreed to pay KBCM (i) a strategic advisory fee of $1,000,000 upon the Closing of the Business Combination and (ii) a placement fee based on a percentage of the gross proceeds from any private placements or, in the event no private placement is completed by KBCM has used reasonable best efforts to secure such a private placement, a fee of $500,000 promptly (but not later than two business days) following the close of the Business Combination. Additionally, a sale transaction fee will be paid, calculated as the greater of $3,000,000 or 1% of the transaction value.

On October 24, 2024, contingent upon the close of the proposed merger on or before December 31, 2024 and continued employment or services to the Company on the applicable grant date, the Company’s Board of Directors approved the issuance of 6,936,285 restricted stock units under the New Blaize equity plan.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
In October through December of 2024, the Company entered into various advisor agreements related to business development and strategy, and for new revenue contracts, in new geographical markets. Compensation for services, pending approval by the New Blaize Board of Directors, is in the form of restricted stock units of New Blaize following the filing of a registration statement subsequent to Merger consummation to register such shares, and subject to the advisors continued service on the applicable grant date.

In December 2024, the Company entered into an agreement for capital market services which included advisory services and a finder’s fee, for which payment was due upon the close of the Merger (see Note 1). Under the terms of the agreement, at the discretion of the Company, the advisory fee of $0.8 million is to be paid in the form of (i) cash and (ii) cash or a combination of cash and shares of common stock of New Blaize at a price of $10 per share at various dates in 2025. The finder’s fee, equal to a specified percentage of the trust value for the Company’s shares held by investors introduced by the advisor, is to be paid fifty percent in cash and fifty-percent in shares of New Blaize at a price of $10.00 per share, concurrent with the close of the Meger. The Company recognized $0.6 million associated with the contract as deferred offering costs and accrued liabilities for the year ended December 31, 2024. On the earlier of the date that is six months from the date of the Merger and the date that a Registration Statement filed with the SEC registering the resale of the closing shares is declared effective (the “Reset Date”), if the five day volume weighted average price of common stock for the five trading days immediately preceding the Reset Date (such price, the “Reset Price”) is less than $10 per share (subject to a $1.00 per share floor), within two days the Company shall issue an additional number of common shares equal to the number obtained by dividing (i) the product of the number of shares held as of the Reset Date and $10.00 by (ii) the Reset Price, less the number of sharing shares held, provided that the additional shares shall not exceed 300,000.

Note 13. Related Party Transactions and Balances

During the year ended December 31, 2024, the Company recognized revenues of approximately $1.5 million, or approximately 98% of its total revenue, from sales to two minority stockholders. During the year ended December 31, 2023, the Company recognized revenues of approximately $3.8 million, or nearly 100% of its total revenue, from sales to one minority stockholders. As of December 31, 2024 and 2023, there was zero and $0.5 million of accounts receivables from one of these customers, respectively, all of which was unbilled.

In November 2023, the Company executed a $4.0 million demand note (see Note 7) with a related party investor holding more than a 10% ownership in the outstanding stock of the Company. In April 2024, the Company repaid the total outstanding principal and interest. This related party investor also has a representative serving on the Company’s Board of Directors. The same investor invested in a 2023 Convertible Note (see Note 8) in the amount of $5.0 million or 41% of the total 2023 Convertible Note proceeds raised in 2023. In accordance with the terms of the 2023 Convertible Note NPA, the investor also received 2023 Convertible Note Warrants (see Note 8) for no additional consideration resulting in the allocation of proceeds between the 2023 Convertible Note and the 2023 Convertible Note Warrants. The 2023 Convertible Note and 2023 Convertible Note Warrants held by this investor are subject to the adjustments in fair value. As of December 31, 2024, the related party 2023 Convertible Note and 2023 Convertible Note Warrants approximate $6.9 million and $8.0 million, respectively. As of December 31, 2023, the related party 2023 Convertible Note and 2023 Convertible Note Warrants approximate $7.3 million and $0.9 million, respectively. During the years ended December 31, 2024 and 2023, the change in fair value for the 2023 Convertible Note equaled $0.4 million and $3.0 million, respectively (see Note 4). During the years ended December 31, 2024 and 2023, the change in fair value for the 2023 Convertible Note Warrants equaled $0.8 million and $0.2 million, respectively (see Note 4). In conjunction with the issuance of the 2023 Convertible Note, the Company issued 6,000,000 RSUs to the investor. The issuance date fair value of the RSUs was recognized as a financing charge (see Note 8). In December 2023, the terms of the RSUs were modified resulting in accelerated vesting and immediate issuance of 6,000,000 common stock shares for which incremental stock-based compensation expense was recorded (see Note 11).

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
In January 2023, one of the minority investors with which the Company had a revenue arrangement, representing 21% and zero percent of revenue for the years ended December 31, 2024 and 2023, also invested in a P2P Note (see Note 7) in the amount of $3.3 million or 35% of the total P2P proceeds raised in 2023. In accordance with the terms of the 2022 P2P NPA, the minority investor also received P2P Warrants (see Note 8) for no additional consideration resulting in the allocation of proceeds between the P2P Note and the P2P Warrants. The P2P Note and P2P Warrants held by the minority investor are subject to the adjustments in fair value. As of December 31, 2024, the related party P2P Note and P2P Warrants approximate $4.2 million and nearly zero, respectively. As of December 31, 2023, the related party P2P Note and P2P Warrants approximate $3.9 million and $0.3 million, respectively. During the years ended December 31, 2024 and 2023, the change in fair value for the P2P Note equaled $0.3 million and $0.9 million, respectively (see Note 4). During the years ended December 31, 2024 and 2023, the change in fair value for P2P Warrants equaled $0.3 million and $32,000 respectively (see Note 4).

In December 2022, one of the minority stockholders with which the Company had a revenue arrangement, representing 77% and nearly 100% of total revenues for the years ended December 31, 2024 and 2023, and zero percent and 98% of accounts receivable as of December 31, 2024 and 2023, respectively, also invested in a P2P Note (see Note 7) in the amount of $0.4 million or 13% of the total P2P proceeds raised in 2022. In accordance with the terms of the 2022 P2P NPA, the minority investor also received P2P Warrants equal (see Note 8) for no additional consideration resulting in the allocation of proceeds between the P2P Note and the P2P Warrants. The P2P Note and P2P Warrants held by the minority investor are subject to the adjustments in fair value. As of December 31, 2024, the fair value of the related party P2P Note and P2P Warrants approximate $0.5 million and nearly zero, respectively. As of December 31, 2023, the related party P2P Note and P2P Warrants approximate $0.4 million and $29,000, respectively. During the year ended December 31, 2024, the change in fair value for the P2P Note and P2P Note Warrants equaled $38,000 and $29,000, respectively (see Note 4). During the year ended December 31, 2023, the change in fair value for the P2P Note and P2P Note Warrants was immaterial (see Note 4).

During 2024, the Company incurred $0.3 million of marketing expenses paid to a Company owned by a direct family member of a minority stockholder and Company board of director.

Note 14. Net Loss Per Share Attributable to Common Shareholders

The following table sets forth the computation of basic and dilutive net loss per share attributable to common stockholders for the years ended December 31, 2024 and 2023:

	2024	2023
Numerator:
Net loss	$(61,195)	$(87,589)
Denominator:
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	17,476,105	4,213,244
Net loss per share attributable to common stockholders, basic and diluted	$(3.50)	$(20.79)

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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The following potentially dilutive securities were excluded from the calculation of diluted net loss per share attributable to common shareholders for the periods presented because the impact of including them would have been anti-dilutive for the years ended December 31, 2024 and 2023:

	2024	2023
Redeemable convertible preferred stock	44,494,703	44,494,703
Stock options	36,363,184	16,437,980
Restricted stock units	4,655,274	4,916,829
Series D and D-2 preferred stock warrants	756,172	1,094,667
Pay-to-Play warrants (estimated See Note 8)	1,127,088	721,086
Convertible Notes warrants - 2023	(a)	(a)
Common stock warrants	—	2,063
Pre-funded warrant (estimated See Note 8)	2,000,000	7,007,582
Pre-funded warrant April 2024 (estimated See Note 8)	4,500,000	—
Total potentially dilutive shares	93,896,421	74,674,910
(a)    The number of warrants shares to be issued upon exercise of the 2023 Convertible Note Warrants is not determinable due to the variable settlement terms (see Note 8).

Note 15. Employee Benefit Plan

A 401(k) plan is provided that covers substantially all employees meeting certain age and service requirements. The Company makes discretionary contributions to the 401(k) plan. The Company recorded $0.6 million and $0.5 million in matching contributions for the years ended December 31, 2024 and 2023.

Long-term employee benefits

The Company provides its employees in India an opportunity to participate in a long term defined benefits plan, the liability the Company bears for providing this benefit is determined through an actuarial valuation at each reporting date. The benefit plan provides for lump sum payments to vested employees on retirement, death while in service or on termination of employment for an amount equivalent to 15 days of basic salary for each completed year of service. Vesting occurs upon completion of five years of service. The present value of such obligation is determined by the projected unit credit method and adjusted for past service cost and fair value of plan assets as at the balance sheet date through which the obligations are to be settled. The actuarial gain or loss on change in present value of the defined benefit obligation or change in return of the plan assets is recognized as an income or expense in the consolidated statement of operations. The expected return on plan assets is based on the assumed rate of return of such assets. As of December 31, 2024 and 2023, the related liability is included within accrued compensation and other liabilities on the consolidated balance sheets.

Note 16. Segment Reporting

The Company operates as a single reportable segment, manages the business, and evaluates financial performance on a consolidated basis. The CODM regularly receives and reviews consolidated financial results focusing primarily on revenue, costs and expenses, and net loss from the consolidated statements of operations to make decisions regarding the allocation of resources and assessment of performance.

Blaize, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Net loss for the years ended December 31, 2024 and 2023 is as follows (in thousands):

	2024	2023
Revenue	$1,554	$3,856
Less: Costs and expenses
Cost of sales	579	3,656
Employee costs	31,981	23,773
Technology costs	4,694	2,693
Depreciation and amortization	886	2,040
Net interest (income)/expense	(1,903)	255
Fair value changes and financing charges	16,187	49,454
Other segment items(a)	10,325	9,574
Net loss	$(61,195)	$(87,589)
*    Other segment items included in segment net loss includes marketing expense, professional fees, income tax expense, facilities costs, foreign currency exchange gains and losses, credit loss, and other overhead expenses.

The measure of segment assets is reported on the consolidated balance sheet as total consolidated assets. Long-lived and ROU assets located in the United States, Asia Pacific and United Kingdom region were as follows:

	December 31, 2024		December 31, 2023
	Fixed Assets	ROU Assets	Fixed Assets	ROU Assets
United States	$1,095	$277	$368	$421
Asia Pacific	913	1,175	1,038	1,477
United Kingdom	73	321	149	525
Total	$2,081	$1,773	$1,555	$2,423

Note 17. Subsequent Events

The Company has evaluated subsequent events through March 11, 2025, the date on which these consolidated financial statements were available to be issued and has determined that the following subsequent events are reportable other than those disclosed elsewhere in the consolidated financial statements.

On January 13, 2025, the Company consummated the Merger (See Note 1 “Description of Business”).

On January 13, 2025, the Company entered into an advisory agreement, for a term of twelve months, related to a private placement backstop financing or other financings of the Company of equity or equity-linked securities with respect to the Company’s Merger. Under the terms of the agreement, the advisory fee of $0.5 million for capital market advisory services is due (1) $0.3 million upon the closing of the Merger with fifty-percent paid in cash and fifty percent paid in common stock of New Blaize; and 0.2 million paid in two equal quarterly installments due at the end of each calendar quarter following the Merger with fifty percent of each quarterly payment being paid in cash and fifty precent paid in common stock of the Company. In addition, the Company entered into a warrant agreement, for a nominal upfront value, which allows the advisor to purchase 50 000 shares of common stock at a price of $11.50 per share for a term of five years. On February 10, 2025, New Blaize issued the 50,000 common stock warrants.

During January 2025 the Company received $15.4 million in funding in accordance with the PIPE Subscription Agreements (see Note 1).

18,750,000 Shares of Common Stock

Prospectus

December 18, 2025